Exhibit 10.1

CREDIT AGREEMENT

DATED AS OF MARCH 23, 2006

AMONG

SYBRON DENTAL SPECIALTIES, INC.,

KERR CORPORATION, ORMCO CORPORATION,

and

PINNACLE PRODUCTS, INC.,

as Domestic Borrowers,

HAWE NEOS HOLDING SA,

as Offshore Borrower,

THE LENDERS LISTED HEREIN,

as Lenders,

CREDIT SUISSE, CAYMAN ISLANDS BRANCH,

as Administrative Agent,

BANK OF AMERICA, N.A.,

as Syndication Agent,

and

THE BANK OF TOKYO - MITSUBISHI UFJ, LTD., CHICAGO BRANCH,

CALYON NEW YORK BRANCH,

and

LASALLE BANK NATIONAL ASSOCIATION,

as Co-Documentation Agents

CREDIT SUISSE SECURITIES (USA) LLC and BANC OF AMERICA LLC,

as Joint Lead Arrangers and Joint Book Running Managers

TABLE OF CONTENTS

		Page
SECTION 1.	DEFINITIONS	2

1.1	Certain Defined Terms	2

1.2	Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement	35

1.3	Other Definitional Provisions and Rules of Construction	35

SECTION 2.	AMOUNTS AND TERMS OF COMMITMENTS AND LOANS	36

2.1	Commitments; Making of Loans; the Register; Notes	36

2.2	Interest on the Loans	50

2.3	Fees	54

2.4	Prepayments and Reductions in Revolving Loan Commitments, Offshore Revolving Loan Commitments, Additional Offshore Revolving Loan Commitments and New Term Loans; General Provisions Regarding Payments; Application of Proceeds of Collateral and Payments Under Guaranties	56

2.5	Use of Proceeds	62

2.6	Special Provisions Governing Eurodollar Rate Loans and LIBO Rate Loans	63

2.7	Increased Costs; Taxes; Capital Adequacy	66

2.8	Statement of Lenders; Obligation of Lenders and Issuing Lender to Mitigate	70

2.9	Replacement of a Lender	71

2.10	Joint and Several Liability; Payment Indemnifications; Company as Borrowers’ Agent	72

SECTION 3.	LETTERS OF CREDIT	73

3.1	Issuance of Letters of Credit and Lenders’ Purchase of Participations Therein	73

3.2	Letter of Credit Fees	76

3.3	Drawings and Reimbursement of Amounts Paid Under Letters of Credit	77

3.4	Obligations Absolute	80

3.5	Nature of Issuing Lender’s Duties	81

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EXHIBITS

I	FORM OF NOTICE OF BORROWING

II	FORM OF NOTICE OF CONVERSION/CONTINUATION

III	FORM OF REQUEST FOR ISSUANCE

IV	FORM OF REVOLVING NOTE

V	FORM OF OFFSHORE REVOLVING NOTE

VI	FORM OF SWING LINE NOTE

VII	FORM OF COMPLIANCE CERTIFICATE

VIII	FORM OF OPINION OF COMPANY COUNSEL

IX	FORM OF ASSIGNMENT AGREEMENT

X	FORM OF SOLVENCY CERTIFICATE

XI	FORM OF BORROWERS’ GUARANTY

XII	FORM OF SUBSIDIARY GUARANTY

XIII	FORM OF DOMESTIC PLEDGE AGREEMENT

XIV	FORM OF NEW LENDER SUPPLEMENT

SCHEDULES

1.1	RELATED AGREEMENTS

2.1	CLOSING DATE COMMITMENTS

3.1	EXISTING LETTERS OF CREDIT

4.1C	CORPORATE AND CAPITAL STRUCTURE; OWNERSHIP; MANAGEMENT

5.1	SUBSIDIARIES OF COMPANY

5.11	CERTAIN EMPLOYEE BENEFIT PLANS

5.12	ENVIRONMENTAL MATTERS

7.1	CERTAIN EXISTING INDEBTEDNESS

7.2	CERTAIN EXISTING LIENS

7.3	CERTAIN EXISTING INVESTMENTS

7.4	CONTINGENT OBLIGATIONS

SYBRON DENTAL SPECIALTIES, INC.

CREDIT AGREEMENT

This CREDIT AGREEMENT is dated as of March 23, 2006 and entered into by and among SYBRON DENTAL SPECIALTIES, INC., a Delaware corporation (“Company”), KERR CORPORATION, a Delaware corporation (“Kerr”), ORMCO CORPORATION, a Delaware corporation (“Ormco”), and PINNACLE PRODUCTS, INC., a Wisconsin corporation (“Pinnacle”; Company, Kerr, Ormco and Pinnacle are each individually referred to herein as a “Domestic Borrower” and collectively, on a joint and several basis, referred to herein as the “Domestic Borrowers”), HAWE NEOS HOLDING SA, a corporation organized under the laws of Switzerland (“Offshore Borrower”; the Offshore Borrower and the Domestic Borrowers are each individually referred to herein as a “Borrower” and collectively, as the “Borrowers”), THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF (each individually referred to herein as a “Lender” and collectively as “Lenders”), BANK OF AMERICA, N.A., as syndication agent (in such capacity, “Syndication Agent”), The Bank of Tokyo - Mitsubishi UFJ, Ltd., Chicago Branch, Calyon New York Branch and LaSalle Bank National Association, as co-documentation agents (each a “Co-Documentation Agent” and collectively the “Co-Documentation Agents”), and CREDIT SUISSE, CAYMAN ISLANDS BRANCH (“CS”), as administrative agent for Lenders (in such capacity, “Administrative Agent”). Capitalized terms used in this Agreement have the meanings assigned to such terms in subsection 1.1.

RECITALS

WHEREAS, certain of the Lenders, at the request of the Domestic Borrowers, have agreed to extend a senior secured revolving loan facility to the Domestic Borrowers, on a joint and several basis, to refinance the outstanding Indebtedness of the Domestic Borrowers and certain other Subsidiaries under the Existing Credit Agreement, to fund Permitted Acquisitions and to provide financing for working capital and other general corporate purposes of the Domestic Borrowers and the other Subsidiaries of Company;

WHEREAS, certain of the Lenders, at the request of the Offshore Borrower, have also agreed to extend a senior secured multi-currency revolving loan facility to the Offshore Borrower to fund Permitted Acquisitions and to provide financing for working capital and other general corporate purposes of the Offshore Borrower and the Subsidiaries of Offshore Borrower;

WHEREAS, each of the Domestic Borrowers desires to secure all of the Obligations hereunder and under the other Loan Documents by granting to Administrative Agent, on behalf of Lenders, a first priority pledge of all of the Capital Stock of (i) their respective direct Domestic Subsidiaries in existence on the date hereof, and (ii) any Person that becomes a direct Domestic Subsidiary after the date hereof other than Immaterial Domestic Subsidiaries;

WHEREAS, the Offshore Borrower desires to secure all of the Offshore Obligations hereunder and under the other Loan Documents by granting to Administrative Agent, on behalf of Lenders, a first priority pledge of the Capital Stock of its Subsidiaries;

WHEREAS, all of the Domestic Subsidiaries of Company other than Borrowers have agreed to guarantee the Obligations hereunder and under the other Loan Documents and to secure their guaranties by granting to Administrative Agent, on behalf of Lenders, a first priority pledge of all of the Capital Stock of (i) their respective direct Domestic Subsidiaries in existence on the date hereof, (ii) any Person that becomes a direct Domestic Subsidiary after the date hereof other than Immaterial Domestic Subsidiaries, and (iii) Sybron Canada LP (provided, that the pledge of the Capital Stock of Sybron Canada LP, to the extent securing the Obligations of the Domestic Borrowers and the other Domestic Loan Parties, will be limited to 65% of the Capital Stock of Sybron Canada LP); and

WHEREAS, each of the Offshore Guarantors has agreed to guarantee the Offshore Obligations hereunder and under the other Loan Documents and to secure their guaranties by granting to Administrative Agent, on behalf of Lenders, a first priority pledge of the Capital Stock of their respective Subsidiaries;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrowers, Lenders, Syndication Agent, each Co-Documentation Agent and Administrative Agent agree as follows:

Section 1.	DEFINITIONS

1.1	Certain Defined Terms.

The following terms used in this Agreement shall have the following meanings:

“Acquired Business” has the meaning assigned to that term in the definition of “Permitted Acquisition” in this subsection 1.1.

“Additional Offshore Revolving Lender” means a Lender with an Additional Offshore Revolving Loan Commitment.

“Additional Offshore Revolving Loan Commitment” means the commitment, expressed as a Dollar Equivalent, of a Lender to make Additional Offshore Revolving Loans to Offshore Borrower pursuant to subsection 2.1A(v), and “Additional Offshore Revolving Loan Commitments” means such commitments of all Lenders in the aggregate.

“Additional Offshore Revolving Exposure”, with respect to any Additional Offshore Revolving Lender, means, as of any date of determination the Dollar Equivalent of (i) prior to the termination of the Additional Offshore Revolving Loan Commitments, that Lender’s Additional Offshore Revolving Loan Commitment, and (ii) after the termination of the Additional Offshore Revolving Loan Commitments, the aggregate outstanding principal amount of the Additional Offshore Revolving Loans of that Lender.

“Additional Offshore Revolving Loans” means any revolving loans denominated in an Offshore Currency made to Offshore Borrower pursuant to the Additional Offshore Revolving Loan Commitments.

“Additional Senior Subordinated Notes” has the meaning provided to that term in subsection 7.1(v).

“Administrative Agent” has the meaning assigned to that term in the introduction to this Agreement and also means and includes any successor Administrative Agent appointed pursuant to subsection 9.5.

“Affected Lender” has the meaning assigned to that term in subsection 2.6C(i).

“Affected Loans” has the meaning assigned to that term in subsection 2.6C(i).

“Affiliate”, as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Aggregate Amounts Due” has the meaning assigned to that term in subsection 10.7.

“Agreement” means this Credit Agreement dated as of March 23, 2006, as it may be amended, supplemented or otherwise modified from time to time.

“Annual Financial Plan” has the meaning assigned to that term in subsection 6.1(xi).

“Approved Fund” means a Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” means the sale by Company or any of its Subsidiaries to any Person other than any other wholly-owned Subsidiary of Company of (i) any of the stock of any Subsidiary of Company, (ii) substantially all of the assets of any division or line of business of Company or any other Subsidiary, or (iii) any other assets (whether tangible or intangible) of Company or any other Subsidiary (other than (a) inventory sold in the ordinary course of business, (b) sales, assignments, transfers or dispositions of accounts in the ordinary course of business for purposes of collection, (c) the sale of any Excluded Stock, and (d) any such other assets to the extent that the aggregate value of all such assets sold in any Fiscal Year does not exceed $5,000,000).

“Assignment Agreement” means an Assignment Agreement in substantially the form of Exhibit IX annexed hereto.

“Available Revolving Commitment Amount”, has the meaning assigned to that term in subsection 2.1A(iv).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Base Rate” means, at any time, the higher of (i) the Prime Rate or (ii) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change.

“Base Rate Loans” means Loans bearing interest at rates determined by reference to the Base Rate as provided in subsection 2.2A.

“Base Rate Margin” means the margin over the Base Rate used in determining the rate of interest of Base Rate Loans pursuant to subsection 2.2A.

“Borrowers” has the meaning assigned to that term in the introduction to this Agreement.

“Borrowers’ Agent” means Company pursuant to the appointment made by the other Borrowers in subsection 2.10B.

“Borrowers’ Guaranty” means that certain guaranty in the form attached hereto as Exhibit XI, pursuant to which each Domestic Borrower shall guaranty all Loans made to, and related Obligations of, the other Borrowers.

“Business Day” means (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close, (ii) with respect to all notices, determinations, fundings and payments in connection with the Eurodollar Rate, any Eurodollar Rate Loans, the LIBO Rate or any LIBO Rate Loans, any day that is a Business Day described in clause (i) above and that is also a day for trading by and between banks in Dollar deposits in the London interbank market and (iii) with respect to all notices, determinations, fundings and payments in connection with any Offshore Revolving Loans, any day which is a Business Day described in clause (i) and (ii) above and which is also an Offshore Banking Day.

“Calculation Date” means (i) the date of receipt by Administrative Agent of a Notice of Borrowing for any Offshore Revolving Loans, Additional Offshore Revolving Loans or New Term Loans to be funded in an Offshore Currency, (ii) the last Business Day of each Fiscal Quarter, and (iii) such other dates as Administrative Agent may require in its sole discretion to implement the intent of this Agreement.

“CAM” means the mechanism for the allocation and exchange of interests in the Specified Obligations and collections thereunder established under subsection 10.25.

“CAM Exchange” means the exchange of Lenders’ interests provided for in subsection 10.25.

“CAM Exchange Date” means the date on which (a) any Event of Default referred to in subsections 8.6 or 8.7 shall occur in respect of any Domestic Borrower or Offshore

Borrower, or (b) an acceleration of the maturity of any of the Loans pursuant to Section 8 shall occur.

“CAM Percentage” means, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate Dollar Equivalent (determined on the basis of Spot Rate prevailing on the CAM Exchange Date) of the Specified Obligations owed to such Lender and (b) the denominator shall be the aggregate Dollar Equivalent (as so determined) of the Specified Obligations owed to all Lenders and the aggregate undrawn amount of outstanding Letters of Credit as of the close of business on the Business Day immediately prior to such CAM Exchange Date.

“Capital Lease”, as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means the capital stock or other equity interests of a Person.

“Cash” means money, currency or a credit balance in a Deposit Account.

“Change in Control” means any of the following:

(i) any Person acting in concert with one or more other Persons shall have acquired beneficial ownership, directly or indirectly, of Securities of Company (or other Securities convertible into such Securities) representing 35% or more of the combined voting power of all Securities of Company entitled to vote in the election of members of the Governing Body of Company, other than Securities having such power only by reason of the happening of a contingency;

(ii) the occurrence of a change in the Governing Body of Company such that a majority of members of such Governing Body are not Continuing Members;

(iii) the failure at any time of Company to legally and beneficially own and control 100% of the issued and outstanding shares of Capital Stock (other than any Regulatory Shares) of each other Borrower or the failure at any time of Company to have the ability to elect all of the Governing Body of each other Borrower; and

(iv) the occurrence of any “Change of Control” as defined in the Senior Subordinated Note Indenture.

As used herein, the term “beneficially own” or “beneficial ownership” shall have the meaning set forth in the Exchange Act and the rules and regulations promulgated thereunder.

“Class” means each of the following classes of Lenders: (i) all Lenders having Revolving Loan Exposure and Offshore Revolving Loan Exposure, (ii) in the event that a tranche of New Term Loans is borrowed pursuant to subsection 2.1A(vi), Lenders having New Term Loan Exposure with respect to such tranche, and (iii) in the event that any Additional Offshore Revolving Loan Commitments become effective pursuant to subsection 2.1A(v), Lenders having Additional Offshore Revolving Loan Exposure.

“Closing Date” means the date on which the initial Loans are made.

“Closing Date Financial Plan” has the meaning assigned to that term in subsection 4.1E.

“Co-Documentation Agent” has the meaning assigned to that term in the introduction to this Agreement.

“Collateral” means, collectively, all of the Capital Stock (and the related distributions, records and proceeds and other assets identified in the respective Collateral Documents as collateral for any of the Obligations) of the direct and indirect Subsidiaries of Company that are party to the Collateral Documents in which Liens are purported to be granted pursuant to the terms of the Collateral Documents as security for any Obligations.

“Collateral Documents” means the Domestic Pledge Agreement, the Foreign Pledge Agreements and all other instruments or documents delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to Administrative Agent, on behalf of Lenders, a Lien on any Collateral as security for the Obligations.

“Commercial Letter of Credit” means any letter of credit or similar instrument issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by Company or any other Subsidiary in the ordinary course of business of Company or such Subsidiary.

“Commitments” means the commitments of Lenders to make Loans as set forth in subsection 2.1A and subsection 3.3.

“Company” has the meaning assigned to that term in the introduction to this Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit VII annexed hereto.

“Consolidated Capital Expenditures” means, for any period, the sum of the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of Company and its Subsidiaries) by Company and its Subsidiaries during that period that, in conformity with GAAP, are included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of Company and its Subsidiaries. For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Consolidated Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be.

“Consolidated EBITDA” means, for any period, the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) provisions for taxes based on income, (iv) total depreciation expense, (v) total amortization expense, (vi) the lesser of (a) five percent of Consolidated Net Income and (b) non-recurring cash charges or losses from discontinued operations and extraordinary cash charges or losses for the most recently ended four-Fiscal Quarter period (minus non-recurring cash gains, gains from discontinued operations and extraordinary cash gains for such period) and (vii) other non-cash items (other than any such non-cash item to the extent it represents an accrual of or reserve for cash expenditures in any future period), but only, in the case of clauses (ii)-(vii), to the extent deducted in the calculation of Consolidated Net Income, less other non-cash items added in the calculation of Consolidated Net Income, all of the foregoing as determined on a consolidated basis for Company and its Subsidiaries in conformity with GAAP.

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Company and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Company and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, net of costs under Interest Rate Agreements and amounts referred to in subsection 2.3 payable to Administrative Agent and Lenders that are considered interest expense in accordance with GAAP, but excluding, however, any such amounts referred to in subsection 2.3 paid on or before the Closing Date.

“Consolidated Leverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio, calculated on a Pro Forma Basis, of (a) Consolidated Total Debt as at such day to (b) Consolidated EBITDA for the consecutive four Fiscal Quarters ending on such day.

“Consolidated Net Income” means, for any period, the net income (or loss) of Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded (i) the income (or loss) of any Person (other than a Subsidiary of Company) in which any other Person (other than Company or any of its Subsidiaries) has a joint interest (other than a holder of Regulatory Shares), except to the extent of the amount of dividends or other distributions actually paid to Company or any of its Subsidiaries by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Company or is merged into or consolidated with Company or any of its Subsidiaries or that Person’s assets are acquired by Company or any of its Subsidiaries, (iii) the income of any Subsidiary of Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) any after-tax gains or losses attributable to asset sales or returned surplus assets of any Pension Plan, and (v) (to the extent not included in clauses (i) through (iv) above) any net extraordinary gains or net non-cash extraordinary losses.

“Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Contingent Obligation”, as applied to any Person, means, without duplication, any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any

Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring such direct or indirect liability is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under Hedge Agreements. Contingent Obligations shall include (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (1) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (2) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (1) or (2) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.

“Continuing Members” means, as of any date of determination any member of the Governing Body of Company who (i) was a member of such Governing Body on the Closing Date or (ii) was nominated for election or elected to such Governing Body with the affirmative vote of a majority of the members who were either members of such Governing Body on the Closing Date or whose nomination or election was previously so approved.

“Contractual Obligation”, as applied to any Person, means any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“CS” has the meaning assigned to that term in the introduction to this Agreement.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap, cross-currency debt swap, or other similar agreement or arrangement to which Company or any other Subsidiary is a party.

“Deposit Account” means a demand, time, savings, passbook or similar account maintained with a Person engaged in the business of banking, including a savings bank, savings and loan association, credit union or trust company.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Dollar Equivalent” means, at any time as to any amount denominated in an Offshore Currency, the equivalent amount in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate for the purchase of Dollars with such Offshore Currency on the most recent Calculation Date.

“Domestic Acquired Business” has the meaning assigned to that term in subsection 7.3(vii)(b).

“Domestic Borrower” has the meaning assigned to that term in the introduction to this Agreement.

“Domestic Funding and Payment Office” means the office of Administrative Agent located at 11 Madison Avenue, New York, New York 10010 or such other offices of Administrative Agent as may from time to time hereafter be designated as such in a written notice delivered by Administrative Agent to Borrowers’ Agent and each Lender.

“Domestic Funding Borrower” has the meaning assigned to that term in subsection 2.10A.

“Domestic L/C Reimbursement Date” has the meaning assigned to that term in subsection 3.3B.

“Domestic Letter of Credit” or “Domestic Letters of Credit” means Commercial Letters of Credit and Standby Letters of Credit issued or to be issued by Issuing Lender for the account of any Domestic Borrower pursuant to subsection 3.1 and any Existing Letter of Credit.

“Domestic Letter of Credit Usage” means, as at any date of determination, the sum of (i) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Domestic Letters of Credit then outstanding plus (ii) the aggregate amount of all drawings under Domestic Letters of Credit honored by Issuing Lender and not theretofore reimbursed out of the proceeds of Revolving Loans pursuant to subsection 3.3B or otherwise reimbursed by Domestic Borrowers.

“Domestic Loan Party” means each Loan Party that is incorporated or organized under the laws of the United States of America, any state thereof or in the District of Columbia.

“Domestic Pledge Agreement” means the Domestic Pledge Agreement executed and delivered on the Closing Date, substantially in the form of Exhibit XIII annexed hereto, as such Domestic Pledge Agreement may thereafter be amended, supplemented or otherwise modified from time to time.

“Domestic Subsidiary” means any Subsidiary of Company that is incorporated or organized under the laws of the United States of America, any state thereof or in the District of Columbia.

“Eligible Assignee” means (i) any Lender, any Affiliate of any Lender and any Approved Fund; and (ii) (a) a commercial bank organized under the laws of the United States or any state thereof; (b) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (c) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (1) such bank is acting through a branch or agency located in the United States or (2) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (d) any other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) that extends credit or buys loans as one of its businesses including insurance companies, mutual funds and lease financing companies; provided that neither Company, any Borrower nor any Affiliate of Company shall be an Eligible Assignee.

“Employee Benefit Plan” means any U.S. Employee Benefit Plan or any Foreign Employee Benefit Plan.

“EMU” means the Economic and Monetary Union as contemplated in the Treaty on European Union.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Government Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (ii) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity, or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future statutes, ordinances, orders, rules, regulations, guidance documents, judgments, Governmental Authorizations, or any other requirements of any Government Authority relating to (i) environmental matters, including those relating to any Hazardous Materials Activity, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Company or any of its Subsidiaries or any Facility.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate”, as applied to any Person, means (i) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of a Person or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of such Person or such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such Person or such Subsidiary and with respect to liabilities arising after such period for which such Person or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any U.S. Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any U.S. Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any U.S. Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any U.S. Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from any U.S. Pension Plan with two or more contributing sponsors or the termination of any such U.S. Pension Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any U.S. Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any U.S. Pension Plan; (vi) the imposition of liability on Company, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Company, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Section s 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Company, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the assertion of a material claim (other than routine claims for benefits) against any U.S. Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Company, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any U.S. Employee Benefit Plan; (ix) receipt from the Internal Revenue Service of notice of the failure of any U.S. Pension Plan (or any other U.S. Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any U.S. Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (x) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any U.S. Pension Plan.

“Euro” and the sign “€” mean the single currency of participating member states of the European Monetary Union.

“Eurodollar Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (i) the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purposes of displaying such rates) for such period at or about 11:00 A.M. (London time) on such Interest Rate Determination Date by

(ii) a percentage equal to 100% minus the stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves) applicable on such Interest Rate Determination Date to any member bank of the Federal Reserve System in respect of “Eurocurrency liabilities” as defined in Regulation D (or any successor category of liabilities under Regulation D); provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition the “Eurodollar Rate” shall be the interest rate per annum determined by Administrative Agent as the average of the rates per annum at which deposits in Dollars are offered for such Interest Period to major banks in the London interbank market in London, England by Administrative Agent at approximately 11:00 A.M. (London time) on the Interest Rate Determination Date for such Interest Period, divided by the percentage calculated in accordance with clause (ii) of this definition; provided, further, that, in the case of any Offshore Revolving Loans, “Eurodollar Rate” shall be increased for each Offshore Revolving Lender to include the additional cost (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places), if any, to such Offshore Revolving Lender of complying with the requirements of the Bank of England, the Financial Services Authority and/or any other relevant monetary or regulatory authority in respect of monetary control, liquidity or otherwise from time to time. Each determination by Administrative Agent pursuant to this definition shall be conclusive absent manifest error.

“Eurodollar Rate Loans” means Loans bearing interest at rates determined by reference to the Eurodollar Rate as provided in subsection 2.2A.

“Eurodollar Rate Margin” means the margin over the Eurodollar Rate used in determining the rate of interest of Eurodollar Rate Loans pursuant to subsection 2.2A.

“Event of Default” means each of the events set forth in Section 8.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Stock” means any Capital Stock of Lancer Orthodontics, Inc. held or owned by Company or any of its Subsidiaries.

“Existing Credit Agreement” means that certain Credit Agreement dated as of June 6, 2002, by and among Company, Kerr, Ormco, Pinnacle and Hawe as borrowers, the financial institutions party thereto from time to time as lenders, CS, as administrative agent, LaSalle Bank National Association, as syndication agent, and Bank of Tokyo-Mitsubishi, Ltd., Chicago Branch, Fleet National Bank and Credit Lyonnais New York Branch, as documentation agents, as in effect immediately prior to the Closing Date.

“Existing Letter of Credit” means each letter of credit previously issued for the account of Company or a Subsidiary that is outstanding as of the Closing Date and listed on Schedule 3.1.

“Facilities” means any and all real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Company or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by Administrative Agent.

“Financial Plan” means for Fiscal Year 2006, the Closing Date Financial Plan, and for each Fiscal Year thereafter, the applicable Annual Financial Plan.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that (i) such Lien is perfected and has priority over any other Lien on such Collateral (other than Liens permitted pursuant to subsections 7.2A(i), (iii), (iv) and (v)) and (ii) such Lien is the only Lien (other than Liens permitted pursuant to subsection 7.2) to which such Collateral is subject.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Company and its Subsidiaries ending on September 30th of each calendar year. For purposes of this Agreement, any particular Fiscal Year shall be designated by reference to the calendar year in which such Fiscal Year ends.

“Foreign Acquired Business” means an Acquired Business that is not a Domestic Acquired Business.

“Foreign Benefit Plan Event” means the occurrence of an event, act or omission or the existence of facts or circumstances with respect to a Foreign Employee Benefit Plan resulting in (i) the failure to comply in any material respect with the terms of any Foreign Employee Benefit Plan or relevant applicable law, (ii) the failure timely to make all required contributions, and to pay all required taxes or expenses, to or with respect to any Foreign Employee Benefit Plan in any material amount, (iii) the acceleration of any funding requirements with respect to any Foreign Employee Benefit Plan in any material amount, (iv) the imposition of judgments, damages, awards, liens, fines, penalties, taxes or similar or related charges on Company or any of its Subsidiaries with respect to a Foreign Employee Benefit Plan in any material amount, or (v) the loss of qualification for beneficial tax treatment under applicable relevant laws for any Foreign Employee Benefit Plan designed or intended to qualify for such beneficial tax treatment.

“Foreign Employee Benefit Plan” means any employee benefit plan, arrangement or scheme maintained or contributed by Company or any of its Subsidiaries that is mandated or governed by any law, rule or regulation of any Government Authority other than the United States of America, any state thereof or any other political subdivision thereof.

“Foreign Pension Plan” means any Foreign Employee Benefit Plan that provides, or is designed to provide, pensions, retirement income, retirement savings or deferred compensation for the benefit of any employee or former employee or any of their dependents.

“Foreign Pledge Agreement” means each pledge agreement or similar instrument governed by the laws of a country other than the United States, executed (i) on the Closing Date by Sybron Canada Holdings Inc., the Offshore Borrower and the Offshore Guarantors and (ii) from time to time after the Closing Date in accordance with subsection 6.8, in each case in form and substance satisfactory to Administrative Agent, as such Foreign Pledge Agreement may be amended, supplemented or otherwise modified from time to time.

“Foreign Subsidiary” means any Subsidiary of Company that is not a Domestic Subsidiary.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funding Date” means the date of the funding of a Loan.

“GAAP” means, subject to the limitations on the application thereof set forth in subsection 1.2, generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

“Governing Body” means the board of directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust or limited liability company.

“Government Authority” means any political subdivision or department thereof, any other governmental or regulatory body, commission, central bank, board, bureau, organ or instrumentality or any court, in each case whether federal, state, local or foreign.

“Governmental Authorization” means any permit, license, registration, authorization, plan, directive, consent, order or consent decree of or from, or notice to, any Government Authority.

“Granting Lender” has the meaning specified in subsection 10.1B(iv).

“Guaranties” means the Borrowers’ Guaranty, the Subsidiary Guaranty and any Offshore Guaranty, as each such guaranty may be amended, supplemented or otherwise modified from time to time.

“Hawe” means Hawe Neos Holding SA, a corporation organized under the laws of Switzerland.

“Hawe Neos Purchase Agreement” means that certain Share Purchase Agreement dated as of May 31, 2001, between Sybron Canada Limited and Beat von Weissenfluh, as amended, restated, supplemented or otherwise modified from time to time to the extent permitted under subsection 7.12.

“Hazardous Materials” means (i) any chemical, material or substance at any time defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous waste”, “acutely hazardous waste”, “radioactive waste”, “biohazardous waste”, “pollutant”, “toxic pollutant”, “contaminant”, “restricted hazardous waste”, “infectious waste”, “toxic substances”, or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, “TCLP toxicity” or “EP toxicity” or words of similar import under any applicable Environmental Laws); (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iv) any flammable substances or explosives; (v) any radioactive materials; (vi) any asbestos-containing materials; (vii) urea formaldehyde foam insulation; (viii) electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; (ix) pesticides; and (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Government Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means an Interest Rate Agreement or a Currency Agreement designed to hedge against or into fluctuations in interest rates or currency values, respectively, and is entered into for reasonable business purposes.

“Hedge Agreement Counterparty” has the meaning assigned to that term in the Domestic Pledge Agreement.

“Hedge Agreement Obligations” has the meaning assigned to that term in the Domestic Pledge Agreement.

“Immaterial Domestic Subsidiaries” means, at any time of determination, those Persons that each become a Domestic Subsidiary after the date hereof and that Company has most recently identified as an Immaterial Domestic Subsidiary to Administrative Agent; provided, that (i) the Domestic Subsidiaries constituting Immaterial Domestic Subsidiaries, on a consolidated basis with each other and with each of their direct and indirect Subsidiaries, shall collectively (a) account for less than 10% of Consolidated Net Income for the Fiscal Year most recently ended, and (b) own less than 10% of the consolidated assets of Company and its Subsidiaries as at the end of such Fiscal Year, and (ii) each Domestic Subsidiary identified as an Immaterial Domestic Subsidiary, on a consolidated basis with its direct and indirect Subsidiaries, shall (a) account for less than 5% of Consolidated Net Income for the Fiscal Year most recently ended, and (b) own less than 5% of the consolidated assets of Company and its Subsidiaries as at the end of such Fiscal Year, (iii) if any Person identified by Company most recently as an Immaterial Domestic Subsidiary shall fail to meet the requirements of clause (ii), Company shall promptly notify Administrative Agent of such failure and such Person shall thereupon cease to be an Immaterial Domestic Subsidiary, and (iv) if the Persons identified by Company most recently as Immaterial Domestic Subsidiaries shall fail in the aggregate to meet the requirements of clause (i), Company shall promptly notify Administrative Agent of such failure and identify which of such Persons Company has determined shall no longer be Immaterial Domestic Subsidiaries, and thereupon each such Person so identified shall cease to be an Immaterial Domestic Subsidiary. For purposes of this definition, if a Person becomes a Domestic Subsidiary during a Fiscal Year, net income of such Person (and its direct and indirect consolidated Subsidiaries that concurrently become Subsidiaries) accrued prior to the date such Person becomes a Domestic Subsidiary (as reflected in historical financial statements of such Person, which shall have been delivered to Administrative Agent on or prior to designation of such Person as an Immaterial Domestic Subsidiary) shall be included in Consolidated Net Income for such Fiscal Year for purposes of calculating the percentage of Consolidated Net Income that is accounted for by such Domestic Subsidiary.

“Increasing Revolving Lenders” has the meaning set forth in subsection 2.1A(iv).

“Incremental Facility” means the Commitments and Loans made pursuant to subsections 2.1A(iv), 2.1A(v) and 2.1A(vi).

“Indebtedness”, as applied to any Person in each of the following cases, means without duplication (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument, (v) Synthetic Lease Obligations, and (vi) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person. Obligations under Interest Rate Agreements and Currency Agreements constitute (1) in the case of Hedge Agreements, Contingent Obligations, and (2) in all other cases, Investments, but in neither case constitute Indebtedness.

“Indemnified Liabilities” has the meaning assigned to that term in subsection 10.5.

“Indemnitee” has the meaning assigned to that term in subsection 10.5.

“Insolvency Laws” means the Bankruptcy Code, Swiss Bankruptcy Code or any other applicable bankruptcy, insolvency or similar law now or hereafter in effect in the United States of America or any state thereof or Switzerland.

“Intellectual Property” means all patents, trademarks, tradenames, copyrights, technology, software, know-how and processes used in or necessary for the conduct of the business of Company and its Subsidiaries as currently conducted that are material to the condition (financial or otherwise), business or operations of Company and its Subsidiaries, taken as a whole.

“Interest Payment Date” means (i) with respect to any Base Rate Loan, the last Business Day of each March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, and (ii) with respect to any Eurodollar Rate Loan and LIBO Rate Loan, the last day of each Interest Period applicable to such Loan; provided that in the case of each Interest Period of longer than three months “Interest Payment Date” shall also include the date that is three months after the commencement of such Interest Period.

“Interest Period” has the meaning assigned to that term in subsection 2.2B.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, cross-currency debt swap, interest rate collar agreement or other similar agreement or arrangement to which Company or any other Subsidiary is a party.

“Interest Rate Determination Date”, with respect to any Interest Period, means the second Business Day prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investment” means (i) any direct or indirect purchase or other acquisition by Company or any of its Subsidiaries of, or of a beneficial interest in, any Securities of any other Person (including any Subsidiary of Company), (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Company from any Person other than Company or any of its Subsidiaries, of any equity Securities of such Subsidiary, (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Company or any of its Subsidiaries to any other Person (other than a wholly-owned Domestic Subsidiary), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business, or (iv) Interest Rate Agreements or Currency Agreements not constituting Hedge Agreements. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment (other than adjustments for the repayment of, or the refund of capital with respect to, the original principal amount of any such Investment).

“Issuing Lender” means (i) CS (which for purposes of this definition shall include any banking affiliate of CS) and (ii) any other Lender which at the request of Borrowers and with the consent of Administrative Agent agrees to become an Issuing Lender.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

“Kerr” has the meaning assigned to that term in the introduction to this Agreement.

“KerrHawe” means KerrHawe SA, a corporation organized under the laws of Switzerland.

“Lender” and “Lenders” means the Persons identified as “Lenders” and listed on the signature pages of this Agreement and any New Revolving Lenders, Additional Offshore Revolving Lenders and New Term Lenders that become party hereto pursuant to subsection 2.1A(iv), (v) or (vi), together with their respective successors and permitted assigns pursuant to subsection 10.1, and the term “Lenders” shall include Swing Line Lender and the Issuing Lender unless the context otherwise requires; provided that the term “Lenders”, when used in the context of a particular Commitment, shall mean Lenders having that Commitment.

“Letter of Credit” or “Letters of Credit” means any Domestic Letter of Credit or Offshore Letter of Credit.

“Letter of Credit Usage” means, as at any date of determination, the sum of (i) the Domestic Letter of Credit Usage plus (ii) the Offshore Letter of Credit Usage.

“LIBO Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a LIBO Rate Loan, the rate per annum obtained by dividing (i) (a) in the case of Obligations denominated in Dollars or Offshore Currencies other than Euros, the British Bankers’ Association Interest Settlement Rates for deposits in Dollars or the applicable Offshore Currency (as set forth by any service selected by Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purposes of displaying such rates), or (b) in the case of Obligations denominated in Euros, the rates for deposits in Euros (as set forth on the applicable page of the Telerate Service sponsored by the Banking Federation of the European Union and the Financial Markets Association or other service selected by Administrative Agent as providing rates comparable to those so currently provided), as applicable, in each case for such period at or about 11:00 A.M. (London time) on such Interest Rate Determination Date, by (ii) a percentage equal to 100% minus the stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves) applicable on such Interest Rate Determination Date to any member bank of the Federal Reserve System in respect of “Eurocurrency liabilities” as defined in Regulation D (or any successor category of liabilities under Regulation D); provided, that to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent as the average of the rate at which deposits in Dollars or the relevant Offshore Currency, as applicable, are offered for such Interest Period to major banks in the London interbank market in London, England by Administrative Agent at or about 11:00 A.M. (London time) on the Interest Rate Determination Date for such Interest Period, divided by the percentage calculated in accordance with clause (ii) of this definition; provided, further, that, in the case of any Offshore Revolving Loans, “LIBO Rate” shall be increased for each Offshore

Revolving Lender to include the additional cost (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places), if any, to such Offshore Revolving Lender of complying with the requirements of the Bank of England, the Financial Services Authority and/or any other relevant monetary or regulatory authority in respect of monetary control, liquidity or otherwise from time to time.

“LIBO Rate Loans” means Loans bearing interest at rates determined by reference to the LIBO Rate as provided in subsection 2.2A.

“LIBO Rate Margin” means the margin over the LIBO Rate used in determining the rate of interest of LIBO Rate Loans pursuant to subsection 2.2A.

“Lien” means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Loan” or “Loans” means one or more of the Revolving Loans, Offshore Revolving Loans, Swing Line Loans, Additional Offshore Revolving Loans or New Term Loans or any combination thereof.

“Loan Documents” means this Agreement, the Notes, the Letters of Credit (and any applications for, or reimbursement agreements or other documents or certificates executed by any Domestic Borrower in favor of Issuing Lender relating to, the Letters of Credit), the Guaranties and the Collateral Documents.

“Loan Exposure” means, with respect to any Lender as of any date of determination, (i) in respect of such Lender’s Revolving Loans and Revolving Loan Commitments, such Lender’s Revolving Loan Exposure, (ii) in respect of such Lender’s Offshore Revolving Loans and Offshore Revolving Loan Commitments, such Lender’s Offshore Revolving Loan Exposure, (iii) in respect of any tranche of New Term Loans held by such Lender, such Lender’s New Term Loan Exposure under such tranche, and (iv) in respect of any Additional Offshore Revolving Loans and Additional Offshore Revolving Loan Commitments held by such Lender, such Lender’s Additional Offshore Revolving Loan Exposure.

“Loan Increase Period” means the period from the Closing Date to the Revolving Loan Commitment Termination Date.

“Loan Party” means each of Company, each other Borrower and any of other Subsidiaries from time to time executing a Loan Document, and “Loan Parties” means all such Persons, collectively.

“Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means (i) a material adverse effect upon the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company and its Subsidiaries taken as a whole or (ii) the material impairment of the ability of any Loan Party to perform, or of Administrative Agent or Lenders to enforce, the Obligations.

“Material Contract” means any contract or other arrangement to which Company or any of its Subsidiaries is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Maximum Consolidated Capital Expenditures Amount” has the meaning assigned to that term in subsection 7.8.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any Employee Benefit Plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“New Lender Supplement” means a New Lender Supplement in substantially the form of Exhibit XIV annexed hereto.

“New Revolving Lender” has the meaning assigned to that term in subsection 2.1A(iv).

“New Term Lender” means a Lender with a New Term Loan Commitment.

“New Term Loan Commitment” means the commitment of a Lender to make a New Term Loan to Domestic Borrowers, on a joint and several basis, or the Offshore Borrower, pursuant to subsection 2.1A(vi), and “New Term Loan Commitments” means such commitments of all Lenders in the aggregate.

“New Term Loan Exposure”, with respect to any Lender, means, as of any date of determination (i) prior to the funding of a tranche of New Term Loans, that Lender’s New Term Loan Commitment with respect to such tranche, and (ii) after the funding of such tranche of New Term Loans, the outstanding principal amount of the New Term Loans of that Lender with respect to such tranche.

“New Term Loans” means any term loans made to the Domestic Borrowers and/or the Offshore Borrower pursuant to subsection 2.1A(vi).

“Non-Consenting Lender” has the meaning assigned to such term in subsection 2.9.

“Non-Material Foreign Subsidiaries” means all Foreign Subsidiaries, existing as of the Closing Date or thereafter acquired or formed which, taken as a whole, (i) for the most recent Fiscal Year accounted for less than 5% of Consolidated Net Income and (ii) as at the end of such Fiscal Year, were the owners of less than 5% of the consolidated assets of Company and its Subsidiaries; provided, however, that Non-Material Foreign Subsidiaries shall not include any Foreign Subsidiary the Capital Stock of which has been pledged pursuant to any Collateral Document.

“Non-US Lender” means a Lender that is organized under the laws of any jurisdiction other than the United States or any state or other political subdivision thereof.

“Notes” means one or more of the Revolving Notes, Offshore Notes, or Swing Line Notes or any combination thereof.

“Notice of Borrowing” means a notice substantially in the form of Exhibit I annexed hereto.

“Notice of Conversion/Continuation” means a notice substantially in the form of Exhibit II annexed hereto.

“Obligations” means all obligations of every nature of each Loan Party from time to time owed to Administrative Agent, Lenders or any of them under the Loan Documents, whether for principal, interest, reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise.

“Officer” means the president, chief executive officer, a vice president, chief financial officer, treasurer, general partner (if an individual), managing member (if an individual) or other individual appointed by the Governing Body or the Organizational Documents of a corporation, partnership, trust or limited liability company to serve in a similar capacity as the foregoing.

“Officer’s Certificate”, as applied to any Person that is a corporation, partnership, trust or limited liability company, means a certificate executed on behalf of such Person by one or more Officers of such Person or one or more Officers of a general partner or a managing member if such general partner or managing member is a corporation, partnership, trust or limited liability company.

“Offshore Affected Lender” has the meaning assigned to that term in subsection 2.6C(ii).

“Offshore Banking Day” means with respect to any borrowings, disbursements, payments, calculations, interest rates and Interest Periods pertaining to any Offshore Revolving Loan, any Business Day which is also a day on which commercial banks are open for business in, and on which dealings in the Offshore Currencies are carried on in London, England.

“Offshore Borrower” has the meaning assigned to that term in the introduction to this Agreement.

“Offshore Currency” means Euros, Canadian dollars, Australian dollars, Swiss francs or Japanese yen.

“Offshore Currency Equivalent” means, at any time as to any amount denominated in Dollars, the equivalent amount in an Offshore Currency as determined by the Administrative Agent at such time on the basis of the Spot Rate for the purchase of such Offshore Currency with Dollars on the most recent Calculation Date.

“Offshore Funding and Payment Office” means the office of Administrative Agent located at One Cabot Square, London E14 4QJ or such other offices of Administrative Agent as may from time to time hereafter be designated as such in a written notice delivered by Administrative Agent to Borrowers’ Agent and each Lender.

“Offshore Guaranties” means the guaranties to be executed and delivered by the Offshore Guarantors (i) on the Closing Date and (ii) from time to time after the Closing Date pursuant to subsection 6.8B.

“Offshore Guarantors” means, collectively, KerrHawe, Sybron Canada LP, Sybron Canada Limited and any other Foreign Subsidiary that executes an Offshore Guaranty.

“Offshore L/C Reimbursement Date” has the meaning assigned to that term in subsection 3.3C.

“Offshore Letter of Credit” or “Offshore Letters of Credit” means Commercial Letters of Credit and Standby Letters of Credit issued or to be issued by an Issuing Lender for the account of the Offshore Borrower pursuant to subsection 3.1.

“Offshore Letter of Credit Usage” means, as at any date of determination, the sum of (i) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Offshore Letters of Credit then outstanding plus (ii) the aggregate amount of all drawings under Offshore Letters of Credit honored by an Issuing Lender and not theretofore reimbursed out of the proceeds of Offshore Revolving Loans pursuant to subsection 3.3B or otherwise reimbursed by the Offshore Borrower. For purposes of this definition, any amount described in clause (i) or (ii) of the preceding sentence which is denominated in a currency other than Dollars shall be valued based on the applicable Spot Rate for such Offshore Currency as of the applicable date of determination.

“Offshore Notes” means any promissory notes of the Offshore Borrower issued pursuant to subsection 2.1E to evidence the Offshore Revolving Loan Commitments and Offshore Revolving Loan of any Offshore Revolving Lender, substantially in the form of Exhibit V annexed hereto, as they may be amended, supplemented or otherwise modified from time to time.

“Offshore Obligations” means all Obligations of each Offshore Revolving Loan Party.

“Offshore Revolver Dollar Sublimit Amount” means, at any time of determination, $100,000,000, plus any increase to the Offshore Revolver Dollar Sublimit Amount from time to time pursuant to subsection 2.1A(iv), minus any decrease to the Offshore Revolver Dollar Sublimit Amount from time to time pursuant to subsection 2.4A(ii).

“Offshore Revolving Lender” means a Lender that has an Offshore Revolving Loan Commitment and/or that has an outstanding Offshore Revolving Loan.

“Offshore Revolving Loans” means the revolving loans denominated in an Offshore Currency made by Offshore Revolving Lenders to the Offshore Borrower pursuant to subsection 2.1A(ii).

“Offshore Revolving Loan Commitment” means the commitment, expressed as a Dollar Equivalent, of an Offshore Revolving Lender to make Offshore Revolving Loans to the Offshore Borrowers pursuant to subsection 2.1A(ii), and “Offshore Revolving Loan Commitments” means such commitments of all Offshore Revolving Lenders in the aggregate.

“Offshore Revolving Loan Exposure”, with respect to any Offshore Revolving Lender, means, as of any date of determination (i) prior to the termination of the Offshore Revolving Loan Commitments, that Lender’s Offshore Revolving Loan Commitment, and (ii) after the termination of the Offshore Revolving Loan Commitments, the sum of (x) the aggregate outstanding principal amount of the Offshore Revolving Loans of that Lender denominated in Dollars plus (y) the Dollar Equivalent of the sum of the aggregate outstanding principal amount of the Offshore Revolving Loans of that Lender denominated in an Offshore Currency.

“Offshore Revolving Loan Party” means the Offshore Borrower and each other Loan Party that is not Company or a Domestic Subsidiary.

“Offshore Sublimit” means, as of any date of determination, the lesser of (i) the Offshore Revolver Dollar Sublimit Amount then in effect, (ii) the Dollar Equivalent of the Offshore Revolving Loan Commitments then in effect, and (iii) the Revolving Loan Commitments then in effect.

“Operating Lease”, as applied to any Person, means any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease other than any such lease under which that Person is the lessor.

“Organizational Documents” means the documents (including bylaws, if applicable) pursuant to which a Person that is a corporation, partnership, trust or limited liability company is organized.

“Original Currency” has the meaning assigned to that term in subsection 10.22.

“Ormco” has the meaning assigned to that term in the introduction to this Agreement.

“Other Currency” has the meaning assigned to that term in subsection 10.22.

“Participant” means a purchaser of a participation in the rights and obligations under this Agreement pursuant to subsection 10.1C.

“Patriot Act” has the meaning assigned to such term in subsection 10.24.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any U.S. Pension Plan or any Foreign Pension Plan.

“Permitted Acquisition” means any acquisition, whether by purchase, merger, reorganization or any other method, by any Subsidiary of (x) another Person which is engaged primarily in the same or a related line of business as Company and its Subsidiaries or (y) any assets or other property of another Person consisting of substantially all of the assets of such Person or of a division or line of business of such Person and such Person or such division or line of business is primarily engaged in the same or a related line of business as Company and its Subsidiaries (any such Person, assets or other property being an “Acquired Business”); provided that any such Permitted Acquisition shall comply with the provisions of subsection 7.3(vii).

“Permitted Applications of Incremental Loan Proceeds” has the meaning assigned to such term in subsection 2.5C.

“Permitted Encumbrances” means the following types of Liens (excluding any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA, any such Lien imposed by a Government Authority in connection with any Foreign Employee Benefit Plan, any such Lien relating to or imposed in connection with any Environmental Claim, and any such Lien expressly prohibited by any applicable terms of any of the Collateral Documents):

(v) Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by subsection 6.3;

(vi) statutory Liens of landlords, Liens of collecting banks under the UCC on items in the course of collection, statutory Liens and rights of set-off of banks, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (a) for amounts not yet overdue or (b) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 5 days) are being contested in good faith by appropriate proceedings, so long as (1) such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, and (2) in the case of a Lien with respect to any portion of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral on account of such Lien;

(vii) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(viii) any attachment or judgment Lien not constituting an Event of Default under subsection 8.8;

(ix) licenses (with respect to Intellectual Property and other property), leases or subleases granted to third parties in accordance with any applicable terms of the

Collateral Documents and not interfering in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries or resulting in a material diminution in the value of any Collateral as security for the Obligations;

(x) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries or result in a material diminution in the value of any Collateral as security for the Obligations;

(xi) any (a) interest or title of a lessor or sublessor under any lease not prohibited by this Agreement, (b) Lien or restriction that the interest or title of such lessor or sublessor may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any Lien or restriction referred to in the preceding clause (b), so long as the holder of such Lien or restriction agrees to recognize the rights of such lessee or sublessee under such lease;

(xii) Liens arising from filing UCC financing statements relating solely to leases not prohibited by this Agreement;

(xiii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xiv) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(xv) Liens granted pursuant to the Collateral Documents; and

(xvi) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of Company and its Subsidiaries.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments (whether federal, state or local, domestic or foreign, and including political subdivisions thereof) and agencies or other administrative or regulatory bodies thereof.

“Pinnacle” has the meaning assigned to that term in the introduction to this Agreement.

“Potential Event of Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Pricing Certificate” means an Officer’s Certificate of Borrowers’ Agent certifying the Consolidated Leverage Ratio as at the last day of any Fiscal Quarter and setting forth the calculation of such Consolidated Leverage Ratio in reasonable detail, which Officer’s Certificate may be delivered to Administrative Agent at any time on or after the date of delivery by Borrowers’ Agent of the Compliance Certificate with respect to the period ending on the last day of such Fiscal Quarter.

“Prime Rate” means the rate that CS announces from time to time as its prime lending rate, as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. CS or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Proceedings” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration.

“Pro Forma Basis” means, as of any date of determination, the compliance of Company and the other Borrowers with the financial covenants set forth in subsection 7.6 as of the last day of the four Fiscal Quarter period most recently ended prior to such date of determination for which the relevant financial information is available (the “Compliance Period”), after giving effect on a pro forma basis to any Permitted Acquisitions made during such Compliance Period and any dispositions of assets made during such Compliance Period, other than sales of inventory in the ordinary course of business and dispositions of obsolete, surplus or worn-out property on the following basis:

(i) any Indebtedness incurred or assumed by Company or any Subsidiary in connection with such Permitted Acquisitions and any Indebtedness repaid in connection with such Permitted Acquisitions or dispositions shall be deemed to have been incurred or repaid, respectively, as of the first day of the Compliance Period;

(ii) if such Indebtedness incurred or assumed by Company or any Subsidiary of Company in connection with such Permitted Acquisitions has a floating or formula rate, then the rate of interest for such Indebtedness for the applicable period shall be computed as if the rate in effect for such Indebtedness on the relevant measurement date had been the applicable rate for the entire applicable period;

(iii) income statement items (whether positive or negative) attributable to the property or business acquired in such Permitted Acquisitions or dispositions shall be included or excluded, as the case may be, as if such acquisitions or dispositions took place on the first day of such Compliance Period on a pro forma basis; and

(iv) any historical extraordinary non-recurring costs or expenses or other verifiable costs or expenses that will not continue after the acquisition or disposition date may be eliminated and other expenses and cost reductions may be reflected on a basis consistent with Regulation S-X promulgated by the Securities and Exchange Commission.

With respect to any such Permitted Acquisitions, such pro forma calculations shall be based on financial results to the extent delivered in compliance with subsection 7.3(vii). All pro forma adjustments shall be approved by the Administrative Agent which approval shall not be unreasonably withheld.

“Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the Revolving Loan Commitment or the Revolving Loans of any Lender or any Letters of Credit issued or participations therein deemed purchased by any Lender or any assignments of any Swing Line Loans deemed purchased by any Lender, the percentage obtained by dividing (x) the Revolving Loan Exposure of that Lender by (y) the aggregate Revolving Loan Exposure of all Lenders, (ii) with respect to all payments, computations and other matters relating to the Offshore Revolving Loan Commitment or the Offshore Revolving Loans of any Lender, the percentage obtained by dividing (x) the Offshore Revolving Loan Exposure of that Lender by (y) the aggregate Offshore Revolving Loan Exposure of all Lenders, (iii) with respect to all payments, computations and other matters relating to the Additional Offshore Revolving Loan Commitment of any Lender (or the Additional Offshore Revolving Loans made by such Lender), the percentage obtained by dividing (x) the Additional Offshore Revolving Loan Exposure of that Lender by (y) the aggregate Additional Offshore Revolving Loan Exposure of all Lenders, (iv) with respect to all payments, computations and other matters relating to the New Term Loan Commitment of any Lender under any tranche of New Term Loan Commitments (or the New Term Loan made under such tranche by such Lender), the percentage obtained by dividing (x) the New Term Loan Exposure of that Lender with respect to such tranche by (y) the aggregate New Term Loan Exposure of all Lenders with respect to such tranche, and (v) for all other purposes with respect to each Lender, the percentage obtained by dividing (x) the sum of the Revolving Loan Exposure of that Lender plus the Offshore Revolving Loan Exposure of that Lender plus any Additional Offshore Revolving Loan Exposure of that Lender plus any New Term Loan Exposure of that Lender by (y) the sum of the aggregate Revolving Loan Exposure of all Lenders plus the aggregate Offshore Revolving Loan Exposure of all Lenders plus the aggregate Additional Offshore Revolving Loan Exposure of all Lenders plus the aggregate New Term Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to subsection 10.1.

“Purchase Money Indebtedness” means Indebtedness of any Borrower or any other Subsidiary incurred in connection with the purchase of assets or other property for the business of such Borrower or such Subsidiary; provided that (x) the recourse of the lenders with respect to such Indebtedness is limited solely to such Borrower or such Subsidiary, as the case may be, (y) the only Lien granted by such Borrower or such Subsidiary, as the case may be, securing such Indebtedness (which amount shall not exceed 125% of the purchase price of the asset or property (net of taxes and soft costs)) is on the assets or other property so purchased (and the proceeds of such assets or other property) and (z) such Indebtedness is without recourse to any other Loan Party.

“Refinancing Senior Subordinated Notes” has the meaning assigned to such term in subsection 7.1(xii).

“Refunded Swing Line Loans” has the meaning assigned to that term in subsection 2.1A(iii)(b).

“Register” has the meaning assigned to that term in subsection 2.1D.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Regulatory Shares” means, with respect to any Person, shares of such Person required to be issued as qualifying shares to directors or persons similarly situated or shares issued to Persons other than Company or a wholly-owned Subsidiary of Company in response to regulatory requirements of foreign jurisdictions pursuant to a resolution of the Board of Directors of such Person, so long as such shares do not exceed one percent of the total outstanding shares of equity of such Person and any owners of such shares irrevocably covenant with Company to remit to Company or waive any dividends or distributions paid or payable in respect of such shares.

“Related Agreements” means the agreements set forth on Schedule 1.1, as amended, restated, supplemented or otherwise modified from time to time to the extent permitted under subsection 7.12.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or groundwater.

“Request for Issuance” means a request substantially in the form of Exhibit III annexed hereto.

“Requisite Class Lenders” means, at any time of determination Lenders having or holding more than 50% of the aggregate Loan Exposure for such Class.

“Requisite Lenders” means Lenders having or holding more than 50% of the sum of the aggregate Revolving Loan Exposure of all Lenders plus the aggregate Offshore Revolving Loan Exposure of all Lenders.

“Responding Revolving Lender” has the meaning set forth in subsection 2.1A(iv).

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Company now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Company now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Company now or hereafter outstanding, and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.

“Revolving Lender” means a Lender that has a Revolving Loan Commitment and/or that has an outstanding Revolving Loan.

“Revolving Loan Commitment” means the commitment of a Revolving Lender to make Revolving Loans to Domestic Borrowers, on a joint and several basis, pursuant to subsections 2.1A(i) and 2.1A(iv), and “Revolving Loan Commitments” means such commitments of all Revolving Lenders in the aggregate.

“Revolving Loan Commitment Termination Date” means March 23, 2011 or the earlier termination of the Revolving Loan Commitment for any reason whatsoever, including pursuant to Section 8 hereunder.

“Revolving Loan Exposure”, with respect to any Revolving Lender, means, as of any date of determination (i) prior to the termination of the Revolving Loan Commitments, that Lender’s Revolving Loan Commitment, and (ii) after the termination of the Revolving Loan Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender plus (b) in the event that Lender is the Issuing Lender, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (in each case net of any participations purchased by other Lenders in such Letters of Credit or in any unreimbursed drawings thereunder) plus (c) the aggregate amount of all participations purchased by that Lender in any outstanding Letters of Credit or any unreimbursed drawings under any Letters of Credit plus (d) in the case of Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any assignments thereof purchased by other Revolving Lenders) plus (e) the aggregate amount of all assignments purchased by that Lender in any outstanding Swing Line Loans.

“Revolving Loans” means the loans made by Revolving Lenders to Domestic Borrowers, on a joint and several basis, pursuant to subsection 2.1A(i).

“Revolving Notes” means any promissory notes of Domestic Borrowers issued pursuant to subsection 2.1E to evidence the Revolving Loan Commitments and Revolving Loans of any Revolving Lenders, substantially in the form of Exhibit IV annexed hereto, as they may be amended, supplemented or otherwise modified from time to time.

“S&P” means Standard & Poor’s Rating Group.

“Secured Hedge Agreement” has the meaning assigned to that term in the Domestic Pledge Agreement.

“Securities” means any stock, shares, partnership or membership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated, certificated or uncertificated, or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Senior Subordinated Note Documents” means the Senior Subordinated Notes, the Senior Subordinated Note Indenture, the Senior Subordinated Note Guaranty and each other document executed in connection with the Senior Subordinated Notes, as each such document may be amended, supplemented or otherwise modified from time to time in connection with the issuance of Additional Senior Subordinated Notes, in form and substance satisfactory to Administrative Agent and as otherwise amended, supplemented or otherwise modified from time to time to the extent permitted under subsection 7.12.

“Senior Subordinated Note Guaranty” means the guaranty of the Senior Subordinated Notes and the Additional Senior Subordinated Notes executed by the Subsidiaries of Company and contained in the Senior Subordinated Note Indenture, as such guaranty may be amended, restated, supplemented or otherwise modified from time to time (including by any supplemental indenture thereto executed by any Subsidiary after the Closing Date) to the extent permitted under subsection 7.12B.

“Senior Subordinated Note Indenture” means that certain Indenture dated as of June 6, 2002 pursuant to which the Senior Subordinated Notes were issued by Company, as such Indenture may be amended, supplemented or otherwise modified from time to time in connection with the issuance of Additional Senior Subordinated Notes, in form and substance satisfactory to Administrative Agent and as otherwise amended, supplemented or otherwise modified from time to time to the extent permitted under subsection 7.12.

“Senior Subordinated Notes” means Company’s $150,000,000 in original aggregate principal amount of 8 1/8 % Senior Subordinated Notes due 2012, issued pursuant to the Senior Subordinated Note Indenture.

“Short-Term Investments” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, at least the third highest rating obtainable (i.e., A or better) from either Standard & Poor’s (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”); (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s; (iv) certificates of deposit, bankers’ acceptances or time deposits maturing within one year after such date and issued or accepted by or placed with, and money market deposit accounts issued or offered by, any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; (v) shares of any money market mutual fund that has net assets of not less than $500,000,000 and has at least the third highest rating obtainable from either S&P or Moody’s, including any such mutual fund managed or advised by any Lender or Administrative Agent; (vi) repurchase agreements with a term of not more than one year entered into with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which Company or its Subsidiary entering into such agreement shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least one hundred percent (100%) of the amount of the repurchase obligations; (vii) auction-rate securities having, at the time of the acquisition thereof, at least the second highest rating obtainable (i.e., AA or better) from either S&P or Moody’s and an auction date for resetting the interest rate thereon occurring not more than 90 days after the date of acquisition thereof; and (viii) other short-term investments of Foreign Subsidiaries of a type comparable to the foregoing categories.

“Solvent”, with respect to any Person, means that as of the date of determination both (i)(a) the then fair saleable value of the property of such Person is (1) greater than the total amount of liabilities (including contingent liabilities) of such Person and (2) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and due considering all financing alternatives and potential asset sales reasonably available to such Person; (b) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in subsection 10.1B(iv).

“Specified Obligations” means Obligations consisting of the principal of and interest on the Loans, reimbursement obligations in respect of disbursements made by an Issuing Lender with respect to Letters of Credit and fees payable hereunder to the Lenders with Revolving Loan Exposure and the Lenders with Offshore Revolving Loan Exposure (including under subsections 2.3 and 3.2).

“Spot Rate” means, on any date, with respect to any foreign exchange computation in respect of an Offshore Currency, the rate (for spot delivery) at which such Offshore Currency may be exchanged for Dollars or Dollars may be exchanged for such Offshore Currency, as the case may be, as set forth at approximately 10:00 A.M., New York City time, on any Calculation Date on the applicable Bloomberg Key Cross Currency Rates Page; provided, that in the event that any such rate does not appear on any Bloomberg Key Cross Currency Rates Page, the Spot Rate shall be determined by reference to the applicable Reuters World Currency Page with respect to such Offshore Currency; provided further, that in the event that any such rate does not appear on any Bloomberg Key Cross Currency Rates Page or Reuters World Currency Page, the Spot Rate shall be determined by reference to such other publicly available service for displaying exchange rates reasonably selected by Administrative Agent for such purposes, or, at the discretion of the Administrative Agent, such Spot Rate shall instead be the arithmetic average of the spot rates of exchange of Administrative Agent in London, England at or about 10:00 A.M. (London time) on such date for the purchase of Dollars or such Offshore Currency, as the case may be, for delivery two Offshore Banking Days later; provided further, that, if at the time of any such determination, for any reason, no such spot rate is being quoted, Administrative Agent may use any other reasonable method it deems appropriate to determine such rate and such determination shall be presumed correct absent manifest error.

“Standby Letter of Credit” means any standby letter of credit or similar instrument issued for the purpose of supporting (i) Indebtedness of Company or any other Subsidiary in respect of industrial revenue or development bonds or financings, (ii) workers’ compensation liabilities of Company or any other Subsidiary Company (iii) the obligations of third party insurers of Company or any other Subsidiary Company arising by virtue of the laws of any jurisdiction requiring third party insurers, (iv) obligations of Company and its Subsidiaries to reimburse any third party insurer for deductibles and self-insured retentions, in each case to the extent the rate paid by such third party insurer under insurance policies issued by such third party insurer to Company and its Subsidiaries is in the ordinary course of business of Company and its Subsidiaries and consistent with the past practices of Company and its Subsidiaries, (v) obligations with respect to Capital Leases or Operating Leases of Company or any other Subsidiary and (vi) performance, payment, deposit or surety obligations of Company or any other Subsidiary, in any case if required by law or governmental rule or regulation or in accordance with custom and practice in the industry.

“Subject Lender” has the meaning assigned to such term in subsection 2.9.

“Subordinated Indebtedness” means (i) the Senior Subordinated Notes and (ii) any Indebtedness of Company or any of its Subsidiaries incurred from time to time and subordinated in right of payment to the Obligations.

“Subsidiary”, with respect to any Person, means any corporation, partnership, trust, limited liability company, association, Joint Venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the members of the Governing Body is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof. Unless the context indicates otherwise, “Subsidiary” means a Subsidiary of Company.

“Subsidiary Guarantor” means any Domestic Subsidiary that executes and delivers a counterpart of the Subsidiary Guaranty on the Closing Date or from time to time thereafter pursuant to subsection 6.8.

“Subsidiary Guaranty” means the Subsidiary Guaranty executed and delivered by existing Domestic Subsidiaries of Company (other than the Domestic Borrowers) on the Closing Date and to be executed and delivered by additional Domestic Subsidiaries of Company from time to time thereafter in accordance with subsection 6.8, substantially in the form of Exhibit XII annexed hereto, as such Subsidiary Guaranty may hereafter be amended, supplemented or otherwise modified from time to time.

“Supplemental Collateral Agent” has the meaning assigned to that term in subsection 9.1B.

“Swing Line Funding and Payment Office” means the office of Swing Line Lender at 11 Madison Avenue, New York, New York 10010 or such other offices of Swing Line Lender as may from time to time hereafter be designated as such in a written notice delivered by Swing Line Lender to Borrowers’ Agent and each Lender.

“Swing Line Lender” means Credit Suisse, Cayman Islands Branch.

“Swing Line Loan Commitment” means the commitment of Swing Line Lender to make Swing Line Loans to Domestic Borrowers, on a joint and several basis, pursuant to subsection 2.1A(iii).

“Swing Line Loans” means the loans made by Swing Line Lender to Domestic Borrowers, on a joint and several basis, pursuant to subsection 2.1A(iii).

“Swing Line Note” means any promissory note of Domestic Borrowers issued pursuant to subsection 2.1E to evidence the Swing Line Loans of Swing Line Lender, substantially in the form of Exhibit VI annexed hereto, as it may be amended, supplemented or otherwise modified from time to time.

“Swiss Bankruptcy Code” means the Swiss federal statute on debt enforcement and bankruptcy of April 17, 1889, as amended on January 17, 1997, as now and hereafter in effect, or any successor statute.

“Sybron Canada Limited” means Sybron Canada Limited, a company organized under the laws of Canada.

“Sybron Canada LP” means Sybron Canada Limited Partner Company, an unlimited company organized under the laws of the province of Nova Scotia, Canada.

“Syndication Agent” has the meaning assigned to that term in the introduction to this Agreement.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tax” or “Taxes” means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, including interest, penalties, additions to tax and any similar liabilities with respect thereto; except that, in the case of a Lender, there shall be excluded (i) taxes that are imposed on the overall net income or net profits (including franchise taxes imposed in lieu thereof) (a) by the United States, (b) by any other Government Authority under the laws of which such Lender is organized or has its principal office or maintains its applicable lending office, or (c) by any jurisdiction solely as a result of a present or former connection between such Lender and such jurisdiction (other than any such connection arising solely from such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, any of the Loan Documents), and (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which such Lender is located.

“Total Utilization of Additional Offshore Revolving Loan Commitments” means, as at any date of determination, the aggregate principal amount of all outstanding Additional Offshore Revolving Loans denominated in an Offshore Currency, expressed as a Dollar Equivalent.

“Total Utilization of Incremental Loan Commitments” means, as at any date of determination, the sum of (i) the aggregate principal amount of all New Term Loan Commitments that have become effective after the Closing Date pursuant to subsection 2.1A(vi) denominated in Dollars, plus (ii) the Dollar Equivalent of the aggregate principal amount of all New Term Loan Commitments that have become effective after the Closing Date pursuant to subsection 2.1A(vi) denominated in an Offshore Currency, plus (iii) the aggregate principal amount of all increases to the Revolving Loan Commitments that have become effective after the Closing Date pursuant to subsection 2.1A(iv), plus (iv) the Dollar Equivalent of the aggregate principal amount of all Additional Offshore Revolving Loan Commitments that have become effective after the Closing Date pursuant to subsection 2.1A(v).

“Total Utilization of Offshore Revolving Loan Commitments” means, as at any date of determination, the sum of (x) the aggregate principal amount of all outstanding Offshore Revolving Loans denominated in Dollars plus (y) the Dollar Equivalent of the aggregate principal amount of all outstanding Offshore Revolving Loans denominated in an Offshore Currency plus (z) the Offshore Letter of Credit Usage.

“Total Utilization of Revolving Loan Commitments” means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans plus (ii) the aggregate principal amount of the Dollar Equivalent of all Offshore Revolving Loans, plus (iii) the aggregate principal amount of all outstanding Swing Line Loans plus (iii) the Letter of Credit Usage.

“Transaction Costs” means the fees, costs and expenses payable by Company and the other Borrowers on or before the Closing Date in connection with the transactions contemplated by the Loan Documents.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“U.S. Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was maintained or contributed to by Company, any of its Subsidiaries or any of their respective ERISA Affiliates.

“U.S. Pension Plan” means any U.S. Employee Benefit Plan, other than a Multiemployer Plan, that is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Weighted Average Life to Maturity” means when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

1.2	Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement.

Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Company to Lenders pursuant to clauses (ii), (iii) and (xi) of subsection 6.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in subsection 6.1(v)). Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize GAAP as in effect on the date of determination, applied in a manner consistent with that used in preparing the financial statements referred to in subsection 5.3. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and Company, Administrative Agent or Requisite Lenders shall so request, Administrative Agent, Lenders and Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Requisite Lenders), provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and Company shall provide to Administrative Agent and Lenders reconciliation statements provided for in subsection 6.1(v).

1.3	Other Definitional Provisions and Rules of Construction.

A. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

B. References to “Sections” and “subsections” shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

C. The use in any of the Loan Documents of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

Section 2.	AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

2.1	Commitments; Making of Loans; the Register; Notes.

A. Commitments. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrowers herein set forth, each Lender hereby severally agrees to make the Loans as described in subsections 2.1A(i) and 2.1A(ii) and Swing Line Lender hereby agrees to make the Swing Line Loans as described in subsection 2.1A(iii).

(i) Revolving Loans. Each Revolving Lender severally agrees, subject to the limitations set forth below with respect to the maximum amount of Revolving Loans permitted to be outstanding from time to time, to lend to Domestic Borrowers, on a joint and several basis, from time to time during the period from the Closing Date to, but excluding, the Revolving Loan Commitment Termination Date an aggregate amount in Dollars not exceeding its Pro Rata Share of the aggregate amount of the Revolving Loan Commitments to be used for the purposes identified in subsection 2.5A. The original amount of each Revolving Lender’s Revolving Loan Commitment as of the Closing Date is set forth on Schedule 2.1 and the aggregate original amount of the Revolving Loan Commitments is $250,000,000; provided that the Revolving Loan Commitments of Revolving Lenders shall be adjusted to give effect to any assignments of the Revolving Loan Commitments pursuant to subsection 10.1B, shall be increased from time to time by the amount of any increase thereto pursuant to subsection 2.1A(iv), and shall be reduced from time to time by the amount of any reductions thereto made pursuant to subsection 2.4. Each Revolving Lender’s Revolving Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Loan Commitments shall be paid in full no later than that date. Amounts borrowed under this subsection 2.1A(i) may, subject to the terms and conditions herein, be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date.

Anything contained in this Agreement to the contrary notwithstanding, the Revolving Loans and the Revolving Loan Commitments shall be subject to the limitation that in no event shall the Total Utilization of Revolving Loan Commitments at any time exceed the Revolving Loan Commitments then in effect.

(ii) Offshore Revolving Loans. Each Offshore Revolving Lender severally agrees, subject to the limitations set forth below with respect to the maximum amount of Offshore Revolving Loans permitted to be outstanding from time to time, to lend to the Offshore Borrower from time to time during the period from the Closing Date to, but excluding, the Revolving Loan Commitment Termination Date in an Offshore Currency an aggregate amount not exceeding its Pro Rata Share of the aggregate amount of the Offshore Revolving Loan Commitments to be used for the purposes identified in subsection 2.5B. The making of Offshore Revolving Loans shall reduce the availability of Revolving Loans to Domestic Borrowers on a dollar-for-dollar basis to the extent of

Offshore Revolving Loans outstanding. The original amount of each Offshore Revolving Lender’s Offshore Revolving Loan Commitment as of the Closing Date is set forth on Schedule 2.1 and the aggregate original Dollar Equivalent amount of the Offshore Revolving Loan Commitments is $100,000,000 as of the Closing Date; provided that the Offshore Revolving Loan Commitments of Offshore Revolving Lenders shall be adjusted to give effect to any assignments of the Offshore Revolving Loan Commitments pursuant to subsection 10.1B, shall be increased from time to time by the amount of any increase thereto pursuant to subsection 2.1A(iv) and shall be reduced from time to time by the amount of any reductions thereto made pursuant to subsection 2.4. Each Offshore Revolving Lender’s Offshore Revolving Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Offshore Revolving Loans and all other amounts owed hereunder with respect to the Offshore Revolving Loans and the Offshore Revolving Loan Commitments shall be paid in full no later than that date. Amounts borrowed under this subsection 2.1A(ii) may, subject to the terms and conditions herein, be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date.

Notwithstanding anything contained in this Agreement to the contrary, the Offshore Borrower shall not request Offshore Revolving Lenders to make any Offshore Revolving Loans (and no Offshore Revolving Lender shall be obligated to make Offshore Revolving Loans) if, immediately after giving effect to the making of such Offshore Revolving Loans (i) the Total Utilization of Revolving Loan Commitments would exceed the Revolving Loan Commitments then in effect, or (ii) the Total Utilization of Offshore Revolving Loan Commitments would exceed the Offshore Sublimit then in effect.

(iii) Swing Line Loans. (a) General Provisions. Swing Line Lender hereby agrees, subject to the limitations set forth below with respect to the maximum amount of Swing Line Loans permitted to be outstanding from time to time, to make a portion of the Revolving Loan Commitments available to Domestic Borrowers, on a joint and several basis, from time to time during the period from the Closing Date to but excluding the Revolving Loan Commitment Termination Date by making Swing Line Loans to Domestic Borrowers, on a joint and several basis, in an aggregate amount not exceeding the amount of the Swing Line Loan Commitment to be used for the purposes identified in subsection 2.5A, notwithstanding the fact that such Swing Line Loans, when aggregated with Swing Line Lender’s outstanding Revolving Loans and Swing Line Lender’s Pro Rata Share of the Letter of Credit Usage then in effect, may exceed Swing Line Lender’s Revolving Loan Commitment. The original amount of the Swing Line Loan Commitment is $30,000,000; provided that any reduction of the Revolving Loan Commitments made pursuant to subsection 2.4 that reduces the aggregate Revolving Loan Commitments to an amount less than the then current amount of the Swing Line Loan Commitment shall result in an automatic corresponding reduction of the Swing Line Loan Commitment to the amount of the Revolving Loan Commitments, as so reduced, without any further action on the part of Domestic Borrowers, Administrative Agent or Swing Line Lender. The Swing Line Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans shall be paid in full no later than that date. Amounts borrowed under this subsection 2.1A(iii) may, subject to the terms and conditions herein, be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date.

Notwithstanding anything contained in this Agreement to the contrary, the Swing Line Loans and the Swing Line Loan Commitments shall be subject to the limitation that in no event shall the Total Utilization of Revolving Loan Commitments at any time exceed the Revolving Loan Commitments then in effect.

(b) Swing Line Loan Prepayment with Proceeds of Revolving Loans. With respect to any Swing Line Loans that have not been voluntarily prepaid by Domestic Borrowers pursuant to subsection 2.4A(i), Swing Line Lender may, at any time in its sole and absolute discretion, deliver to Administrative Agent (with a copy to Company), no later than 2:00 P.M. (New York City time) on the first Business Day in advance of the proposed Funding Date, a notice requesting Revolving Lenders to make Revolving Loans that are Base Rate Loans on such Funding Date in an amount equal to the amount of such Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given. Domestic Borrowers hereby authorize the giving of any such notice and the making of any such Revolving Loans. Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Loans made by Revolving Lenders other than Swing Line Lender shall be immediately delivered by Administrative Agent to Swing Line Lender (and not to any Domestic Borrower) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (2) on the day such Revolving Loans are made, Swing Line Lender’s Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by Swing Line Lender, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note, if any, of Swing Line Lender but shall instead constitute part of Swing Line Lender’s outstanding Revolving Loans and shall be due under the Revolving Note, if any, of Swing Line Lender. Each Domestic Borrower hereby authorizes Administrative Agent and Swing Line Lender to charge such Domestic Borrower’s accounts with Administrative Agent and Swing Line Lender (up to the amount available in each such account) in order to immediately pay Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Revolving Loans made by Revolving Lenders, including the Revolving Loan deemed to be made by Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans. If any portion of any such amount paid (or deemed to be paid) to Swing Line Lender should be recovered by or on behalf of any Domestic Borrower from Swing Line Lender in any bankruptcy proceeding, in any assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by subsection 10.7.

(c) Swing Line Loan Assignments. If for any reason (1) Revolving Loans are not made upon the request of Swing Line Lender as provided in the immediately preceding paragraph in an amount sufficient to repay any amounts owed to Swing Line Lender in respect of any outstanding Swing Line Loans or (2) the Revolving Loan Commitments are terminated at a time when any Swing Line Loans are outstanding, each Revolving Lender shall be deemed to, and hereby agrees to, have purchased an assignment of such outstanding Swing Line Loans in an amount equal to its Pro Rata Share (calculated, in the case of the foregoing clause (2), immediately prior to such termination of the Revolving Loan Commitments) of the unpaid amount of such Swing Line Loans together with accrued interest thereon. Upon one Business Day’s notice from Swing Line Lender, each Revolving Lender shall deliver to Swing Line Lender an amount equal to its respective assignment in same day funds at the Swing Line Funding and Payment Office. In order to further evidence such assignment (and without prejudice to the effectiveness of the assignment provisions set forth above), each Revolving Lender agrees to enter into an Assignment Agreement at the request of Swing Line Lender in form and substance reasonably satisfactory to Swing Line Lender. In the event any Revolving Lender fails to make available to Swing Line Lender the amount of such Revolving Lender’s assignment as provided in this paragraph, Swing Line Lender shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the rate customarily used by Swing Line Lender for the correction of errors among banks for three Business Days and thereafter at the Base Rate. In the event Swing Line Lender receives a payment of any amount in which other Revolving Lenders have purchased assignments as provided in this paragraph, Swing Line Lender shall promptly distribute to Administrative Agent such payment in its entirety and Administrative Agent shall distribute to each Revolving Lender (including Swing Line Lender) its Pro Rata Share of such payment.

(d) Revolving Lenders’ Obligations. Notwithstanding anything contained herein to the contrary, each Revolving Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to subsection 2.1A(iii)(b) and each Revolving Lender’s obligation to purchase an assignment of any unpaid Swing Line Loans pursuant to subsection 2.1A(iii)(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against Swing Line Lender, any Domestic Borrower or any other Person for any reason whatsoever; (2) the occurrence or continuation of an Event of Default or a Potential Event of Default; (3) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company or any of its Subsidiaries; (4) any breach of this Agreement or any other Loan Document by any party thereto; or (5) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Revolving Lender are subject to the condition that (x) Swing Line Lender believed in good faith that all conditions under Section 4 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans, as the case may be, were satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made or (y) the satisfaction of any such condition not satisfied had been waived in accordance with subsection 10.8 prior to or at the time such Refunded Swing Line Loans or other unpaid Swing Line Loans were made.

(iv) Increases of the Revolving Loan Commitments. Subject to the terms hereof, Company may request in writing at any time during the Loan Increase Period that the then effective aggregate principal amount of Revolving Loan Commitments be increased; provided that (1) after giving effect to the aggregate principal amount of the increase in Revolving Loan Commitments pursuant to this subsection 2.1A(iv) the Total Utilization of Incremental Loan Commitments shall not exceed $400,000,000, (2) no Event of Default or Potential Event of Default shall have occurred and be continuing or shall occur as a result of such increase in Revolving Loan Commitments, (3) after giving effect to the aggregate principal amount of the increase in Revolving Loan Commitments pursuant to this subsection 2.1A(iv), Borrowers shall be in pro forma compliance with subsection 7.6, (4) each such increase shall result automatically in a pro rata increase in the aggregate principal amount of the Offshore Revolving Loan Commitments and a pro rata increase in the Offshore Revolver Dollar Sublimit Amount, (5) the proceeds of such Revolving Loans and Offshore Revolving Loans are required to be used for Permitted Applications of Incremental Loan Proceeds, (6) each such request shall be for a minimum additional principal amount of at least $40,000,000 to be added to the Revolving Loan Commitments, (7) prior to the date of such increase, each Revolving Lender shall have received written notice from the Administrative Agent of the aggregate principal amount of such increase, and (8) Company shall, and shall cause its respective Subsidiaries to, execute and deliver such documents and instruments and take such other actions as may be reasonably requested by Administrative Agent in connection with such increase. Any request under this subsection 2.1A(iv) shall be submitted by Company to Administrative Agent (and Administrative Agent shall forward copies to Revolving Lenders), specify the proposed effective date and amount of such increase to the Revolving Loan Commitments (which date and amounts shall be reasonably acceptable to Administrative Agent) and be accompanied by an Officer’s Certificate of Company certifying items (1) through (5) of the previous sentence. Company may also specify any fees offered to those Revolving Lenders (the “Increasing Revolving Lenders”) which agree to increase the principal amount of their Revolving Loan Commitments, which fees may be variable based upon the amount by which any such Revolving Lender is willing to increase the principal amount of its Revolving Loan Commitment. No Revolving Lender shall have any obligation, express or implied, to offer to increase the aggregate principal amount of its Revolving Loan Commitment. Only the consent of each Increasing Revolving Lender and Administrative Agent shall be required for an increase in the aggregate principal amount of Revolving Loan Commitments (and the ratable increase in the aggregate principal amount of the Offshore Revolving Loan Commitments) pursuant to this subsection 2.1A(iv). No Revolving Lender which elects not to increase the principal amount of its Revolving Loan Commitment may be replaced in respect of its existing Revolving Loan Commitment as a result thereof without such Revolving Lender’s consent.

Each Revolving Lender that desires to increase its Revolving Loan Commitment (each a “Responding Revolving Lender”) shall as soon as practicable specify the amount of the proposed increase to its Revolving Loan Commitment which it is willing to assume. If the total amount that Responding Revolving Lenders are willing to increase their Revolving Loan Commitments by exceeds the amount of the requested increase, Administrative Agent shall allocate the proposed increase (and the ratable increase to the Offshore Revolving Loan Commitments) among the Responding Revolving Lenders. If the total amount that the Responding Revolving Lenders are willing to increase their Revolving Commitment by is less than the amount of the proposed increase (such deficiency the “Available Revolving Commitment Amount”), Company may designate new lenders who qualify as Eligible Assignees and which are reasonably acceptable to Administrative Agent as additional Lenders hereunder in accordance with this subsection 2.1A(iv) (each such new lender being a “New Revolving Lender”), which New Revolving Lenders may assume all or a portion of the increase in the aggregate principal amount of the Revolving Loan Commitments in an aggregate amount equal to the Available Revolving Commitment Amount; provided, that each such New Revolving Lender shall assume a portion of the increase in the aggregate principal amount of the Offshore Revolving Loan Commitments equal to (x) the Revolving Loan Commitment assumed by such New Revolving Lender multiplied by (y) the ratio obtained by dividing (I) the aggregate principal amount of the Offshore Revolving Loan Commitments after giving effect to the automatic increase thereto pursuant to clause (4) of the first sentence of this subsection 2.1A(iv), by (II) the aggregate principal amount of the Revolving Loan Commitments after giving effect to the increase thereto. Each New Revolving Lender designated by Company and acceptable to Administrative Agent shall become an additional party hereto as a Revolving Lender (and as an Offshore Revolving Lender) concurrently with the effectiveness of the proposed increase in the aggregate principal amount of the Revolving Loan Commitment, upon its execution of New Lender Supplement in the form of Exhibit XIV (and, in each case, otherwise in form and substance reasonably satisfactory to Administrative Agent).

Subject to the foregoing, any increase in the Revolving Loan Commitments (and any resulting automatic increase in the Offshore Revolving Loan Commitments) requested by Company shall be effective as of the date agreed to by Company and Administrative Agent, and such increase in the Revolving Loan Commitments shall be in an aggregate principal amount equal to (i) the principal amount which Increasing Revolving Lenders are willing to assume as increases to the principal amount of their Revolving Loan Commitment, plus (ii) the principal amount offered by New Revolving Lenders with respect to Revolving Loan Commitments (and such increase shall result in an automatic ratable increase in the Offshore Revolving Loan Commitments as described above in this subsection 2.1A(iv)). Upon effectiveness of any such increase, the applicable Pro Rata Share of each Revolving Lender and Offshore Revolving Lender will be adjusted to give effect to the increase in Revolving Loan Commitments and Offshore Revolving Loan Commitments and Administrative Agent shall provide notice to each Revolving Lender of such Lender’s Revolving Loan Commitment, Offshore Revolving Loan Commitment and applicable Pro Rata Shares after giving effect to such increase. To the extent that the adjustment of Pro Rata Shares results in (x) loss or expenses to any Lender as a result of the prepayment of any Eurodollar Rate Loan on a date other than the scheduled last day of the applicable Interest Period, Domestic Borrowers shall be responsible for such loss or expense pursuant to subsection 2.6D or (y) loss or expenses to any Lender as a result of the prepayment of any LIBO Rate Loan on a date other than the scheduled last day of the applicable Interest Period, Offshore Borrower shall be responsible for such loss or expense pursuant to subsection 2.6D.

(v) Additional Offshore Revolving Loan Commitments. Subject to the terms hereof, Company and Offshore Borrower may request in writing at any time during the Loan Increase Period, on the terms and subject to the conditions contained in this Agreement, additional commitments for revolving loans to be made to the Offshore Borrower in an Offshore Currency, which additional revolving loans shall be made as one or more additional tranches of additional offshore revolving loan commitments hereunder; provided that (1) after giving effect to the aggregate principal amount of the Additional Offshore Revolving Loan Commitments and the Dollar Equivalent amount thereof on the date of effectiveness pursuant to this subsection 2.1A(v), the Total Utilization of Incremental Loan Commitments shall not exceed $400,000,000, (2) no Event of Default or Potential Event of Default shall have occurred and be continuing or shall occur as a result of such Additional Offshore Revolving Loan Commitments, (3) after giving effect to the aggregate principal amount of the Additional Offshore Revolving Loan Commitments pursuant to this subsection 2.1A(v) and the incurrence of any Additional Offshore Revolving Loans, Borrowers shall be in pro forma compliance with subsection 7.6, (4) the proceeds of such Additional Offshore Revolving Loans are applied to Permitted Applications of Incremental Loan Proceeds, (5) the final stated maturity of the Additional Offshore Revolving Loans shall be no earlier than the Revolving Loan Commitment Termination Date, (6) such Additional Offshore Revolving Commitments and Additional Offshore Revolving Loans shall have no mandatory scheduled amortization or commitment reductions prior to the Revolving Loan Commitment Termination Date, (7) each such request shall be for a minimum additional principal amount of at least the Offshore Currency Equivalent of $20,000,000, (8) prior to the date of effectiveness of such Additional Offshore Revolving Loan Commitments, each Lender shall have received written notice from the Administrative Agent of the aggregate principal amount of such Additional Offshore Revolving Loan Commitments, and (9) Company and Offshore Borrower shall, and shall cause their respective Subsidiaries to, execute and deliver such documents and instruments and take such other actions as may be reasonably requested by Administrative Agent in connection with the Additional Offshore Revolving Loan Commitments and the Additional Offshore Revolving Loans. Any request under this subsection 2.1A(v) shall be submitted by Company and Offshore Borrower to Administrative Agent (and Administrative Agent shall forward copies to each Offshore Revolving Lender), specify the proposed effective date and amount of such Additional Offshore Revolving Loan Commitment (which date and amount shall be reasonably acceptable to Administrative Agent) and be accompanied by an Officer’s Certificate of Company and Offshore Borrower certifying items (1) through (4) of the previous sentence.

Each Offshore Revolving Lender that desires to commit to the new tranche of Additional Offshore Revolving Loans shall as soon as practicable specify the amount of Additional Offshore Revolving Commitments which it is willing to assume. If the total amount that the existing Offshore Revolving Lenders are willing to commit exceeds the amount of Additional Offshore Revolving Commitments requested by Offshore

Borrower, Administrative Agent shall allocate such amount among the Offshore Revolving Lenders who have agreed to provide Additional Offshore Revolving Commitments. If the total amount that the existing Offshore Revolving Lenders are willing to commit to is less than the amount requested by Offshore Borrower, Offshore Borrower may designate new lenders who qualify as Eligible Assignees and which are reasonably acceptable to Administrative Agent as additional Lenders hereunder in accordance with this subsection 2.1A(v), which new lenders may assume all or a portion of the excess Additional Offshore Revolving Loan Commitments, and each existing Offshore Revolving Lender with an Additional Offshore Loan Commitment and each such new lender with an Additional Offshore Revolving Loan Commitment shall be an Additional Offshore Revolving Lender hereunder. Each new Additional Offshore Revolving Lender designated by Company and acceptable to Administrative Agent shall become an additional party hereto as an Additional Offshore Revolving Lender concurrently with the effectiveness of the Additional Offshore Revolving Loan Commitments in the aggregate principal amount of its Additional Offshore Revolving Loan Commitment, upon its execution of New Lender Supplement in the form of Exhibit XIV (and, in each case, otherwise in form and substance reasonably satisfactory to Administrative Agent). No Lender shall have any obligation, express or implied, to commit to any Additional Offshore Revolving Loan Commitments.

Upon the effectiveness of the Additional Offshore Revolving Loan Commitments on the terms and conditions set forth herein, Company shall, or cause the applicable Borrower to, execute and deliver any additional Notes as any Lender may reasonably request and such modifications to the Loan Documents and customary deliverables as the Administrative Agents may reasonably request. In connection with the Additional Offshore Revolving Loan Commitments provided for in this subsection 2.1A(v), conforming amendments and/or supplements shall be made to this Agreement and the other Loan Documents to reflect such Additional Offshore Revolving Loan Commitments and Additional Offshore Revolving Loans without the consent of any Lender who does not hold such Additional Offshore Revolving Loan Commitments, including, without limitation, if applicable, conforming amendments and/or supplements: (i) to provide for the Additional Offshore Revolving Loan Commitments and Additional Offshore Revolving Loans as additional Commitments and Loans hereunder and to share ratably in the benefits of this Agreement and the other Loan Documents with the other Loans made to the same Borrower under this Agreement, including in respect of Collateral and in the application of prepayments, (ii) to provide for the interest rates and unutilized commitment fees applicable to such Additional Offshore Revolving Loan Commitments and Additional Offshore Revolving Loans and amortization schedules for such Additional Offshore Revolving Loans, and (iii) to include Additional Offshore Revolving Lenders in any determination of Lenders, Requisite Lenders, Requisite Class Lenders and Pro Rata Share as well as secured parties and/or beneficiaries under Collateral Documents. Notwithstanding anything in this Agreement expressed or implied to the contrary (including, without limitation in subsection 10.8), nothing herein shall be construed to require consent from Lenders that are not lenders holding Additional Offshore Revolving Loan Commitments to the effectiveness of such Additional Offshore Revolving Loan Commitments or the incurrence of such Additional Offshore Revolving Loans in compliance with this subsection 2.1A(v), and this subsection 2.1A(v) shall supersede any provisions in subsection 10.8 to the contrary. Notwithstanding anything contained in this Agreement to the contrary, the Offshore Borrower shall not request Additional Offshore Revolving Lenders to make any Additional Offshore Revolving Loans (and no Additional Offshore Revolving Lender shall be obligated to make Additional Offshore Revolving Loans) if, immediately after giving effect to the making of such Additional Offshore Revolving Loans, the Total Utilization of Additional Offshore Revolving Loan Commitments would exceed the Additional Offshore Revolving Loan Commitments then in effect.

Upon effectiveness of any such Additional Offshore Revolving Loan Commitments, the Pro Rata Share of each Lender will be adjusted to give effect to the Additional Offshore Revolving Loan Commitments and Administrative Agent shall provide notice to Lenders with an Additional Offshore Revolving Loan Commitment or Additional Offshore Revolving Loans of such Lender’s Pro Rata Share after giving effect to such Additional Offshore Revolving Loan Commitments. Amounts borrowed as Additional Offshore Revolving Loans may, subject to the terms and conditions herein, be repaid and reborrowed to but excluding the date of termination of the Additional Offshore Revolving Loan Commitments.

(vi) New Term Loans. With the written consent of Administrative Agent, Borrowers’ Agent may from time to time, by written notice to Administrative Agent, request at any time during the Loan Increase Period, on the terms and subject to the conditions contained in this Agreement, commitments to make term loans (x) to the Domestic Borrowers, on a joint and several basis, in Dollars and/or (y) to the Offshore Borrower in an Offshore Currency, which term loans shall be made as one or more additional tranches of New Term Loans hereunder; provided that (1) after giving effect to the aggregate principal amount of the New Term Loan Commitments pursuant to this subsection 2.1A(vi) and the Dollar Equivalent amount thereof on the date of effectiveness, the Total Utilization of Incremental Loan Commitments shall not exceed $400,000,000, (2) no Event of Default or Potential Event of Default shall have occurred and be continuing or shall occur as a result from the incurrence of such New Term Loans, (3) after giving effect to the to the incurrence of such New Term Loans pursuant to this subsection 2.1A(vi), Borrowers shall be in pro forma compliance with the financial covenants set forth in subsection 7.6, (4) the proceeds of such New Term Loans are applied to Permitted Applications of Incremental Loan Proceeds, (5) the final stated maturity of the New Term Loans shall be no earlier than the Revolving Loan Commitment Termination Date, (6) such New Term Loans shall have no mandatory amortization prior to the Revolving Loan Commitment Termination Date, (7) each such request shall be for a minimum additional principal amount of at least $40,000,000 (or the Offshore Currency Equivalent thereof, as applicable), (8) prior to the date of effectiveness of such New Term Loan Commitments, each Lender shall have received written notice from the Administrative Agent of the aggregate principal amount of such New Term Loans, and (9) Borrowers shall, and shall cause their respective Subsidiaries to, execute and deliver such documents and instruments and take such other actions as may be reasonably requested by Administrative Agent in connection with the New Term Loan Commitments and the incurrence of the New Term Loans. Any request under this subsection 2.1A(vi) shall be submitted by Borrower’s Agent to Administrative Agent

(and Administrative Agent shall forward copies to each Lender), specify the proposed effective date and amount of such New Term Loan Commitment (which date and amount shall be reasonably acceptable to Administrative Agent) and be accompanied by an Officer’s Certificate of Company certifying items (1) through (4) of the previous sentence.

Each existing Lender that desires to commit to the new tranche of New Term Loans shall as soon as practicable specify the amount of New Term Loan Commitments which it is willing to assume. If the total amount that the existing Lenders are willing to commit exceeds the amount of New Term Loan Commitments requested by Borrower’s Agent, Administrative Agent shall allocate such amount among the existing Lenders who have agreed to provide New Term Loan Commitments. If the total amount that the existing Lenders are willing to commit to is less than the amount requested by Borrower’s Agent, Borrower’s Agent may designate new lenders who qualify as Eligible Assignees and which are reasonably acceptable to Administrative Agent as additional Lenders hereunder in accordance with this subsection 2.1A(vi), which new lenders may assume all or a portion of the excess New Term Loan Commitments and each existing Lender with a New Term Loan Commitment and each such new lender with a New Term Loan Commitment shall be a New Term Lender hereunder. Each additional New Term Loan Lender designated by Borrower’s Agent and acceptable to Administrative Agent shall become an additional party hereto as a New Term Lender concurrently with the effectiveness of such New Term Loan Commitments in the aggregate principal amount of its New Term Loan Commitment, upon its execution of New Lender Supplement in the form of Exhibit XIV (and, in each case, otherwise in form and substance reasonably satisfactory to Administrative Agent). No Lender shall have any obligation, express or implied, to commit to any New Term Loan Commitments.

Upon the effectiveness of the New Term Loan Commitments on the terms and conditions set forth herein, Company shall, or cause the applicable Borrower to, execute and deliver any additional Notes as any Lender may reasonably request and such modifications to the Loan Documents and customary deliverables as the Administrative Agents may reasonably request. In connection with the New Term Loans provided for in this subsection 2.1A(vi), conforming amendments and/or supplements shall be made to this Agreement and the other Loan Documents to reflect such New Term Loans without the consent of any Lender not a lender of such New Term Loans, including, without limitation, if applicable, conforming amendments and/or supplements: (i) to provide for the New Term Loans as a new tranche or tranches of Loans hereunder and to share ratably in the benefits of this Agreement and the other Loan Documents with the other Loans made to the same Borrower under this Agreement, including in respect of Collateral and in the application of prepayments, (ii) to provide for the interest rates applicable to such New Term Loans and amortization schedules for such New Term Loans, and (iii) to include New Term Lenders in any determination of Lenders, Requisite Lenders, Requisite Class Lenders and Pro Rata Share as well as secured parties and/or beneficiaries under Collateral Documents. Notwithstanding anything in this Agreement expressed or implied to the contrary (including, without limitation in subsection 10.8), nothing herein shall be construed to require consent from Lenders that are not lenders of such New Term Loans to the incurrence of such term loans in compliance with this subsection 2.1A(vi), and this subsection 2.1A(vi) shall supersede any provisions in subsection 10.8 to the contrary.

Each tranche of New Term Loans to be made under this subsection 2.1A(vi) shall be made to Domestic Borrowers or the Offshore Borrower (as applicable), on a joint and several basis, on the same day as the New Term Loan Commitments with respect to such tranche become effective under this subsection 2.1A(vi). Upon effectiveness of any such New Term Loan Commitments, the Pro Rata Share of each Lender will be adjusted to give effect to the New Term Loan Commitments and Administrative Agent shall provide notice to Lenders with a New Term Loan Commitment or New Term Loans of such Lender’s Pro Rata Share after giving effect to such additional tranche. Amounts borrowed as New Term Loans and subsequently repaid or prepaid may not be reborrowed.

B. Borrowing Mechanics. Revolving Loans, Offshore Revolving Loans, Additional Offshore Revolving Loans and New Term Loans (if any) made as Base Rate Loans made on any Funding Date (other than Revolving Loans made pursuant to a request by Swing Line Lender pursuant to subsection 2.1A(iii) or Revolving Loans made pursuant to subsection 3.3B) shall be in an aggregate minimum amount of $2,000,000 and multiples of $500,000 in excess of that amount. Revolving Loans, Offshore Revolving Loans, Additional Offshore Revolving Loans and New Term Loans (if any) made on any Funding Date as Eurodollar Rate Loans and Offshore Revolving Loans made on any Funding Date as LIBO Rate Loans, in each case, with a particular Interest Period shall be in an aggregate minimum amount of $2,000,000 (or the Offshore Currency Equivalent in the case of LIBO Rate Loans) and multiples of $500,000 (or the Offshore Currency Equivalent in the case of LIBO Rate Loans) in excess of that amount. Swing Line Loans made on any Funding Date shall be in an aggregate minimum amount of $500,000 and multiples of $100,000 in excess of that amount. Whenever any Domestic Borrower desires that Lenders make Loans to such Domestic Borrower it shall deliver to Administrative Agent at its Domestic Funding and Payment Office a duly executed Notice of Borrowing no later than 2:00 P.M. (New York City time) at least three Business Days in advance of the proposed Funding Date (in the case of a Eurodollar Rate Loan) or at least one Business Day in advance of the proposed Funding Date (in the case of a Base Rate Loan). Whenever Offshore Borrower desires that Lenders make Loans to the Offshore Borrower that are (i) LIBO Rate Loans or Eurodollar Loans, it shall deliver a duly executed Notice of Borrowing to Administrative Agent at its Offshore Funding and Payment Office no later than 2:00 P.M. (London time) at least three Business Days in advance of the proposed Funding Date or (ii) Base Rate Loans, it shall deliver a duly executed Notice of Borrowing to Administrative Agent at its Domestic Funding and Payment Office no later than 2:00 P.M. (New York City time) at least one Business Day in advance of the proposed Funding Date. Whenever any Domestic Borrower desires that Swing Line Lender make a Swing Line Loan, it shall deliver to Swing Line Lender at the Swing Line Funding and Payment Office (with a simultaneous copy to Administrative Agent at its Domestic Funding and Payment Office) a duly executed Notice of Borrowing no later than 3:00 P.M. (New York City time) on the proposed Funding Date. Loans (other than Swing Line Loans) denominated in Dollars may be continued as or converted into Base Rate Loans and Eurodollar Rate Loans in the manner provided in subsection 2.2D. Offshore Revolving Loans denominated in Offshore Currencies may be continued as or converted into LIBO Rate Loans with different Interest Periods in the manner provided in subsection 2.2D. In lieu of delivering a

Notice of Borrowing, any Borrower may give Administrative Agent (or in the case of any Swing Line Loans, Swing Line Lender and Administrative Agent), as applicable, telephonic notice by the required time of any proposed borrowing under this subsection 2.1B; provided that such notice shall be promptly confirmed in writing by delivery of a duly executed Notice of Borrowing to Administrative Agent (and Swing Line Lender in the case of any Swing Line Loans) on or before the applicable Funding Date.

C. Disbursement of Funds.

(i) Except to the extent provided in subsections 2.1A(iv) and 2.1A(v), all Loans shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that neither Administrative Agent nor any Lender shall be responsible for any default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder nor shall the Commitment or Pro Rata Share of any Lender to make the particular type of Loan requested be increased or decreased as a result of a default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder.

(ii) Promptly after receipt by Administrative Agent of a Notice of Borrowing for a Loan (other than a Swing Line Loan) in connection with a request by a Domestic Borrower pursuant to subsection 2.1B (or telephonic notice in lieu thereof), Administrative Agent shall notify each Lender for that type of Loan of the proposed borrowing. Each such Lender shall make the amount of its Loan available to Administrative Agent not later than 1:00 P.M. (New York City time) on the applicable Funding Date in same day funds in Dollars at the Domestic Funding and Payment Office. Except as provided in subsection 2.1A(iii) or subsection 3.3B with respect to Revolving Loans used to repay Refunded Swing Line Loans or to reimburse Issuing Lender for the amount of a drawing under a Letter of Credit, upon satisfaction or waiver of the conditions precedent specified in subsections 4.1 (in the case of Loans made on the Closing Date) and 4.2 (in the case of all Loans), Administrative Agent shall make the proceeds of such Loans available to the applicable Domestic Borrower requesting such Loans on the applicable Funding Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account of such Domestic Borrower specified in the applicable Notice of Borrowing.

(iii) Promptly after receipt by Administrative Agent of a Notice of Borrowing in connection with a request by the Offshore Borrower pursuant to subsection 2.1B (or telephonic notice in lieu thereof), Administrative Agent shall notify each Lender for that type of Loan of the proposed borrowing. Each such Lender shall make the amount of its Offshore Revolving Loans not later than 1:00 P.M. (London, England time) on the applicable Funding Date in same day funds in the requested Offshore Currency at the Offshore Funding and Payment Office. Administrative Agent shall make the proceeds of such Offshore Revolving Loans available to the Offshore Borrower, on the applicable Funding Date by causing an amount of same day funds in such Offshore Currency equal to the proceeds of all such Offshore Revolving Loans received by Administrative Agent from Lenders to be credited to the account of the Offshore Borrower specified in the applicable Notice of Borrowing.

(iv) Promptly after receipt by Swing Line Lender of a Notice of Borrowing pursuant to subsection 2.1B (or telephonic notice in lieu thereof), Swing Line Lender shall make the amount of its Swing Line Loan available to the applicable Domestic Borrower requesting such Swing Line Loan not later than 3:00 P.M. (New York City time) on the applicable Funding Date, in each case in same day funds in Dollars, at the Swing Line Funding and Payment Office. Swing Line Lender shall make the proceeds of any Swing Line Loan available to the applicable Domestic Borrower requesting such Swing Line Loan, on the applicable Funding Date by causing an amount of same day funds, in Dollars, equal to the proceeds of such Swing Line Loan to be credited to the account of such Domestic Borrower specified in the applicable Notice of Borrowing.

(v) Unless Administrative Agent shall have been notified by any Lender prior to a Funding Date for any Loans that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Funding Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Funding Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the applicable Borrower an amount equal to the amount of such Lender’s Loan on such Funding Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify the applicable Borrower and such Borrower shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the rate payable under this Agreement for Base Rate Loans. Nothing in this subsection 2.1C shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that any Borrower may have against any Lender as a result of any default by such Lender hereunder.

D. The Register.

Administrative Agent, acting for these purposes solely as an agent of Borrowers (it being acknowledged that Administrative Agent, in such capacity, and its officers, directors, employees, agent and affiliates shall constitute Indemnitees under subsection 10.5), shall maintain (and make available for inspection by Borrowers upon reasonable prior notice at reasonable times) at its address referred to in subsection 10.10 a register for the recordation of, and shall record, the names and addresses of Lenders and the Revolving Loan Commitment, Offshore Revolving Loan Commitment, Swing Line Loan Commitment, any Additional Offshore Revolving Loan Commitment, any New Term Loan Commitment, Revolving Loans, Offshore Revolving Loans, Swing Line Loans, any Additional Offshore Revolving Loans and any New Term Loans of each Lender from time to time (the “Register”). Borrowers,

Borrowers’ Agent, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof; all amounts owed with respect to any Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof; and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans. Each Lender shall record on its internal records the amount of its Loans and Commitments and each payment in respect hereof, and any such recordation shall be conclusive and binding on each Borrower, absent manifest error, subject to the entries in the Register, which shall, absent manifest error, govern in the event of any inconsistency with any Lender’s records. Failure to make any recordation in the Register or in any Lender’s records, or any error in such recordation, shall not affect any Loans or Commitments or any Obligations in respect of any Loans.

E. Notes.

(i) If so requested by any Lender by written notice to Borrowers’ Agent (with a copy to Administrative Agent) at any time, Domestic Borrowers shall execute and deliver to such Lender, promptly after Borrowers’ Agent’s receipt of such notice, a promissory note or promissory notes to evidence such Lender’s Revolving Loans or Swing Line Loans, substantially in the form of Exhibit IV and Exhibit VI annexed hereto, respectively, with appropriate insertions.

(ii) Offshore Borrower shall execute and deliver (a) to each Offshore Revolving Lender on the Closing Date and from time to time thereafter as required by subsection 10.1, an Offshore Note substantially in the form of Exhibit V annexed hereto with proper insertions, and (b) to each Additional Offshore Revolving Lender on the date of effectiveness of the relevant Additional Offshore Revolving Loan Commitments and from time to time thereafter as required by subsection 10.1, a promissory note or promissory notes to evidence such Lender’s Additional Offshore Revolving Loans.

(iii) If so requested by any New Term Lender by written notice to Borrowers’ Agent (with a copy to Administrative Agent) at any time, the applicable Borrower shall execute and deliver to such Lender, promptly after Borrowers’ Agent’s receipt of such notice, a promissory note or promissory notes to evidence such Lender’s New Term Loans.

F. Calculation of Spot Rates. On each Calculation Date Administrative Agent shall determine the Spot Rate as of such Calculation Date (it being acknowledged and agreed that Administrative Agent shall use the Spot Rates so calculated for the purposes of determining compliance with subsections 2.1A(i), 2.1A(ii), 2.1A(iv), 2.1A(v) and 2.1(vi) and for all other purposes under this Agreement or any other Loan Document that requires the calculation of the Dollar Equivalent or the Offshore Currency Equivalent). Any Spot Rate so determined shall become effective on such Calculation Date and shall remain effective until the next succeeding Calculation Date. Administrative Agent shall promptly notify Offshore Borrower of each determination of a Spot Rate hereunder.

2.2	Interest on the Loans.

A. Rate of Interest. Subject to the provisions of subsections 2.6 and 2.7, (x) each Loan (other than a Swing Line Loan) denominated in Dollars shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate or the Eurodollar Rate and (y) each Loan denominated in an Offshore Currency shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the LIBO Rate. Subject to the provisions of subsection 2.7, each Swing Line Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate. The applicable basis for determining the rate of interest with respect to any Loan (other than a Swing Line Loan) shall be selected by the applicable Borrower initially at the time a Notice of Borrowing is given with respect to such Loan pursuant to subsection 2.1B (subject to the last sentence of subsection 2.1B), and the basis for determining the interest rate with respect to any Loan (other than a Swing Line Loan) may be changed from time to time pursuant to subsection 2.2D (subject to the last sentence of subsection 2.1B). If on any day a Loan (other than a Swing Line Loan) denominated in Dollars is outstanding with respect to which notice has not been delivered to Administrative Agent (or has not yet been given effect) in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Base Rate.

(i) Subject to the provisions of subsections 2.2E, 2.2G and 2.7, the Revolving Loans and Offshore Revolving Loans shall bear interest as of any date of determination specified in subsection 2.2A(ii) through maturity as follows:

(a) if a Base Rate Loan, then at the sum of the Base Rate plus the Base Rate Margin set forth in the table below opposite the Consolidated Leverage Ratio for the four Fiscal Quarter period for which the applicable Pricing Certificate for such date of determination has been delivered pursuant to subsection 6.1(iv);

(b) if a Eurodollar Rate Loan, then at the sum of the Eurodollar Rate plus the Eurodollar Rate Margin set forth in the table below opposite the Consolidated Leverage Ratio for the four Fiscal Quarter period for which the applicable Pricing Certificate for such date of determination has been delivered pursuant to subsection 6.1(iv); or

(c) if a LIBO Rate Loan, then at the sum of the LIBO Rate plus the LIBO Rate Margin set forth in the table below opposite the Consolidated Leverage Ratio for the four Fiscal Quarter period for which the applicable Pricing Certificate for such date of determination has been delivered pursuant to subsection 6.1(iv);

Consolidated Leverage Ratio	Eurodollar Rate Margin and LIBO Rate Margin	Base Rate Margin
Less than: 1.00:1.00	0.500%	0.00%
Greater than or equal to: 1.00:1.00 but less than: 1.50:1.00	0.625%	0.00%
Greater than or equal to: 1.50:1.00 but less than: 2.00:1.00	0.750%	0.00%
Greater than or equal to: 2.00:1.00 but less than: 2.50:1.00	1.000%	0.00%
Greater than or equal to: 2.50:1.00	1.250%	0.25%

provided that, until the delivery of the first Pricing Certificate for the Fiscal Quarter ending September 30, 2006, the applicable margin for Revolving Loans and Offshore Revolving Loans that are Eurodollar Rate Loans or LIBO Rate Loans shall be 0.625% per annum and for Revolving Loans and Offshore Revolving Loans that are Base Rate Loans shall be 0.00% per annum.

(ii) Upon delivery of the Pricing Certificate by Company to Administrative Agent pursuant to subsection 6.1(iv), the Base Rate Margin and the Eurodollar Rate Margin for Revolving Loans and Offshore Revolving Loans denominated in Dollars and the LIBO Rate Margin for Offshore Revolving Loans denominated in an Offshore Currency shall automatically be adjusted in accordance with such Pricing Certificate, such adjustment to become effective on the next succeeding Business Day following the receipt by Administrative Agent of such Pricing Certificate (subject to the provisions of the foregoing clause (i) and this clause (ii)); provided that, if at any time a Pricing Certificate is not delivered at the time required pursuant to subsection 6.1(iv), from the time such Pricing Certificate was required to be delivered until delivery of such Pricing Certificate, the applicable margins shall be the maximum percentage amount for the relevant Loan set forth above.

(iii) Subject to the provisions of subsections 2.2E, 2.2G and 2.7, the Swing Line Loans shall bear interest through maturity at a rate equal to the applicable Base Rate Margin for Revolving Loans minus a rate equal to the commitment fee percentage then in effect as determined pursuant to subsection 2.3A.

B. Interest Periods. In connection with each Eurodollar Rate Loan or LIBO Rate Loan, the applicable Borrower may, pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, select an interest period (each an “Interest Period”) to be applicable to such Loan, which Interest Period shall be, at such Borrower’s option, either a one, two, three or six month period, or if available to all Lenders of such Loans, a nine or twelve month period; provided that:

(i) the initial Interest Period for any Eurodollar Rate Loan or LIBO Rate Loan shall commence on the Funding Date in respect of such Loan, in the case of a Loan initially made as a Eurodollar Rate Loan or LIBO Rate Loan, or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Loan converted to a Eurodollar Rate Loan or a LIBO Rate Loan;

(ii) in the case of immediately successive Interest Periods applicable to a Eurodollar Rate Loan or LIBO Rate Loan continued as such pursuant to a Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

(iii) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(iv) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (v) of this subsection 2.2B, end on the last Business Day of a calendar month;

(v) no Interest Period with respect to any portion of any Revolving Loans or any Offshore Revolving Loans shall extend beyond the Revolving Loan Commitment Termination Date;

(vi) no Interest Period shall expire on a date after the final maturity date of such Loan;

(vii) there shall be no more than eighteen Interest Periods outstanding at any time; and

(viii) in the event the Domestic Borrowers or the Offshore Borrower fails to specify an Interest Period for any Eurodollar Rate Loan or LIBO Rate Loan in the applicable Notice of Borrowing or Notice of Conversion/Continuation, the Domestic Borrowers or the Offshore Borrower, as applicable shall be deemed to have selected an Interest Period of one month.

C. Interest Payments. Subject to the provisions of subsection 2.2E, interest on each Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid) and at maturity (including final maturity).

D. Conversion or Continuation. Subject to the provisions of subsection 2.6, (i) each Domestic Borrower and the Offshore Borrower shall have the option (a) to convert at any time all or any part of its outstanding Loans (except Swing Line Loans) denominated in Dollars, as the case may be, equal to $2,000,000 and multiples of $500,000 in excess of that amount from Loans bearing interest at a rate determined by reference to one basis to Loans bearing interest at a rate determined by reference to an alternative basis or (b) upon the expiration of any Interest Period applicable to a Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $2,000,000 and multiples of $500,000 in excess of that amount as a Eurodollar Rate Loan or, if such Eurodollar Rate Loan is less than $2,000,000, to continue the full amount of such Eurodollar Rate Loan as a Eurodollar Rate Loan and (ii) the Offshore Borrower shall have the option upon the expiration of any Interest Period applicable to a LIBO Rate Loan, to continue all or any portion of such Loan equal to the Offshore Currency

Equivalent of $2,000,000 and multiples of the Offshore Currency Equivalent of $500,000 in excess of that amount as a LIBO Rate Loan or, if such LIBO Rate Loan is less than $2,000,000, to continue the full amount of such LIBO Rate Loan as a LIBO Rate Loan; provided, however, that a Eurodollar Rate Loan may only be converted into a Base Rate Loan on the expiration date of an Interest Period applicable thereto; provided, however, except as otherwise provided herein, (i) if the applicable Domestic Borrower fails to give a Notice of Conversion/Continuation at least one Business Day prior to the expiration of any Interest Period applicable to any Eurodollar Rate Loan of such Domestic Borrower, such Borrower shall have been deemed to have delivered a Notice of Conversion/Continuation requesting that such Eurodollar Rate Loan be converted into a Base Rate Loan and (ii) if Offshore Borrower fails to give a Notice of Conversion/Continuation at least three Business Days prior to the expiration of any Interest Period applicable to any LIBO Rate Loan, Offshore Borrower shall have been deemed to have delivered a Notice of Conversion/Continuation requesting that such LIBO Rate Loan be continued as a LIBO Rate Loan with a one month Interest Period.

Any Domestic Borrower delivering a Notice of Conversion/Continuation shall deliver such notice to Administrative Agent at its Domestic Funding and Payment Office no later than 2:00 P.M. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). Offshore Borrower shall deliver any Notice of Conversion/Continuation to Administrative Agent at both its Domestic Funding and Payment Office no later than 2:00 P.M. (New York City time) and its Offshore Funding and Payment Office no later than 2:00 P.M. (London time) at least three Business Days in advance of the proposed conversion/continuation date. In lieu of delivering a Notice of Conversion/Continuation, the applicable Borrower may give Administrative Agent telephonic notice to the Domestic Funding and Payment Office and/or the Offshore Funding and Payment Office, as applicable, by the required time of any proposed conversion/continuation under this subsection 2.2D; provided that such notice shall be promptly confirmed in writing by delivery of a duly executed Notice of Conversion/Continuation to Administrative Agent on or before the proposed conversion/continuation date. Administrative Agent shall promptly notify each Lender of any Loan subject to any Notice of Conversion/Continuation.

E. Default Rate. Upon the occurrence and during the continuation of any Event of Default, the outstanding principal amount of all Loans and, to the extent permitted by applicable law, any interest payments thereon not paid when due and any fees and other amounts then due and payable hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code, Swiss Bankruptcy Code or other applicable bankruptcy laws) payable upon demand at a rate that is 2% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans); provided that (i) in the case of Eurodollar Rate Loans upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective, such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans and (ii) in the case of LIBO Rate Loans upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective, such LIBO Rate Loans shall thereupon be converted at the Spot Rate into Base Rate Loans denominated in Dollars and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this subsection 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

F. Computation of Interest. Interest on the Loans shall be computed (i) in the case of Base Rate Loans, on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans or LIBO Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

G. Maximum Rate. Notwithstanding the foregoing provisions of this subsection 2.2, in no event shall the rate of interest payable by any Borrower with respect to any Loan exceed the maximum rate of interest permitted to be charged under applicable law.

H. Net Minimum Interest – Swiss Withholding Tax. The interest rate as determined by this subsection 2.2 is deemed to constitute, for Swiss tax purposes, a net minimum interest and shall be net of Swiss withholding tax, if any. If Offshore Borrower or any Offshore Guarantor is required under Swiss law to make interest payments hereunder subject to withholding tax, in accordance with subsection 2.7, then (i) the amount of the interest rate shall be increased, (ii) withholding tax shall be calculated based on the increased interest rate and (iii) Offshore Borrower or such Offshore Guarantor shall deliver the documents required for the refund of Swiss withholding tax. The increase in the interest rate applied pursuant to clauses (i) and (ii) above shall be in an amount sufficient to ensure that the amount retained by Administrative Agent or any Lender under any of the Loan Documents after meeting its withholding tax payments shall be equivalent to the amount of interest such Administrative Agent or any Lender under any of the Loan Documents would have received had no withholding tax been imposed.

2.3	Fees.

A. Commitment Fees. (i) Domestic Borrowers, on a joint and several basis, agree to pay to Administrative Agent, for distribution to each Revolving Lender in proportion to that Lender’s Pro Rata Share, commitment fees for the period from and including the Closing Date to and excluding the Revolving Loan Commitment Termination Date equal to the average of the daily excess of the Revolving Loan Commitments over the sum of (x) the aggregate principal amount of outstanding Revolving Loans (but not any outstanding Swing Line Loans)

plus (y) the Domestic Letter of Credit Usage plus (z) the Offshore Revolving Loan Commitments multiplied by a rate per annum equal to the percentage set forth in the table below opposite the Consolidated Leverage Ratio for the four Fiscal Quarter period for which the applicable Pricing Certificate has been delivered pursuant to subsection 6.1(iv) and (ii) Offshore Borrower agrees to pay to Administrative Agent, for distribution to each Offshore Revolving Lender in proportion to that Lender’s Pro Rata Share, commitment fees for the period from and including the Closing Date to and excluding the Revolving Loan Commitment Termination Date equal to the average of the daily excess of the Offshore Revolving Loan Commitments over the sum of (x) aggregate principal amount of outstanding Offshore Revolving Loans plus (y) the Offshore Letter of Credit Usage multiplied by a rate per annum equal to the percentage set forth in the table below opposite the Consolidated Leverage Ratio for the four Fiscal Quarter period for which the applicable Pricing Certificate has been delivered pursuant to subsection 6.1(iv):

Consolidated Leverage Ratio	Commitment Fee Percentage
Less than: 1.00:1.00	0.125%
Greater than or equal to: 1.00:1.00 but less than: 1.50:1.00	0.150%
Greater than or equal to: 1.50:1.00 but less than: 2.00:1.00	0.175%
Greater than or equal to: 2.00:1.00 but less than: 2.50:1.00	0.200%
Greater than or equal to: 2.50:1.00	0.250%

such commitment fees to be calculated on the basis of a 360-day year and the actual number of days elapsed and to be payable quarterly in arrears on the last Business Day of each of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, and on the Revolving Loan Commitment Termination Date; provided that until the delivery of the Pricing Certificate for the Fiscal Quarter ending September 30, 2006, the applicable commitment fee percentage shall be 0.150% per annum. Upon delivery of the Pricing Certificate by Company to Administrative Agent pursuant to subsection 6.1(iv), the applicable commitment fee percentage shall automatically be adjusted in accordance with such Pricing Certificate, such adjustment to become effective on the next succeeding Business Day following the receipt by Administrative Agent of such Pricing Certificate; provided that, if at any time a Pricing Certificate is not delivered at the time required pursuant to subsection 6.1(iv), from the time such Pricing Certificate was required to be delivered until delivery of such Pricing Certificate, the applicable commitment fee percentage shall be the maximum percentage amount set forth above.

B. Other Fees. Domestic Borrowers, jointly and severally, agree to pay to Administrative Agent such fees in the amounts and at the times separately agreed upon between any Domestic Borrower and Administrative Agent. Offshore Borrower agrees to pay to Administrative Agent such fees in the amounts and at the times separately agreed upon between Offshore Borrower and Administrative Agent.

2.4	Prepayments and Reductions in Revolving Loan Commitments, Offshore Revolving Loan Commitments, Additional Offshore Revolving Loan Commitments and New Term Loans; General Provisions Regarding Payments; Application of Proceeds of Collateral and Payments Under Guaranties.

A. Prepayments of Loans and Reductions in Revolving Loan Commitments, Offshore Revolving Loan Commitments, Additional Offshore Revolving Loan Commitments and New Term Loans.

(i) Voluntary Prepayments.

(a) Domestic Borrowers may, upon written or telephonic notice to Swing Line Lender (with a simultaneous copy to Administrative Agent) on or prior to 3:00 P.M. (New York City time) on the date of prepayment, which notice, if telephonic, shall be promptly confirmed in writing, at any time and from time to time prepay any Swing Line Loan on any Business Day in whole or in part in an aggregate minimum amount of $500,000 and multiples of $100,000 in excess of that amount. Domestic Borrowers may, upon not less than one Business Day’s prior written or telephonic notice, in the case of Base Rate Loans, and three Business Days’ prior written or telephonic notice, in the case of Eurodollar Rate Loans, in each case given to Administrative Agent at its Domestic Funding and Payment Office by 2:00 P.M. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (who will promptly notify each Lender whose Loans are to be prepaid of such prepayment), at any time and from time to time prepay any of their respective Revolving Loans or, to the extent borrowed by the Domestic Borrowers, New Term Loans (if any) on any Business Day in whole or in part in an aggregate minimum amount of $2,000,000 and multiples of $500,000 in excess of that amount; provided, however, that if a Eurodollar Rate Loan is prepaid on a date other than the date that the Interest Period applicable thereto expires, the Domestic Borrowers shall compensate the Lenders in accordance with subsection 2.6D for any losses, expenses or liabilities incurred in connection with such prepayment. Notice of prepayment having been given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in subsection 2.4A(iv).

(b) Offshore Borrower may upon not less than three Business Days’ prior written or telephonic notice to Administrative Agent at its Offshore Funding and Payment Office by 2:00 P.M. (London time), on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (who will promptly notify each Lender whose Loans are to be prepaid of such prepayment), at any time and from time to time prepay any Offshore Revolving Loans or, to the extent borrowed by the Offshore Borrower, Additional Offshore Revolving Loans (if any) and New Term Loans (if any) on any Business Day in whole or in part in an aggregate minimum amount of $2,000,000 (or the Offshore Currency Equivalent) and multiples of $500,000 (or the Offshore Currency Equivalent) in excess of that amount; provided, however, that if a LIBO Rate Loan is prepaid on a date other than the date that the Interest Period applicable thereto expires, the Offshore Borrower shall compensate the Lenders in accordance with subsection 2.6D for any losses, expenses or liabilities incurred in connection with such prepayment. Notice of prepayment having been given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in subsection 2.4A(iv).

(ii) Voluntary Reductions of Revolving Loan Commitments, Offshore Revolving Loan Commitments and Additional Offshore Revolving Loan Commitments.

(a) Voluntary Reduction of Revolving Loan Commitments. Borrowers’ Agent may, upon not less than three Business Days’ prior written or telephonic notice from Borrowers’ Agent confirmed in writing to Administrative Agent (who will promptly notify each Revolving Lender of such notification from Borrowers’ Agent), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Loan Commitments in an amount up to the amount by which the Revolving Loan Commitments exceed the Total Utilization of Revolving Loan Commitments at the time of such proposed termination or reduction; provided that any such partial reduction of the Revolving Loan Commitments shall be in an aggregate minimum amount of $2,000,000 and multiples of $500,000 in excess of that amount. Borrowers’ Agent’s notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Loan Commitments shall be effective on the date specified in Borrowers’ Agent’s notice and shall reduce the Revolving Loan Commitment of each Revolving Lender proportionately to its Pro Rata Share. Any such voluntary reduction of the Revolving Loan Commitments shall be applied as specified in subsection 2.4A(iv).

(b) Voluntary Reductions of Offshore Revolving Loan Commitments and Additional Offshore Revolving Loan Commitments. Offshore Borrower may, upon not less than three Business Days’ prior written or telephonic notice from the Offshore Borrower or Borrowers’ Agent confirmed in writing to Administrative Agent (who will promptly notify each Offshore Revolving Lender of such notification from the Offshore Borrower), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, (x) the Offshore Revolving Loan Commitments in an amount up to the amount by which the Offshore Revolving Loan Commitments exceed the Total Utilization of Offshore Revolving Loan Commitments at the time of such proposed termination or reduction, and/or (y) the Additional Offshore Revolving Loan Commitments in an amount up to the amount by which the Additional Offshore Revolving Loan Commitments exceed the Total Utilization of Additional Offshore Revolving Loan Commitments at the time of such proposed termination or reduction; provided that any such partial reduction of the Offshore Revolving Loan Commitments or the Additional Offshore Revolving Loan Commitments shall be in an aggregate minimum amount of $2,000,000 (or the Offshore Currency Equivalent) and multiples of $500,000 (or the Offshore Currency Equivalent) in excess of that amount. Borrowers’ Agent or Offshore Borrower’s notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Offshore Revolving Loan Commitments or the Additional Offshore Revolving Loan Commitments, as the case may be, shall be effective on the date specified in Borrowers’ Agent or Offshore Borrower’s notice and shall reduce the Offshore Revolving Loan Commitment of each Offshore Revolving Lender or the Additional Offshore Revolving Loan Commitment of each Additional Offshore Revolving Lender, as applicable, proportionately to its applicable Pro Rata Share. Any such voluntary reduction of the Offshore Revolving Loan Commitments or Additional Offshore Revolving Loan Commitments shall be applied as specified in subsection 2.4A(iv). The Offshore Revolver Dollar Sublimit Amount shall be reduced by the Dollar amount of any such reduction to the Offshore Revolving Loan Commitments (determined at the time of such reduction).

(iii) Mandatory Prepayments of Loans. The Loans shall be prepaid in the amounts and under the circumstances set forth below, all such prepayments to be applied as set forth below and as more specified provided in subsection 2.4A(iv):

(a) Prepayments Due to Reductions or Restrictions of Revolving Loan Commitments. Domestic Borrowers shall from time to time prepay first the Swing Line Loans and second the Revolving Loans and Offshore Revolving Loans on a pro rata basis to the extent necessary so that the Total Utilization of Revolving Loan Commitments shall not at any time exceed the Revolving Loan Commitments then in effect.

(b) Prepayments Due to Reductions or Restrictions of Offshore Revolving Loan Commitments. Offshore Borrower shall from time to time prepay the Offshore Revolving Loans to the extent necessary so that the Total Utilization of Offshore Revolving Loan Commitments shall not at any time exceed the Offshore Sublimit.

(c) Prepayments Due to Reductions or Restrictions of Additional Offshore Revolving Loan Commitments. Offshore Borrower shall from time to time prepay the Additional Offshore Revolving Loans, if any, to the extent necessary so that the Total Utilization of Additional Offshore Revolving Loan Commitments shall not at any time exceed the Additional Offshore Revolving Loan Commitments then in effect.

(iv) Application of Prepayments.

(a) Application of Voluntary Prepayments by Type of Loans. Any voluntary prepayments pursuant to subsection 2.4A(i) shall be applied as specified by the Domestic Borrowers or Offshore Borrower, as applicable, in the applicable notice of prepayment; provided that in the event the Borrowers fail to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied first to repay outstanding Swing Line Loans to the full extent thereof, second to repay outstanding Revolving Loans and Offshore Revolving Loans pro rata , as applicable, to the full extent thereof, third to repay any outstanding Additional Offshore Revolving Loans to the full extent thereof, and fourth to repay any outstanding New Term Loans to the full extent thereof.

(b) Application of Prepayments to Base Rate Loans, Eurodollar Rate Loans and LIBO Rate Loans. Considering Revolving Loans, Offshore Revolving Loans, Additional Offshore Revolving Loans and New Term Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans or LIBO Rate Loans, as the case may be, in each case in a manner that minimizes the amount of any payments required to be made by any Borrower pursuant to subsection 2.6D.

B. General Provisions Regarding Payments.

(i) Manner and Time of Payment.

(a) All payments by any Borrower of principal, interest, fees and other Obligations (other than as provided in clauses (b) and (c) below) on any Loans shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 3:00 P.M. (New York City time) on the date due at the Domestic Funding and Payment Office for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by such Borrower on the next succeeding Business Day. Each Borrower hereby authorizes Administrative Agent to charge its accounts with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose);

(b) All payments by Offshore Borrower of principal of and interest on any Offshore Revolving Loans, Additional Offshore Revolving Loans or New Term Loans denominated in an Offshore Currency shall be made in same day funds, in such Offshore Currency, without defense, setoff or counterclaim, free of any restriction or conditions, and delivered to Administrative Agent at its Offshore Funding and Payment Office not later than 3:00 P.M. (London time), on the date due; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by such Borrower on the next succeeding Business Day; and

(c) So long as no Event of Default or Potential Event of Default has occurred and is continuing, all payments by any Domestic Borrower of principal of and interest on any Swing Line Loan shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or conditions, and delivered to Swing Line Lender not later than 4:00 P.M. (New York City time) on the date due at the Swing Line Funding and Payment Office; funds received by Swing Line Lender after that time on such due date shall be deemed to have been paid by such Borrower on the next succeeding Business Day. If an Event of Default or Potential Event of Default has occurred and is continuing, all payments by any Domestic Borrower of principal of and interest on any Swing Line Loans shall be made in accordance with clause (a) above.

(ii) Application of Payments to Principal and Interest. All payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments shall be applied to the payment of interest before application to principal.

(iii) Apportionment of Payments. Aggregate principal and interest payments in respect of all Loans (except Swing Line Loans) shall be apportioned among all outstanding Loans to which such payments relate, in each case proportionately to Lenders’ respective Pro Rata Shares. Administrative Agent shall promptly distribute to each Lender, at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request, its Pro Rata Share of all such payments received by Administrative Agent and the commitment fees of such Lender, if any, when received by Administrative Agent pursuant to subsection 2.3. Notwithstanding the foregoing provisions of this subsection 2.4B(iii), if, pursuant to the provisions of subsection 2.6C, (A) any Notice of Conversion/Continuation is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans or LIBO Rate Loans, as the case may be, or (B) any Offshore Affected Lender gives notice of its determination that making Loans to Offshore Borrower is unlawful, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(iv) Payments on Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder, as the case may be; provided, however, that if such an extension of time for payment of any principal or interest due in connection with a Eurodollar Rate Loan or LIBO Rate Loan would cause such payment to be made in the next following calendar month, such payment shall be made on the next preceding Business Day and such adjustment of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder, as the case may be.

(v) Notation of Payment. Each Lender agrees that before disposing of any Note held by it, or any part thereof (other than by granting participations therein), that Lender will make a notation thereon of all Loans evidenced by that Note and all principal payments previously made thereon and of the date to which interest thereon has been paid; provided that the failure to make (or any error in the making of) a notation of any Loan made under such Note shall not limit or otherwise affect the obligations of Company hereunder or under such Note with respect to any Loan or any payments of principal or interest on such Note.

C. Application of Proceeds of Collateral and Payments after Event of Default.

Upon the occurrence and during the continuation of an Event of Default, either if requested by Requisite Lenders or upon termination of the Revolving Loan Commitments and Offshore Revolving Loan Commitments (a) all payments received on account of the Obligations, whether from Company, any other Borrower, any Guarantor or otherwise, shall be applied by Administrative Agent against the Obligations and (b) all proceeds received by Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral under any Collateral Document may, in the discretion of Administrative Agent, be held by Administrative Agent as Collateral for, and/or (then or at any time thereafter) applied in full or in part by Administrative Agent against, the applicable Secured Obligations (as defined in such Collateral Document), in each case in the following order of priority:

(i) to the payment of all costs and expenses of such sale, collection or other realization, all other expenses, liabilities and advances made or incurred by Administrative Agent in connection therewith, and all amounts for which Administrative Agent is entitled to compensation (including the fees described in subsection 2.3), reimbursement and indemnification under any Loan Document and all advances made by Administrative Agent thereunder for the account of the applicable Loan Party, and to the payment of all costs and expenses paid or incurred by Administrative Agent in connection with the Loan Documents, all in accordance with subsections 9.4, 10.4 and 10.5 and the other terms of this Agreement and the Loan Documents;

(ii) payment to the Issuing Lender of all fees, costs, expenses, indemnities and other amounts owing thereto (other than duplication of fees under subsections 3.2(i), (ii) or (iii) or with respect to the drawn or undrawn face amounts of any Letters of Credit);

(iii) thereafter, to the payment of all other applicable Secured Obligations (including any applicable Hedge Agreement Obligations) for the ratable benefit of the holders thereof (subject to the provisions of subsection 2.4B(ii) hereof); and

(iv) thereafter, to the payment to or upon the order of such Loan Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

Any payment made by any Domestic Borrower or any other Loan Party to Swing Line Lender during the continuation of an Event of Default in connection with any Swing Line Loan shall be promptly distributed by Swing Line Lender to Administrative Agent for application in accordance with this subsection 2.4.

2.5	Use of Proceeds.

A. Revolving Loans; Swing Line Loans. The proceeds of the initial Revolving Loans shall be applied by Borrowers to repay all Indebtedness outstanding under the Existing Credit Agreement. The proceeds of any other Revolving Loans and any Swing Line Loans shall be applied by the Domestic Borrowers for working capital and other general corporate purposes of Company and its Subsidiaries, which may include the financing of Permitted Acquisitions in accordance with subsection 7.3(vii) and the making of intercompany loans to any of Company’s wholly-owned Subsidiaries in accordance with subsection 7.1(iii), for their own general corporate purposes.

B. Offshore Revolving Loans. The proceeds of the Offshore Revolving Loans shall be applied by Offshore Borrower for working capital and other general corporate purposes of Offshore Borrower and its Subsidiaries which may include the financing of Permitted Acquisitions in accordance with subsection 7.3(vii) and the making of intercompany loans to any of their Subsidiaries in accordance with subsection 7.1(iii), for their own general corporate purposes.

C. Incremental Loans. The proceeds of any Revolving Loans, Offshore Revolving Loans or Additional Offshore Revolving Loans made pursuant to subsection 2.1A(iv) and (v) or any New Term Loans made pursuant to subsection 2.1A(vi) shall be used by the Borrowers to (i) repay, purchase, redeem, defease, refinance or otherwise acquire or retire for value the Senior Subordinated Notes and pay fees, expenses and premiums in connection therewith, (ii) make Permitted Acquisitions accordance with subsection 7.3(vii) and pay fees and expenses in connection therewith, and (iii) in the case of Revolving Loans, Offshore Revolving Loans and Additional Offshore Revolving Loans only, to provide financing for working capital and other general corporate purposes (collectively, “Permitted Applications of Incremental Loan Proceeds”).

D. Margin Regulations. No portion of the proceeds of any borrowing under this Agreement shall be used by Company, any Borrower or any other Subsidiary of Company in any manner that might cause the borrowing or the application of such proceeds to violate Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

2.6	Special Provisions Governing Eurodollar Rate Loans and LIBO Rate Loans.

Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to Eurodollar Rate Loans and LIBO Rate Loans as to the matters covered:

A. Determination of Applicable Interest Rate. On each Interest Rate

Determination Date, Administrative Agent shall determine in accordance with the terms of this Agreement (which determination shall, absent manifest error, be conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans and LIBO Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Company and each Lender.

B. Inability to Determine Applicable Interest Rate. In the event that Administrative Agent shall have reasonably determined (which determination shall be conclusive and binding upon all parties hereto), on any Interest Rate Determination Date that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Eurodollar Rate and/or the definition of LIBO Rate Loan, respectively, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Borrowers and each Lender of such determination, whereupon (i) in the case of Eurodollar Rate Loans (a) (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies Borrowers and Lenders that the circumstances giving rise to such notice no longer exist and (b) any Notice of Borrowing or Notice of Conversion/Continuation given by any Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be for a Base Rate Loan and (ii) in the case of LIBO Rate Loans, (a) upon the expiration of any Interest Period in effect at the time for any LIBO Rate Loans, such LIBO Rate Loans shall thereupon be converted at the Spot Rate into Base Rate Loans denominated in Dollars and (b) any Notice of Borrowing given by Offshore Borrower with respect to any LIBO Rate Loans, shall be deemed to be for an Offshore Revolving Loan denominated in Dollars at the Base Rate.

C. Illegality or Impracticability.

(i) Eurodollar Rate Loans or LIBO Rate Loans. In the event that on any date any Lender shall have reasonably determined (which determination shall be conclusive and binding upon all parties hereto but shall be made only after consultation with Company and Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans and/or LIBO Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable, or would cause such Lender material hardship, as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Borrowers and Administrative Agent of such determination (Administrative Agent shall promptly notify each other Lender of the receipt of such notice). Thereafter (a) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans and/or LIBO Rate Loans, as the case may be, shall be suspended until such notice shall be withdrawn by the Affected Lender, (b) to the extent such determination by the Affected Lender relates to a

Eurodollar Rate Loan then being requested by any Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, the Affected Lender shall make such Loan as (or convert such Loan to, as the case may be) a Base Rate Loan, (c) the Affected Lender’s obligation to maintain its outstanding Eurodollar Rate Loans and/or LIBO Rate Loans, as the case may be, (any such Eurodollar Rate Loans and/or LIBO Rate Loans, the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (d) in the case of any Eurodollar Rate Loans, the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination and (ii) in the case of any LIBO Rate Loans, such Affected Loan shall automatically convert at the Spot Rate into a Base Rate Loan denominated in Dollars on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan or LIBO Rate Loan, as the case may be, then being requested by any Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, such Borrower shall have the option, subject to the provisions of subsection 2.6D, to rescind such Notice of Borrowing or Notice of Conversion/Continuation as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (Administrative Agent shall promptly notify each other Lender of the receipt of such notice of rescission). Except as provided in the immediately preceding sentence, nothing in this subsection 2.6C(i) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans or LIBO Rate Loans in accordance with the terms of this Agreement.

(ii) Offshore Currency Loans and Offshore Letters of Credit. In the event that on any date any Lender (including the Issuing Lender) shall reasonably determine (which determination shall be conclusive and binding upon all parties hereto but shall be made only after consultation with Company and Administrative Agent) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or other Government Authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other Government Authority (whether or not having the force of law), shall make it unlawful for such Lender to make a Loan to the Offshore Borrower or issue an Offshore Letter of Credit for the account of the Offshore Borrower, then, and in any such event, such Lender shall be deemed an “Offshore Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Borrowers and Administrative Agent of such determination (Administrative Agent shall promptly notify each other Lender of the receipt of such notice). Thereafter the obligation of the Offshore Affected Lender to make such Loan to (or issue such Offshore Letter of Credit for the account of) the Offshore Borrower shall be suspended until such notice shall be withdrawn by the Offshore Affected Lender. Notwithstanding the foregoing, to the extent a determination by an Offshore Affected Lender as described above relates to a Loan or Offshore Letter of Credit then being requested by or for the account of Offshore Borrower pursuant to a Notice of Borrowing or a Request for Issuance, the Offshore Borrower shall have the option, subject to the provisions of subsection 2.6D, to rescind such Notice of Borrowing or Request for Issuance as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Offshore Affected Lender gives notice of its determination as described above (Administrative Agent shall promptly notify each other Lender of the receipt of such notice of rescission). Except as provided in the immediately preceding sentence, nothing in this subsection 2.6C(ii) shall affect the obligation of any Lender other than an Offshore Affected Lender to make Loans to Offshore Borrower (or, if such Offshore Affected Lender is the Issuing Lender, to issue Offshore Letters of Credit) in accordance with the terms of this Agreement.

D. Compensation For Breakage or Non-Commencement of Interest Periods. Each Borrower shall compensate each Lender, upon written request by that Lender pursuant to subsection 2.8, for all reasonable losses, expenses and liabilities (including any interest paid by that Lender to lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans or LIBO Rate Loans and any loss, expense or liability sustained by that Lender in connection with the liquidation or re-employment of such funds) which that Lender may sustain: (i) if for any reason (other than a default by that Lender) a borrowing of any Eurodollar Rate Loan or LIBO Rate Loan does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request therefor, or a conversion to or continuation of any Eurodollar Rate Loan or LIBO Rate Loan does not occur on a date specified therefor in a Notice of Conversion/Continuation or a telephonic request therefor, (ii) if any prepayment or other principal payment or any conversion of any of its Eurodollar Rate Loans or LIBO Rate Loans (including any prepayment or conversion occasioned by the circumstances described in subsection 2.6C) occurs on a date prior to the last day of an Interest Period applicable to that Loan, (iii) if any prepayment of any of its Eurodollar Rate Loans or LIBO Rate Loans is not made on any date specified in a notice of prepayment given by any Borrower, or (iv) as a consequence of any other default by any Borrower in the repayment of its Eurodollar Rate Loans or LIBO Rate Loans when required by the terms of this Agreement.

E. Booking of Eurodollar Rate Loans and LIBO Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans and LIBO Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender.

F. Assumptions Concerning Funding of Eurodollar Rate Loans and LIBO Rate Loans.

(i) Calculation of all amounts payable to a Lender under this subsection 2.6 and under subsection 2.7A shall be made as though that Lender had funded each of its Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period, whether or not its Eurodollar Rate Loans had been funded in such manner; and

(ii) Calculation of all amounts payable to a Lender under this subsection 2.6 and under subsection 2.7A shall be made as though that Lender had funded each of its LIBO Rate Loans through the purchase of a EURO-LIBOR deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of LIBO Rate in an amount equal to the amount of such LIBO Rate Loan and having a maturity comparable to the relevant Interest Period, whether or not its LIBO Rate Loans had been funded in such manner.

G. Eurodollar Rate Loans and LIBO Rate Loans After Default. After the occurrence of and during the continuation of a Potential Event of Default or an Event of Default, (i) no Borrower may elect to have a Loan be made or maintained as, or converted to, a Eurodollar Rate Loan or LIBO Rate Loan, as applicable, after the expiration of any Interest Period then in effect for that Loan and (ii) subject to the provisions of subsection 2.6D, any Notice of Borrowing or Notice of Conversion/Continuation given by any Borrower with respect to a requested borrowing or conversion/continuation that has not yet occurred shall be deemed to be for a Base Rate Loan (including any request for an Offshore Revolving Loan denominated in Offshore Currencies which shall deemed to be a request for an Offshore Revolving Loan denominated in Dollars) or, if the conditions to making a Loan set forth in subsection 4.2 cannot then be satisfied, shall be rescinded by such Borrower.

2.7	Increased Costs; Taxes; Capital Adequacy.

A. Compensation for Increased Costs. Subject to the provisions of subsection 2.7B (which shall be controlling with respect to the matters covered thereby), in the event that any Lender (including the Issuing Lender) shall reasonably determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or other Government Authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other Government Authority (whether or not having the force of law):

(i) subjects such Lender to any additional Tax with respect to this Agreement or any of its obligations hereunder (including with respect to issuing or maintaining any Letters of Credit or purchasing or maintaining any participations therein or maintaining any Commitment hereunder) or any payments to such Lender of principal, interest, fees or any other amount payable hereunder;

(ii) imposes, modifies or holds applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to (a) Eurodollar Rate Loans that are reflected in the definition of Eurodollar Rate or (b) LIBO Rate Loans that are reflected in the definition of LIBO Rate); or

(iii) imposes any other condition (other than with respect to Taxes) on or affecting such Lender or its obligations hereunder or the London interbank market;

and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining its Loans or Commitments or agreeing to issue, issuing or maintaining any Letter of Credit or agreeing to purchase, purchasing or maintaining any participation therein or to reduce any amount received or receivable by such Lender with respect thereto; then, in any such case, Borrowers’ Agent shall and shall cause the other Borrowers to promptly pay to such Lender, upon receipt of the statement referred to in subsection 2.8A, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder and additional amounts to the extent necessary to take into account any taxes (including for these purposes any income, recordation, mortgage, stamp or documentary taxes) such Lender may incur as a result of such additional amounts).

B. Taxes.

(i) Payments to Be Free and Clear. All sums payable by each Borrower under this Agreement and the other Loan Documents shall be paid free and clear of, and without any deduction or withholding on account of, any Tax imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of such Borrower or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

(ii) Grossing-up of Payments. If Company or any other Borrower or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by Company or any other Borrower to Administrative Agent or any Lender under any of the Loan Documents:

(a) Company shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Company or any other Borrower becomes aware of it;

(b) Company shall or Company shall cause the applicable Borrower to pay any such Tax when such Tax is due, such payment to be made (if the liability to pay is imposed on Company or such Borrower) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender;

(c) the sum payable by Company or any other Borrower in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made, and shall be increased to the extent necessary to take into account any taxes (including for these purposes any income, recordation, mortgage, stamp or documentary taxes) Administrative Agent or such Lender, as the case may be, may incur as a result of such payment; and

(d) within 30 days after paying any sum from which it is required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Tax which it is required by clause (b) above to pay, Company shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority;

provided that no such additional amount shall be required to be paid to any Lender under clause (c) above except to the extent that any change after the date on which such Lender became a Lender in any such requirement for a deduction, withholding or payment as is mentioned therein, including a change attributable to a change in the classification (for tax purposes) of any Borrower, shall result in an increase in the rate of such deduction, withholding or payment from that in effect on the date on which such Lender became a Lender, in respect of payments to such Lender.

(iii) Evidence of Exemption from U.S. Withholding Tax.

(a) Each Lender to a Domestic Borrower that is organized under the laws of any jurisdiction other than the United States or any state or other political subdivision thereof (for purposes of this subsection 2.7B(iii), a “Non-US Lender”) shall deliver to Administrative Agent and to Borrowers’ Agent, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Borrowers’ Agent or Administrative Agent (each in the reasonable exercise of its discretion) provided, that the Domestic Borrower or Borrowers’ Agent shall have previously notified such Non-U.S. Lender in writing of such determination, two original copies of Internal Revenue Service Form W-8BEN or W-8ECI (or any successor forms) properly completed and duly executed by such Lender, or, in the case of a Non-US Lender claiming exemption from United States federal withholding tax under Section 871(h) or 881(c) of the Internal Revenue Code with respect to payments of “portfolio interest”, a form W-8BEN, and, in the case of a Lender that has certified in writing to Administrative Agent that it is not a “bank” (within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code), a certificate of such Lender certifying that such Lender is not (i) a “bank” for purposes of Section 881(c) of the Internal Revenue Code, (ii) a ten-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of Company or (iii) a controlled foreign corporation related to Company (within the meaning of Section 864(d)(4) of the Internal Revenue Code) in each case together with any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder to establish that such Lender is not subject to United States withholding tax with respect to any payments to such Lender of interest payable under any of the Loan Documents.

(b) Each Non-US Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender), shall deliver to Administrative Agent, Borrowers’ Agent and to the relevant Domestic Borrower, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof), on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), or on such later date when such Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the relevant Domestic Borrower or Administrative Agent (each in the reasonable exercise of its discretion) provided, that the Domestic Borrower or Borrowers’ Agent shall have previously notified such Non-U.S. Lender in writing of such determination, (1) two original copies of the forms or statements required to be provided by such Lender under subsection 2.7B(iii)(a), properly completed and duly executed by such Lender, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to United States withholding tax, and (2) two original copies of Internal Revenue Service Form W-8IMY (or any successor forms) properly completed and duly executed by such Lender, together with any information, if any, such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

(c) Each Non-US Lender hereby agrees, from time to time after the initial delivery by such Lender of such forms, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence so delivered obsolete or inaccurate in any material respect, that such Lender shall promptly (1) deliver to Administrative Agent and to Company two original copies of renewals, amendments or additional or successor forms, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish that such Lender is not subject to United States withholding tax with respect to payments to such Lender under the Loan Documents and, if applicable, that such Lender does not act for its own account with respect to any portion of such payment, or (2) notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence; provided, in each case, that Company or Borrowers’ Agent has previously notified such Lender in writing of such obsolescence or inaccuracy.

(d) Company and each other Borrower shall not be required to pay any additional amount to any Non-US Lender under clause (c) of subsection 2.7B(ii), (1) with respect to any Tax required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender chooses to transmit with an Internal Revenue Service Form W-8IMY pursuant to subsection 2.7B(iii)(b)(2) or (2) if such Lender shall have failed to satisfy the requirements of clause (a), (b) or (c)(1) of this subsection 2.7B(iii); provided that if such Lender shall have satisfied the requirements of subsection 2.7B(iii)(a) on the date such Lender became a Lender, nothing in this subsection 2.7B(iii)(d) shall relieve Company or any other Borrower of its obligation to pay any amounts pursuant to subsection 2.7B(ii)(c) in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described in subsection 2.7B(iii)(a).

C. Capital Adequacy Adjustment. If any Lender shall have reasonably determined that the adoption, effectiveness, phase-in or applicability after the date hereof of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Government Authority charged with the interpretation or administration thereof, or compliance by any Lender with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Government Authority, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Commitments or Letters of Credit or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Borrowers’ Agent from such Lender of the statement referred to in subsection 2.8A, Borrowers’ Agent shall or shall cause the other Borrowers to pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation for such reduction, increased to the extent necessary to take into account any taxes (including for these purposes any income, recordation, mortgage, stamp or documentary taxes) such Lender may incur as a result of such additional amounts.

2.8	Statement of Lenders; Obligation of Lenders and Issuing Lender to Mitigate.

A. Statements. Each Lender claiming compensation or reimbursement pursuant to subsection 2.6D, 2.7 or 2.8B shall deliver to Borrowers (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis of the calculation of such compensation or reimbursement, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

B. Mitigation. Each Lender and Issuing Lender agrees that, as promptly as practicable after the officer of such Lender or Issuing Lender responsible for administering the Loans or Letters of Credit of such Lender or Issuing Lender, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or an Offshore Affected Lender or that would entitle such Lender or Issuing Lender to receive payments under subsection 2.7, it shall use reasonable efforts to make, issue, fund or maintain the Commitments of such Lender or such Loans or Letters of Credit of such Lender or Issuing Lender through another lending or letter of credit office of such Lender or

Issuing Lender or an Affiliate of such Lender, if (i) as a result thereof the circumstances which would cause such Lender to be an Affected Lender or an Offshore Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender or Issuing Lender pursuant to subsection 2.7 would be materially reduced and (ii) as determined by such Lender or Issuing Lender in its sole discretion, such action would not otherwise be disadvantageous to such Lender or Issuing Lender; provided that such Lender or Issuing Lender will not be obligated to utilize such other lending or letter of credit office or any such Affiliate pursuant to this subsection 2.8B unless Borrowers agree to pay all incremental expenses incurred by such Lender or Issuing Lender as a result of utilizing such other lending or letter of credit office or such Affiliate as described above.

2.9	Replacement of a Lender.

If Borrowers receive a statement of amounts due pursuant to subsection 2.8A from a Lender, a Revolving Lender defaults in its obligations to fund a Revolving Loan pursuant to this Agreement, or an Offshore Revolving Lender defaults in its obligations to fund an Offshore Revolving Loan pursuant to this Agreement, a Lender (a “Non-Consenting Lender”) refuses to consent to an amendment, modification or waiver of this Agreement for which the consent of Requisite Lenders has been obtained but that, pursuant to subsection 10.8, requires consent of 100% of the Lenders or 100% of the Lenders with Obligations directly affected or a Lender becomes an Affected Lender or an Offshore Affected Lender (any such Lender, a “Subject Lender”), so long as (i) no Potential Event of Default or Event of Default shall have occurred and be continuing and Company has obtained a commitment from another Lender or an Eligible Assignee to purchase at par the Subject Lender’s Loans and assume the Subject Lender’s Commitments and all other obligations of the Subject Lender hereunder, (ii) such Lender is not the Issuing Lender (unless all such Letters of Credit are terminated or arrangements acceptable to the Issuing Lender (such as a “back-to-back” letter of credit) are made and another Revolving Lender has agreed to become the Issuing Lender) and (iii), if applicable, the Subject Lender is unwilling to withdraw the notice delivered to Borrowers pursuant to subsection 2.8 and/or is unwilling to remedy its default upon 10 days prior written notice to the Subject Lender and Administrative Agent, Company may require the Subject Lender to assign all of its Loans and Commitments to such other Lender, Lenders, Eligible Assignee or Eligible Assignees pursuant to the provisions of subsection 10.1B; provided that, prior to or concurrently with such replacement, (1) the Subject Lender shall have received payment in full of all principal, interest, fees and other amounts (including all amounts under subsections 2.6D, 2.7 and/or 2.8B (if applicable)) through such date of replacement and a release from its obligations under the Loan Documents, (2) the processing fee required to be paid by subsection 10.1B(i) shall have been paid to Administrative Agent, and (3) all of the requirements for such assignment contained in subsection 10.1B, including, without limitation, the consent of Administrative Agent (if required) and the receipt by Administrative Agent of an executed Assignment Agreement and other supporting documents, have been fulfilled, and (4) in the event such Subject Lender is a Non-Consenting Lender, each assignee shall consent, at the time of such assignment, to each matter in respect of which such Subject Lender was a Non-Consenting Lender and Company also requires each other Subject Lender that is a Non-Consenting Lender to assign its Loans and Commitments.

2.10	Joint and Several Liability; Payment Indemnifications; Company as Borrowers’ Agent.

A. Joint and Several Liability of Domestic Borrowers. All Obligations of the Domestic Borrowers under the Loan Documents shall be the joint and several Obligations of the Domestic Borrowers and, in addition, shall be guaranteed by each Domestic Borrower under the Borrowers’ Guaranty. The Obligations of and the Liens granted by any such Domestic Borrowers under the Loan Documents shall not be impaired or released by any action or inaction on the part of any Agent or any Lender with respect to any Loan Party, including any action or inaction which would otherwise release a surety. The Obligations of each Domestic Borrower shall be limited in amount to an amount not to exceed the maximum amount of obligations that can be made or assumed by such Domestic Borrower without rendering such obligation made or assumed, as it relates to such Domestic Borrower, void or voidable under applicable laws relating to fraudulent conveyance, fraudulent transfer or other similar laws affecting the rights of creditors generally.

In order to provide for just and equitable contribution among the Domestic Borrowers if any payment is made by any of the Domestic Borrowers (a “Domestic Funding Borrower”) in discharging any of the Obligations, such Domestic Funding Borrower shall be entitled to a contribution from each other Domestic Borrower for all payments, damages and expenses incurred by such Domestic Funding Borrower in discharging the Obligations, in the manner and to the extent required to allocate liabilities in an equitable manner among the Domestic Borrowers on the basis of the relative benefits received by the Domestic Borrowers. If and to the extent that a Domestic Funding Borrower makes any payment to any Lender or any other Person in respect of the Obligations, any claim which said Domestic Funding Borrower may have against any other Domestic Borrower by reason thereof shall be subject and subordinate to the prior cash payment in full of the Obligations. The parties hereto acknowledge that the right to contribution hereunder shall constitute an asset of the party to which such contribution is owing. Notwithstanding any of the foregoing to the contrary, such contribution arrangements shall not limit in any manner the joint and several nature of the Obligations, limit, release or otherwise impair any rights of any Agent or any Lender under the Loan Documents, or alter, limit or impair the obligation of each Domestic Borrower, which is absolute and unconditional and joint and several with the other Domestic Borrowers, to repay the Obligations.

B. Borrowers’ Agent. Company is hereby appointed Borrowers’ agent hereunder by each Borrower (in such capacity “Borrowers’ Agent”). Each Borrower hereby authorizes, directs and empowers Company to act for and in the name of such Borrower and as its agent hereunder and under the other instruments and agreements referred to herein. Company hereby accepts each such appointment. Each Borrower hereby irrevocably authorizes Company to take such action on such Borrower’s behalf and to exercise such powers hereunder, under the other Loan Documents, and under the other agreements and instruments referred to herein or therein as may be contemplated being taken or exercised by such Borrower by the terms hereof and thereof, together with such powers as may be incidental thereto, including, without limitation, to borrow hereunder and deliver Notices of Borrowing, Notices of Conversion/Continuation, Notices of Issuance of Letter of Credit and Compliance Certificates hereunder, to convert, continue, repay or prepay Loans made hereunder, to reduce the Commitments, to pay interest, fees, costs and expenses incurred in connection with the Loans, this Agreement, the other Loan Documents, and the other agreements and instruments referred to herein or therein, to receive from or deliver to Administrative Agent any notices, statements, reports, certificates or other documents or instruments contemplated herein, in the other Loan Documents or in any other agreement or instrument referred to herein and to receive from or transmit to Administrative Agent any Loan proceeds or payments. Each Agent and each Lender shall be entitled to rely on the appointment and authorization of Company with respect to all matters related to this Agreement, the other Loan Documents and any other agreements or instruments referred to herein or therein whether or not any particular provision hereof or thereof specifies that such matters may or shall be undertaken by Borrowers’ Agent. In reliance hereon, Administrative Agent and each Lender may deal only with Company with the same effect as if Administrative Agent or such Lender had dealt with each Borrower separately and individually.

Section 3.	LETTERS OF CREDIT

3.1	Issuance of Letters of Credit and Lenders’ Purchase of Participations Therein.

A. Letters of Credit. Borrowers’ Agent may request, on behalf of and for the account of Domestic Borrowers, on a joint and several basis, or on behalf of and for the account of Offshore Borrower in accordance with the provisions of this subsection 3.1, from time to time during the period from the Closing Date to but excluding the 30th day prior to the Revolving Loan Commitment Termination Date, that the Issuing Lender issue a Domestic Letter of Credit payable in Dollars on a sight basis for the account of the Domestic Borrowers or an Offshore Letter of Credit payable in an Offshore Currency on sight basis for the account of Offshore Borrower for the purposes specified in the definitions of Commercial Letters of Credit and Standby Letters of Credit. Upon the effectiveness of this Agreement, each Existing Letter of Credit shall be deemed to be a Letter of Credit issued and outstanding under this Agreement. Borrowers’ Agent shall not request that Issuing Lender issue (and no Issuing Lender shall issue):

(i) any Letter of Credit if, after giving effect to such issuance, the Total Utilization of Revolving Loan Commitments would exceed the Revolving Loan Commitments then in effect;

(ii) any Offshore Letter of Credit if, after giving effect to such issuance, the Total Utilization of Offshore Revolving Loan Commitments would exceed the Offshore Sublimit;

(iii) any Letter of Credit if, after giving effect to such issuance, the Domestic Letter of Credit Usage would exceed $30,000,000;

(iv) any Letter of Credit if, after giving effect to such issuance, the Offshore Letter of Credit Usage would exceed $10,000,000 (or the Offshore Currency Equivalent);

(v) any Standby Letter of Credit having an expiration date later than the earlier of (a) five Business Days prior to the Revolving Loan Commitment Termination Date and (b) the date which is one year from the date of issuance of such Standby Letter of Credit; provided that the immediately preceding clause (b) shall not prevent Issuing Lender from agreeing that a Standby Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each unless Issuing Lender elects not to extend for any such additional period; and provided, further that Issuing Lender shall elect not to extend such Standby Letter of Credit if it has knowledge that an Event of Default has occurred and is continuing (and has not been waived in accordance with subsection 10.8) at the time Issuing Lender must elect whether or not to allow such extension;

(vi) any Standby Letter of Credit issued for the purpose of supporting (a) trade payables or (b) any Indebtedness constituting “antecedent debt” (as that term is used in Section 547 of the Bankruptcy Code);

(vii) any Commercial Letter of Credit having an expiration date (a) later than the earlier of (1) the date which is 30 days prior to the Revolving Loan Commitment Termination Date and (2) the date which is 180 days from the date of issuance of such Commercial Letter of Credit or (b) that is otherwise unacceptable to the applicable Issuing Lender in its reasonable discretion;

(viii) any Domestic Letter of Credit denominated in a currency other than Dollars; and

(ix) any Offshore Letter of Credit denominated in a currency other than an Offshore Currency.

B. Mechanics of Issuance.

(i) Request for Issuance. Whenever any Borrower desires the issuance of a Letter of Credit, Borrowers’ Agent shall deliver to Administrative Agent and Issuing Lender a Request for Issuance, duly executed applications for such Letter of Credit and such other documents, instructions and agreements as may be required pursuant to the terms thereof no later than 1:00 P.M. (New York City time) in the case of a Domestic Letter of Credit, and no later than 2:00 P.M. (London time) in the case of an Offshore Letter of Credit, at least three Business Days (in the case of Standby Letters of Credit) or five Business Days (in the case of Commercial Letters of Credit), or in each case such shorter period as may be agreed to by the Issuing Lender in any particular instance, in advance of the proposed date of issuance. The Issuing Lender, in its reasonable discretion, may require changes in the text of the proposed Letter of Credit or any documents described in or attached to the Request for Issuance and/or application. In furtherance of the provisions of subsection 10.10, and not in limitation thereof, Borrowers’ Agent may submit Requests for Issuance by telefacsimile and Administrative Agent and Issuing Lenders may rely and act upon any such Request for Issuance without receiving an original signed copy thereof. No Letter of Credit shall require payment against a conforming demand for payment to be made thereunder on the same business day (under the laws of the jurisdiction in which the office of the Issuing Lender to which such demand for payment is required to be presented is located) that such demand for payment is presented if such presentation is made after 10:00 A.M. (in the time zone of such office of the Issuing Lender) on such business day.

Borrowers’ Agent shall notify the Issuing Lender and Administrative Agent prior to the issuance of any Letter of Credit in the event that any of the matters to which Borrowers’ Agent is required to certify in the applicable Request for Issuance is no longer true and correct as of the proposed date of issuance of such Letter of Credit, and upon the issuance of any Letter of Credit Company shall be deemed to have re-certified, as of the date of such issuance, as to the matters to which Company is required to certify in the applicable Request for Issuance.

(ii) Determination of Issuing Lender. Issuing Lender shall be obligated to issue any Letter of Credit, notwithstanding the fact that the Letter of Credit Usage with respect to such Letter of Credit and with respect to all other Letters of Credit issued by Issuing Lender, when aggregated with Issuing Lender’s outstanding Revolving Loans and Swing Line Loans, may exceed Issuing Lender’s Revolving Loan Commitment then in effect; provided that (i) Issuing Lender shall not be obligated to issue any Domestic Letter of Credit in a currency other than Dollars or any Offshore Letter of Credit denominated in a currency other than an Offshore Currency and (ii) CS, as Issuing Lender, shall not be obligated to issue any Commercial Letters of Credit.

(iii) Issuance of Letter of Credit. Upon satisfaction or waiver (in accordance with subsection 10.8) of the conditions set forth in subsections 3.1A and 4.3, the Issuing Lender shall issue the requested Letter of Credit in accordance with the Issuing Lender’s standard operating procedures. The Issuing Lender may assume all such conditions have been satisfied unless it shall have received notice to the contrary from Administrative Agent or a Lender or has actual knowledge that such condition has not been met.

(iv) Notification to Revolving Lenders and Offshore Revolving Lenders. Upon the issuance of or amendment to any Standby Letter of Credit the applicable Issuing Lender shall promptly notify Administrative Agent and Borrowers’ Agent of such issuance or amendment in writing and such notice shall be accompanied by a copy of such Letter of Credit or amendment. Upon receipt of such notice, Administrative Agent shall notify each Revolving Lender in the case of a Domestic Letter of Credit or each Offshore Revolving Lender in the case of an Offshore Letter of Credit, in writing of such issuance or amendment and the amount of such Lender’s respective participation in such Standby Letter of Credit or amendment, and, if so requested by such Lender, Administrative Agent shall provide such Lender with a copy of such Letter of Credit or amendment. In the case of Commercial Letters of Credit, Issuing Lender will send by facsimile transmission to Administrative Agent, promptly upon the first Business Day of each week, (a) a report of its daily aggregate maximum amount available for drawing under Commercial Letters of Credit issued for the account of Domestic Borrowers, and (b) a report of its daily aggregate maximum amount available for drawing under Commercial Letters of Credit issued for the account of Offshore Borrower, in each case, for the previous week. Upon receipt of such reports, Administrative Agent shall notify each Revolving Lender in writing of the contents thereof relating to Domestic Letters of Credit and each Offshore Revolving Lender in writing of the contents thereof relating to Offshore Letters of Credit.

(v) Compliance with this Agreement. The Issuing Lender shall not be obligated to extend or amend any Letter of Credit other than in compliance with the terms applicable hereunder to the issuance of a new Letter of Credit.

C. Lenders’ Purchase of Participations in Letters of Credit.

(i) Immediately upon the issuance of each Domestic Letter of Credit, and on the Closing Date with respect to the Existing Letters of Credit, each Revolving Lender shall be deemed to, and hereby agrees to, have irrevocably purchased from the Issuing Lender a participation in such Domestic Letter of Credit and any drawings honored thereunder in an amount equal to such Revolving Lender’s Pro Rata Share of the maximum amount that is or at any time may become available to be drawn thereunder.

(ii) Immediately upon the issuance of each Offshore Letter of Credit, each Offshore Revolving Lender shall be deemed to, and hereby agrees to, have irrevocably purchased from the Issuing Lender a participation in such Offshore Letter of Credit and any drawings honored thereunder in an amount equal to such Offshore Revolving Lender’s Pro Rata Share of the maximum amount that is or at any time may become available to be drawn thereunder.

3.2	Letter of Credit Fees.

Domestic Borrowers, on a joint and several basis, agree to pay the following amounts with respect to Domestic Letters of Credit issued hereunder, and Offshore Borrower agrees to pay the following amounts with respect to Offshore Letters of Credit issued hereunder:

(i) with respect to each Standby Letter of Credit, (a) a fronting fee, payable directly to the applicable Issuing Lender for its own account equal to .25% per annum of the daily maximum amount available to be drawn under such Standby Letter of Credit and (b) a letter of credit fee, payable to Administrative Agent for the account of Revolving Lenders or Offshore Revolving Lenders, as applicable, equal to the applicable Eurodollar Rate Margin for Revolving Loans, in each case multiplied by the daily amount available to be drawn under such Standby Letter of Credit, each such fronting fee or letter of credit fee to be payable in arrears on and to (but excluding) the last Business Day of each March, June, September and December of each year and on the Revolving Loan Commitment Termination Date and computed on the basis of a 360-day year for the actual number of days elapsed;

(ii) with respect to each Commercial Letter of Credit, (a) a fronting fee, payable directly to the applicable Issuing Lender for its own account equal to .25% per annum of the daily maximum amount available to be drawn under such Commercial Letter of Credit and (b) a letter of credit fee, payable to Administrative Agent for the account of Revolving Lenders or Offshore Revolving Lenders, as applicable, equal to the applicable Eurodollar Rate Margin for Revolving Loans, in each case multiplied by the daily amount available to be drawn under such Commercial Letter of Credit, each such fronting fee or letter of credit fee to be payable in arrears on and to (but excluding) the last Business Day of each March, June, September and December of each year and on the Revolving Loan Commitment Termination Date and computed on the basis of a 360-day year for the actual number of days elapsed; and

(iii) with respect to the issuance, amendment, cancellation, transfer, renewal, presentation, honor or dishonor of any Letters of Credit, all fees and other issuance, amendment, cancellation, document examination, negotiation, transfer and presentment expenses and related charges (without duplication of the fees payable under clauses (i) and (ii) above) customarily charged by such Issuing Lender with respect to standby Letters of Credit, payable at the time of invoice of such amounts.

For purposes of calculating any fees payable under clauses (i) and (ii) of this subsection 3.2, (1) the daily amount available to be drawn under any Letter of Credit shall be determined as of the close of business on any date of determination and (2) any amount described in such clauses which is denominated in a currency other than Dollars shall be valued based on the applicable Spot Rate for such currency as of the applicable date of determination. Promptly upon receipt by Administrative Agent of any amount described in clause (i) or (ii) of this subsection 3.2, Administrative Agent shall distribute to each Revolving Lender or each Offshore Revolving Lender, as applicable, its Pro Rata Share of such amount.

3.3	Drawings and Reimbursement of Amounts Paid Under Letters of Credit.

A. Responsibility of Issuing Lender With Respect to Drawings. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the Issuing Lender shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit.

B. Reimbursement by Domestic Borrowers of Amounts Paid Under Domestic Letters of Credit. In the event Issuing Lender has determined to honor a drawing under a Domestic Letter of Credit issued by it, Issuing Lender shall immediately notify Company and Administrative Agent, and Domestic Borrowers shall reimburse Issuing Lender on or before the Business Day immediately following the date on which such drawing is honored (the “Domestic L/C Reimbursement Date”) an amount in Dollars and in same day funds equal to the amount of such payment; provided that, notwithstanding anything contained in this Agreement to the contrary, (i) unless Company shall have notified Administrative Agent and Issuing Lender prior to 12:00 Noon (New York City time) on the date such drawing is honored that Domestic Borrowers intend to reimburse Issuing Lender for the amount of such payment with funds other than the proceeds of Revolving Loans, Domestic Borrowers shall be deemed to have given a timely Notice of Borrowing to Administrative Agent requesting Revolving Lenders to make Revolving Loans that are Base Rate Loans on the Domestic L/C Reimbursement Date in an amount in Dollars equal to the amount of such payment and (ii) subject to satisfaction or waiver of the conditions specified in subsection 4.2B, Revolving Lenders shall, on the Domestic L/C Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such payment, the proceeds of which shall be applied directly by Administrative Agent to reimburse Issuing Lender for the amount of such payment; and provided, further that if for any reason proceeds of Revolving Loans are not received by Issuing Lender on the Domestic L/C Reimbursement Date in an amount equal to the amount of such payment, Domestic Borrowers shall reimburse Issuing Lender, on demand, in an amount in same day funds equal to the excess of the amount of such payment over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this subsection 3.3B shall be deemed to relieve any Revolving

Lender from its obligation to make Revolving Loans on the terms and conditions set forth in this Agreement, and Domestic Borrowers shall retain any and all rights they may have against any Revolving Lender resulting from the failure of such Revolving Lender to make such Revolving Loans under this subsection 3.3B.

C. Reimbursement by Offshore Borrower of Amounts Paid Under Offshore Letters of Credit. In the event Issuing Lender has determined to honor a drawing under an Offshore Letter of Credit issued by it, Issuing Lender shall immediately notify Company and Administrative Agent, and Offshore Borrower shall reimburse Issuing Lender on or before the Business Day immediately following the date on which such drawing is honored (the “Offshore L/C Reimbursement Date”) an amount in Dollars and in same day funds equal to the Dollar Equivalent of the amount of such payment; provided that, notwithstanding anything contained in this Agreement to the contrary, (i) unless Company shall have notified Administrative Agent and Issuing Lender prior to 12:00 Noon (London time) on the date such drawing is honored that Offshore Borrower intends to reimburse Issuing Lender for the amount of such payment with funds other than the proceeds of Offshore Revolving Loans, Offshore Borrower shall be deemed to have given a timely Notice of Borrowing to Administrative Agent requesting Offshore Revolving Lenders to make Offshore Revolving Loans that are LIBO Rate Loans on the Offshore L/C Reimbursement Date in an amount in Dollars equal to the Dollar Equivalent of the amount of such payment and (ii) subject to satisfaction or waiver of the conditions specified in subsection 4.2B, Offshore Revolving Lenders shall, on the Offshore L/C Reimbursement Date, make Offshore Revolving Loans that are LIBO Rate Loans in Dollars in the Dollar Equivalent of the amount of such payment, the proceeds of which shall be applied directly by Administrative Agent to reimburse Issuing Lender for the amount of such payment; and provided, further that if for any reason proceeds of Offshore Revolving Loans are not received by Issuing Lender on the Offshore L/C Reimbursement Date in an amount equal to the Dollar Equivalent of the amount of such payment, Offshore Borrower shall reimburse Issuing Lender, on demand, in an amount in same day funds equal to the excess of the Dollar Equivalent of the amount of such payment over the aggregate amount of such Offshore Revolving Loans, if any, which are so received. Nothing in this subsection 3.3C shall be deemed to relieve any Offshore Revolving Lender from its obligation to make Offshore Revolving Loans on the terms and conditions set forth in this Agreement, and Offshore Borrower shall retain any and all rights they may have against any Offshore Revolving Lender resulting from the failure of such Offshore Revolving Lender to make such Offshore Revolving Loans under this subsection 3.3C.

D. Payment by Lenders of Unreimbursed Amounts Paid Under Letters of Credit.

(i) Payment by Lenders. In the event that Borrowers shall fail for any reason to reimburse Issuing Lender as provided in subsections 3.3B and 3.3C in an amount (calculated, in the case of a payment under an Offshore Letter of Credit denominated an Offshore Currency, by reference to the applicable Spot Rate) equal to the amount of any payment by Issuing Lender under a Letter of Credit issued by it, Issuing Lender shall promptly notify each other Revolving Lender in the case of a Domestic Letter of Credit and each Offshore Revolving Lender in the case of an Offshore Letter of Credit of the unreimbursed amount of such honored drawing and of such Lender’s respective participation therein based on such Lender’s applicable Pro Rata Share. In the case of a

Domestic Letter of Credit, each Domestic Lender shall make available to Issuing Lender an amount equal to its respective participation, in Dollars and in same day funds, at the office of Issuing Lender specified in such notice, not later than 12:00 Noon (New York City time) on the first business day (under the laws of the jurisdiction in which such office of Issuing Lender is located) after the date notified by Issuing Lender. In the case of an Offshore Letter of Credit, each Offshore Revolving Lender shall make available to Issuing Lender an amount equal to its respective participation, in Dollars and in same day funds, at the office of Issuing Lender specified in such notice, not later than 12:00 Noon (London time) on the first business day (under the laws of the jurisdiction in which such office of Issuing Lender is located) after the date notified by Issuing Lender. In the event that any such Lender fails to make available to Issuing Lender on such business day the amount of such Lender’s participation in such Letter of Credit as provided in this subsection 3.3D, Issuing Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon at the rate customarily used by Issuing Lender for the correction of errors among banks for three Business Days and thereafter at the Base Rate in the case of a Domestic Letter of Credit and an Offshore Letter of Credit, as applicable. Subject to the immediately succeeding sentence, the obligations of each Lender to reimburse the Issuing Lender under this subsection 3.3D shall be unconditional, continuing, irrevocable and absolute. Nothing in this subsection 3.3D shall be deemed to prejudice the right of any Lender to recover from Issuing Lender any amounts made available by such Lender to Issuing Lender pursuant to this subsection 3.3D in the event that it is determined by the final judgment of a court of competent jurisdiction that the payment with respect to a Letter of Credit by Issuing Lender in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of Issuing Lender.

(ii) Distribution to Lenders of Reimbursements Received from Borrowers. In the event any Issuing Lender shall have been reimbursed by other Lenders pursuant to subsection 3.3D(i) for all or any portion of any payment by such Issuing Lender under a Letter of Credit issued by it, such Issuing Lender shall distribute to each other Lender that has paid all amounts payable by it under subsection 3.3D(i) with respect to such payment such other Lender’s Pro Rata Share of all payments subsequently received by such Issuing Lender from Borrowers in reimbursement of such payment under the related Letter of Credit when such payments are received. Any such distribution shall be made to a Lender at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request.

E. Interest on Amounts Paid Under Letters of Credit.

(i) Payment of Interest by Borrowers. Domestic Borrowers agree, on a joint and several basis, to pay to Issuing Lender, and Offshore Borrower agrees to pay to Issuing Lender, with respect to payments under any Letters of Credit issued by it for the account of such Borrowers, interest on the amount paid by Issuing Lender in respect of each such payment from the date a drawing is honored to but excluding the date such amount is reimbursed by the applicable Borrowers (including any such reimbursement out of the proceeds of Revolving Loans or Offshore Revolving Loans, as applicable, pursuant to subsections 3.3B and 3.3C) at a rate equal to (a) for the period from the date such drawing is honored to but excluding the Domestic L/C Reimbursement Date or the Offshore L/C Reimbursement Date, as applicable, the rate then in effect under this Agreement with respect to Revolving Loans that are Base Rate Loans in the case of Domestic Letters of Credit and with respect to Offshore Revolving Loans that are Base Rate Loans in the case of Offshore Letters of Credit and (b) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable under this Agreement with respect to Revolving Loans that are Base Rate Loans in the case of Domestic Letters of Credit and with respect to Offshore Revolving Loans that are Base Rate Loans in the case of Offshore Letters of Credit. Interest payable pursuant to this subsection 3.3E(i) shall be computed on the basis of a 360-day year for the actual number of days elapsed in the period during which it accrues and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full.

(ii) Distribution of Interest Payments by Issuing Lender. Promptly upon receipt by Issuing Lender of any payment of interest pursuant to subsection 3.3E(i) with respect to a payment under a Letter of Credit issued by it, (a) Issuing Lender shall distribute to each other Revolving Lender in the case of a Domestic Letter of Credit and each other Offshore Revolving Lender in the case of an Offshore Letter of Credit, out of the interest received by Issuing Lender in respect of the period from the date such drawing is honored to but excluding the date on which Issuing Lender is reimbursed for the amount of such payment (including any such reimbursement out of the proceeds of Revolving Loans or Offshore Revolving Loans, as applicable, pursuant to subsections 3.3B and 3.3C), the amount that such other Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period pursuant to subsection 3.2 if no drawing had been honored under such Letter of Credit, and (b) in the event Issuing Lender shall have been reimbursed by other Revolving Lenders or Offshore Revolving Lenders, as applicable, pursuant to subsection 3.3D(i) for all or any portion of such payment, Issuing Lender shall distribute to each other Lender that has paid all amounts payable by it under subsection 3.3D(i) with respect to such payment such other Lender’s applicable Pro Rata Share of any interest received by Issuing Lender in respect of that portion of such payment so reimbursed by other Lenders for the period from the date on which Issuing Lender was so reimbursed by other Lenders to but excluding the date on which such portion of such payment is reimbursed by the Borrowers with respect to such Letter of Credit. Any such distribution shall be made to a Lender at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request.

3.4	Obligations Absolute.

The obligation of Domestic Borrowers to reimburse Issuing Lender for payments under the Domestic Letters of Credit issued by it and to repay any Revolving Loans made by Revolving Lenders pursuant to subsection 3.3B and the obligations of Revolving Lenders under subsection 3.3C(i) shall be unconditional and irrevocable, and the obligation of Offshore Borrower to reimburse Issuing Lender for payments under the Offshore Letters of Credit issued by it and to repay any Offshore Revolving Loans made by Offshore Revolving Lenders pursuant to subsection 3.3B and the obligations of Offshore Revolving Lenders under subsection 3.3C(i)

shall be unconditional and irrevocable and, in each case, shall be paid strictly in accordance with the terms of this Agreement under all circumstances including any of the following circumstances:

(i) any lack of validity or enforceability of any Letter of Credit;

(ii) the existence of any claim, set-off, defense or other right which Borrowers or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), Issuing Lender or other Lender or any other Person or, in the case of a Lender, against any Borrower, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between a Borrower or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured);

(iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) payment by the Issuing Lender under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit;

(v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company or any of its Subsidiaries;

(vi) any breach of this Agreement or any other Loan Document by any party thereto;

(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or

(viii) the fact that an Event of Default or a Potential Event of Default shall have occurred and be continuing;

provided, in each case, that payment by the Issuing Lender under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of Issuing Lender under the circumstances in question (as determined by a final judgment of a court of competent jurisdiction).

3.5	Nature of Issuing Lender’s Duties.

A. Indemnification. In addition to amounts payable as elsewhere provided in this Section 3, (i) each Domestic Borrower hereby agrees to protect, indemnify, pay and save harmless Administrative Agent, Issuing Lender and each Lender from and against any and all liabilities and cost which Administrative Agent, such Issuing Lender or such Lender may incur or be subject to as a consequence, direct or indirect, of (a) the issuance of any Domestic Letter of Credit other than, in the case of the Issuing Lender, as a result of its gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, or (b) the failure of the Issuing Lender to honor a drawing under a Domestic Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority; and (ii) Offshore Borrower hereby agrees to protect, indemnify, pay and save harmless Administrative Agent, Issuing Lender and each Lender from and against any and all liabilities and cost which Administrative Agent, such Issuing Lender or such Lender may incur or be subject to as a consequence, direct or indirect, of (a) the issuance of any Offshore Letter of Credit other than, in the case of the Issuing Lender, as a result of its gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, or (b) the failure of the Issuing Lender to honor a drawing under an Offshore Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority.

B. Assumption of Risk. As between Borrowers and Issuing Lender, Borrowers assume all risks of the acts and omissions of, or misuse of the Letters of Credit issued by Issuing Lender by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Issuing Lender shall not be responsible for (in the absence of gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction): (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Issuing Lender, including any act or omission by a Government Authority, and none of the above shall affect or impair, or prevent the vesting of, any of Issuing Lender’s rights or powers hereunder.

C. No Liability. In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Lender under or in connection with the Letters of Credit or any related certificates shall not put Administrative Agent or any Lender or, in the case of the Issuing Lender, other than as a result of its gross negligence or willful misconduct as determined by the final judgment of a court of competent jurisdiction, under any resulting liability to any Borrower or relieve any Borrower of any of its obligations hereunder to any such Person.

D. Survival of Agreements and Obligations. Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this subsection 3.5 shall, in each case, survive the payment in full of principal and interest hereunder, the termination of the Letters of Credit and the termination of this Agreement.

Section 4.	CONDITIONS TO LOANS AND LETTERS OF CREDIT

The obligations of Lenders to make Loans and the issuance of Letters of Credit hereunder are subject to the satisfaction of the following conditions.

4.1	Conditions to Initial Revolving Loans, Swing Line Loans, Offshore Revolving Loans and Letters of Credit.

The obligations of Lenders to make any Revolving Loans, Swing Line Loans, Offshore Revolving Loans or issue any Letters of Credit to be made on the Closing Date are, in addition to the conditions precedent specified in subsection 4.2 or 4.3, subject to prior or concurrent satisfaction of the following conditions:

A. Loan Party Documents. On or before the Closing Date, Company shall, and shall cause each other Loan Party to, deliver to Lenders (or to Administrative Agent with sufficient originally executed copies, where appropriate, for each Lender) the following with respect to Company or such Loan Party, as the case may be, each, unless otherwise noted, dated the Closing Date:

(i) Copies of the Organizational Documents of such Person, certified by the Secretary of State (or foreign equivalent) of its jurisdiction of organization or, if such document is of a type that may not be so certified, certified by the secretary or similar officer of the applicable Loan Party, together with a good standing certificate from the Secretary of State of its jurisdiction of organization and each other state in which such Person is qualified to do business and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such jurisdictions, each dated a recent date prior to the Closing Date;

(ii) Resolutions of the Governing Body of such Person approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party, certified as of the Closing Date by the secretary or similar officer of such Person as being in full force and effect without modification or amendment;

(iii) Signature and incumbency certificates of the officers or other authorized representatives of such Person executing the Loan Documents to which it is a party;

(iv) Executed originals of the Loan Documents to which such Person is a party; and

(v) Such other documents as Administrative Agent may reasonably request.

B. Fees. Company shall have paid to Administrative Agent, for distribution (as appropriate) to Administrative Agent and Lenders, the fees payable on the Closing Date referred to in subsection 2.3.

C. Ownership Structure. The ownership structure of Company and its Subsidiaries shall be as set forth on Schedule 4.1C annexed hereto.

D. Representations and Warranties; Performance of Agreements. Company shall have delivered to Administrative Agent an Officer’s Certificate, in form and substance satisfactory to Administrative Agent, to the effect that the representations and warranties in Section 5 are true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of that date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true, correct and complete in all material respects on and as of such earlier date) and that Company and each Borrower shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before the Closing Date except as otherwise disclosed to and agreed to in writing by Administrative Agent.

E. Financial Statements; Pro Forma Financial Statements; Projections. On or before the Closing Date, Lenders shall have received from Company (i) consolidated financial statements of Company and its Subsidiaries (including balance sheets and income and cash flow statements) as of the end of and for Fiscal Years 2005, 2004 and 2003, audited by independent public accountants of recognized national standing and prepared in conformity with GAAP, together with the report thereon; (ii) unaudited interim financial statements of Company and its Subsidiaries as of the end of each Fiscal Quarter after September 30, 2005 ended more than 30 days prior to the Closing Date; and (iii) annual projected consolidated financial statements (including balance sheets and income and cash flow statements) of Company and its Subsidiaries for the five Fiscal Years ended after the Closing Date (the “Closing Date Financial Plan”), all of the foregoing to be in form and substance reasonably satisfactory to Administrative Agent.

F. Opinions of Counsel to Loan Parties. Lenders shall have received originally executed copies of one or more favorable written opinions of Quarles & Brady LLP, counsel for Company and its Domestic Subsidiaries, in form and substance reasonably satisfactory to Administrative Agent and its counsel, dated as of the Closing Date and setting forth substantially the matters in the opinions designated in Exhibit VIII annexed hereto and as to such other matters as Administrative Agent acting on behalf of Lenders may reasonably request and such opinions from local and foreign counsels in such jurisdictions as are required by Administrative Agent as to such matters as Administrative Agent acting on behalf of Lenders may reasonably request (this Agreement constituting a written request by Borrowers to such counsel to deliver such opinions to Lenders).

G. Solvency Assurances. On the Closing Date, Administrative Agent and Lenders shall have received an Officer’s Certificate of the chief financial officer of Company dated the Closing Date, substantially in the form of Exhibit X annexed hereto and with appropriate attachments, in each case demonstrating that, after giving effect to the consummation of the transactions contemplated by the Loan Documents, the Borrowers and each guaranteeing Subsidiary on a consolidated basis will be Solvent.

H. Evidence of Insurance. Administrative Agent shall have received a certificate from Company’s and/or any other Loan Party’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to subsection 6.4 is in full force and effect and that Administrative Agent on behalf of Lenders has been named as additional insured thereunder to the extent required under subsection 6.4.

I. Necessary Governmental Authorizations and Consents. Company and its Subsidiaries shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Loan Documents and the continued operation of the business conducted by Company and its Subsidiaries in substantially the same manner as conducted prior to the Closing Date. Each such Governmental Authorization and consent shall be in full force and effect, except in a case where the failure to obtain or maintain a Governmental Authorization or consent, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable Government Authority to take action to set aside its consent on its own motion shall have expired.

J. Environmental Reports. Administrative Agent shall have received reports and other information, in form, scope and substance satisfactory to Administrative Agent, regarding environmental matters relating to Company and its Subsidiaries and the Facilities.

K. Security Interests. Administrative Agent shall have received evidence satisfactory to it that Company, each other Borrower, Subsidiary Guarantors and Offshore Guarantors shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings that may be necessary or, in the opinion of Administrative Agent, desirable in order to create in favor of Administrative Agent, for the benefit of Lenders, a valid and (upon such filing and recording) perfected First Priority security interest in the Collateral. Such actions shall include the following:

(i) Stock Certificates. Delivery to Administrative Agent of certificates (which certificates shall be accompanied by irrevocable undated stock powers, duly endorsed in blank and otherwise satisfactory in form and substance to Administrative Agent) representing all Capital Stock pledged pursuant to the Domestic Pledge Agreement and any Foreign Pledge Agreement;

(ii) Lien Searches and UCC Termination Statements. Delivery to Administrative Agent of (a) the results of a recent search, by a Person satisfactory to Administrative Agent, of all effective UCC financing statements and fixture filings and all judgment and tax lien filings which may have been made with respect to any personal or mixed property of any Loan Party, together with copies of all such filings disclosed by such search, and (b) UCC termination statements duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements or fixture filings disclosed in such search (other than any such financing statements or fixture filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement);

(iii) UCC Financing Statements. Delivery to Administrative Agent of UCC financing statements (or the foreign equivalent if applicable) duly executed by each applicable Loan Party (if required) with respect to the Collateral of such Loan Party, for filing in all jurisdictions as may be necessary or, in the opinion of Administrative Agent, desirable to perfect the security interests created in such Collateral pursuant to the Collateral Documents;

(iv) Foreign Pledge Agreements. Execution and delivery to Administrative Agent of Foreign Pledge Agreements with respect to the Capital Stock of the Offshore Borrower and each Offshore Guarantor, and in each case the taking of all such other actions under the laws of such jurisdictions as Administrative Agent may deem necessary or advisable to perfect or otherwise protect such Liens; provided that only 65% of the Capital Stock of Sybron Canada LP or any other first-tier Foreign Subsidiary shall secure the Obligations other than the Offshore Obligations;

(v) Opinions of Local Counsel. Delivery to Administrative Agent of an opinion of counsel (which counsel shall be reasonably satisfactory to Administrative Agent) addressed to the Administrative Agent and Lenders under the laws of each jurisdiction in which any Loan Party or any Collateral is located with respect to the creation and perfection of the security interests in favor of Administrative Agent in such Collateral and such other matters governed by the laws of such jurisdiction regarding such security interests as Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to Administrative Agent.

L. Matters Relating to Existing Indebtedness of Company and its Subsidiaries.

(i) Termination of Existing Credit Agreement and Related Liens; Existing Letters of Credit. On the Closing Date, Company and its Subsidiaries shall have (a) repaid in full all Indebtedness outstanding under the Existing Credit Agreement (the aggregate principal amount of which Indebtedness shall not exceed approximately $37,000,000), (b) terminated any commitments to lend or make other extensions of credit thereunder, and (c) delivered to Administrative Agent all documents or instruments necessary to release all Liens securing Indebtedness or other obligations of Company and its Subsidiaries thereunder.

(ii) Existing Indebtedness to Remain Outstanding. Administrative Agent shall have received an Officer’s Certificate of Company stating that, after giving effect to the transactions described in this subsection 4.1L, the Indebtedness of Loan Parties (other than Indebtedness under the Loan Documents and Senior Subordinated Notes) shall consist of outstanding Indebtedness described in Schedule 7.1 annexed hereto. The terms and conditions of all such Indebtedness shall be in form and in substance satisfactory to Administrative Agent.

M. Completion of Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent, acting on behalf of

Lenders, and its counsel shall be satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

4.2	Conditions to All Loans.

The obligations of Lenders to make Loans on each Funding Date are subject to the following further conditions precedent:

A. Administrative Agent shall have received before that Funding Date, in accordance with the provisions of subsection 2.1B, an originally executed Notice of Borrowing, in each case signed by a duly authorized Officer of the applicable Borrower.

B. As of that Funding Date:

(i) The representations and warranties contained herein and in the other Loan Documents shall be true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date; provided, that where a representation and warranty is already qualified as to materiality, such materiality qualifier shall be disregarded for purposes of this condition;

(ii) No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute an Event of Default or a Potential Event of Default;

(iii) Each Loan Party shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before that Funding Date;

(iv) No order, judgment or decree of any arbitrator or Government Authority shall purport to enjoin or restrain any Lender from making the Loans to be made by it on that Funding Date;

(v) After giving effect to such borrowing, the Total Utilization of Offshore Revolving Loan Commitments shall not exceed the Offshore Sublimit; and

(vi) After giving effect to such borrowing, the Total Utilization of Revolving Loan Commitments at any time shall not exceed the Revolving Loan Commitments then in effect.

4.3	Conditions to Letters of Credit.

The issuance of any Letter of Credit hereunder (whether or not the Issuing Lender is obligated to issue such Letter of Credit) is subject to the following conditions precedent:

A. On or before the date of issuance of such Letter of Credit, Administrative Agent shall have received, in accordance with the provisions of subsection 3.1B(i), an originally executed Request for Issuance (or a facsimile copy thereof) in each case signed by a duly authorized Officer of Company, together with all other information specified in subsection 3.1B(i) and such other documents or information as the Issuing Lender may reasonably require in connection with the issuance of such Letter of Credit.

B. On the date of issuance of such Letter of Credit, all conditions precedent described in subsection 4.2B shall be satisfied to the same extent as if the issuance of such Letter of Credit were the making of a Loan and the date of issuance of such Letter of Credit were a Funding Date.

Section 5.	LOAN PARTIES’ REPRESENTATIONS AND WARRANTIES

In order to induce Lenders to enter into this Agreement and to make the Loans, to induce Issuing Lender to issue Letters of Credit and to induce Revolving Lenders to purchase participations therein, each Borrower represents and warrants to each Lender:

5.1	Organization, Powers, Qualification, Good Standing, Business and Subsidiaries.

A. Organization and Powers. Each of Company and its Subsidiaries is a corporation, partnership, trust or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as specified in Schedule 5.1 annexed hereto, except to the extent the failure of the Non-Material Foreign Subsidiaries to be so duly organized, validly existing and in good standing has not and could not reasonably be expected to result in a Material Adverse Effect or a material adverse effect on the business, operations, assets, condition (financial or otherwise) or prospects of the Non-Material Foreign Subsidiaries taken as a whole. Each of Company and its Subsidiaries has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby, except to the extent the failure of the Non-Material Foreign Subsidiaries to have such requisite power and authority to own and operate their properties and to carry on their business as now conducted and as proposed to be conducted could not reasonably be expected to result in a Material Adverse Effect or a material adverse effect on the business, operations, assets, condition (financial or otherwise) or prospects of the Non-Material Foreign Subsidiaries taken as a whole.

B. Qualification and Good Standing. Each of Company and its Subsidiaries is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had and could not reasonably be expected to result in a Material Adverse Effect.

C. Conduct of Business. Company and its Subsidiaries are engaged only in the businesses permitted to be engaged in pursuant to subsection 7.11.

D. Subsidiaries. All of the Subsidiaries of Company and their jurisdictions of organization are identified in Schedule 5.1 annexed hereto, as said Schedule 5.1 may be supplemented from time to time pursuant to the provisions of subsection 6.1(xiii). The Capital Stock of each of the Subsidiaries of Company is duly authorized, validly issued, fully paid and nonassessable (subject to the personal liability that may be imposed on the shareholders of any Wisconsin corporation by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law), except to the extent the failure of any of the Capital Stock of the Non-Material Foreign Subsidiaries to be duly authorized, validly issued, fully paid and nonassessable has not and could not reasonably be expected to result in a Material Adverse Effect or a material adverse effect on the business, operations, assets, condition (financial or otherwise) or prospects of the Non-Material Foreign Subsidiaries taken as a whole. None of the Capital Stock of each of the Subsidiaries of Company is Margin Stock. Each of the Subsidiaries of Company identified in Schedule 5.1 annexed hereto (as so supplemented) is a corporation, partnership, trust or limited liability company duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization set forth therein, has all requisite power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or a lack of such power and authority has not had and could not reasonably be expected to result in a Material Adverse Effect. Schedule 5.1 annexed hereto (as so supplemented) correctly sets forth the ownership interest of Company and each of its Subsidiaries in each of the Domestic Subsidiaries and each Foreign Subsidiary.

5.2	Authorization of Borrowing, etc.

A. Authorization of Borrowing. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action on the part of each Loan Party that is a party thereto.

B. No Conflict. The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to Company or any of its Subsidiaries, the Organizational Documents of Company or any of its Subsidiaries or any order, judgment or decree of any court or other Government Authority binding on Company or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Company or any of its Subsidiaries, except for such conflicts, breaches or defaults which could not reasonably be expected to result in a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Company or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of Administrative Agent on behalf of Lenders), or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of Company or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders.

C. Governmental Consents. The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not require any Governmental Authorization except (i) filings, consents or notices which have been made, obtained or given and (ii) filings necessary to create or perfect security interests in the Collateral.

D. Binding Obligation. Each of the Loan Documents has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

5.3	Financial Condition.

Company has heretofore delivered to Lenders, at Lenders’ request, the financial statements and information set forth in subsection 4.1E. All such statements other than pro forma financial statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position (on a consolidated and, where applicable, consolidating basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated and, where applicable, consolidating basis) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. Neither Company nor any of its Subsidiaries has (and will not have following the funding of the initial Loans) any Contingent Obligation, contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that, as of the Closing Date, is not reflected in the foregoing financial statements or the notes thereto and, as of any Funding Date subsequent to the Closing Date, is not reflected in the most recent financial statements delivered to Lenders pursuant to subsection 6.1 or the notes thereto and that, in any such case, is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company or any of its Subsidiaries.

5.4	No Material Adverse Change; No Restricted Junior Payments.

Since September 30, 2005, no event or change has occurred that has resulted in or evidences, either in any case or in the aggregate, a Material Adverse Effect. Neither Company nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted by subsection 7.5.

5.5	Title to Properties; Liens; Real Property; Intellectual Property.

A. Title to Properties; Liens. Company and its Subsidiaries have (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), or (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in the financial statements referred to in subsection 5.3 or in the most recent financial statements delivered pursuant to subsection 6.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under subsection 7.7. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

B. [Reserved].

C. Intellectual Property. As of the Closing Date, Company and its Subsidiaries own or have the right to use, all Intellectual Property used in the conduct of their business, except where the failure to own or have such right to use in the aggregate could not reasonably be expected to result in a Material Adverse Effect. No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does Company or any other Borrower know of any valid basis for any such claim, except for such claims that in the aggregate could not reasonably be expected to result in a Material Adverse Effect. To the knowledge of Company and its Subsidiaries, the use of such Intellectual Property by Company and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.6	Litigation; Adverse Facts.

There are no Proceedings (whether or not purportedly on behalf of Company or any of its Subsidiaries) at law or in equity, or before or by any court or other Government Authority (including any Environmental Claims) that are pending or, to the knowledge of Company or any other Borrower, threatened against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries and that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither Company nor any of its Subsidiaries (i) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or other Government Authority that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

5.7	Payment of Taxes.

Except to the extent permitted by subsection 6.3, all tax returns and reports of Company and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Company and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises that are due and payable have been paid when due and payable, except where the failure to have made such filings or payment would not result in liabilities (including penalties and fines) in excess of $500,000 in the aggregate. Neither Company nor any other Borrower knows of any proposed tax assessment against Company or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect or that is not being actively contested by Company or such Subsidiary in good faith and by appropriate proceedings; provided that reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided for all proposed tax assessments against Company or any of its Subsidiaries.

5.8	Performance of Agreements.

Neither Company nor any of its Subsidiaries has received notice or has knowledge that (i) it is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, or (ii) any condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, in each case, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to result in a Material Adverse Effect, or (iii) any of the foregoing would result from the execution, delivery or performance of this Agreement, other than those which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

5.9	Governmental Regulation.

Neither Company nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

5.10	Securities Activities.

Neither Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

5.11	Employee Benefit Plans.

A. Company, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance in all material respects with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each U.S. Employee Benefit Plan, and have performed all their obligations in all material respects under each U.S. Employee Benefit Plan. Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code is so qualified. Company and each of its Subsidiaries are in material compliance with all applicable provisions and requirements of relevant law with respect to each Foreign Employee Benefit Plan, and have performed all of their obligations in all material respects under each Foreign Employee Benefit Plan. Each Foreign Employee Benefit Plan that is intended to qualify for beneficial tax treatment under the laws of the relevant country is so qualified.

B. No ERISA Event and no Foreign Benefit Plan Event has occurred or is reasonably expected to occur which could reasonably be expected to have a Material Adverse Effect.

C. Except to the extent required under Section 4980B of the Internal Revenue Code or except as set forth in Schedule 5.11 annexed hereto, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Company, any of its Subsidiaries or any of their respective ERISA Affiliates.

D. As of the most recent valuation date for any U.S. Pension Plan, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all U.S. Pension Plans (excluding for purposes of such computation any U.S. Pension Plans with respect to which assets exceed benefit liabilities), does not exceed $5,000,000. Neither Company nor any of its Subsidiaries would incur any liability upon the termination of any Foreign Pension Plan in excess of $5,000,000.

E. Neither Company, its Subsidiaries nor any of their respective ERISA Affiliates (i) contributes to or at any time within the last six years has been required to contribute to a Multiemployer Plan, or (ii) has any outstanding liability with respect to a Multiemployer Plan, including by reason of a complete or partial withdrawal (within the meaning of Section 4203 or Section 4205 of ERISA).

F. As of the date hereof, Company and its Subsidiaries have made full payment when due of all required contributions to any Foreign Employee Benefit Plan.

5.12	Environmental Protection.

Except as set forth in Schedule 5.12 annexed hereto:

(i) neither Company nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to (a) any Environmental Law, (b) any Environmental Claim, or (c) any Hazardous Materials Activity, which could reasonably be expected to result in liabilities, including, without limitation, remediation costs, fines, penalties or costs to third parties, in excess of $1,000,000;

(ii) neither Company nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state or foreign law;

(iii) there are and, to Company Company’s and each other Borrower’s knowledge, have been no conditions, occurrences, or Hazardous Materials Activities that could reasonably be expected to form the basis of an Environmental Claim against Company or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect;

(iv) on and after the Closing Date, Company has maintained an environmental management system for its and each of Company’s and its Subsidiaries’ operations that demonstrates a commitment to environmental compliance and includes procedures for (a) preparing and updating written compliance manuals covering pertinent regulatory areas, (b) tracking changes in applicable Environmental Laws and modifying operations to comply with new requirements thereunder, (c) training employees to comply with applicable environmental requirements and updating such training as necessary, (d) performing regular internal compliance audits of each Facility and ensuring correction of any incidents of non-compliance detected by means of such audits, and (e) reviewing the compliance status of off-site waste disposal facilities; and

(v) Company and each of its Subsidiaries have complied with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws except as would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect.

5.13 Employee	Matters.

There is no strike or work stoppage in existence or threatened involving Company or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

5.14	Solvency.

Each Loan Party is and, upon the incurrence of any Obligations by such Loan Party on any date on which this representation is made, will be, Solvent.

5.15	Matters Relating to Collateral.

A. Creation, Perfection and Priority of Liens. The execution and delivery of the Collateral Documents by Loan Parties, together with (i) the actions taken on or prior to the date hereof pursuant to subsections 4.1K and 6.8 and (ii) the delivery to Administrative Agent of any Collateral not delivered to Administrative Agent at the time of execution and delivery of the applicable Collateral Document (all of which Collateral has been so delivered) are effective to create in favor of Administrative Agent for the benefit of Lenders, as security for the respective Secured Obligations (as defined in the applicable Collateral Document in respect of any Collateral), a valid First Priority Lien on all of the Collateral, and all filings and other actions necessary or desirable to perfect and maintain the perfection and First Priority status of such Liens have been duly made or taken and remain in full force and effect, other than the filing of any UCC financing statements and any similar filings in any foreign jurisdiction delivered to Administrative Agent for filing (but not yet filed) and the periodic filing of UCC continuation statements and similar filings required in foreign jurisdictions in respect of UCC financing statements and any similar filings in any foreign jurisdiction filed by or on behalf of Administrative Agent.

B. Governmental Authorizations. No authorization, approval or other action by, and no notice to or filing with, any Government Authority is required for either (i) the pledge or grant by any Loan Party of the Liens purported to be created in favor of Administrative Agent pursuant to any of the Collateral Documents or (ii) the exercise by Administrative Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or created or provided for by applicable law), except for filings or recordings contemplated by subsection 5.15A and except as may be required, in connection with the disposition of any Collateral, by laws generally affecting the offering, sale and public auction of securities.

C. Absence of Third-Party Filings. Except such as may have been filed in favor of Administrative Agent as contemplated by subsection 5.15A and to evidence permitted lease obligations and other Liens permitted pursuant to subsection 7.2, (i) no effective UCC financing statement, fixture filing or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office, other than those related to the Existing Credit Agreement which will be terminated substantially contemporaneously herewith, and (ii) no effective filing covering all or any part of the Company’s Intellectual Property is on file in the United States Patent and Trademark Office, other than those related to the Existing Credit Agreement which will be terminated substantially contemporaneously herewith.

D. Margin Regulations. The pledge of the Collateral pursuant to the Collateral Documents does not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

E. Information Regarding Collateral. All information supplied to Administrative Agent by or on behalf of any Loan Party with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects.

5.16	Disclosure.

No representation or warranty of Company or any of its Subsidiaries contained in any Loan Document or in any other document, certificate or written statement furnished to Lenders by or on behalf of Company or any of its Subsidiaries for use in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact (known to Company or any other Borrower, in the case of any document not furnished by Company or such other Borrower) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Company to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known (or which should upon the reasonable exercise of diligence be known) to Company or any other Borrower (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

5.17	Subordinated Indebtedness.

The Obligations constitute senior indebtedness that is entitled to the benefits of the subordination provisions under the Senior Subordinated Note and other Subordinated Indebtedness of Company and its Subsidiaries.

5.18	Subordinated Note Indenture.

The Obligations and the Liens securing the Obligations are permitted under and do not conflict with the Senior Subordinated Note Indenture governing the Senior Subordinated Notes and any indenture governing any Refinancing Senior Subordinated Notes.

5.19	Foreign Assets Control Regulations, etc.

Neither the making of the Loans to, or issuance of Letters of Credit on behalf of, Company nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. Without limiting the foregoing, neither Company nor any of its Subsidiaries or Affiliates (a) is or will become a Person whose property or interests in property are blocked pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such Person. Company and its Subsidiaries and Affiliates are in compliance, in all material respects, with the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001).

Section 6.	COMPANY’S AFFIRMATIVE COVENANTS

Company and each other Borrower covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations and the cancellation or expiration of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, Company and each other Borrower shall perform, and Company and each other Borrower shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1	Financial Statements and Other Reports.

Company and each other Borrower will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. Company and each other Borrower will deliver or cause to be delivered to Administrative Agent and Lenders:

(i) Events of Default, etc.: promptly upon any officer of Company or any other Borrower obtaining knowledge (a) of any condition or event that constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender has given any notice (other than to Administrative Agent) or taken any other action with respect to a claimed Event of Default or Potential Event of Default, (b) that any Person has given any notice to Company or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in subsection 8.2, or (c) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officer’s Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition, and what action Company or such other Borrower has taken, is taking and proposes to take with respect thereto;

(ii) Quarterly Financials: as soon as available and in any event within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the consolidated balance sheets of Company and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of Company and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail and certified by the chief financial officer of the Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments; provided that such financial statements and certificates for any Fiscal Quarter shall be deemed delivered to the Administrative Agent and Lenders hereunder at the time Company files with the Securities and Exchange Commission its quarterly report on Form 10-Q for that Fiscal Quarter, accompanied by the certifications required under Sections 302 and 906 of the Sarbanes Oxley Act of 2002;

(iii) Year-End Financials: as soon as available and in any event within 100 days after the end of each Fiscal Year, (a) the consolidated balance sheet of Company and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Company and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, all in reasonable detail and certified by the chief financial officer of the Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, and (b) in the case of such consolidated financial statements, a report thereon of KPMG LLP or other independent registered public accountants of recognized national standing selected by Company and satisfactory to Administrative Agent, which report shall be unqualified, shall express no doubts about the ability of Company and its Subsidiaries to continue as a going concern, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with the standards of the Public Company Accounting Oversight Board (United States); provided that such financial statements and certificates and the report of KPMG LLP for any Fiscal Year shall be deemed delivered to the Administrative Agent and Lenders hereunder at the time Company files with the Securities and Exchange Commission its annual report on Form 10-K for that Fiscal Year, accompanied by the certifications required under Sections 302 and 906 of the Sarbanes Oxley Act of 2002;

(iv) Pricing and Compliance Certificates: together with each delivery (or deemed delivery) of financial statements pursuant to subdivisions (ii) and (iii) above, (a) an Officer’s Certificate of Company stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of Company and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officer’s Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Company or any other Loan Party has taken, is taking and proposes to take with respect thereto; and (b) a Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in Section 7, in each case to the extent compliance with such restrictions is required to be tested at the end of the applicable accounting period; in addition, on or before the 60th day following the end of each Fiscal Quarter, a Pricing Certificate demonstrating in reasonable detail the calculation of the Consolidated Leverage Ratio as of the end of the four-Fiscal Quarter period then ended;

(v) Reconciliation Statements: if, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in subsection 5.3, the consolidated financial statements of Company and its Subsidiaries delivered pursuant to subdivisions (ii), (iii) or (xi) of this subsection 6.1 will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then (a) together with the first delivery of financial statements pursuant to subdivision (ii), (iii) or (xi) of this subsection 6.1 following such change, consolidated financial statements of Company and its Subsidiaries for (y) the current Fiscal Year to the effective date of such change and (z) the two full Fiscal Years immediately preceding the Fiscal Year in which such change is made, in each case prepared on a pro forma basis as if such change had been in effect during such periods, and (b) together with each delivery of financial statements pursuant to subdivision (ii), (iii) or (xii) of this subsection 6.1 following such change, if required pursuant to subsection 1.2, a written statement of the chief accounting officer or chief financial officer of Company setting forth the differences (including any differences that would affect any calculations relating to the financial covenants set forth in subsection 7.6) which would have resulted if such financial statements had been prepared without giving effect to such change;

(vi) Accountants’ Certification: together with each delivery of consolidated financial statements pursuant to subdivision (iii) above, a written statement by the independent registered public accountants giving the report thereon (a) stating that their audit examination has included a review of the terms of this Agreement and the other Loan Documents as they relate to accounting matters, (b) stating whether, in connection with their audit examination, any condition or event that constitutes an Event of Default or Potential Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof; provided that such accountants shall not be liable by reason of any failure to obtain knowledge of any such Event of Default or Potential Event of Default that would not be disclosed in the course of their audit examination, and (c) stating that based on their audit examination nothing has come to their attention that causes them to believe either or both that the information contained in the certificates delivered therewith pursuant to subdivision (iv) above is not correct or that the matters set forth in the Compliance Certificates delivered therewith pursuant to clause (b) of subdivision (iv) above for the applicable Fiscal Year are not stated in accordance with the terms of this Agreement;

(vii) SEC Filings and Press Releases: promptly upon their becoming available, copies of (a) all financial statements, reports, notices and proxy statements sent or made available generally by Company to its security holders or by any Subsidiary of Company to its security holders other than Company or another Subsidiary of Company, (b) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by Company or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, and (c) all press releases and other statements made available generally by Company or any of its Subsidiaries to the public concerning material developments in the business of Company or any of its Subsidiaries; provided that the filing of any financial statements with the Securities and Exchange Commission in accordance with subsections 6.1(ii) and 6.1(iii) hereof, or the filing with the Securities and Exchange Commission of any press releases or statements concerning material developments in the business of Company or any of its Subsidiaries, shall constitute delivery of such financial statements, press releases or statements to the Administrative Agent and Lenders under this subsection 6.1(vii);

(viii) Litigation or Other Proceedings: (a) promptly upon any Officer of Company or any other Borrower obtaining knowledge of (1) the institution of, or non-frivolous threat of, any Proceeding against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries not previously disclosed in writing by Company or any other Borrower to Lenders or (2) any material development in any Proceeding that, in any case:

(x) if adversely determined, has a reasonable possibility after giving effect to the coverage and policy limits of insurance policies issued to Company and its Subsidiaries of giving rise to a Material Adverse Effect; or

(y) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;

written notice thereof together with such other information as may be reasonably available to Company or any other Borrower to enable Lenders and their counsel to evaluate such matters; and (b) within forty-five (45) days after the end of each Fiscal Quarter, a schedule of all Proceedings, which, in the Company’s or any other Borrower’s reasonable judgment, involves a potential liability of, or claims against or affecting, Company or any of its Subsidiaries equal to or greater than $5,000,000 after giving effect to the coverage and policy limits of any applicable policies issued to Company and its Subsidiaries and, promptly after requested by Administrative Agent, such other information as may be reasonably requested by Administrative Agent (subject to Company’s right to withhold information that is covered by any applicable attorney-client privilege) to enable Administrative Agent and its counsel to evaluate any of such Proceedings;

(ix) ERISA Events: promptly upon Company or any other Borrower becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event or any Foreign Benefit Plan Event, which, in the Company’s or any other Borrower’s reasonable judgment, involves a potential liability of, or claims against or affecting, Company or any of its Subsidiaries equal to or greater than $5,000,000, individually or in the aggregate, a written notice specifying the nature thereof, what action Company, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor, the PBGC or any other governmental agency with respect thereto;

(x) ERISA Notices: with reasonable promptness, copies of (a) all notices received by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event or a Foreign Benefit Plan Event; and (b) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

(xi) Financial Plans: no later than 100 days after the beginning of each Fiscal Year commencing with Fiscal Year 2007, a consolidated plan and financial forecast for such Fiscal Year (the “Annual Financial Plan” for such Fiscal Year), including a forecast consolidated balance sheet and forecast consolidated statements of income and cash flows of Company and its Subsidiaries for such Fiscal Year presented on a quarterly basis, together with an explanation of the assumptions on which such forecasts are based, and such other information and projections as any Lender may reasonably request;

(xii) Insurance: as soon as practicable after any material change in insurance coverage maintained by Company and its Subsidiaries notice thereof to Administrative Agent specifying the changes and reasons therefor;

(xiii) New Subsidiaries: promptly upon any Person becoming a Subsidiary of Company, a written notice setting forth with respect to such Person (a) the date on which such Person became a Subsidiary of Company and (b) all of the data required to be set forth in Schedule 5.1 annexed hereto with respect to all Subsidiaries of Company (it being understood that such written notice shall be deemed to supplement Schedule 5.1 annexed hereto for all purposes of this Agreement);

(xiv) Other Information: with reasonable promptness, such other information and data with respect to Company or any of its Subsidiaries as from time to time may be reasonably requested by any Lender.

6.2	Existence, etc.

Except as permitted under subsection 7.7, Company and each Borrower will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence in the jurisdiction of organization specified on Schedule 5.1 and all rights and franchises material to its business; provided, however that neither Company nor any of its Subsidiaries shall be required to preserve any such right or franchise if the Governing Body of Company or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of Company or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to Company, such Subsidiary or Lenders.

6.3	Payment of Taxes and Claims; Tax.

A. Company and each other Borrower will, and will cause each of its Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such charge or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (i) such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and (ii) in the case of a charge or claim which has or may become a Lien against any of the Collateral, such proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such charge or claim.

B. Company and each other Borrower will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Company or any of its Subsidiaries).

6.4	Maintenance of Properties; Insurance.

A. Maintenance of Properties. Company and each other Borrower will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Company and its Subsidiaries (including all Intellectual Property) and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, all as in the judgment of Company or the Borrowers as may be necessary so that the business carried on in connection herewith may be properly and advantageously conducted at all times.

B. Insurance. Company and each other Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Company and its Subsidiaries as may customarily be carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for corporations similarly situated in the industry. Each such general liability policy of insurance of Company and any Domestic Subsidiary shall name Administrative Agent for the benefit of Lenders as an additional insured thereunder as its interests may appear and provide for at least 30 days prior written notice to Administrative Agent of any modification or cancellation of such policy.

6.5	Inspection Rights; Lender Meeting.

Company and each other Borrower shall, and shall cause each of its Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of Company or of any of its Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that Company and each other Borrower may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested.

6.6	Compliance with Laws, etc.

Company and each other Borrower shall comply, and shall cause each of its Subsidiaries and all other Persons on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any Government Authority (including all Environmental Laws), noncompliance with which could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

6.7	Environmental Matters.

A. Environmental Disclosure. Company and each other Borrower will deliver or will cause to be delivered to Administrative Agent and Lenders:

(i) Environmental Audits and Reports. As soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Company or any of its Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to any Environmental Claims that individually or in the aggregate could reasonably be expected to result in a Material Adverse Claim;

(ii) Notice of Certain Releases, Remedial Actions, Etc. Promptly upon the occurrence thereof, written notice describing in reasonable detail (a) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws, which could reasonably be expected to result in liabilities, including, without limitation, remediation costs, fines, penalties or costs to third parties, in excess of $5,000,000, individually or in the aggregate (b) any remedial action taken by Company, any Subsidiary or any other Person in response to (1) any

Hazardous Materials Activities the existence of which could reasonably be expected to result in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (2) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, and (c) Company’s or any of its Subsidiaries’ discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;

(iii) Written Communications Regarding Environmental Claims, Releases, Etc. As soon as practicable following the sending or receipt thereof by Company or any of its Subsidiaries, a copy of any and all written communications with respect to (a) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, (b) any Release required to be reported to any federal, state or local governmental or regulatory agency, which could reasonably be expected to result in liabilities, including, without limitation, remediation costs, fines, penalties or costs to third parties, in excess of $5,000,000, and (c) any request for information from any governmental agency that suggests such agency is investigating whether Company or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity;

(iv) Notice of Certain Proposed Actions Having Environmental Impact. Prompt written notice describing in reasonable detail (a) any proposed acquisition of stock, assets, or property by Company or any of its Subsidiaries that could reasonably be expected to (1) expose Company or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect or (2) affect the ability of Company or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (b) any proposed action to be taken by Company or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Company or any of its Subsidiaries to any material additional obligations or requirements under any Environmental Laws.

B. Actions Regarding Hazardous Materials Activities, Environmental Claims and Violations of Environmental Laws.

(i) Remedial Actions Relating to Hazardous Materials Activities. Company and each other Borrower shall, in compliance with all applicable Environmental Laws, promptly undertake, and shall cause each of its Subsidiaries promptly to undertake, any and all investigations, studies, sampling, testing, abatement, cleanup, removal, remediation or other response actions necessary to remove, remediate, clean up or abate any Hazardous Materials Activity on, under or about any Facility that is in violation of any Environmental Laws or that presents a material risk of giving rise to an Environmental Claim.

(ii) Actions with Respect to Environmental Claims and Violations of Environmental Laws. Company and each other Borrower shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any material violation of applicable Environmental Laws by Company or its Subsidiaries and (ii) make an appropriate response to any Environmental Claim against Company or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder.

6.8	Execution of Guaranties and Collateral Documents After the Closing Date.

A. Execution of Subsidiary Guaranty and Domestic Pledge Agreement. In the event that any Person becomes a Domestic Subsidiary (or ceases to be an Immaterial Domestic Subsidiary) after the date hereof, Borrowers’ Agent will promptly notify Administrative Agent of that fact and (i) cause such Domestic Subsidiary to execute and deliver to Administrative Agent a counterpart of the Subsidiary Guaranty and the Domestic Pledge Agreement, (ii) cause the Company or any of its Subsidiaries that owns the Capital Stock of such Person, to execute and deliver to Administrative Agent a supplement to the Domestic Pledge Agreement and to deliver to Administrative Agent all certificates representing such Capital Stock of such Person (accompanied by irrevocable undated stock powers, duly endorsed in blank), and (iii) take all such further actions and execute all such further documents and instruments (including actions, documents and filings comparable to those described in subsection 4.1K) as may be necessary or, in the opinion of Administrative Agent, desirable to create in favor of Administrative Agent, for the benefit of Lenders, a valid and perfected First Priority Lien on the Capital Stock (and related distributions, records and proceeds and other assets identified in the Domestic Pledge Agreement as collateral for the Obligations) of such Domestic Subsidiary; provided, however, that Borrowers shall not be required to comply with the requirements in clauses (i) through (iii) of this sentence with respect to Domestic Subsidiaries formed or acquired after the date hereof to the extent (and so long as) such Domestic Subsidiaries constitute Immaterial Domestic Subsidiaries.

B. Foreign Subsidiaries. In the event that any Person becomes a Subsidiary of the Offshore Borrower or an Offshore Guarantor after the date hereof, Borrowers’ Agent will promptly notify Administrative Agent of that fact and (i) cause such Person, to the extent permitted by applicable law, to execute and deliver to Administrative Agent an Offshore Guaranty and Foreign Pledge Agreements with respect to its Subsidiaries, (ii) cause Offshore Borrower or any of its Subsidiaries that owns the Capital Stock of such Person, to execute and deliver to Administrative Agent a Foreign Pledge Agreement with respect to the Capital Stock of such Person and, if required for the purposes of perfection of a security interest under the law of the local jurisdiction, to deliver to Administrative Agent all certificates representing such Capital Stock of such Person (accompanied by irrevocable undated stock powers, duly endorsed in blank), and (iii) take all such further actions and execute all such further documents and instruments (including actions, documents and instruments comparable to those described in subsection 4.1K) as may be necessary or, in the opinion of Administrative Agent, desirable to create in favor of Administrative Agent, for the benefit of Lenders, a valid and perfected First Priority Lien for the benefit of the Offshore Obligations on all of the Capital Stock (and related distributions, records and proceeds and other assets of the type identified in the Collateral Documents as collateral for the Obligations) of such Person.

C. Subsidiary Organizational Documents, Legal Opinions, Etc. Company shall deliver to Administrative Agent, together with such Loan Documents, (i) certified copies of such Subsidiary’s Organizational Documents, together with, if such Subsidiary is a Domestic Subsidiary, a good standing certificate from the Secretary of State of the jurisdiction of its organization and each other state in which such Person is qualified to do business and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such jurisdictions, each to be dated a recent date prior to their delivery to Administrative Agent, (ii) a certificate executed by the secretary or similar officer of such Subsidiary as to (a) the fact that the attached resolutions of the Governing Body of such Subsidiary approving and authorizing the execution, delivery and performance of such Loan Documents are in full force and effect and have not been modified or amended and (b) the incumbency and signatures of the officers of such Subsidiary executing such Loan Documents, (iii) an executed supplement to the Domestic Pledge Agreement or Foreign Pledge Agreement, as applicable, evidencing the pledge of the Capital Stock of such Subsidiary by Company or another Subsidiary of Company that owns such Capital Stock, accompanied by certificate evidencing such Capital Stock, together with an irrevocable undated stock powers duly endorsed in blank and satisfactory in form and substance to Administrative Agent, and (iv) a favorable opinion of counsel to such Subsidiary, in form and substance satisfactory to Administrative Agent and its counsel, as to (a) the due organization and good standing of such Subsidiary, (b) the due authorization, execution and delivery by such Subsidiary of such Loan Documents, (c) the enforceability of such Loan Documents against such Subsidiary and (d) such other matters (including matters relating to the creation and perfection of Liens in any Collateral pursuant to such Loan Documents) as Administrative Agent may reasonably request, all of the foregoing to be satisfactory in form and substance to Administrative Agent and its counsel.

6.9	Corporate Separateness.

The Company and each of its Subsidiaries (i) has observed and shall observe all partnership, corporate or limited liability company formalities, as applicable; (ii) has complied and shall comply with all of the terms and provisions contained in its organizational documents; (iii) has held itself out and identified itself and shall hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it and not as a division or part of any other Person; (iv) has maintained and shall maintain its own records, resolutions and other entity documents separate from those of any other Person; (v) has held and shall hold its assets in its own name; (vi) has maintained and shall maintain its assets in such a manner that it shall not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person; and (vii) if such entity is a corporation, has considered and shall consider the interests of its creditors in connection with all corporate actions.

Section 7.	COMPANY’S NEGATIVE COVENANTS

Company and each other Borrower covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations and the cancellation or expiration of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, Company and each Borrower shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 7.

7.1	Indebtedness.

Company and each other Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except as provided below (it being understood that each of the following clauses contained in this subsection 7.1 is independent and Indebtedness permitted under any such clause will not, except as specifically provided otherwise, be taken into consideration for purposes of determining the amount of Indebtedness permitted by any other clause):

(i) Loan Parties may become and remain liable with respect to the Obligations;

(ii) Company and each other Subsidiary of Company may become and remain liable with respect to Contingent Obligations permitted by subsection 7.4 and, upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Contingent Obligations so extinguished;

(iii) Company and any other wholly-owned Subsidiary of Company may become and remain liable with respect to Indebtedness to any other wholly-owned Subsidiary of Company; provided that (a) all such intercompany Indebtedness shall be subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement, (b) any payment by any Subsidiary of Company under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any intercompany Indebtedness owed by such Subsidiary to Company or to any other Subsidiary of Company for whose benefit such payment is made, (c) Offshore Borrower and Sybron Canada Limited shall not make any intercompany loans to Company or any of its Subsidiaries to the extent it would violate the terms of the Hawe Neos Purchase Agreement and (d) the aggregate principal amount of all Indebtedness of all Foreign Subsidiaries owed to Company and the other Domestic Subsidiaries shall not at any time exceed $100,000,000 plus an amount equal to 10% of Consolidated Net Income of the Company and its Subsidiaries from the Closing Date to the date of determination;

(iv) Company may remain liable with respect to Indebtedness evidenced by the Senior Subordinated Notes in an aggregate principal amount not to exceed $150,000,000;

(v) Company may become and remain liable with respect to additional senior subordinated notes (the “Additional Senior Subordinated Notes”) issued under the Senior Subordinated Notes Indenture in connection with Permitted Acquisitions pursuant to documentation in form and substance satisfactory to Administrative Agent; provided that after giving effect to the incurrence of such Indebtedness, the Company shall be in compliance with subsections 7.6A (on a pro forma basis assuming for purposes of calculating compliance with such covenant that the Indebtedness represented by such Additional Senior Subordinated Notes was incurred on the first day of the four-Fiscal Quarter period most recently ended) and 7.6B;

(vi) (a) Company and any other Subsidiary of Company may become and remain liable with respect to Indebtedness of any Person assumed in connection with any acquisition of such Person permitted under subsection 7.3 and (b) a Person that is merged into or that becomes a direct or indirect wholly-owned Subsidiary of any Borrower as a result of any acquisition permitted under subsection 7.3 may remain liable with respect to Indebtedness existing on the date of such acquisition; provided that (i) such Indebtedness is not created in anticipation of such acquisition, (ii) no Person other than the Subsidiary so acquired or the wholly-owned Subsidiary into which such Person is merged shall become obligated with respect to such Indebtedness, or shall grant any Liens to secure such Indebtedness, and (iii) the aggregate outstanding principal amount of all Indebtedness under this subsection 7.1(vi) shall not at any time exceed $75,000,000;

(vii) Company and any other Subsidiary of Company may become and remain liable with respect to (x) Purchase Money Indebtedness and (y) Indebtedness in respect of Capital Leases entered into after the Closing Date and incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Company and the other Subsidiaries of Company; provided, that the outstanding principal amount of such Purchase Money Indebtedness and Indebtedness incurred in respect of such Capital Leases, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company and the other Subsidiaries of Company, does not in the aggregate exceed at any time $65,000,000;

(viii) Any Subsidiary of Company may remain liable with respect to the Indebtedness incurred by such Subsidiary existing as of the Closing Date and described in Schedule 7.1 annexed hereto;

(ix) [Reserved];

(x) Foreign Subsidiaries may become and remain liable with respect to unsecured Indebtedness other than the Indebtedness permitted by clause (iii) above in an aggregate principal amount not to exceed $40,000,000 at any time outstanding;

(xi) Company and the other Subsidiaries of Company, as applicable, may become and remain liable with respect to Indebtedness which refinances the Indebtedness described in Schedule 7.1, pursuant to documentation in form and substance reasonably satisfactory to Administrative Agent; provided that (w) such refinancing Indebtedness shall be incurred by the applicable Subsidiary, as the case may be, that incurred the Indebtedness being refinanced that is described in Schedule 7.1, (x) the maturity date of such refinancing Indebtedness shall be later than the maturity date of the Indebtedness described in Schedule 7.1 that is being refinanced, (y) the Weighted Average Life to Maturity of such refinancing Indebtedness at the time of such refinancing is longer than the Weighted Average Life to Maturity of the Indebtedness being refinanced, and (z) the aggregate principal amount of such refinancing Indebtedness shall be no more than the lesser of (1) the sum of the aggregate principal amount of the Indebtedness being refinanced as of the date of such refinancing plus all related costs, fees and expenses related to the refinancing and (2) the aggregate principal amount of such Indebtedness as of the Closing Date;

(xii) Company may become and remain liable with respect to senior subordinated notes with terms no less favorable to the Lenders than those of the Company’s existing Senior Subordinated Notes (the “Refinancing Senior Subordinated Notes”), provided that the proceeds thereof are applied to refinance the Company’s existing Senior Subordinated Notes and/or any Additional Senior Subordinated Notes; and

(xiii) Company and the other Domestic Subsidiaries of Company may become and remain liable with respect to other unsecured Indebtedness in an aggregate principal amount not to exceed $50,000,000 at any time.

7.2	Liens and Related Matters.

A. Prohibition on Liens. Company and each other Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Company or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC or under any similar recording or notice statute, except:

(i) Permitted Encumbrances;

(ii) Liens granted pursuant to the Collateral Documents;

(iii) Liens described in Schedule 7.2 annexed hereto;

(iv) Liens securing Purchase Money Indebtedness and evidencing Capital Leases, as permitted by subsections 7.1(vii); provided, that any such Liens shall only attach to the assets being acquired with such Indebtedness;

(v) Liens securing Indebtedness permitted by subsection 7.1(xi), solely to the extent such Liens (a) replace Liens set forth on Schedule 7.2 annexed hereto with respect to the Indebtedness that is being refinanced, (b) are on the same assets as the replaced Liens and (c) are of the same scope and priority as the replaced Liens;

(vi) Liens on the Excluded Stock; and

(vii) Other Liens securing Indebtedness in an aggregate amount not to exceed $60,000,000 at any time outstanding.

B. Equitable Lien in Favor of Lenders. If Company or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Liens excepted by the provisions of subsection 7.2A, it shall make or cause to be made effective provision whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided that, notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Lenders to the creation or assumption of any such Lien not permitted by the provisions of subsection 7.2A.

C. No Further Negative Pledges. Neither Company nor any of its Subsidiaries shall enter into any agreement (other than an agreement prohibiting only the creation of Liens securing Subordinated Indebtedness) prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, except with respect to specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to an Asset Sale.

D. No Restrictions on Subsidiary Distributions to Company or Other Subsidiaries. Except for the restrictions contained in the Senior Subordinated Notes Indenture, Company and each Borrower will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by Company or any other Subsidiary of Company, (ii) repay or prepay any Indebtedness owed by such Subsidiary to Company or any other Subsidiary of Company, (iii) make loans or advances to Company or any other Subsidiary of Company, or (iv) transfer any of its property or assets to Company or any other Subsidiary of Company, except (a) as provided in this Agreement and (b) as may be provided in an agreement with respect to an Asset Sale.

7.3	Investments; Acquisitions.

Company and each other Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, or acquire, by purchase or otherwise, all or substantially all the business, property or fixed assets of, or Capital Stock or other ownership interest of any Person, or any division or line of business of any Person except:

(i) Company and the other Domestic Subsidiaries of Company may make and own investments in Short-Term Investments;

(ii) So long as no Event of Default or Potential Event of Default has occurred and is continuing, the Foreign Subsidiaries may make investments in and own Short-Term Investments;

(iii) (a) Company and each wholly-owned Domestic Subsidiary may make and own additional equity Investments in their respective wholly-owned Domestic Subsidiaries, and (b) each wholly-owned Foreign Subsidiary may make and own additional equity Investments in its wholly-owned Subsidiaries;

(iv) Each Borrower and its Subsidiaries may make intercompany loans to the extent permitted under subsection 7.1(iii);

(v) Each Borrower and its Subsidiaries may make Consolidated Capital Expenditures permitted by subsection 7.8;

(vi) Company and its Subsidiaries may continue to own the Investments owned by them and described in Schedule 7.3 annexed hereto;

(vii) So long as no Event of Default or Potential Event of Default has occurred and is continuing, Subsidiaries of Company may consummate Permitted Acquisitions; provided that each of the following conditions are satisfied:

(a) the Acquired Business is engaged in a line of business that the Borrowers and their Subsidiaries are permitted to engage in under subsection 7.11;

(b) if the Acquired Business is located in the United States of America or is a Person that is incorporated or organized under the laws of the United States of America, any state thereof or in the District of Columbia (any such Acquired Business a “Domestic Acquired Business”), the Acquired Business becomes a Subsidiary Guarantor (if required pursuant to subsection 6.8) or is acquired by a Borrower or a Subsidiary Guarantor in such Permitted Acquisition;

(c) within 30 days of the consummation of such Permitted Acquisition, Company and each other Borrower shall, and shall cause its Subsidiaries to, comply with the requirements of subsection 6.8 (to the extent required thereby) with respect to such Permitted Acquisition;

(d) prior to the consummation of any Permitted Acquisition, Company shall deliver to Administrative Agent an Officer’s Certificate, in form and substance satisfactory to Administrative Agent, (1) certifying that no Potential Event of Default or Event of Default shall then exist or shall occur as a result of such Permitted Acquisition and (2) demonstrating that after giving effect to such Permitted Acquisition and to all Indebtedness to be incurred or assumed or repaid in connection with or as consideration for such Permitted Acquisition, the Borrowers will be in compliance with the financial covenants set forth in subsection 7.6, calculated on a Pro Forma Basis, as of the last day of the four Fiscal Quarter period most recently ended prior to the date of the proposed Permitted Acquisition for which the relevant financial information is available;

(e) to the extent reasonably practicable, prior to the consummation of any Permitted Acquisition in which the aggregate consideration paid by Company and its Subsidiaries is less than $100,000,000, Borrowers’ Agent shall deliver to Administrative Agent, a copy of financial statements of the Person or business so acquired (it being understood that Company shall not be required to make any representation with respect to whether such financial statements have been prepared in accordance with GAAP) for the immediately preceding four consecutive Fiscal Quarter period corresponding to the calculation period for the financial covenants in clause (d); and

(f) prior to the consummation of any Permitted Acquisition in which the aggregate consideration paid by Company and its Subsidiaries is greater than $100,000,000, Borrowers’ Agent shall deliver to Administrative Agent audited financial statements of the Person or business to be so acquired for the fiscal year ended of such Person within the period set forth in clause (d).

(viii) Company and any other wholly-owned Domestic Subsidiary of Company may make additional Investments in their respective wholly-owned Foreign Subsidiaries; provided, that the aggregate amount of all such Investments made by Company or any Domestic Subsidiary shall not at any time exceed $50,000,000 plus an amount equal to 10% of Consolidated Net Income of the Company and its Subsidiaries from the Closing Date to the date of determination;

(ix) Company and the other Subsidiaries of Company may receive and hold Investments received in the ordinary course of business in settlement of Indebtedness of third parties created in the ordinary course of business;

(x) Company and the other Subsidiaries of Company may make investments consisting of non-cash consideration received in connection with sales of assets permitted pursuant to subsection 7.7(vii) in an aggregate outstanding amount not to exceed $50,000,000 at any time;

(xi) Company and the other Subsidiaries of Company may make investments consisting of non-cash consideration received in connection with sales of assets pursuant to subsection 7.7(v) to the extent permitted by such subsection;

(xii) Company and the other Subsidiaries of Company may make investments consisting of deposit accounts maintained by Company and the other Subsidiaries of Company; and

(xiii) So long as no Default or Potential Event of Default has occurred and is continuing, Company and the other Domestic Subsidiaries of Company may make and own other Investments in an aggregate amount not to exceed at any time $40,000,000 plus any cash interest or dividends received in connection with any such Investment.

Notwithstanding anything contained herein to the contrary, Company and each other Borrower shall not permit any Foreign Subsidiary to acquire (by purchase or otherwise) after the date hereof the Capital Stock of any Person that upon such acquisition becomes a Domestic Subsidiary, except as a result of a Permitted Acquisition otherwise permitted under this Agreement.

7.4	Contingent Obligations.

Company and each other Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except:

(i) Loan Parties may become and remain liable with respect to Contingent Obligations under their respective Guaranties;

(ii) Company and the other Domestic Subsidiaries of Company may become and remain liable with respect to Contingent Obligations under the Senior Subordinated Note Guaranty and any guaranty by the Company or such Domestic Subsidiary of the Refinancing Senior Subordinated Notes by the same guarantors with terms no less favorable to the Lenders than those of the Senior Subordinated Note Guaranty;

(iii) Borrowers may become and remain liable with respect to Contingent Obligations in respect of Letters of Credit;

(iv) Company or any of its Subsidiaries may become and remain liable with respect to Contingent Obligations under Hedge Agreements incurred in the ordinary course of business of Company or any of its Subsidiaries;

(v) Company and the other Subsidiaries of Company may become and remain liable with respect to Contingent Obligations in respect of customary indemnification and purchase price adjustment obligations incurred in connection with Asset Sales or other sales of assets;

(vi) Company and the other Subsidiaries of Company may become and remain liable with respect to Contingent Obligations under guarantees in the ordinary course of business of the obligations of their respective direct suppliers, customers, franchisees and licensees;

(vii) Company and the other Domestic Subsidiaries of Company may become and remain liable with respect to Contingent Obligations in respect of any Indebtedness of any other Borrower or other Domestic Subsidiary of any Borrower that is permitted by subsection 7.1(xiii) in an aggregate amount not to exceed the amount of such Indebtedness;

(viii) Any Foreign Subsidiary may become and remain liable with respect to Contingent Obligations in respect of any Indebtedness of any Foreign Subsidiary that is a direct or indirect parent or Subsidiary of such Foreign Subsidiary, so long as such Indebtedness is permitted by subsection 7.1(x), in an aggregate amount not to exceed the amount of such Indebtedness;

(ix) Company and the other Domestic Subsidiaries of Company may become and remain liable with respect to Contingent Obligations in respect of any Indebtedness of any Foreign Subsidiary that is permitted by subsection 7.1(x); provided, that the aggregate amount of all such Contingent Obligations shall not at any time exceed $10,000,000 plus an amount equal to 10% of Consolidated Net Income of the Company and its Subsidiaries from the Closing Date to the date of determination; and

(x) Company and each of its Subsidiaries, as applicable, may remain liable with respect to Contingent Obligations described in Schedule 7.4 annexed hereto.

7.5	Restricted Junior Payments.

Company and each other Borrower shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment; provided that:

(i) So long as (a) no Event of Default has occurred and its continuing pursuant to subsection 8.1, 8.6 or 8.7 or (b) no blockage notice has been delivered in accordance with the terms of the Senior Subordinated Note Indenture or the indenture governing the Refinancing Senior Subordinated Notes, Company make Restricted Junior Payments to make scheduled cash interest payments on the Senior Subordinated Notes, any Additional Senior Subordinated Notes and any Refinancing Senior Subordinated Note;

(ii) So long as no Event of Default or Potential Event of Default has occurred and its continuing, Company may make Restricted Junior Payments to purchase, redeem, retire or otherwise acquire Capital Stock of Company, or options or warrants to purchase such Capital Stock, held by officers, directors, or employees of Company or its Subsidiaries thereof pursuant to a compensation plan or arrangement in connection with the death, disability or termination of employment of any such officer, director or employee in an aggregate amount for all such transactions not exceeding the sum $2,500,000 in any Fiscal Year or $12,000,000 during the term of this Agreement;

(iii) Company may, from time to time, (I) purchase or redeem Common Stock and/or Senior Subordinated Notes, Additional Senior Subordinated Notes or Refinancing Senior Subordinated Notes for Cash consideration and (II) pay dividends in Cash with respect to its Common Stock, in each case so long as: (a) no Event of Default or Potential Event of Default has occurred and is continuing or would be caused by any such Restricted Junior Payment, (b) in the case of any such purchase or redemption, the Governing Body of Company has determined that such transaction is for fair market value and in the best interests of Company and its Subsidiaries, and (c) the aggregate amount of all Restricted Junior Payments made in reliance on this subsection 7.5(iii) during the term of this Agreement does not exceed $100,000,000 plus an amount equal to 50% of Consolidated Net Income of the Company and its Subsidiaries from the Closing Date to the date of determination; and

(iv) Company may make Restricted Junior Payments to refinance the Company’s existing Senior Subordinated Notes and/or Additional Senior Subordinated Notes with the proceeds of any Refinancing Senior Subordinated Notes.

7.6	Financial Covenants.

A. Minimum Interest Coverage Ratio. Company and each other Borrower shall not permit the ratio of (i) Consolidated EBITDA to (ii) Consolidated Interest Expense for any four-Fiscal Quarter period to be less than 3.00 to 1.00.

B. Maximum Consolidated Leverage Ratio. Company and each other Borrower shall not permit the Consolidated Leverage Ratio as of the last day of any Fiscal Quarter to exceed 3.00 to 1.00.

7.7	Restriction on Fundamental Changes; Asset Sales.

Company and each other Borrower shall not, and shall not permit any of its Subsidiaries to, alter the corporate, capital or legal structure of Company or any of its Subsidiaries, or enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets (including its notes or receivables and Capital Stock of a Subsidiary, whether newly issued or outstanding), whether now owned or hereafter acquired, except:

(i) any Domestic Borrower may be merged with or into other Domestic Borrower or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any Domestic Borrower; provided that in any merger involving any Domestic Borrower and Company, Company shall be the continuing or surviving Person;

(ii) any wholly-owned Domestic Subsidiary of any Borrower that is not itself a Domestic Borrower may be merged with or into Company or any other Domestic Borrower or any other wholly-owned Domestic Subsidiary that is not itself a Domestic Borrower or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Company or any Domestic Borrower or any other wholly-owned Domestic Subsidiary; provided, that in any merger involving a Domestic Borrower and a wholly-owned Domestic Subsidiary that is not a Borrower, the Domestic Borrower shall be the continuing or surviving Person;

(iii) any wholly-owned Foreign Subsidiary (other than Offshore Borrower) may be merged with or into any other wholly-owned Foreign Subsidiary or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any other wholly-owned Foreign Subsidiary;

(iv) Company and the other Subsidiaries of Company may sell or otherwise dispose of assets in transactions that do not constitute Asset Sales (including, without limitation, the sale or other disposal of the Excluded Stock); provided that the consideration received for such assets shall be in an amount at least equal to the fair market value thereof;

(v) Company and the other Subsidiaries of Company may dispose of obsolete, worn out or surplus property in the ordinary course of business;

(vi) So long as no Event of Default or Potential Event of Default has occurred and is continuing, Company and the other Subsidiaries of Company may make Asset Sales of assets having a fair market value not in excess of $75,000,000 in any Fiscal Year and $200,000,000 in the aggregate for all such Asset Sales during the term of this

Agreement; provided (a) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof; and (b) at least seventy-five percent (75%) of the consideration received shall be cash; provided, further, that no such Asset Sale may include the Capital Stock of Company or any other Borrower;

(vii) Company and the other Subsidiaries of Company may sell or dispose of shares of Capital Stock of any of its Subsidiaries in order to qualify members of the Governing Body of the Subsidiary if required by applicable law;

(viii) Any Person may be merged with or into Company or any other Borrower if the acquisition of the Capital Stock of such Person by Company or such Borrower would have been permitted pursuant to subsection 7.3; provided that such Company or such Borrower shall be the continuing or surviving Person and (b) no Potential Event of Default or Event of Default shall have occurred or be continuing after giving effect thereto; and

(ix) Any Person may be merged with or into any wholly-owned Subsidiary of Company (other than a Borrower) if the acquisition of the Capital Stock of such Person by such Subsidiary would have been permitted pursuant to subsection 7.3; provided that (a) the surviving Person after such merger is a wholly-owned Subsidiary of Company, (b) the Company and the other Borrowers have caused such Subsidiary to take all actions required by subsection 6.8 and (c) no Potential Event of Default or Event of Default shall have occurred or be continuing after giving effect thereto.

7.8	Consolidated Capital Expenditures.

Company and each Borrower shall not, and shall not permit its Subsidiaries to, make or incur Consolidated Capital Expenditures, in any Fiscal Year, in an aggregate amount in excess of $40,000,000 (the “Maximum Consolidated Capital Expenditures Amount”); provided that in any Fiscal Year ending after September 30, 2006, the Maximum Consolidated Capital Expenditures Amount for such Fiscal Year shall be increased by an amount equal to the excess, if any, of the Maximum Consolidated Capital Expenditures Amount for the previous Fiscal Year (without giving effect to any adjustment in accordance with this proviso) over the actual amount of Consolidated Capital Expenditures for such previous Fiscal Year. Notwithstanding the foregoing limitations in this subsection 7.8, in addition to the amounts set forth in the preceding sentence, Company, each Borrower and each of their respective Subsidiaries may make or incur Consolidated Capital Expenditures in an amount equal to the amount of all Cash repatriated to the Domestic Subsidiaries by the Foreign Subsidiaries of Company during the Fiscal Year ending September 30, 2006.

7.9	Transactions with Shareholders and Affiliates.

Company and each Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of equity Securities of Company or with any Affiliate of Company or of any such holder, on terms that are less favorable to Company, such Borrower or that Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not such a holder or Affiliate; provided that the foregoing restriction shall not apply to (i) any transaction between Company and any of its wholly-owned Subsidiaries or between any of its wholly-owned Subsidiaries or (ii) reasonable and customary fees paid to members of the Governing Bodies of Company and its Subsidiaries.

7.10	Sale and Lease-Back Transactions.

Company and each other Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real, personal or mixed), now owned or hereafter acquired, (i) that Company or any of its Subsidiaries has sold or transferred or is to sell or transfer to any other Person (other than Company or any other Subsidiaries of Company) or (ii) that Company or any of its Subsidiaries intends to use for substantially the same purpose as any other property that has been or is to be sold or transferred by Company or any of its Subsidiaries to any Person (other than Company or any of its Subsidiaries) in connection with such lease.

7.11	Conduct of Business.

From and after the Closing Date, Company shall not, and shall not permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by Company and the other Subsidiaries on the Closing Date and similar or related businesses and (ii) a reasonable extension, development or expansion of the business in which Company and the other Subsidiaries were engaged on the Closing Date and any business reasonably related thereto.

7.12	Amendments or Waivers of Certain Agreements; Amendments of Documents Relating to Subordinated Indebtedness.

A. Amendments or Waivers of Certain Agreements. Neither Company nor any of its Subsidiaries will agree to any material amendment to, or waive any of its material rights under any Related Agreement after the Closing Date without in each case obtaining the prior written consent of Requisite Lenders to such amendment or waiver. Borrowers shall not, and shall not permit any of their Subsidiaries to, amend or otherwise change the terms of the Hawe Neos Purchase Agreement or any agreement, document or instrument entered into in connection therewith if the effect of such amendment or change, together with all other amendments or changes made to the Hawe Neos Purchase Agreement and such other agreements, documents and instruments, is to increase materially the obligations of Company or any of its Subsidiaries thereunder or would confer any additional rights to any other Person which would be adverse to Lenders.

B. Amendments of Documents Relating to Subordinated Indebtedness. Company and each other Borrower shall not, and shall not permit any of its Subsidiaries to, amend or otherwise change the terms of any Subordinated Indebtedness or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on such Subordinated Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions thereof (or of any guaranty thereof), or change any collateral therefor (other than to release such collateral), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Subordinated Indebtedness (or a trustee or other representative on their behalf) which would be adverse to Company, any other Borrower or any of their Subsidiaries or Lenders.

C. Designation of Designated Senior Indebtedness. Borrowers shall not, and shall not permit any of their Subsidiaries to, designate any Indebtedness as “Designated Senior Debt” (as defined in the Senior Subordinated Note Indenture) for purposes of the Senior Subordinated Note Indenture (nor shall any Indebtedness be similarly designated pursuant to the terms of any indenture entered into in connection with a refinancing of the Senior Subordinated Notes permitted pursuant to subsection 7.1(xii) hereof) without the prior written consent of Requisite Lenders.

7.13	Fiscal Year.

Company shall not change its Fiscal Year-end from September 30th.

Section 8.	EVENTS OF DEFAULT

If any of the following conditions or events (“Events of Default”) shall occur:

8.1	Failure to Make Payments When Due.

Failure by Company or any other Borrower to pay any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; failure by Company, or any other Borrower to pay when due any amount payable to Issuing Lender in reimbursement of any drawing under a Letter of Credit; or failure by Company or any other Borrower to pay any interest on any Loan or any fee or any other amount due under this Agreement within five days after the date due; or

8.2	Default in Other Agreements.

(i) Failure of Company or any other Subsidiary of Company to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in subsection 8.1) or Contingent Obligations with an aggregate principal amount of $10,000,000 or more, in each case beyond the end of any grace period provided therefor; or

(ii) breach or default by Company or any other Subsidiary of Company with respect to any other material term of (a) one or more items of Indebtedness or Contingent Obligations in the individual or aggregate principal amounts referred to in clause (i) above or (b) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness or Contingent Obligation(s), if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness or Contingent Obligation(s) (or a trustee on behalf of such holder or holders) to cause, that Indebtedness or Contingent Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise); or

8.3	Breach of Certain Covenants.

Failure of any Loan Party to perform or comply with any term or condition contained in subsection 2.5 or 6.2 or Section 7 of this Agreement; or

8.4	Breach of Warranty.

Any representation, warranty, certification or other statement made by Company or any of its Subsidiaries in any Loan Document or in any statement or certificate at any time given by Company or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or

8.5	Other Defaults Under Loan Documents.

Any Loan Party shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents, other than any such term referred to in any other subsection of this Section 8, and such default shall not have been remedied or waived within 30 days after the earlier of (i) an Officer of Company or such Loan Party becoming aware of such default or (ii) receipt by Company and such Loan Party of notice from Administrative Agent or any Lender of such default; or

8.6	Involuntary Bankruptcy; Appointment of Receiver, etc.

(i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of Company or any other Subsidiary of Company in an involuntary case under the Bankruptcy Code, Swiss Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law (whether in the USA, Switzerland or any other jurisdiction) now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable foreign, federal or state law; or

(ii) an involuntary case shall be commenced against Company or any other Subsidiary of Company under the Bankruptcy Code, Swiss Bankruptcy Code (except for any proceedings under Section 80 seq. of the Swiss Bankruptcy Code) or under any other applicable bankruptcy, insolvency or similar law (whether in the USA, Switzerland or any other jurisdiction) now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Company or any other Subsidiary of Company, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Company or any other Subsidiary of Company for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Company or any other Subsidiary of Company, and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or

8.7	Voluntary Bankruptcy; Appointment of Receiver, etc.

(i) Company or any other Subsidiary of Company shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code, Swiss Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect (whether in the USA, Switzerland or any other jurisdiction), or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Company or any other Subsidiary of Company shall make any assignment for the benefit of creditors; or

(ii) Company or any other Subsidiary of Company shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Governing Body of Company or any other Subsidiary of Company (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or

8.8	Judgments and Attachments.

Any money judgment, writ or warrant of attachment or similar process involving, in the aggregate at any time, an amount in excess of $10,000,000 (in either case not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Company or any other Subsidiary of Company or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder); or

8.9	Dissolution.

Any order, judgment or decree shall be entered against Company or any other Subsidiary of Company decreeing the dissolution or split up of Company or that Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

8.10	Employee Benefit Plans.

There shall occur one or more ERISA Events or Foreign Benefit Plan Events, that individually or in the aggregate results in or might reasonably be expected to result in liability of Company, any other Subsidiary of Company or any of their respective ERISA Affiliates in excess of $10,000,000 during the term of this Agreement; or there shall exist an amount of unfunded benefit liabilities for U.S. Pension Plans (as defined in Section 4001(a)(18) of ERISA) and unfunded liabilities in respect of Foreign Pension Plans, individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), which exceeds $5,000,000; or

8.11	Change in Control.

A Change in Control shall have occurred; or

8.12	Invalidity of Loan Documents; Failure of Security; Repudiation of Obligations.

At any time after the execution and delivery thereof, (i) any Loan Document or any provision thereof, for any reason other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, (ii) Administrative Agent shall not have or shall cease to have a valid and perfected First Priority Lien in any Collateral purported to be covered by the Collateral Documents, except as permitted by the terms of any Collateral Documents, for any reason other than the failure of Administrative Agent or any Lender to take any action within its control, or (iii) any Loan Party shall contest the validity or enforceability of any Loan Document or any provision thereof in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document or any provision thereof to which it is a party; or

8.13	Default Under Subordination Provisions.

Company or any guarantor of Subordinated Indebtedness shall fail to comply with the subordination provisions contained in the Senior Subordinated Note Indenture or any other instrument, indenture or agreement pursuant to which such Subordinated Indebtedness is issued:

THEN (i) upon the occurrence of any Event of Default described in subsection 8.6 or 8.7, each of (a) the unpaid principal amount of and accrued interest on the Loans, (b) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letter of Credit), and (c) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Company and each other Borrower, and the obligation of each Lender to make any Loan, the obligation of the Issuing Lender to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate, and (ii) upon the occurrence and during the continuation of any other Event of Default, Administrative Agent shall, upon the written request or with the written consent of Requisite Lenders, by written notice to Company and each other Borrower, declare all or any portion of the amounts described in clauses (a) through (c) above to be, and the same shall forthwith become, immediately due and payable, and the obligation of each Lender to make any Loan, the obligation of the Issuing Lender to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate; provided that the foregoing shall not affect in any way the obligations of Revolving Lenders under subsection 3.3C(i) or the obligations of Revolving Lenders to purchase assignments of any unpaid Swing Line Loans as provided in subsection 2.1A(iii).

Any amounts described above, when received by Administrative Agent, shall be applied by Administrative Agent in accordance with subsection 2.4C.

Section 9.	ADMINISTRATIVE AGENT

9.1	Appointment.

A. Appointment of Administrative Agent. CS is hereby appointed Administrative Agent hereunder and under the other Loan Documents. Each Lender hereby authorizes Administrative Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents. Administrative Agent agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Administrative Agent and Lenders and neither any Loan Party nor any of its Subsidiaries shall have rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties under this Agreement, Administrative Agent (other than as provided in subsection 2.1D) shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Company or any other Loan Party or any of its Subsidiaries.

B. Appointment of Supplemental Collateral Agents. It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case Administrative Agent deems that by reason of any present or future law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, it may be necessary that Administrative Agent appoint an additional individual or institution as a separate trustee, co-trustee, collateral agent or collateral co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Collateral Agent” and collectively as “Supplemental Collateral Agents”).

In the event that Administrative Agent appoints a Supplemental Collateral Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Collateral Agent shall run to and be enforceable by either Administrative Agent or such Supplemental Collateral Agent, and (ii) the provisions of this Section 9 and of subsections 10.4 and 10.5 that refer to Administrative Agent shall inure to the benefit of such Supplemental Collateral Agent and all references therein to Administrative Agent shall be deemed to be references to Administrative Agent and/or such Supplemental Collateral Agent, as the context may require.

Should any instrument in writing from Company or any other Loan Party be required by any Supplemental Collateral Agent so appointed by Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, Company shall, or Company shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by Administrative Agent. In case any Supplemental Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall vest in and be exercised by Administrative Agent until the appointment of a new Supplemental Collateral Agent.

9.2	Powers and Duties; General Immunity.

A. Powers; Duties Specified. Each Lender irrevocably authorizes Administrative Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Administrative Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Loan Documents. Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. Administrative Agent shall not have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender or any Borrower; and nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein.

B. No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by such Agent to Lenders or by or on behalf of any Loan Party to such Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Borrower or any other Person liable for the payment of any Obligations, nor shall such Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or the use of the Letters of Credit or as to the existence or possible existence of any Event of Default or Potential Event of Default. Anything contained in this Agreement to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.

C. Exculpatory Provisions. No Agent or any of its officers, directors, employees or agents shall be liable to Lenders for any action taken or omitted by such Agent under or in connection with any of the Loan Documents except to the extent caused by such Agent’s gross negligence or willful misconduct. An Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection with this Agreement or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.8) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Company each other Borrower and other Subsidiaries of Company), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against an Agent as a result of such Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.8).

D. Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, an Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, an Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term “Lender” or “Lenders” or any similar term shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. An Agent and its Affiliates may accept deposits from, lend money to, acquire equity interests in and generally engage in any kind of commercial banking, investment banking, trust, financial advisory or other business with Company or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company and each other Subsidiary of Company for services in connection with this Agreement and otherwise without having to account for the same to Lenders.

9.3	Independent Investigation by Lenders; No Responsibility For Appraisal of Creditworthiness.

Each Lender agrees that it has made its own independent investigation of the financial condition and affairs of Company and its Subsidiaries in connection with the making of the Loans and the issuance of Letters of Credit hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Company and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

9.4	Right to Indemnity.

Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent and its officers, directors, employees, agents, attorneys, professional advisors and Affiliates to the extent that any such Person shall not have been reimbursed by any Borrower, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements and fees and disbursements of any financial advisor engaged by Agents) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against an Agent or any other such Persons in exercising the powers, rights and remedies of an Agent or performing duties of an Agent hereunder or under the other Loan Documents or otherwise in its capacity as Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of an Agent resulting from such Agent’s gross negligence or willful misconduct. If any indemnity furnished to an Agent or any other such Person for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

9.5	Successor Administrative Agent.

Any Agent may resign at any time by giving 30 days’ prior written notice thereof to Lenders and Borrowers. Upon any such notice of resignation, Requisite Lenders shall have the right, upon five Business Days’ notice to Borrowers, to appoint a successor Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation hereunder as an Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement.

9.6	Collateral Documents; Guaranties; Foreign Pledge Agreements.

Each Lender hereby further authorizes Administrative Agent, on behalf of and for the benefit of Lenders, to enter into each Collateral Document as secured party and to be the agent for and representative of Lenders under each Guaranty, and each Lender agrees to be bound by the terms of each Collateral Document and Guaranty; provided that Administrative Agent shall not (i) enter into or consent to any material amendment, modification, termination or waiver of any provision contained in any Collateral Document or Guaranty (except as otherwise expressly permitted or required pursuant to the terms of this Agreement or the applicable Collateral Document) or (ii) release any Collateral (except as otherwise expressly permitted or required pursuant to the terms of this Agreement or the applicable Collateral Document), in each case without the prior consent of Requisite Lenders (or, if required pursuant to subsection 10.8, all Lenders); provided further, however, that, without further written consent or authorization from Lenders, Administrative Agent may execute any documents or instruments necessary to (a) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted by this Agreement or to which Requisite Lenders have otherwise consented, (b) release any Guarantor from a Guaranty if all of the Capital Stock of such

Guarantor is sold to any Person (other than an Affiliate of Company) pursuant to a sale or other disposition permitted hereunder or to which Requisite Lenders have otherwise consented or (c) subordinate the Liens of Administrative Agent, on behalf of Lenders, to any Liens permitted by subsection 7.2A(i), (iii), (iv) or (v); provided that, in the case of a sale of such item of Collateral or stock referred to in subdivision (a) or (b), the requirements of subsection 10.16 are satisfied. Anything contained in any of the Loan Documents to the contrary notwithstanding, each Borrower, Administrative Agent and each Lender hereby agree that (1) no Lender shall have any right individually to realize upon any of the Collateral under any Collateral Document or to enforce any Guaranty, it being understood and agreed that all powers, rights and remedies under the Collateral Documents and the Guaranties may be exercised solely by Administrative Agent for the benefit of Lenders in accordance with the terms thereof, and (2) in the event of a foreclosure by Administrative Agent on any of the Collateral pursuant to a public or private sale, Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Administrative Agent, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Administrative Agent at such sale.

Without derogating from any other authority granted to Administrative Agent herein or in the Collateral Documents or any other document relating thereto, each Lender hereby specifically (i) authorizes Administrative Agent to enter into pledge agreements pursuant to this subsection 9.6 with respect to the Capital Stock and related assets of all existing and future Offshore Borrowers, Offshore Guarantors and their Subsidiaries, which pledge agreements may be governed by the laws of each of the jurisdictions of formation of such Persons, as agent on behalf of each of Lenders, with the effect that Lenders each become a secured party thereunder or, where relevant in a jurisdiction, as agent and trustee, with the effect that Lenders each become a beneficiary of a trust and Administrative Agent has all the rights, powers, discretions, protections and exemptions from liability set out in the pledge agreements and (ii) appoints Administrative Agent as its attorney-in-fact granting it the powers to execute each such pledge agreement and any registrations of the security interest thereby created, in each case in its name and on its behalf, with the effect that each Lender becomes a secured party thereunder. With respect to each such pledge agreement, Administrative Agent has the power to sub-delegate to third parties its powers as attorney-in-fact of each Lender.

9.7	Duties of Other Agents.

None of the Lenders identified in this Agreement as a “co-agent”, Syndication Agent, or any Co-Documentation Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender.

9.8	Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Company or any of the other Subsidiaries of Company, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Company or any other Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(i) to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Loans and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of Lenders and Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Agents and their agents and counsel and all other amounts due Lenders and Agents under subsections 2.3 and 10.4) allowed in such judicial proceeding, and

(ii) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agents and their agents and counsel, and any other amounts due Agents under subsections 2.3 and 10.4.

Nothing herein contained shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lenders or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 10.	MISCELLANEOUS

10.1	Successors and Assigns; Assignments and Participations in Loans and Letters of Credit.

A. General; Ratable Assignment. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders (it being understood that Lenders’ rights of assignment are subject to the further provisions of this subsection 10.1). Neither Company’s nor any other Borrower’s rights or obligations hereunder nor any interest therein may be assigned or delegated by Company or such Borrower without the prior written consent of all Lenders (and any attempted assignment or transfer by Company or such Borrower without such consent shall be null and void). No sale, assignment, transfer or participation of any Domestic Letter of Credit or any participation therein may be made separately from a sale, assignment, transfer or participation of a corresponding interest in the Revolving Loan Commitment and the Revolving Loans of the Revolving Lender effecting such sale, assignment, transfer or participation. No sale, assignment, transfer or participation of any Offshore Letter of Credit or any participation therein may be made separately from a sale, assignment, transfer or participation of a corresponding interest in the Offshore Revolving Loan Commitments and the Offshore Revolving Loans of the Offshore Revolving Lender effecting such sale, assignment, transfer or participation. Any sale, assignment transfer or participation of a Lender’s Revolving Loan Commitments or Revolving Loans shall automatically constitute an assignment of a pro rata portion of the assigning Lender’s Offshore Revolving Loan Commitments and Offshore Revolving Loans to the assignee, and Offshore Revolving Loan Commitments, Offshore Revolving Loans, Revolving Loan Commitments and Revolving Loans may not be otherwise assigned. Prior to the termination of the Revolving Loan Commitments, Revolving Loans of any Lender may not be assigned without a concurrent assignment of the Revolving Loan Commitment (in at least the amount of such assigned Revolving Loan) of such Lender to the assignee of the Loan, and prior to the termination of the Offshore Revolving Loan Commitments and Offshore Revolving Loan Commitments, Offshore Revolving Loans of any Lender may not be assigned without a concurrent assignment of the Offshore Revolving Loan Commitment (in at least the amount of such assigned Offshore Revolving Loan) of such Lender to the assignee of the Loan. Anything contained herein to the contrary notwithstanding, except as provided in subsection 2.1A(iii) and subsection 10.7, the Swing Line Loan Commitment and the Swing Line Loans of Swing Line Lender may not be sold, assigned or transferred as described below to any Person other than a successor Swing Line Lender to the extent contemplated by subsection 10.2. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Affiliates of each of Administrative Agent and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

B. Assignments.

(i) Amounts and Terms of Assignments. Any Lender may assign to one or more Eligible Assignees all or any portion of its rights and obligations under this Agreement; provided that (a) except (1) in the case of an assignment of the entire remaining amount of the assigning Lender’s rights and obligations under this Agreement or (2) in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund of a Lender, the aggregate amount of the Revolving Loan Exposure, Offshore Revolving Loan Exposure, Additional Offshore Revolving Loan Exposure or New Term Loan Exposure, as the case may be, of the assigning Lender and the assignee subject to each such assignment shall not be less than $5,000,000, in the case of any assignment of a Revolving Loan, Offshore Revolving Loan, Additional Offshore Revolving Loan or New Term Loan unless Administrative Agent otherwise consents, such consent not to be unreasonably withheld or delayed, (b) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, (c) the parties to each assignment shall execute and deliver to Administrative Agent an Assignment Agreement, together with a processing and recordation fee of $3,500, which may be waived or reduced at Administrative Agent’s discretion (unless the assignee is an Affiliate or an Approved Fund of the assignor, in which case no fee shall be required), and the Eligible Assignee, if it shall not already be a party to this Agreement, shall deliver to Administrative Agent information reasonably requested by Administrative

Agent, including an administrative questionnaire and such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iii), (d) in the case of an assignment of all or a portion of a Revolving Loan Commitment of any Lender, Administrative Agent, Swing Line Lender and Issuing Lender shall have given their prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), (e) except in the case of an assignment to another Lender, an Affiliate of a Lender or an Approved Fund of a Lender, Administrative Agent and, if no Event of Default has occurred and is continuing, Borrowers’ Agent, shall have consented thereto (which consents shall not be unreasonably withheld or delayed), and (f) each assignment of Revolving Loans and Revolving Loan Commitments by any Revolving Lender shall be a ratable assignment of such Lender’s Offshore Loans and Offshore Revolving Loan Commitments. Upon acceptance and recording by Administrative Agent pursuant to clause (ii) below, from and after the effective date specified in such Assignment Agreement, (y) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (z) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination of this Agreement under subsection 10.11B) and be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto; provided that, anything contained in any of the Loan Documents to the contrary notwithstanding, if such Lender is the Issuing Lender, such Lender shall continue to have all rights and obligations of Issuing Lender until the date such Issuing Lender has been replaced in accordance with subsection 10.3 and thereafter, with respect to any Letters of Credit issued prior to such date until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder). The assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its Notes, if any, to Administrative Agent for cancellation, and thereupon new Notes shall (in the case of the Offshore Notes or notes with respect to any Additional Offshore Revolving Loans), or if so requested by the assignee and/or the assigning Lender in accordance with subsection 2.1E (in the case of the Revolving Notes, Swing Line Notes or notes with respect to any New Term Loans) be issued to the assignee and to the assigning Lender, substantially in the form of Exhibit IV or Exhibit VI annexed hereto (in the case of the Revolving Notes or Swing Line Notes) and in the form mutually agreed to by the Administrative Agent and the Borrowers in the case of any notes with respect to Additional Offshore Revolving Loans and New Term Loans, with appropriate insertions, to reflect the applicable Commitments and/or outstanding Loans, as the case may be, of the assignee and/or the assigning Lender. Other than as provided in subsection 2.1A(iii) and subsection 10.7, any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection 10.1B shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection 10.1C.

(ii) Acceptance by Administrative Agent; Recordation in Register. Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with the processing and recordation fee referred to in subsection 10.1B(i) and any forms, certificates or other evidence with respect to United States federal income tax withholding matters that such assignee may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iii), Administrative Agent shall, if Administrative Agent, Issuing Lender, Swing Line Lender and/or Company have consented to the assignment evidenced thereby (in each case to the extent such consent is required pursuant to subsection 10.1B(i)), (a) accept such Assignment Agreement, (b) record the information contained therein in the Register, and (c) give prompt notice thereof to Company. Administrative Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it as provided in this subsection 10.1B(ii). No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (ii).

(iii) Deemed Consent by Company. If the consent of Company to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified in subsection 10.1B(i)), Company shall be deemed to have given its consent five Business Days after the date notice thereof has been delivered by the assigning Lender (through Administrative Agent) unless such consent is expressly refused by Company prior to such fifth Business Day.

(iv) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained in this subsection 10.1B, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (a “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and Borrowers’ Agent, the option to provide to any Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to such Borrower; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan. The making of a Loan (other than a Swing Line Loan) by an SPC hereunder shall utilize the applicable Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this subsection 10.1, any SPC may (i) with notice to, but without the prior written consent of, Borrowers’ Agent and Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loan to the Granting Lender or to any financial institutions (consented to by Borrowers’ Agent and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of any Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This subsection 10.1B(iv) may not be amended without the written consent of each SPC.

C. Participations. Any Lender may, without the consent of, or notice to, Company, any other Borrower or Administrative Agent, sell participations to one or more Persons (other than a natural Person or Company or any of its Affiliates) in all or a portion of such Lender’s rights and/or obligations under this Agreement; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Company, each other Borrower and Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver directly affecting (i) the extension of the scheduled final maturity date of any Loan allocated to such participation or (ii) a reduction of the principal amount of or the rate of interest payable on any Loan allocated to such participation. Subject to the further provisions of this subsection 10.1C, each Borrower agrees that each Participant shall be entitled to the benefits of subsections 2.6D and 2.7 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection 10.1B. To the extent permitted by law, each Participant also shall be entitled to the benefits of subsection 10.6 as though it were a Lender, provided such Participant agrees to be subject to subsection 10.7 as though it were a Lender. A Participant shall not be entitled to receive any greater payment under subsections 2.6D and 2.7 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless the sale of the participation to such Participant is made with Company’s prior written consent. A Participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of subsection 2.7 unless Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of each Borrower, to comply with subsection 2.7B(iii) as though it were a Lender.

D. Pledges and Assignments. Any Lender may at any time pledge or assign a security interest in all or any portion of its Loans, and the other Obligations owed to such Lender, to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to any Federal Reserve Bank; provided that (i) no Lender shall be relieved of any of its obligations hereunder as a result of any such assignment or pledge and (ii) in no event shall any assignee or pledgee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

E. Information. Each Lender may furnish any information concerning Company and its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), subject to subsection 10.21.

F. Agreements of Lenders. Each Lender listed on the signature pages hereof hereby agrees (i) that it is an Eligible Assignee described in clause (ii) of the definition thereof; (ii) that it has experience and expertise in the making of loans such as the Loans; and (iii) that it will make its Loans for its own account in the ordinary course of its business and without a view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this subsection 10.1, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control). Each Lender that becomes a party hereto pursuant to an Assignment Agreement shall be deemed to agree that the agreements of such Lender contained in Section 2(c) of such Assignment Agreement are incorporated herein by this reference.

10.2	Successor Swing Line Lender.

A. Resignation or Removal. Swing Line Lender may resign, with the consent of Requisite Lenders in their sole discretion, at any time by giving 30 days’ prior written notice thereof to Lenders and Borrowers’ Agent provided that Requisite Lenders have appointed a successor Swing Line Lender and such appointment has been accepted as provided below. Unless Swing Line Lender is Administrative Agent, Swing Line Lender may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Borrowers’ Agent and Administrative Agent and signed by Requisite Lenders. Upon any such notice of resignation or removal, Requisite Lenders shall have the right, upon five Business Days’ notice to Borrowers’ Agent, to appoint a successor Swing Line Lender, subject to Borrowers’ Agent’s consent, which shall not be unreasonably withheld or delayed. Upon the acceptance of any appointment as Swing Line Lender hereunder by a successor Swing Line Lender, that successor Swing Line Lender shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Swing Line Lender and the retiring or removed Swing Line Lender shall be discharged from its duties and obligations under this Agreement.

B. Successor Swing Line Lender. In the event of a resignation or removal of any Swing Line Lender pursuant to subsection 10.2A, (i) Company shall prepay any outstanding Swing Line Loans made by the retiring or removed Swing Line Lender, (ii) upon such prepayment, the retiring or removed Swing Line Lender shall surrender any Swing Line Notes held by it to Borrowers’ Agent for cancellation, and (iii) if so requested by the successor Swing Line Lender in accordance with subsection 2.1E, the Domestic Borrowers shall issue a new Swing Line Note to the successor Swing Line Lender substantially in the form of Exhibit VI annexed hereto, in the principal amount of the Swing Line Loan Commitment then in effect and with other appropriate insertions.

10.3	Successor Issuing Lender.

Any Issuing Lender may resign, with the consent of Requisite Lenders in their sole discretion, at any time by giving 30 days’ prior written notice thereof to Lenders and Company provided that there is at least one Issuing Lender hereunder able to issue both

Domestic Letters of Credit and Offshore Letters of Credit, or Requisite Lenders have appointed a successor Issuing Lender and such appointment has been accepted, as provided below; provided, however, that to the extent the Requisite Lenders fail to appoint a successor that accepts such appointment within such time, the Issuing Lender may petition a court to appoint an Eligible Assignee as the successor Issuing Lender, whereupon the appointment and acceptance by such Eligible Assignee, such Issuing Lender’s resignation shall become effective. Any Issuing Lender may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Borrowers’ Agent and Administrative Agent and signed by Requisite Lenders. Upon any such notice of resignation, Requisite Lenders shall have the right, upon five Business Days’ notice to Borrowers’ Agent, to appoint a successor Issuing Lender, subject to Borrowers’ Agent’s consent, which shall not be unreasonably withheld or delayed. Upon the acceptance of any appointment as an Issuing Lender hereunder by a successor Issuing Lender, that successor Issuing Lender shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Issuing Lender and the retiring or removed Issuing Lender shall be discharged from its duties and obligations under this Agreement; provided that, anything contained in this subsection 10.3 or otherwise in any of the Loan Documents to the contrary notwithstanding, the resigning or removed Issuing Lender shall continue to have all rights and obligations of an Issuing Lender, with respect to any Letter of Credit issued by it prior to the effective date of the appointment of a successor Issuing Lender until the cancellation or expiration of such Letter of Credit and the reimbursement of any amounts drawn thereunder.

10.4	Expenses.

Whether or not the transactions contemplated hereby shall be consummated, Domestic Borrowers jointly and severally agree to pay promptly (i) all reasonable costs and expenses of Administrative Agent in connection with the negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (ii) all costs and expenses of furnishing all opinions by counsel for the Loan Parties (including any opinions requested by Agents or Lenders as to any legal matters arising hereunder) and of the Loan Parties’ performance of and compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Loan Documents including with respect to confirming compliance with environmental, insurance and solvency requirements; (iii) all reasonable fees, expenses and disbursements of counsel to Administrative Agent (including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by any Loan Party; (iv) all costs and expenses of creating and perfecting Liens in favor of Administrative Agent on behalf of Lenders pursuant to any Collateral Document, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums, and reasonable fees, expenses and disbursements of counsel to Administrative Agent and of counsel providing any opinions that Administrative Agent or Requisite Lenders may request in respect of the Collateral Documents or the Liens created pursuant thereto; (v) all costs and expenses (including the reasonable fees, expenses and disbursements of any auditors, accountants or appraisers and any environmental or other consultants, advisors and agents employed or retained by Administrative Agent or its counsel) of obtaining and reviewing any environmental reports provided for under subsection 4.1J; (vi) all costs and expenses incurred by Administrative Agent in connection with the custody or preservation of any of the Collateral; (vii) all other costs and expenses incurred by Administrative Agent in connection with the syndication of the Commitments; (viii) all costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel) and fees, costs and expenses of accountants, advisors and consultants, incurred by Administrative Agent and its counsel relating to efforts to (a) evaluate or assess any Loan Party, its business or financial condition and (b) protect, evaluate, assess or dispose of any of the Collateral; and (ix) all costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel), fees, costs and expenses of accountants, advisors and consultants and costs of settlement, incurred by Administrative Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Loan Documents) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings.

10.5	Indemnity.

In addition to the payment of expenses pursuant to subsection 10.4, whether or not the transactions contemplated hereby shall be consummated, Domestic Borrowers, jointly and severally, agree to defend (subject to Indemnitees’ selection of counsel (it being understood that if Domestic Borrowers are paying for such counsel in accordance with this subsection 10.5, the ability of Indemnitee to select such counsel shall not prevent Domestic Borrowers from selecting separate counsel to represent Domestic Borrowers)), indemnify, pay and hold harmless Administrative Agent and Lenders (including Issuing Lender), and the officers, directors, employees, agents and Affiliates of Administrative Agent and Lenders (collectively called the “Indemnitees”), from and against any and all Indemnified Liabilities (as hereinafter defined); provided that Domestic Borrowers shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise solely from the gross negligence or willful misconduct of that Indemnitee as determined by a final judgment of a court of competent jurisdiction.

As used herein, “Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actions, judgments, suits, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including Lenders’ agreement to make the Loans hereunder or the use or intended use of the proceeds thereof or the issuance of Letters of Credit hereunder or the use or intended use of any thereof, the failure of Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Government Authority, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranties)), (ii) the statements contained in the commitment letter delivered by any Lender to Company or any other Borrower with respect thereto, or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Company or any of its Subsidiaries.

To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this subsection 10.5 may be unenforceable in whole or in part because they are violative of any law or public policy, each Domestic Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

10.6	Set-Off.

In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, but in all cases subject to subsection 10.23, upon the occurrence and during the continuance of any Event of Default each Lender is hereby authorized by Company and each Borrower at any time or from time to time, without notice to Company, any Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, provisional or final, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by that Lender or any Affiliate of that Lender to or for the credit or the account of Company or such Borrower and each other Loan Party against and on account of the Obligations of any other Loan Party to that Lender (or any Affiliate of that Lender) or to any other Lender (or any Affiliate of any other Lender) under this Agreement, the Letters of Credit and participations therein and the other Loan Documents, including all claims of any nature or description arising out of or connected with this Agreement, the Letters of Credit and participations therein or any other Loan Document, irrespective of whether or not (i) that Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

10.7	Ratable Sharing.

Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms of this Agreement), by realization upon security, through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code or the Swiss Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to that Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) that is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (i) notify Administrative Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase assignments (which it shall be deemed to have purchased from each seller of an assignment simultaneously upon the receipt by such seller of its portion of such payment) of the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Company or any other Loan Party or otherwise, those purchases shall be rescinded and the purchase prices paid for such assignments shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Each Borrower expressly consents to the foregoing arrangement and agrees that any purchaser of an assignment so purchased may exercise any and all rights of a Lender as to such assignment as fully as if that Lender had complied with the provisions of subsection 10.1B with respect to such assignment. In order to further evidence such assignment (and without prejudice to the effectiveness of the assignment provisions set forth above), each purchasing Lender and each selling Lender agree to enter into an Assignment Agreement at the request of a selling Lender or a purchasing Lender, as the case may be, in form and substance reasonably satisfactory to each such Lender.

10.8	Amendments and Waivers.

No amendment, modification, termination or waiver of any provision of this Agreement or of the Notes, and no consent to any departure by Company or any other Borrower therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; provided that no such amendment, modification, termination, waiver or consent shall, without the consent of (a) each Lender with Obligations directly affected (whose consent shall be required for any such amendment, modification, termination or waiver in addition to that of Requisite Lenders) (1) reduce or forgive the principal amount of any Loan, (2) increase the Lender’s Commitments (it being understood that a waiver of any condition precedent, covenants, Events of Default or Potential Events of Default or of a mandatory prepayment or Commitment reduction shall not constitute an increase in the Commitment of any Lender and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of such Lender and that increases pursuant to subsections 2.1A(iv) and 2.1A(v) do not require the consent of Requisite Lenders), (3) increase the maximum aggregate amount of Letters of Credit, (4) postpone, extend or waive the scheduled final maturity date of any Loan or, in the case of a New Term Loan, the date of any scheduled payment (but not prepayment) of principal, (5) postpone, extend or waive the date on which any interest or any fees are payable, (6) decrease the interest rate borne by any Loan (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to subsection 2.2E) or decrease the amount of any fees payable hereunder (excluding any change in the manner in which any financial ratio used in determining any interest rate or fee is calculated that would result in a reduction of any such rate or fee), (7) reduce the amount or postpone the due date of any amount payable in respect of any Letter of Credit, (8) extend the expiration date of any Letter of Credit beyond the Revolving Loan Commitment Termination Date (9) change in any manner the obligations of Revolving Lenders relating to the purchase of participations in Domestic Letters of Credit, or (10) change in any manner the obligations of Offshore Revolving Lenders relating to the purchase of participations in Offshore Letters of Credit; (b) each Lender, (1) change in any manner the definition of “Class” or the definition of “Pro Rata Share” or the definition of “Requisite Class Lenders” or the definition of “Requisite Lenders” (except for any changes resulting solely from an increase in Commitments approved by Requisite Lenders or pursuant to subsections 2.1A(iv), (v) or (vi)), (2) change in any manner any provision of this Agreement that, by its terms, expressly requires the approval or concurrence of all Lenders, (3) increase the maximum duration of Interest Periods permitted hereunder, (4) release any Lien granted in favor of Administrative Agent with respect to all or substantially all of the Collateral or release any Domestic Borrower from its obligations under the Borrowers’ Guaranty or release all or substantially all of the Subsidiary Guarantors from their obligations under the Subsidiary Guaranty or release all or substantially all of the Offshore Guarantors from their obligations under the Offshore Guaranty, in each case other than in accordance with the terms of the Loan Documents, or (5) change in any manner or waive the provisions contained in subsection 8.1 or this subsection 10.8. In addition, (i) any amendment, modification, termination or waiver of any of the provisions contained in Section 4 shall be effective only if evidenced by a writing signed by or on behalf of Administrative Agent and Requisite Lenders, (ii) no amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the Lender which is the holder of that Note, (iii) no amendment, modification, termination or waiver of any provision of subsection 2.1A(iii) or of any other provision of this Agreement relating to the Swing Line Loan Commitment or the Swing Line Loans shall be effective without the written concurrence of Swing Line Lender, (iv) no amendment, modification, termination or waiver of any provision of Section 3 shall be effective without the written concurrence of each Issuing Lender or Administrative Agent, (v) no amendment, modification, termination or waiver of any provision of Section 9 or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of Administrative Agent shall be effective without the written concurrence of Administrative Agent, and (vi) no amendment, modification, termination or waiver of any provision of subsection 2.4 that has the effect of changing any voluntary or mandatory prepayments, or Commitment reductions applicable to a Class in a manner that disproportionately disadvantages such Class relative to any other Class shall be effective without the written concurrence of Requisite Class Lenders of such affected Class (it being understood and agreed that any amendment, modification, termination or waiver of any such provision which only postpones or reduces any voluntary or mandatory prepayment, or Commitment reduction from those set forth in subsection 2.4 with respect to one Class but not any other Class shall be deemed to disproportionately disadvantage such one Class but not to disproportionately disadvantage any such other Class for purposes of this clause (vi)). Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Borrower in any case shall entitle any Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 10.8 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by any Borrower, on such Borrower.

Notwithstanding the foregoing, this Agreement and the other Loan Documents may be amended (or amended and restated) (i) in the case of an increase to the Revolving Loan Commitment permitted by subsection 2.1A(iv), solely with the written approval of Administrative Agent, Domestic Borrowers, the Increasing Revolving Lenders and the New Revolving Lenders with respect to such increase, (ii) in the case of the effectiveness of any Additional Offshore Revolving Loan Commitments permitted by subsection 2.1A(v), solely with the written approval of Administrative Agent, Offshore Borrower and the Additional Offshore Revolving Lenders, and (iii) in the case of the making of New Term Loans permitted by subsection 2.1A(vi), solely with the written approval of Administrative Agent, Borrowers, and the New Term Lenders with respect to such tranche.

10.9	Independence of Covenants.

All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

10.10	Notices; Effectiveness of Signatures.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile in complete and legible form, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that notices to Administrative Agent, Swing Line Lender and Issuing Lender shall not be effective until received. For the purposes hereof, the address of each party hereto shall be as set forth under such party’s name on the signature pages hereof or (i) as to Company, each Borrower and Administrative Agent, such other address as shall be designated by such Person in a written notice delivered to the other parties hereto and (ii) as to each other party, such other address as shall be designated by such party in a written notice delivered to Administrative Agent. All notices to any Borrower provided for hereunder shall be copied concurrently to Borrowers’ Agent. Electronic mail may be used to distribute routine communications, such as financial statements and other information; provided, however, that no signature with respect to any notice, request, agreement, waiver, amendment or other document or any notice that is intended to have binding effect may be sent by electronic mail.

Loan Documents and notices under the Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as an original copy with manual signatures and shall be binding on all Loan Parties, Agents and Lenders. Administrative Agent may also require that any such documents and signature be confirmed by a manually-signed copy thereof; provided, however, that the failure to request or deliver any such manually-signed copy shall not affect the effectiveness of any facsimile document or signature.

10.11	Survival of Representations, Warranties and Agreements.

A. All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit hereunder.

B. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of each Borrower set forth in subsections 2.6D and 2.7, the agreements of Company and each Borrower set forth in subsections 10.4, 10.5, 10.6, 10.19 and 10.20 and the agreements of Lenders set forth in subsections 9.2C, 9.4, 10.7 and 10.20 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination of this Agreement.

10.12	Failure or Indulgence Not Waiver; Remedies Cumulative.

No failure or delay on the part of an Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.13	Marshalling; Payments Set Aside.

Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that any Borrower makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent for the benefit of Lenders), or Agents or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.14	Severability.

In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.15	Obligations Several; Independent Nature of Lenders’ Rights; Damage Waiver.

The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders, or Lenders and any Borrower, as a partnership, an association, a Joint Venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

To the extent permitted by law, Company and each Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of this Agreement (including, without limitation, subsection 2.1C hereof), any other Loan Document, any transaction contemplated by the Loan Documents, any Loan or the use of proceeds thereof.

10.16	Release of Security Interest or Guaranty.

Upon the proposed sale or other disposition of any Collateral that is permitted by this Agreement or to which Requisite Lenders have otherwise consented, or the sale or other disposition of all of the Capital Stock of a Subsidiary Guarantor to any Person (other than an Affiliate of Company) permitted by this Agreement or to which Requisite Lenders have otherwise consented, for which a Loan Party desires to obtain a security interest release or a release of the Subsidiary Guaranty or Offshore Guaranty from Administrative Agent, such Loan Party shall deliver an Officer’s Certificate (i) stating that the Collateral or the Capital Stock subject to such disposition is being sold or otherwise disposed of in compliance with the terms hereof and (ii) specifying the Collateral or Capital Stock being sold or otherwise disposed of in the proposed transaction. Upon the receipt of such Officer’s Certificate, Administrative Agent shall, at such Loan Party’s expense, so long as Administrative Agent (a) has no reason to believe that the facts stated in such Officer’s Certificate are not true and correct and (b), if the sale or other disposition of such item of Collateral or Capital Stock constitutes a permitted Asset Sale, execute and deliver such releases of its security interest in such Collateral or such Subsidiary Guaranty or such Offshore Guaranty, as may be reasonably requested by such Loan Party.

10.17	Applicable Law.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.

10.18	Construction of Agreement; Nature of Relationship.

Each of the parties hereto acknowledges that (i) it has been represented by counsel in the negotiation and documentation of the terms of this Agreement, (ii) it has had full and fair opportunity to review and revise the terms of this Agreement, (iii) this Agreement has been drafted jointly by all of the parties hereto, and (iv) neither Administrative Agent nor any Lender or other Agent has any fiduciary relationship with or duty to Company or any Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent, the other Agents and Lenders, on one hand, and Company and any Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. Accordingly, each of the parties hereto acknowledges and agrees that the terms of this Agreement shall not be construed against or in favor of another party.

10.19	Consent to Jurisdiction and Service of Process.

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OBLIGATIONS THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH BORROWER, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY

(I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

(II) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

(III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH BORROWER AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SUBSECTION 10.10;

(IV) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH BORROWER IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

(V) AGREES THAT LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST SUCH BORROWER IN THE COURTS OF ANY OTHER JURISDICTION; AND

(VI) AGREES THAT THE PROVISIONS OF THIS SUBSECTION 10.19 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

10.20	Waiver of Jury Trial.

EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SUBSECTION 10.20 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

10.21	Confidentiality.

Each Lender shall hold all non-public information obtained pursuant to the requirements of this Agreement that has been identified in writing as confidential by Company in accordance with such Lender’s customary procedures for handling confidential information of this nature, it being understood and agreed by each Borrower that in any event a Lender may make disclosures (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) to the extent requested by any Government Authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this subsection 10.21, to (i) any Eligible Assignee of or participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of each Borrower, (g) with the consent of Company, (h) to the extent such information (i) becomes publicly available other than as a result of a breach of this subsection 10.21 or (ii) becomes available to Administrative Agent or any Lender on a nonconfidential basis from a source other than any Borrower or (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates and that no written or oral communications from counsel to an Agent and no information that is or is designated as privileged or as attorney work product may be disclosed to any Person unless such Person is a Lender or a participant hereunder; provided that in no event shall any Lender be obligated or required to return any materials furnished by any Borrower or any of its Subsidiaries. In addition, Administrative Agent and Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to Administrative Agent and Lenders.

10.22	Judgment Currency.

A. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties hereto agree, to the fullest extent permitted by law, that the rate of exchange used shall be that at which in accordance with normal banking procedures Administrative Agent or a Lender could purchase the Original Currency with such Other Currency in New York, New York on the Business Day immediately preceding the day on which any such judgment, or any relevant part thereof, is given.

B. The obligations of Company and each Borrower in respect of any sum due from it to any Agent or Lender hereunder shall, notwithstanding any judgment in such Other Currency, be discharged only to the extent that on the Business Day following receipt by such Agent or Lender of any sum adjudged to be so due in such Other Currency such Agent or Lender may in accordance with normal banking procedures purchase the Original Currency with such Other Currency; if the Original Currency so purchased is less than the sum originally due such Agent or Lender in the Original Currency, Company and such Borrower agree, as a separate obligation and notwithstanding any such judgment, to indemnify such Agent or Lender against such loss, and if the Original Currency so purchased exceeds the sum originally due to such Agent or Lender in the Original Currency, such Agent or Lender shall remit such excess to Company or such Borrower.

10.23	Limitation on Offshore Borrower’s Obligations.

Notwithstanding anything herein to the contrary, no provision of this Agreement shall render Offshore Borrower liable for the Obligations of Company or of any other Domestic Borrower.

10.24	USA Patriot Act.

Each Lender hereby notifies Company that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies Loan Parties, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Patriot Act.

10.25	Collection Allocation Mechanism.

A. Implementation of Collection Allocation Mechanism. On the CAM Exchange Date, (i) the Commitments shall terminate as provided in Section 8, (ii) each Lender with a Revolving Commitment shall immediately be deemed to have acquired (and shall promptly make payment therefor to Swing Line Lender in accordance with subsection 2.1A(iii)(c)) participations in the Swing Line Loans in an amount equal to such Revolving Lender’s Pro Rata Share of each Swing Line Loan outstanding on such date; (iii) all Loans denominated in an Offshore Currency shall be converted into, and all such amounts due thereunder shall accrue and be payable in, Dollars at the applicable Spot Rate on such date, and on and after such date the interest rate applicable to all such Loans shall be the highest rate applicable to overdue Loans of the relevant type that are Base Rate Loans hereunder (or, in the case of Loans for which no provision has been made for calculation by reference to the Base Rate, the highest rate applicable to overdue Loans of such type), (iv) the Lenders shall automatically and without further action (and without regard to the provisions of subsection 10.1) be deemed to have exchanged interests in the Loans and reimbursement obligations in respect of disbursements by the Issuing Lenders pursuant to any Letters of Credit such that in lieu of the interest of each Lender in each such Specified Obligation in which it shall participate as of such date (including such Lender’s interest in the Specified Obligations of each Loan Party in respect of each such Loan and reimbursement obligation), such Lender shall hold an interest in every one of the Loans and reimbursement obligations in respect of Letters of Credit (including the Specified Obligations of each Loan Party in respect of each such Loans and reimbursement obligations), whether or not such Lender shall previously have participated therein, equal to such Lender’s CAM Percentage thereof.

B. Binding Nature of Collection Allocation Mechanism. Each Lender hereby consents and agrees (and each Borrower hereby consents) to the CAM Exchange, and each Lender agrees that the CAM Exchange shall be binding upon its successors and assigns and any Person that acquires a participation in its interests in any Specified Obligation. Each Borrower agrees from time to time to execute and deliver to Administrative Agent all participation certificates and other instruments and documents as Administrative Agent shall reasonably request to evidence and confirm the respective interests of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans constituting Specified Obligations hereunder to Administrative Agent against delivery of new promissory notes evidencing its interests in the Specified Obligations with respect to the Loans; provided that the failure of any Borrower to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

C. Payments Subsequent to CAM Exchange Date. As a result of the CAM Exchange, upon and after the CAM Exchange Date, each payment received by Administrative Agent pursuant to any Loan Document in respect of the Specified Obligations, and each distribution made by Administrative Agent pursuant to any Collateral Documents in respect of the Specified Obligations, shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages. Any direct payment received by a Lender upon or after the CAM Exchange Date, including by way of set-off, in respect of a Specified Obligation shall be paid over to Administrative Agent for distribution to the Lenders in accordance herewith.

D. Subsequent LC Disbursements. In the event that, on or after the CAM Exchange Date, the aggregate amount of the Specified Obligations shall change as a result of the making of a disbursement on a Letter of Credit by the Issuing Lender that is not reimbursed by the applicable Borrower, then (i) each Revolving Lender (determined in each case without giving effect to the CAM Exchange) shall, in accordance with subsections 3.3B and 3.3C, as applicable, promptly purchase from the Issuing Lender a participation in such Letter of Credit disbursement in the amount of such Lender’s applicable Pro Rata Share of such Letter of Credit disbursement (without giving effect to the CAM Exchange) and (ii) Administrative Agent shall redetermine the CAM Percentages after giving effect to such Letter of Credit disbursement and the purchase of participations therein by the applicable Lenders. Each such redetermination shall be binding on each of the Lenders and their successors and assigns and shall be conclusive, absent manifest error.

10.26	Counterparts; Effectiveness.

This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers or authorized representative thereunto duly authorized as of the date first written above.

COMPANY:	SYBRON DENTAL SPECIALTIES, INC.

	By:	/s/ Christopher N. Felfe
		Name:	Christopher N. Felfe
		Title:	Corporate Controller

Notice Address:
100 Bayview Circle, Suite 6000
Newport Beach, CA 92660-8915
Attention: Vice President - General Counsel
Telefacsimile: 949-255-8743

OTHER DOMESTIC BORROWERS:	KERR CORPORATION

	By:	/s/ Christopher N. Felfe
		Name:	Christopher N. Felfe
		Title:	Authorized Representative

ORMCO CORPORATION

	By:	/s/ Christopher N. Felfe
		Name:	Christopher N. Felfe
		Title:	Authorized Representative

PINNACLE PRODUCTS, INC.

	By:	/s/ Christopher N. Felfe
		Name:	Christopher N. Felfe
		Title:	Authorized Representative

Notice Address:
c/o Sybron Dental Specialties, Inc.
100 Bayview Circle, Suite 6000
Newport Beach, CA 92660-8915
Attention: Vice President - General Counsel
Telefacsimile: 949-255-8743

OFFSHORE BORROWERS:	HAWE NEOS HOLDING SA

	By:	/s/ Christopher N. Felfe
		Name:	Christopher N. Felfe
		Title:	Authorized Representative

Notice Address:
c/o Sybron Dental Specialties, Inc.
100 Bayview Circle, Suite 6000
Newport Beach, CA 92660-8915
Attention: Vice President - General Counsel
Telefacsimile: 949-255-8743

AGENTS AND LENDERS:	CREDIT SUISSE, CAYMAN ISLANDS BRANCH, individually and as Administrative Agent

	By:	/s/ Phillip Ho
		Name:	Phillip Ho
		Title:	Director

	By:	/s/ Karim Blasetti
		Name:	Karim Blasetti
		Title:	Associate

Notice Address:
One Madison Avenue
New York, NY 10010
Attention: Agency Department Manager
Telefacsimile: (212) 538-9884

BANK OF AMERICA, N.A., individually and as a Syndication Agent

By:	/s/ B. Kenneth Burton, Jr.
Name:	B. Kenneth Burton, Jr.
Title:	Vice President

Notice Address:
Bank of America
CA4-702-02-25
2001 Clayton Road
Concord, CA 94520-2405
Attention: Credit Services
Telefacsimile: (888) 675-7723

CALYON NEW YORK BRANCH,
individually and as a Co-Documentation Agent

By:	/s/ Attila Coach
	Name:	Attila Coach
	Title:	Managing Director

By:	/s/ Douglas J. Weir
	Name:	Douglas J. Weir
	Title:	Director

Notice Address: 1301 Avenue of the Americas New York, NY 10019-6022

COMERICA WEST INCORPORATED

By:	/s/ Elise M. Walker
Name:	Elise M. Walker
Title:	Vice President

Notice Address: 611 Anton Blvd., 4th Floor Costa Mesa, CA 92626

HARRIS N.A.

By:	/s/ Todd Kostelnik
Name:	Todd Kostelnik
Title:	Vice President

Notice Address: 111 W. Monroe Street, 10th Floor East Chicago, IL 60603

JPMORGAN CHASE BANK, N.A.

By:	/s/ Jana Chiat
Name:	Jana Chiat
Title:	Associate

Notice Address: 1999 Avenue of the Stars, Suite 2700 Los Angeles, CA 90067

LASALLE BANK NATIONAL ASSOCIATION, individually, as an Issuing Lender and as a Co-Documentation Agent

By:	/s/ Lora Backofen
Name:	Lora Backofen
Title:	Senior Vice President

Notice Address: 135 South LaSalle St. Suite 1126 Chicago, IL 60603

MIZUHO CORPORATE BANK, LTD.

By:	/s/ Raymond Ventura
Name:	Raymond Ventura
Title:	Deputy General Manager

Notice Address: 1251 Avenue of the Americas New York, NY 10020

THE BANK OF TOKYO - MITSUBISHI UFJ, LTD., Chicago Branch (f/k/a The Bank of Tokyo – Mitsubishi, Ltd., Chicago Branch) individually and as a Co-Documentation Agent

By:	/s/ Tsuguyuki Umene
Name:	Tsuguyuki Umene
Title:	Deputy General Manager

Notice Address: The Bank of Tokyo – Mitsubishi UFJ, Ltd., Chicago Branch 227 West Monroe Street - Suite 2300 Chicago, Illinois 60606

UNION BANK OF CALIFORNIA, N.A.

By:	/s/ James Heim
Name:	James Heim
Title:	Vice President

Notice Address: 18300 Von Karman, Suite 310 Irvine, CA 92612

WEBSTER BANK, NATIONAL ASSOCIATION

By:	/s/ Gail Bruhn
Name:	Gail Bruhn
Title:	Senior Vice President

Notice Address: CityPlace II 185 Asylum Street, 5th floor Hartford, CT 06103-3494

WELLS FARGO HSBC TRADE BANK, N.A.

By:	/s/ Grett Marschall
Name:	Grett Marschall
Title:	Regional Vice President

Notice Address: 2030 Main St; 6th Floor Irvine, CA 92614

THE BANK OF NEW YORK

By:	/s/ Jonathan Rollins
Name:	Jonathan Rollins, CPA
Title:	Vice President

Notice Address: One Wall Street New York, NY 10286 Attention: Janeth Lopez (212) 635-6652 (Voice) (212) 635-6397 / 6426 (Fax) janlopez@bankofny.com

Exhibit 4.0

EXHIBITS

I	FORM OF NOTICE OF BORROWING
II	FORM OF NOTICE OF CONVERSION/CONTINUATION
III	FORM OF REQUEST FOR ISSUANCE
VI	FORM OF REVOLVING NOTE
V	FORM OF OFFSHORE REVOLVING NOTE
VI	FORM OF SWING LINE NOTE
VII	FORM OF COMPLIANCE CERTIFICATE
VIII	FORM OF OPINION OF COMPANY COUNSEL
IX	FORM OF ASSIGNMENT AGREEMENT
X	FORM OF SOLVENCY CERTIFICATE
XI	FORM OF BORROWERS’ GUARANTY
XII	FORM OF SUBSIDIARY GUARANTY
XIII	FORM OF DOMESTIC PLEDGE AGREEMENT
XIV	FORM OF NEW LENDER SUPPLEMENT

EXHIBIT I

[FORM OF NOTICE OF BORROWING]

NOTICE OF BORROWING

Pursuant to that certain Credit Agreement dated as of March 23, 2006, as amended, supplemented or otherwise modified to the date hereof (said Credit Agreement, as so amended, supplemented or otherwise modified, being the “Credit Agreement”, the terms defined therein and not otherwise defined herein are being used herein as therein defined), by and among Sybron Dental Specialties, Inc., a Delaware corporation (“Company”), Kerr Corporation, a Delaware corporation (“Kerr”), Ormco Corporation, a Delaware corporation (“Ormco”) and Pinnacle Products, Inc., a Wisconsin corporation (“Pinnacle”; each of Company, Kerr, Ormco and Pinnacle are each individually referred to herein as a “Domestic Borrower” and collectively, on a joint and several basis, referred to herein as the “Domestic Borrowers”), Hawe Neos Holding SA, a corporation organized under the laws of Switzerland (“Offshore Borrower”; Offshore Borrower and each of the Domestic Borrowers are each individually referred to herein as a “Borrower” and collectively referred to herein as the “Borrowers”), the financial institutions that are, from time to time, party thereto as lenders (each individually referred to herein as a “Lender” and collectively as “Lenders”), Bank of America, N.A., as syndication agent, The Bank of Tokyo - Mitsubishi UFJ, Ltd., Chicago Branch, Calyon New York Branch and LaSalle Bank National Association, as co-documentation agents and Credit Suisse, Cayman Islands Branch, as administrative agent for Lenders (in such capacity, “Administrative Agent”), this represents the undersigned Borrower’s request to borrow as follows:

1.	Date of borrowing: ___________________, _________

2.	Amount of borrowing:		$_________________

3.	Lender(s):	☐ a.	Revolving Lenders, in accordance with their applicable Pro Rata Shares
		☐ b.	Offshore Revolving Lenders, in accordance with their applicable Pro Rata Shares
		☐ c.	Swing Line Lender
		[☐ d.	Term Lenders][1]

4.	Type of Loans:	☐ a.	Revolving Loans denominated in Dollars
		☐ b.	Swing Line Loans denominated in Dollars
		☐ c.	Offshore Revolving Loans denominated in:
☐ Euros
☐ Canadian dollars
☐ Australian dollars
☐ Swiss francs
☐ Japanese yen

[1]	This will become effective only upon the meeting of the conditions set forth in Section 2.1A(vi).

Exh. I-1	Notice of Borrowing

		[☐ d.	Term Loans denominated in:
☐ Dollars
☐ Euros
☐ Canadian dollars
☐ Australian dollars
☐ Swiss francs
☐ Japanese yen][2]

5.	Interest rate option:	☐ a.	Base Rate Loan(s)
		☐ b.	Eurodollar Rate Loans with an initial Interest Period of ____________ month(s)
		☐ c.	LIBO Rate Loans with an initial Interest Period of ____________ month(s)

The proceeds of such Loans are to be deposited in the following account of the undersigned Borrower:

Account: _________________________

The undersigned officer, solely in his capacity as an officer of the undersigned Borrower and not in his individual capacity, to the best of his or her knowledge, and the undersigned Borrower certify that:

(i) The representations and warranties contained in the Credit Agreement and the other Loan Documents are true, correct and complete in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true, correct and complete in all material respects on and as of such earlier date;

(ii) No event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Potential Event of Default;

(iii) Each Loan Party has performed in all material respects all agreements and satisfied all conditions which the Credit Agreement provides shall be performed or satisfied by it on or before the date hereof;

(iv) [After the consummation of the borrowing contemplated hereby, the Total Utilization of Offshore Revolving Loan Commitments does not exceed the Offshore Sublimit;] and

(v) After the consummation of the borrowing contemplated hereby, the Total Utilization of Revolving Loan Commitments does not exceed the Revolving Loan Commitments then in effect.

[2]	This will become effective only upon the meeting of the conditions set forth in Section 2.1A(vi).

Exh. I-2	Notice of Borrowing

DATED: ____________________

[NAME OF BORROWER]

By:
Name:
Title:

Exh. I-3	Notice of Borrowing

EXHIBIT II

[FORM OF] NOTICE OF CONVERSION/CONTINUATION

NOTICE OF CONVERSION/CONTINUATION

Pursuant to that certain Credit Agreement dated as of March 23, 2006, as amended, supplemented or otherwise modified to the date hereof (said Credit Agreement, as so amended, supplemented or otherwise modified, being the “Credit Agreement”, the terms defined therein and not otherwise defined herein are being used herein as therein defined), by and among Sybron Dental Specialties, Inc., a Delaware corporation (“Company”), Kerr Corporation, a Delaware corporation (“Kerr”), Ormco Corporation, a Delaware corporation (“Ormco”) and Pinnacle Products, Inc., a Wisconsin corporation (“Pinnacle”; each of Company, Kerr, Ormco and Pinnacle are each individually referred to herein as a “Domestic Borrower” and collectively, on a joint and several basis, referred to herein as the “Domestic Borrowers”), Hawe Neos Holding SA, a corporation organized under the laws of Switzerland (“Offshore Borrower”; Offshore Borrower and each of the Domestic Borrowers are each individually referred to herein as a “Borrower” and collectively referred to herein as the “Borrowers”), the financial institutions that are, from time to time, party thereto as lenders (each individually referred to herein as a “Lender” and collectively as “Lenders”), Bank of America, N.A., as syndication agent, The Bank of Tokyo—Mitsubishi UFJ, Ltd., Chicago Branch, Calyon New York Branch and LaSalle Bank National Association, as co-documentation agents and Credit Suisse, Cayman Islands Branch, as administrative agent for Lenders (in such capacity, “Administrative Agent”), this represents the undersigned Borrower’s request to convert or continue Loans as follows:

1.	Date of conversion/continuation: __________________, _______

2.	Amount of Loans being converted/continued:		$___________________

3.	Type of Loans being converted/continued:	☐ a.	Revolving Loans
		☐ b.	Offshore Revolving Loans denominated in:
☐ Euros
☐ Canadian dollars
☐ Australian dollars
☐ Swiss francs
☐ Japanese yen
		☐ c.	Term Loans denominated in:
☐ Dollars
☐ Euros
☐ Canadian dollars
☐ Australian dollars
☐ Swiss francs
☐ Japanese yen][1]

[1]	This will become effective only upon the meeting of the conditions set forth in Section 2.1A(vi).

Exh. II-1	Notice of Conversion/Continuation

4.	Nature of conversion/continuation:
	☐ a.	Conversion of Base Rate Loans to Eurodollar Rate Loans
	☐ b.	Conversion of Eurodollar Rate Loans to Base Rate Loans
	☐ c.	Continuation of Eurodollar Rate Loans as such
	☐ d.	Continuation of LIBO Rate Loans as such

5.	If Loans are being continued as or converted to Eurodollar Rate Loans or continued as LIBO Rate Loans, the duration of the new Interest Period that commences on the conversion/ continuation date: _______________ month(s)

In the case of a conversion to or continuation of Eurodollar Rate Loans or continuation of LIBO Rate Loans, the undersigned officer, solely in his capacity as an officer of the undersigned Borrower and not in his individual capacity, to the best of his or her knowledge, and the undersigned Borrower certify that no Event of Default or Potential Event of Default has occurred and is continuing under the Credit Agreement.

DATED: ____________________

[NAME OF BORROWER]

By:
Name:
Title:

Exh. II-2	Notice of Conversion/Continuation

EXHIBIT III

[FORM OF] REQUEST FOR ISSUANCE

REQUEST FOR ISSUANCE

Pursuant to that certain Credit Agreement dated as of March 23, 2006, as amended, supplemented or otherwise modified to the date hereof (said Credit Agreement, as so amended, supplemented or otherwise modified, being the “Credit Agreement”, the terms defined therein and not otherwise defined herein are being used herein as therein defined), by and among Sybron Dental Specialties, Inc., a Delaware corporation (“Company”), Kerr Corporation, a Delaware corporation (“Kerr”), Ormco Corporation, a Delaware corporation (“Ormco”) and Pinnacle Products, Inc., a Wisconsin corporation (“Pinnacle”; each of Company, Kerr, Ormco and Pinnacle are each individually referred to herein as a “Domestic Borrower” and collectively, on a joint and several basis, as the “Domestic Borrowers”), Hawe Neos Holding SA, a corporation organized under the laws of Switzerland (“Offshore Borrower”; Offshore Borrower and each of the Domestic Borrowers are each individually referred to herein as a “Borrower” and collectively referred to herein as the “Borrowers”), the financial institutions that are, from time to time, party thereto as lenders (each individually referred to herein as a “Lender” and collectively as “Lenders”), Bank of America, N.A., as syndication agent, The Bank of Tokyo—Mitsubishi UFJ, Ltd., Chicago Branch, Calyon New York Branch and LaSalle Bank National Association, as co-documentation agents and Credit Suisse, Cayman Islands Branch, as administrative agent for Lenders (in such capacity, “Administrative Agent”), this represents Borrowers’ Agent’s request on behalf of and for the account of [Domestic Borrowers] [Offshore Borrower], on a joint and several basis, for the issuance of a Letter of Credit by Issuing Lender as follows:

1.	Issuing Lender:	a.	Administrative Agent
		b.	[ ]

2.	Date of issuance of Letter of Credit: ________________, ________

3.	Type of Letter of Credit:	a. ☐	Domestic Letter of Credit
☐ a. Commercial Letter of Credit
☐ b. Standby Letter of Credit

		b. ☐	Offshore Letter of Credit
☐ a. Commercial Letter of Credit
☐ b. Standby Letter of Credit

4.	Face amount of Letter of Credit: $________________________

5.	Expiration date of Letter of Credit: ________________, ________

6.	Currency in which Letter of Credit is to be denominated: ________________

7.	Name and address of beneficiary:

Exh. III-1	Request for Issuance of Letter of Credit

___________________________________________________
___________________________________________________
___________________________________________________
___________________________________________________

8.	Attached hereto is:
	☐ a.	the verbatim text of such proposed Letter of Credit
	☐ b.	a description of the proposed terms and conditions of such Letter of Credit, including a precise description of any documents to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of such Letter of Credit, would require the Issuing Lender to make payment under such Letter of Credit.

The undersigned officer, solely in his capacity as an officer of the undersigned Borrower and not in his individual capacity, to the best of his or her knowledge, and Company certify that:

(i) The representations and warranties contained in the Credit Agreement and the other Loan Documents are true, correct and complete in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true, correct and complete in all material respects on and as of such earlier date;

(ii) No event has occurred and is continuing or would result from the issuance of the Letter of Credit contemplated hereby that would constitute an Event of Default or a Potential Event of Default;

(iii) Each Loan Party has performed in all material respects all agreements and satisfied all conditions which the Credit Agreement provides shall be performed or satisfied by it on or before the date hereof;

(iv) After giving effect to the issuance of the Letter of Credit hereby requested, the Domestic Letter of Credit Usage shall not exceed $30,000,000, and the Offshore Letter of Credit Usage shall not exceed $10,000,000 (or the Offshore Currency Equivalent);

(v) [After giving effect to the issuance of the Letter of Credit hereby requested, the Total Utilization of Offshore Revolving Loan Commitments does not exceed the Offshore Sublimit;] and

(vi) After giving effect to the issuance of the Letter of Credit hereby requested, the Total Utilization of Revolving Loan Commitments does not exceed the Revolving Loan Commitments then in effect.

Exh. III-2	Request for Issuance of Letter of Credit

DATED: ____________________

[SYBRON DENTAL SPECIALTIES, INC. as Borrowers’ Agent]

By:
Name:
Title:

Exh. III-3	Request for Issuance of Letter of Credit

EXHIBIT IV

[FORM OF] REVOLVING NOTE

SYBRON DENTAL SPECIALTIES, INC.

KERR CORPORATION

ORMCO CORPORATION

PINNACLE PRODUCTS, INC.

$_____________________[1]	New York, New York March 23, 2006

FOR VALUE RECEIVED, each of Sybron Dental Specialties, Inc., a Delaware corporation (“Company”), Kerr Corporation, a Delaware corporation (“Kerr”), Ormco Corporation, a Delaware corporation (“Ormco”) and Pinnacle Products, Inc., a Wisconsin corporation (“Pinnacle”; each of Company, Kerr, Ormco and Pinnacle are each individually referred to herein as a “Domestic Borrower” and collectively, on a joint and several basis, referred to herein as the “Domestic Borrowers”), promises, jointly and severally, to pay to ________________2 (“Payee”) or its registered assigns, the lesser of (x) _______________________3 ($[________________________1]) and (y) the unpaid principal amount of all advances made by Payee to Domestic Borrowers as Revolving Loans under the Credit Agreement referred to below. The principal amount of this Note shall be payable on the dates and in the amounts specified in the Credit Agreement referred to below; provided that the last such installment shall be in an amount sufficient to repay the entire unpaid principal balance of this Note, together with all accrued and unpaid interest thereon.

Domestic Borrowers also promise, jointly and severally, to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit Agreement dated as of March 23, 2006 by and among Company, the other Domestic Borrowers, Hawe Neos Holding SA, a corporation organized under the laws of Switzerland, the financial institutions that are, from time to time, party thereto as lenders (each individually referred to herein as a “Lender” and collectively as “Lenders”), Bank of America, N.A., as syndication agent, The Bank of Tokyo—Mitsubishi UFJ, Ltd., Chicago Branch, Calyon New York Branch and LaSalle Bank National Association, as co-documentation agents, and Credit Suisse, Cayman Islands Branch, as administrative agent for Lenders (in such capacity, “Administrative Agent”) (said Credit Agreement, as it may be amended, supplemented or otherwise modified from time to time, being the “Credit Agreement”, the terms defined therein and not otherwise defined herein are being used herein as therein defined).

This Note is one of Domestic Borrowers’ “Revolving Notes” and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Revolving Loans evidenced hereby were made and are to be repaid.

[1]	Insert amount of Lender’s Revolving Loan Commitment in numbers.

[2]	Insert Lender’s name in capital letters.

[3]	Insert amount of Lender’s Revolving Loan Commitment in words.

Exh. IV-1	Revolving Note

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Funding and Payment Office or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of this Note shall have been accepted by Administrative Agent and recorded in the Register as provided in the Credit Agreement, Domestic Borrowers and Administrative Agent shall be entitled to deem and treat Payee as the owner and holder of this Note and the Loans evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Domestic Borrowers hereunder with respect to payments of principal of or interest on this Note.

Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note.

This Note is subject to mandatory prepayment as provided in the Credit Agreement and to prepayment at the option of Domestic Borrowers as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF DOMESTIC BORROWERS AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

This Note is subject to restrictions on transfer or assignment as provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Domestic Borrowers, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

Domestic Borrowers promise, jointly and severally, to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. Domestic Borrowers and any endorsers of this Note

Exh. IV-2	Revolving Note

hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Remainder of page intentionally left blank.]

Exh. IV-3	Revolving Note

IN WITNESS WHEREOF, each Domestic Borrower has caused this Note to be duly executed and delivered by its officer or authorized representative thereunto duly authorized as of the date and at the place first written above.

SYBRON DENTAL SPECIALTIES, INC. KERR CORPORATION ORMCO CORPORATION PINNACLE PRODUCTS, INC.

By:
Name:
Title: Authorized Representative

Exh. IV-4	Revolving Note

TRANSACTIONS

ON

REVOLVING NOTE

Date	Type of Loan Made This Date	Amount of Loan Made This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Exh. IV-5	Revolving Note

EXHIBIT V

[FORM OF] OFFSHORE REVOLVING NOTE

HAWE NEOS HOLDING SA

New York, New York

March 23, 2006

FOR VALUE RECEIVED, Hawe Neos Holding SA, a corporation organized under the laws of Switzerland (“Offshore Borrower”), promises to pay to ________________1 (“Payee”) or its registered assigns, the lesser of (x) the amount of the Offshore Revolving Loan Commitment of Payee, the Dollar Equivalent of which is $____________ on the date of issuance hereof, and (y) the unpaid principal amount of all advances made by Payee to Offshore Borrower as Offshore Revolving Loans under the Credit Agreement referred to below. The principal amount of this Note shall be payable on the dates, in the amounts and in the currencies specified in the Credit Agreement referred to below; provided that the last such installment shall be in an amount sufficient to repay the entire unpaid principal balance of this Note, together with all accrued and unpaid interest thereon.

Offshore Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit Agreement dated as of March 23, 2006 by and among Sybron Dental Specialties, Inc., a Delaware corporation, Kerr Corporation, a Delaware corporation, Ormco Corporation, a Delaware corporation and Pinnacle Products, Inc., a Wisconsin corporation, Offshore Borrower, the financial institutions that are, from time to time, party thereto as lenders (each individually referred to herein as a “Lender” and collectively as “Lenders”), Bank of America, N.A., as syndication agent, The Bank of Tokyo—Mitsubishi UFJ, Ltd., Chicago Branch, Calyon New York Branch and LaSalle Bank National Association, as co-documentation agents and Credit Suisse, Cayman Islands Branch, as administrative agent for Lenders (in such capacity, “Administrative Agent”) (said Credit Agreement, as it may be amended, supplemented or otherwise modified from time to time, being the “Credit Agreement”, the terms defined therein and not otherwise defined herein are being used herein as therein defined).

This Note is one of Offshore Borrower’s “Offshore Revolving Notes” and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Offshore Revolving Loans evidenced hereby were made and are to be repaid.

All payments of principal and interest in respect of this Note shall be made in the currency provided for in connection with such payment in the Credit Agreement in same day funds at the applicable Funding and Payment Office or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of this Note shall have been

[1]	Insert Lender’s name in capital letters.

Exh. V-1	Offshore Revolving Note

accepted by Administrative Agent and recorded in the Register as provided in the Credit Agreement, Offshore Borrower and Administrative Agent shall be entitled to deem and treat Payee as the owner and holder of this Note and the Loans evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Offshore Borrower hereunder with respect to payments of principal of or interest on this Note.

Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note.

This Note is subject to mandatory prepayment as provided in the Credit Agreement and to prepayment at the option of Offshore Borrower as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF OFFSHORE BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

This Note is subject to restrictions on transfer or assignment as provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Offshore Borrower, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

Offshore Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note, without being restricted to the principal amount of this Note. Offshore Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

Exh. V-2	Offshore Revolving Note

If, for the purposes of obtaining a judgment in any court, it is necessary to convert a sum due hereunder in any currency (the “Original Currency”) into another currency (the “Other Currency”), Offshore Borrower hereby agrees, to the fullest extent permitted by law, that the rate of exchange used shall be that at which in accordance with normal banking procedures Administrative Agent or a Lender could purchase the Original Currency with such Other Currency in New York, New York on the Business Day immediately preceding the day on which any such judgment, or any relevant part thereof, is given.

The obligations of Offshore Borrower in respect of any sum due from it to Administrative Agent or Lender hereunder shall, notwithstanding any judgment in such Other Currency, be discharged only to the extent that on the Business Day following receipt by such Administrative Agent or Lender of any sum adjudged to be so due in such Other Currency such Administrative Agent or Lender may in accordance with normal banking procedures purchase the Original Currency with such Other Currency; if the Original Currency so purchased is less than the sum originally due Administrative Agent or Lender in the Original Currency, Offshore Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Administrative Agent or Lender against such loss, and if the Original Currency so purchased exceeds the sum originally due to such Administrative Agent or Lender in the Original Currency, such Administrative Agent or Lender shall remit such excess to Offshore Borrower.

[Remainder of page intentionally left blank.]

Exh. V-3	Offshore Revolving Note

IN WITNESS WHEREOF, Offshore Borrower has caused this Note to be duly executed and delivered by its officer or authorized representative thereunto duly authorized as of the date and at the place first written above.

HAWE NEOS HOLDING SA

By:
Name:
Title:	Authorized Representative

Exh. V-4	Offshore Revolving Note

TRANSACTIONS

ON

OFFSHORE REVOLVING NOTE

Date	Type of Loan Made This Date	Offshore Currency	Amount of Loan Made This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Exh. V-5	Offshore Revolving Note

EXHIBIT VI

[FORM OF] SWING LINE NOTE

SYBRON DENTAL SPECIALTIES, INC.

KERR CORPORATION

ORMCO CORPORATION

PINNACLE PRODUCTS, INC.

$___________[1]	New York, New York
March 23, 2006

FOR VALUE RECEIVED, each of Sybron Dental Specialties, Inc., (“Company”), a Delaware corporation (“Company”), Kerr Corporation, a Delaware corporation (“Kerr”), Ormco Corporation, a Delaware corporation (“Ormco”) and Pinnacle Products, Inc., a Wisconsin corporation (“Pinnacle”; each of Company, Kerr, Ormco and Pinnacle are each individually referred to herein as a “Domestic Borrower” and collectively, on a joint and several basis, referred to herein as the “Domestic Borrowers”), promises, jointly and severally, to pay to _______________________ (“Payee”) or its registered assigns, the lesser of (x) _______________________2 ($[________________________1]) and (y) the unpaid principal amount of all advances made by Payee to Domestic Borrowers as Swing Line Loans under the Credit Agreement referred to below. The principal amount of this Note shall be payable on the dates and in the amounts specified in the Credit Agreement referred to below; provided that the last such installment shall be in an amount sufficient to repay the entire unpaid principal balance of this Note, together with all accrued and unpaid interest thereon.

Domestic Borrowers also promise, jointly and severally, to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit Agreement dated as of March 23, 2006 by and among Company, the other Domestic Borrowers, Hawe Neos Holding SA, a corporation organized under the laws of Switzerland, the financial institutions that are, from time to time, party thereto as lenders (each individually referred to herein as a “Lender” and collectively as “Lenders”), Bank of America, N.A., as syndication agent, The Bank of Tokyo—Mitsubishi UFJ, Ltd., Chicago Branch, Calyon New York Branch and LaSalle Bank National Association, as co-documentation agents and Credit Suisse, Cayman Islands Branch as administrative agent for Lenders (in such capacity, “Administrative Agent”) (said Credit Agreement, as it may be amended, supplemented or otherwise modified from time to time, being the “Credit Agreement”, the terms defined therein and not otherwise defined herein are being used herein as therein defined).

This Note is Domestic Borrowers’ “Swing Line Note” and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Swing Line Loans evidenced hereby were made and are to be repaid.

[1]	Insert amount of Swing Line Lender’s Swing Line Commitment in numbers.

[2]	Insert amount of Swing Line Lender’s Swing Line Commitment in words.

Exh. VI-1	Swing Line Note

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Funding and Payment Office or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement.

Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note.

This Note is subject to mandatory prepayment as provided in the Credit Agreement and to prepayment at the option of Domestic Borrowers as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF DOMESTIC BORROWERS AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

This Note is subject to restrictions on transfer or assignment as provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Domestic Borrowers, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

Domestic Borrowers promise, jointly and severally, to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. Domestic Borrowers and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

Exh. VI-2	Swing Line Note

IN WITNESS WHEREOF, each Domestic Borrower has caused this Note to be duly executed and delivered by its officer or authorized representative thereunto duly authorized as of the date and at the place first written above.

SYBRON DENTAL SPECIALTIES, INC.
KERR CORPORATION
ORMCO CORPORATION
PINNACLE PRODUCTS, INC.

By:
Name:
Title: Authorized Representative

Exh. VI-3	Swing Line Note

TRANSACTIONS

ON

SWING LINE NOTE

Date	Amount of Loan Made This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Exh. VI-4	Swing Line Note

EXHIBIT VII

[FORM OF COMPLIANCE CERTIFICATE]

COMPLIANCE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFY THAT:

(1) I am the duly elected [**Treasurer**][**Chief Financial Officer**] of Sybron Dental Specialties, Inc., a Delaware corporation (“Company”);

(2) I have reviewed the terms of that certain Credit Agreement dated as of March 23, 2006, as amended, supplemented or otherwise modified to the date hereof (said Credit Agreement, as so amended, supplemented or otherwise modified, being the “Credit Agreement”, the terms defined therein and not otherwise defined in this Certificate (including Attachment No. 1 annexed hereto and made a part hereof) being used in this Certificate as therein defined), by and among Company, Kerr Corporation, a Delaware corporation, Ormco Corporation, a Delaware corporation, Pinnacle Products, Inc., a Wisconsin corporation, Hawe Neos Holding SA, a corporation organized under the laws of Switzerland, the financial institutions that are, from time to time, party thereto as lenders (each individually referred to herein as a “Lender” and collectively as “Lenders”), Bank of America, N.A., as syndication agent, The Bank of Tokyo—Mitsubishi UFJ, Ltd., Chicago Branch, Calyon New York Branch and LaSalle Bank National Association, as co-documentation agents and Credit Suisse, Cayman Islands Branch, as administrative agent for Lenders (in such capacity, “Administrative Agent”), and the terms of the other Loan Documents, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Company and its Subsidiaries during the accounting period covered by the attached financial statements; and

(3) The examination described in paragraph (2) above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Potential Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate[, except as set forth below].

Exh. VII-1	Compliance Certificate

[Set forth [below] [in a separate attachment to this Certificate] are all exceptions to paragraph (3) above listing, in detail, the nature of the condition or event, the period during which it has existed and the action which any Loan Party has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Attachment No. 1 annexed hereto and made a part hereof and the financial statements delivered with this Certificate in support hereof, are made and delivered this __________ day of _____, 20__ pursuant to subsection 6.1(iv) of the Credit Agreement.

SYBRON DENTAL SPECIALTIES, INC.

By:
Name:
Title:

Exh. VII-2	Compliance Certificate

ATTACHMENT NO. 1

TO COMPLIANCE CERTIFICATE

This Attachment No. 1 is attached to and made a part of a Compliance Certificate dated as of ____________, ____ and pertains to the period from ____________, ____ to ____________, ____. Subsection references herein relate to subsections of the Credit Agreement.

[To be updated concurrently with the Credit Agreement]

A.	Indebtedness
1.	Indebtedness of all Foreign Subsidiaries of the type described in subsection 7.1(iii)(d):	$	_____________

2.	Consolidated Net Income from the Closing Date to the end of the covenant period:

3.	(2) x 0.10:

4.	Maximum permitted under subsection 7.1(iii) (A.3+ $100,000,000):	$	_____________

5.	Indebtedness evidenced by the Senior Subordinated Notes of the type described in subsection 7.1(iv):	$	_____________

6.	Maximum permitted under subsection 7.1(iv):		$150,000,000

7.	Indebtedness of the type described in subsection 7.1(vi):	$	_____________

8.	Maximum permitted under subsection 7.1(vi):		$75,000,000

9.	Unsecured Indebtedness of Foreign Subsidiaries of the type described in subsection 7.1(x):	$	_____________

10.	Maximum permitted under subsection 7.1(x):		$40,000,000

11.	Unsecured Indebtedness of Domestic Subsidiaries of the type described in subsection 7.1(xiii):	$	_____________

12	Maximum permitted under subsection 7.1(xiii):		$50,000,000

B.	Liens

1.	Indebtedness secured by Liens of the type described in subsection 7.2A(vii):	$	_____________

2.	Maximum permitted under subsection 7.2A(vii):		$60,000,000

C.	Investments

1.	Investments by Company and any wholly-owned Domestic Subsidiaries in their respective wholly-owned Foreign Subsidiaries of the type described in subsection 7.3(viii):	$	_____________

2.	Maximum permitted under subsection 7.3(viii) (A.3 + $50,000,000):	$	_____________

3.	Investments by Company and its Subsidiaries in connection with sales of assets of the type described in subsection 7.3(x):	$	_____________

4.	Maximum permitted under subsection 7.3(x):		$50,000,000

Exh. VII-3	Compliance Certificate

5.	Investments by Company and its Domestic Subsidiaries of the type described in subsection 7.3(xiii):	$_____________

6.	Cash interest or dividends received from Investments under subsection 7.3 (xiii):	$_____________

7.	Maximum permitted under subsection 7.3(xiii) (C.6 + $40,000,000):	$_____________

D.	Contingent Obligations

1.	Contingent Obligations of the type described in subsection 7.4(ix):	$_____________

2.	Maximum permitted under subsection 7.4(ix) (A.3 + $10,000,000):	$_____________

E.	Restricted Junior Payments (for the Fiscal Year ended ________)

1.	Restricted Junior Payments of the type described in subsection 7.5(ii) made during current Fiscal Year:	$_____________

2.	Restricted Junior Payments of the type described in subsection 7.5(ii) made during the term of the Credit Agreement:	$_____________

3.	Maximum permitted under subsection 7.5(ii) in any Fiscal Year:	$2,500,000

4.	Maximum permitted under subsection 7.5(ii) during the term of the Credit Agreement:	$12,000,000

5.	Restricted Junior Payments of the type described in subsection 7.5(iii):	$_____________

6.	Maximum permitted under subsection 7.5(iii) ((A.2 x .50) + $100,000,000):	$_____________

F.	Minimum Interest Coverage Ratio (for the four-Fiscal Quarter period ending _____________, ____)

1.	Consolidated Net Income:	$_____________

2.	Consolidated Interest Expense:	$_____________

3.	Provisions for taxes based on income:	$_____________

4.	Total depreciation expense:	$_____________

5.	Total amortization expense:	$_____________

6.	Non-recurring cash charges or losses from discontinued operations and extraordinary cash charges or losses

7.	Non-recurring cash gains, gains from discontinued operations and extraordinary cash gains for such period:

8.	The lesser of (x) .05 x F.1 and (y) F.6-F.7)	$_____________

9.	Other non-cash items reducing Consolidated Net Income:	$_____________

10.	Other non-cash items increasing Consolidated Net Income:	$_____________

11.	Consolidated EBITDA (F.1+ F.2+ F.3+ F.4+ F.5+ F.8+ F.9- F.10):	$_____________

12.	Interest Coverage Ratio (F.11):(F.2):	____:1.00

13.	Minimum ratio required under subsection 7.6A:	____:1.00

G.	Maximum Consolidated Leverage Ratio (as of _____________, ____)

1.	Consolidated Total Debt:	$_____________

2.	Consolidated EBITDA (F.11 above):	$_____________

3.	Consolidated Leverage Ratio (G.1:G.2):	____:1.00

4.	Maximum ratio permitted under subsection 7.6B:	3:00:1.00

Exh. VII-4	Compliance Certificate

H.	Fundamental Changes

1.	Aggregate fair market value of assets sold in any one or more Asset Sales during current Fiscal Year in one or more transactions of the type described in subsection 7.7(vi):	$	_____________

2.	Maximum permitted under subsection 7.7(vi) in any Fiscal Year:		$75,000,000

3.	Aggregate fair market value of assets sold in any one or more Assets Sales after the Closing Date to the date hereof in one or more transactions of the type described in subsection 7.7(vi):	$	_____________

4.	Maximum permitted under subsection 7.7(vi) during the term of the Credit Agreement:		$200,000,000

I.	Consolidated Capital Expenditures

1.	Consolidated Capital Expenditures for Fiscal Year-to-date:	$	____________

2.	Consolidated Capital Expenditures for prior Fiscal Year:	$	____________

3.	Maximum Consolidated Capital Expenditures Amount permitted under subsection 7.8 for prior Fiscal Year		$40,000,000

4.	Excess of permitted amount of Consolidated Capital Expenditures for prior Fiscal Year over Consolidated Capital Expenditures in prior Fiscal Year (I.3 – I.2):	$	____________

5.	Maximum permitted under subsection 7.8 ($40,000,000 + I.3)(without giving effect to the last sentence thereof):	$	____________

6.	Cash repatriated by Foreign Subsidiaries during the Fiscal Year ending September 30, 2006, less the portion of such amount utilized in prior periods:	$	____________

7.	Remaining repatriated amounts available for capital expenditures (I.6-(I.1-I.5 (if less than zero, enter “0”))):	$	____________

Exh. VII-5	Compliance Certificate

EXHIBIT VIII

FORM OF OPINION OF COMPANY COUNSEL

[SEE ATTACHED]

Exh. VIII-1	Opinion of Company Counsel

EXHIBIT IX

[FORM OF] ASSIGNMENT AGREEMENT

This Assignment and Assumption Agreement (the “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

1.	Assignor:	______________________________

2.	Assignee:	______________________________ [and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrowers:	Sybron Dental Specialties, Inc., Kerr Corporation, Ormco Corporation, Pinnacle Products, Inc., Hawe Neos Holding SA

4.	Administrative Agent:	Credit Suisse, Cayman Islands Branch, as administrative agent under the Credit Agreement

[1]	Select as applicable.

XI-1	Assignment and Assumption Agreement

5.	Credit Agreement:	$250,000,000 Credit Agreement dated as of March 23, 2006 by and among Sybron Dental Specialties, Inc., a Delaware corporation, Kerr Corporation, a Delaware corporation, Ormco Corporation, a Delaware corporation, Pinnacle Products, Inc., a Wisconsin corporation, Hawe Neos Holding SA, a corporation organized under the laws of Switzerland, the financial institutions that are, from time to time, party thereto as lenders (each individually referred to herein as a “Lender” and collectively as “Lenders”), Credit Suisse, Cayman Islands Branch, as Administrative Agent, and the other agents named therein.

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders[2]		Amount of Commitment/Loans Assigned[2]		Percentage Assigned of Commitment/Loans[3]
Revolving Loans/Offshore Revolving Loans	$	_____________	$	_____________	__________	%
Swing Line Loans	$	_____________	$	_____________	__________	%
New Term Loans	$	_____________	$	_____________	__________	%

[7.	Trade Date: ______________][4]

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[2]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[4]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

XI-2	Assignment and Assumption Agreement

Consented to and Accepted:

CREDIT SUISSE, CAYMAN ISLANDS BRANCH
as Administrative Agent

By:
Title:

By:
Title:

[Consented to:][5]

[SYBRON DENTAL SPECIALTIES, INC.

By:
Title:]

[5]	To be added only if the consent of Borrowers and/or other parties (e.g. Swingline Lender, Issuing Lender) is required by the terms of the Credit Agreement.

XI-3	Assignment and Assumption Agreement

ANNEX 1

SYBRON DENTAL SPECIALTIES, INC.

KERR CORPORATION

ORMCO CORPORATION

PINNACLE PRODUCTS, INC.

HAWE NEOS HOLDINGS SA

$250,000,000 CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT

AND ASSUMPTION AGREEMENT

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other Loan Document, or any collateral thereunder, (iii) the financial condition of Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to subsection 6.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on Administrative Agent or any other Lender, and (v) if it is a Non-US Lender, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and

Exh. IX-1	Assignment Agreement

(ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. Partial Assignment. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, and any assignment of all or any portion of a Revolving Loan Commitment, Offshore Revolving Loan Commitment, New Term Loan Commitment, Revolving Loan, Offshore Revolving Loans, New Term Loans or Letter of Credit participation shall be made only as an assignment of the same proportionate part of the assigning Lender’s Revolving Loan Commitment, Offshore Revolving Loan Commitment, New Term Loan Commitment, Revolving Loans, Offshore Revolving Loans, New Term Loans and Letter of Credit participations.

4. General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

Exh. IX-2	Assignment Agreement

EXHIBIT X

[FORM OF] SOLVENCY CERTIFICATE

This SOLVENCY CERTIFICATE (this “Certificate”) is delivered in connection with that certain Credit Agreement dated as of March 23, 2006 (the “Credit Agreement”) by and among Sybron Dental Specialties, Inc., a Delaware corporation (“Company”), Kerr Corporation, a Delaware corporation (“Kerr”), Ormco Corporation, a Delaware corporation (“Ormco”) and Pinnacle Products, Inc., a Wisconsin corporation (“Pinnacle”; each of Company, Kerr, Ormco and Pinnacle are each individually referred to herein as a “Domestic Borrower” and collectively, on a joint and several basis, referred to herein as the “Domestic Borrowers”), Hawe Neos Holding SA, a corporation organized under the laws of Switzerland (“Offshore Borrower”; Offshore Borrower and each of the Domestic Borrowers are each individually referred to herein as a “Borrower” and collectively referred to herein as the “Borrowers”), the financial institutions that are, from time to time, party thereto as lenders (each individually referred to herein as a “Lender” and collectively as “Lenders”), Bank of America, N.A., as syndication agent, The Bank of Tokyo—Mitsubishi UFJ, Ltd., Chicago Branch, Calyon New York Branch and LaSalle Bank National Association, as co-documentation agents, and Credit Suisse, Cayman Islands Branch, as administrative agent for Lenders (in such capacity, “Administrative Agent”). Capitalized terms used herein without definition have the same meanings as in the Credit Agreement.

A. I am, and at all pertinent times mentioned herein have been, the duly qualified and acting chief financial officer of Company. In such capacity I am a senior financial officer of Company and I have participated actively in the management of its financial affairs and am familiar with its financial statements and those of Company and its Subsidiaries. I have, together with other officers of Company, acted on behalf of Company in connection with the negotiation of the Credit Agreement and I am familiar with the terms and conditions thereof.

B. I have reviewed the contents of this Certificate, and I have conferred with counsel for Company for the purpose of discussing the meaning of its contents.

C. In connection with preparing for the consummation of the transactions and financings contemplated by the Credit Agreement (the “Proposed Transactions”), I have participated in the preparation of, and I have reviewed, pro forma projections of net income and cash flows for Company and its Subsidiaries required under Section 4.1E of the Credit Agreement (the “Projected Financial Statements”). The Projected Financial Statements, attached hereto as Exhibit A, give effect to the consummation of the Proposed Transactions and assume that the debt obligations of Borrowers will be paid from the cash flow generated by the operations of Company and its Subsidiaries and other cash resources. The Projected Financial Statements were prepared on the basis of information available at February 18, 2006. I know of no facts that have occurred since such date that would lead me to believe that the Projected Financial Statements are inaccurate in any material respect. The Projected Financial Statements do not reflect (i) any potential changes in interest rates from those assumed in the Projected Financial Statements, (ii) any potential material, adverse changes in general business conditions, (iii) any potential changes in income tax laws or (iv) any Permitted Acquisitions that may occur after the Closing Date and the resultant restructuring charges.

Exh. X-1	Solvency Certificate

D. I have reviewed a pro forma summary balance sheet as of the Closing Date, giving effect to the Proposed Transactions, reflecting a reasonable estimate of the fair value of the assets of Company on a consolidated basis and the probable liability on all its debts, contingent or otherwise, and reflecting our best judgment as to the likely exposure that can reasonably be expected to result from liabilities in light of all the facts and circumstances existing at this time, recognizing that any such estimation is inherently subject to uncertainties.

E. I have made such investigations and inquiries as I have deemed necessary and prudent therefor and, specifically, have relied on historical information with respect to revenues, expenses and other relevant items supplied by the supervisory personnel of Company and its Subsidiaries directly responsible for the various operations involved. The assumptions upon which the Projected Financial Statements are based are stated therein. Although any assumptions and any projections by necessity involve uncertainties and approximations, I believe, based on my discussions with other members of management, that the assumptions on which the Projected Financial Statements are based are reasonable. Based thereon, I believe that the projections for Company and its Subsidiaries, taken as a whole, reflected in the Projected Financial Statements provide reasonable estimations of future performance, subject, as stated above, to the uncertainties and approximations inherent in any projections.

Based on the foregoing, I certify the following:

1. None of Company and its Subsidiaries is now, nor will the incurrence of the Obligations under the Credit Agreement and the incurrence of the other obligations contemplated by the Proposed Transactions render any of Company and its Subsidiaries “insolvent” as defined in this paragraph 1. The recipients of this Certificate and I have agreed that, in this context, “insolvent” means that the present fair value of assets is less than the amount that will be required to pay the probable liability on existing debts as they become absolute and matured. We have also agreed that the term “debts” includes any legal liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent.

2. By the incurrence of the Obligations under the Credit Agreement and the incurrence of the other obligations contemplated by the Proposed Transactions, neither Company nor the other Loan Parties will incur debts beyond their ability to pay as such debts mature. I have based my conclusion in part on the Projected Financial Statements, which demonstrate that Company and the other Loan Parties will have positive cash flow after paying all of its scheduled anticipated indebtedness (including scheduled payments under the Credit Agreement, the other obligations contemplated by the Proposed Transactions and other permitted indebtedness). I have concluded that the realization of current assets in the ordinary course of business will be sufficient to pay recurring current debt and short-term and long-term debt service as such debts mature, and that the cash flow (including earnings plus non-cash charges to earnings) will be sufficient to provide cash necessary to repay the Loans and other Obligations under the Credit Agreement, the other obligations contemplated by the Proposed Transactions and other long-term indebtedness as such debt matures.

3. The incurrence of the Obligations under the Credit Agreement and the incurrence of the other obligations contemplated by the Proposed Transactions will not leave Company and its Subsidiaries with property remaining in its hands constituting “unreasonably

Exh. X-2	Solvency Certificate

small capital.” In reaching this conclusion, I understand that “unreasonably small capital” depends upon the nature of the particular business or businesses conducted or to be conducted, and I have reached my conclusion based on the needs and anticipated needs for capital of the businesses conducted or anticipated to be conducted by Company and its Subsidiaries in light of the Projected Financial Statements and available credit capacity.

4. To the best of my knowledge, Company and its Subsidiaries has not executed the Credit Agreement or any documents mentioned therein, or made any transfer or incurred any obligations thereunder, with actual intent to hinder, delay or defraud either present or future creditors.

I understand that Administrative Agent and Lenders are relying on the truth and accuracy of the foregoing in connection with the extension of credit to Borrowers pursuant to the Credit Agreement.

The foregoing certification and information are, to the best of my knowledge and belief, true and correct and execute this Certificate this 23rd day of March, 2006.

SYBRON DENTAL SPECIALTIES, INC.

By:
Name:
Title:

Exh. X-3	Solvency Certificate

EXHIBIT XI

[FORM OF] BORROWERS’ GUARANTY

This BORROWERS’ GUARANTY is entered into as of March 23, 2006 by the undersigned (each a “Guarantor”, collectively referred to herein as the “Guarantors”) in favor of and for the benefit of Credit Suisse, Cayman Islands Branch, as agent for and representative of (in such capacity herein called “Guarantied Party”), the financial institutions (“Lenders”) party to the Credit Agreement referred to below, and for the benefit of the other Beneficiaries (as hereinafter defined).

RECITALS.

A. Sybron Dental Specialties, Inc., a Delaware corporation (“Company”), Kerr Corporation, a Delaware corporation (“Kerr”), Ormco Corporation, a Delaware corporation (“Ormco”), and Pinnacle Products, Inc., a Wisconsin corporation (“Pinnacle”; each of Company, Kerr, Ormco and Pinnacle are individually referred to herein as a “Domestic Borrower” and collectively, on a joint and several basis, as the “Domestic Borrowers”), Hawe Neos Holding SA, a corporation organized under the laws of Switzerland (“Offshore Borrower”) have entered into that certain Credit Agreement, dated as of March 23, 2006 with the financial institutions that are, from time to time, party thereto as lenders (each individually referred to herein as a “Lender” and collectively as “Lenders”), Bank of America, N.A., as syndication agent, The Bank of Tokyo - Mitsubishi UFJ, Ltd., Chicago Branch, Calyon New York Branch and LaSalle Bank National Association, as co-documentation agents, and Guarantied Party (said Credit Agreement, as it may hereafter be amended, supplemented or otherwise modified from time to time, being the “Credit Agreement”; capitalized terms defined therein and not otherwise defined herein are being used herein as therein defined).

B. Company and other Loan Parties may from time to time enter, or may from time to time have entered, into one or more Secured Hedge Agreements (as such term is defined in the Domestic Pledge Agreement) with one or more Hedge Agreement Counterparties (as such term is defined in the Domestic Pledge Agreement), and it is desired that the Hedge Agreement Obligations of Company and any other Loan Party under the Secured Hedge Agreements, together with all obligations of Company and the other Subsidiaries of Company under the Credit Agreement and the other Loan Documents, be guarantied hereunder.

C. Guarantied Party, Lenders and each Hedge Agreement Counterparty for which Guarantied Party has received the notice required by Section 18 hereof are sometimes referred to herein as “Beneficiaries”.

D. A portion of the proceeds of the Loans may be advanced to other Guarantors that are Subsidiaries of Company, and thus the Guarantied Obligations (as hereinafter defined) are being incurred for and will inure to the benefit of Guarantors (which benefits are hereby acknowledged).

E. It is a condition precedent to the making of the initial Loans under the Credit Agreement that each Domestic Borrower guaranty the obligations of Offshore Borrower and each other Domestic Borrower (Offshore Borrower and each of the Domestic Borrowers are

Exh. XI-1	Borrowers’ Guaranty

each individually referred to herein as a “Borrower” and collectively, as the “Borrowers”) thereunder be guarantied by Guarantors.

F. Each Guarantor is willing irrevocably and unconditionally to guaranty the obligations of each other Borrower and the other Loan Parties.

NOW, THEREFORE, based upon the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce Lenders and Guarantied Party to enter into the Credit Agreement and to make Loans and other extensions of credit thereunder and to induce Hedge Agreement Counterparties to enter into Secured Hedge Agreements, Guarantors hereby agree as follows:

1. Guaranty. (a) In order to induce Lenders to extend credit to Borrowers pursuant to the Credit Agreement and the entry by Hedge Agreement Counterparties into Secured Hedge Agreements, each Guarantor irrevocably and unconditionally guarantees, as primary obligors and not merely as sureties, the due and punctual payment in full of all Guarantied Obligations (as hereinafter defined) of each other Borrower and each other Loan Party when the same shall become due, whether at stated maturity, by acceleration, demand or otherwise (including, but not limited to, amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a) or any other Insolvency Laws, as the case may be). The term “Guarantied Obligations” is used herein in its most comprehensive sense and includes any and all Obligations of each Borrower and all obligations of each Borrower and each other Loan Party under the Secured Hedge Agreements, now or hereafter made, incurred or created, whether absolute or contingent, liquidated or unliquidated, whether due or not due, and however arising under or in connection with the Credit Agreement, the Secured Hedge Agreements, this Guaranty and the other Loan Documents, including those arising under successive borrowing transactions under the Credit Agreement which shall either continue such obligations of such Borrowers and other Loan Parties or from time to time renew them after they have been satisfied.

Each Guarantor acknowledges that a portion of the Loans may be advanced to it, that Letters of Credit may be issued for the benefit of its business and that the Guarantied Obligations are being incurred for and will inure to its benefit.

Any interest on any portion of the Guarantied Obligations that accrues after the commencement of any proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of any Borrower or any other Loan Party (or, if interest on any portion of the Guarantied Obligations ceases to accrue by operation of law by reason of the commencement of said proceeding, such interest as would have accrued on such portion of the Guarantied Obligations if said proceeding had not been commenced) shall be included in the Guarantied Obligations because it is the intention of each Guarantor and Guarantied Party that the Guarantied Obligations should be determined without regard to any rule of law or order that may relieve any Borrower or any other Loan Party of any portion of such Guarantied Obligations.

In the event that all or any portion of the Guarantied Obligations is paid by any Borrower or any other Loan Party, the obligations of each Guarantor hereunder shall continue

Exh. XI-2	Borrowers’ Guaranty

and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) is rescinded or recovered directly or indirectly from Guarantied Party or any other Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments that are so rescinded or recovered shall constitute Guarantied Obligations.

Subject to the other provisions of this Section 1, upon the failure of any Borrower or any other Loan Party to pay any of the Guarantied Obligations when and as the same shall become due, each Guarantor will upon demand pay, or cause to be paid, in cash, to Guarantied Party for the ratable benefit of Beneficiaries, an amount equal to the aggregate of the unpaid Guarantied Obligations.

(b) Anything contained in this Guaranty to the contrary notwithstanding, the obligations of each Guarantor under this Guaranty and the other Loan Documents shall be limited to a maximum aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any applicable provisions of comparable state law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Guarantor (x) in respect of intercompany indebtedness to any Borrower or other affiliates of any Borrower to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder and (y) under any guaranty of Subordinated Indebtedness which guaranty contains a limitation as to maximum amount similar to that set forth in this Section 1(b), pursuant to which the liability of such Guarantor hereunder is included in the liabilities taken into account in determining such maximum amount) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement, indemnification or contribution of such Guarantor pursuant to applicable law or pursuant to the terms of any agreement.

(c) Each Guarantor under this Guaranty, and each guarantor under other guaranties, if any, relating to the Credit Agreement (the “Related Guaranties”) that contain a contribution provision similar to that set forth in this Section 1(c), together desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty and the Related Guaranties. Accordingly, in the event any payment or distribution is made on any date by a Guarantor under this Guaranty or a guarantor under a Related Guaranty, each such Guarantor or such other guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in the maximum amount permitted by law so as to maximize the aggregate amount of the Guarantied Obligations paid to Beneficiaries.

2. Guaranty Absolute; Continuing Guaranty. The obligations of each Guarantor hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guarantied Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees that: (a) this Guaranty is a guaranty of payment when due and performance and not of collectibility; (b) Guarantied Party may enforce this Guaranty upon the occurrence and during the continuation of an Event of

Exh. XI-3	Borrowers’ Guaranty

Default under the Credit Agreement or the occurrence of an early termination date or similar event under any Secured Hedge Agreement notwithstanding the existence of any dispute between any Borrower or any other Loan Party and any Beneficiary with respect to the existence of such event; (c) the obligations of each Guarantor hereunder are independent of the obligations of Borrowers or any other Loan Party under the Loan Documents or the Secured Hedge Agreements and the obligations of any other guarantor and a separate action or actions may be brought and prosecuted against each Guarantor whether or not any action is brought against any Borrower, any other Loan Party or any of such other guarantors and whether or not any Borrower or any other Loan Party is joined in any such action or actions; and (d) a payment of a portion, but not all, of the Guarantied Obligations by one or more Guarantors shall in no way limit, affect, modify or abridge the liability of such or any other Guarantor for any portion of the Guarantied Obligations that has not been paid. This Guaranty is a continuing guaranty and shall be binding upon each Guarantor and its successors and assigns, and each Guarantor irrevocably waives any right (including without limitation any such right arising under California Civil Code Section 2815) to revoke this Guaranty as to future transactions giving rise to any Guarantied Obligations.

3. Actions by Beneficiaries. Any Beneficiary may from time to time, without notice or demand and without affecting the validity or enforceability of this Guaranty or giving rise to any limitation, impairment or discharge of any Guarantor’s liability hereunder, (a) renew, extend, accelerate or otherwise change the time, place, manner or terms of payment of the Guarantied Obligations, (b) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guarantied Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations, (c) request and accept other guaranties of the Guarantied Obligations and take and hold security for the payment of this Guaranty or the Guarantied Obligations, (d) release, exchange, compromise, subordinate or modify, with or without consideration, any security for payment of the Guarantied Obligations, any other guaranties of the Guarantied Obligations, or any other obligation of any Person with respect to the Guarantied Obligations, (e) enforce and apply any security now or hereafter held by or for the benefit of any Beneficiary in respect of this Guaranty or the Guarantied Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that Guarantied Party or the other Beneficiaries, or any of them, may have against any such security, as Guarantied Party in its discretion may determine consistent with the Credit Agreement, the Secured Hedge Agreements and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and (f) exercise any other rights available to Guarantied Party or the other Beneficiaries, or any of them, under the Loan Documents or the Secured Hedge Agreements.

4. No Discharge. This Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any limitation, impairment or discharge for any reason (other than payment in full of the Guarantied Obligations), including without limitation the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (a) any failure to assert or enforce or agreement not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy with respect to the Guarantied Obligations or any agreement relating thereto, or with respect to any other

Exh. XI-4	Borrowers’ Guaranty

guaranty of or security for the payment of the Guarantied Obligations, (b) any waiver or modification of, or any consent to departure from, any of the terms or provisions of the Credit Agreement, any of the other Loan Documents, the Secured Hedge Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guarantied Obligations, (c) the Guarantied Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect, (d) the application of payments received from any source to the payment of indebtedness other than the Guarantied Obligations, even though Guarantied Party or the other Beneficiaries, or any of them, might have elected to apply such payment to any part or all of the Guarantied Obligations, (e) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guarantied Obligations, (f) any defenses, set-offs or counterclaims which any Borrower or other Loan Party may assert against Guarantied Party or any Beneficiary in respect of the Guarantied Obligations, including but not limited to failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury, and (g) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of a Guarantor as an obligor in respect of the Guarantied Obligations.

5. Waivers. Each Guarantor waives, for the benefit of Beneficiaries: (a) any right to require Guarantied Party or the other Beneficiaries, as a condition of payment or performance by such Guarantor, to (i) proceed against any other Borrower or any other Loan Party, any other guarantor of the Guarantied Obligations or any other Person, (ii) proceed against or exhaust any security held from any other Borrower or any other Loan Party, any other guarantor of the Guarantied Obligations or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of any Beneficiary in favor of any other Borrower or any other Loan Party or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any other Borrower or any other Loan Party including, without limitation, any defense based on or arising out of the lack of validity or the unenforceability of the Guarantied Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any other Borrower or any other Loan Party from any cause other than payment in full of the Guarantied Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon Guarantied Party’s or any other Beneficiary’s errors or omissions in the administration of the Guarantied Obligations, except behavior that amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, that are or might be in conflict with the terms of this Guaranty and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any Lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of this Guaranty, notices of default under the Credit Agreement, notices of default or early termination under any Secured Hedge Agreement or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guarantied Obligations or any agreement related thereto, notices of any extension of credit to any other Borrower or any other Loan Party and notices of any of the matters referred to in Sections 3 and 4 and any right to

Exh. XI-5	Borrowers’ Guaranty

consent to any thereof; and (g) to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Guaranty.

As used in this paragraph, any reference to “the principal” includes any Borrower or the other Loan Parties, and any reference to “the creditor” includes Guarantied Party and each other Beneficiary. In accordance with Section 2856 of the California Civil Code (a) each Guarantor waives any and all rights and defenses available to it by reason of Sections 2787 to 2855, inclusive, of the California Civil Code, including without limitation any and all rights or defenses such Guarantor or any other guarantor of the Guarantied Obligations may have because the Guarantied Obligations are secured by real property. This means, among other things: (1) the creditor may collect from such Guarantor without first foreclosing on any real or personal property collateral pledged by the principal; and (2) if the creditor forecloses on any real property collateral pledged by the principal: (A) the amount of the Guarantied Obligations may be reduced only by the price for which the collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price and (B) the creditor may collect from such Guarantor even if the creditor, by foreclosing on the real property collateral, has destroyed any right such Guarantor may have to collect from the principal. This is an unconditional and irrevocable waiver of any right and defenses such Guarantor may have because the Guarantied Obligations are secured by real property. These rights and defenses include, but are not limited to, any rights and defenses based upon Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure. Each Guarantor also waives all rights and defenses arising out of an election of remedies by the creditor, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a Guarantied Obligation, has destroyed such Guarantor’s rights of subrogation and reimbursement against the principal by the operation of Section 580d of the Code of Civil Procedure or otherwise; and even though that election of remedies by the creditor, such as nonjudicial foreclosure with respect to security for an obligation of any other guarantor of any of the Guarantied Obligations, has destroyed such Guarantor’s rights of contribution against such other guarantor. No other provision of this Guaranty shall be construed as limiting the generality of any of the covenants and waivers set forth in this paragraph. As provided below, this Guaranty shall be governed by, and shall be construed and enforced in accordance with, the internal laws of the State of New York, without regard to conflicts of laws principles. This paragraph is included solely out of an abundance of caution, and shall not be construed to mean that any of the above-referenced provisions of California law are in any way applicable to this Guaranty or to any of the Guarantied Obligations.

6. Guarantors’ Rights of Subrogation, Contribution, Etc.; Subordination of Other Obligations. Each Guarantor waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against any other Borrower or any other Loan Party or any of such Borrower’s or Loan Party’s assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against any other Borrower or any other Loan Party, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against any other Borrower or any other Loan Party, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter

Exh. XI-6	Borrowers’ Guaranty

held by any Beneficiary. In addition, until the Guarantied Obligations shall have been paid in full and the Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor of any of the Guarantied Obligations. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against any other Borrower or any other Loan Party or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights Guarantied Party or the other Beneficiaries may have against any other Borrower or any other Loan Party, to all right, title and interest Guarantied Party or the other Beneficiaries may have in any such collateral or security, and to any right Guarantied Party or the other Beneficiaries may have against such other guarantor.

Any indebtedness of any other Borrower or any other Loan Party now or hereafter held by any Guarantor is subordinated in right of payment to the Guarantied Obligations, and any such indebtedness of any other Borrower or any other Loan Party to a Guarantor collected or received by such Guarantor after an Event of Default has occurred and is continuing, and any amount paid to a Guarantor on account of any subrogation, reimbursement, indemnification or contribution rights referred to in the preceding paragraph when all Guarantied Obligations have not been paid in full, shall be held in trust for Guarantied Party on behalf of Beneficiaries and shall forthwith be paid over to Guarantied Party for the benefit of Beneficiaries to be credited and applied against the Guarantied Obligations.

7. Expenses. Guarantors jointly and severally agree to pay, or cause to be paid, on demand, and to save Guarantied Party and the other Beneficiaries harmless against liability for, (i) any and all costs and expenses (including reasonable fees, costs of settlement, and disbursements of counsel and allocated costs of internal counsel) incurred or expended by Guarantied Party or any other Beneficiary in connection with the enforcement of or preservation of any rights under this Guaranty and (ii) any and all costs and expenses (including those arising from rights of indemnification) required to be paid by Guarantors under the provisions of any other Loan Document.

8. Financial Condition of Borrowers. No Beneficiary shall have any obligation, and each Guarantor waives any duty on the part of any Beneficiary, to disclose or discuss with such Guarantor its assessment, or such Guarantor’s assessment, of the financial condition of any other Borrower, any other Loan Party or any matter or fact relating to the business, operations or condition of any other Borrower or any other Loan Party. Each Guarantor has adequate means to obtain information from each other Borrower and each other Loan Party on a continuing basis concerning the financial condition of such Borrower or such Loan Party and its ability to perform its obligations under the Loan Documents, the Secured Hedge Agreements and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of each other Borrower or Loan Party and of all circumstances bearing upon the risk of nonpayment of the Guarantied Obligations.

Exh. XI-7	Borrowers’ Guaranty

9. Representations and Warranties. Each Guarantor makes, for the benefit of Beneficiaries, each of the representations and warranties made in the Credit Agreement by Borrowers as to such Guarantor, its assets, financial condition, operations, organization, legal status, business and the Loan Documents to which it is a party.

10. Covenants. Each Guarantor agrees that, so long as any part of the Guarantied Obligations shall remain unpaid, any Letter of Credit shall be outstanding, any Lender shall have any Commitment or any Hedge Agreement Counterparty shall have any obligation under any Secured Hedge Agreement, such Guarantor will, unless Requisite Lenders shall otherwise consent in writing, perform or observe, and cause its Subsidiaries to perform or observe, all of the terms, covenants and agreements that the Loan Documents state that Company or any Borrower is to cause a Guarantor and such Subsidiaries to perform or observe.

11. Set Off. In addition to any other rights any Beneficiary may have under law or in equity, if any amount shall at any time be due and owing by a Guarantor to any Beneficiary under this Guaranty, such Beneficiary is authorized at any time or from time to time, without prior notice (any such prior notice being expressly waived), to set off and to appropriate and to apply any and all deposits (general or special, including but not limited to indebtedness evidence by certificates of deposit, whether matured or unmatured) and any other indebtedness of such Beneficiary owing to a Guarantor and any other property of such Guarantor held by a Beneficiary to or for the credit or the account of such Guarantor against and on account of the Guarantied Obligations and liabilities of such Guarantor to any Beneficiary under this Guaranty, so long as such Guarantor receives reasonable notice after such set off or appropriation.

12. Discharge of Guaranty Upon Sale of Guarantor. If all of the stock of a Guarantor or any of its successors in interest under this Guaranty shall be sold or otherwise disposed of (including by merger or consolidation) in a sale or other disposition not prohibited by the Credit Agreement or otherwise consented to by each Lender, such Guarantor or such successor in interest, as the case may be, may request Guarantied Party to execute and deliver documents or instruments necessary to evidence the release and discharge of this Guaranty as provided in subsection 10.16 of the Credit Agreement.

13. Amendments and Waivers. No amendment, modification, termination or waiver of any provision of this Guaranty, and no consent to any departure by any Guarantor therefrom, shall in any event be effective without the written concurrence of Guarantied Party and, in the case of any such amendment or modification, Guarantors. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

14. Judgment Currency.

Each payment to be made by any Guarantor hereunder shall be payable in the currency or currencies in which such obligations are denominated without set-off or counterclaim. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties hereto agree, to the fullest extent permitted by law, that the rate of exchange used shall be that at which in accordance with normal banking procedures the

Exh. XI-8	Borrowers’ Guaranty

Guarantied Party or a Beneficiary could purchase the Original Currency with such Other Currency in New York, New York on the Business Day immediately preceding the day on which any such judgment, or any relevant part thereof, is given.

The obligations of each Guarantor in respect of any sum due from it to the Guarantied Party or Beneficiary hereunder shall, notwithstanding any judgment in such Other Currency, be discharged only to the extent that on the Business Day following receipt by such Guarantied Party or Beneficiary of any sum adjudged to be so due in such Other Currency such Guarantied Party or Beneficiary may in accordance with normal banking procedures purchase the Original Currency with such Other Currency; if the Original Currency so purchased is less than the sum originally due to such Guarantied Party or Beneficiary in the Original Currency, such Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Guarantied Party or Beneficiary against such loss, and if the Original Currency so purchased exceeds the sum originally due to such Guarantied Party or Beneficiary in the Original Currency, such Guarantied Party or Beneficiary shall remit such excess to such Guarantor.

15. Miscellaneous. It is not necessary for Beneficiaries to inquire into the capacity or powers of any Guarantor or any Borrower or any other Loan Party or the officers, directors or any agents acting or purporting to act on behalf of any of them.

The rights, powers and remedies given to Beneficiaries by this Guaranty are cumulative and shall be in addition to and independent of all rights, powers and remedies given to Beneficiaries by virtue of any statute or rule of law or in any of the Loan Documents, Secured Hedge Agreements or any agreement between one or more Guarantors and one or more Beneficiaries or between any Borrower or any other Loan Party and one or more Beneficiaries. Any forbearance or failure to exercise, and any delay by any Beneficiary in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

In case any provision in or obligation under this Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF GUARANTORS, GUARANTIED PARTY AND THE OTHER BENEFICIARIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

This Guaranty shall inure to the benefit of Beneficiaries and their respective successors and assigns.

Exh. XI-9	Borrowers’ Guaranty

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY GUARANTOR ARISING OUT OF OR RELATING TO THIS GUARANTY MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS GUARANTY EACH GUARANTOR ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS GUARANTY. Each Guarantor agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to such Guarantor at its address set forth below its signature hereto, such service being acknowledged by such Guarantor to be sufficient for personal jurisdiction in any action against such Guarantor in any such court and to be otherwise effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of Guarantied Party or any Beneficiary to bring proceedings against such Guarantor in the courts of any other jurisdiction.

EACH GUARANTOR AND, BY ITS ACCEPTANCE OF THE BENEFITS HEREOF, GUARANTIED PARTY EACH AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS GUARANTY. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each Guarantor and, by its acceptance of the benefits hereof, Guarantied Party each (i) acknowledges that this waiver is a material inducement for such Guarantor and Guarantied Party to enter into a business relationship, that such Guarantor and Guarantied Party have already relied on this waiver in entering into this Guaranty or accepting the benefits thereof, as the case may be, and that each will continue to rely on this waiver in their related future dealings, and (ii) further warrants and represents that each has reviewed this waiver with its legal counsel and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS OF THIS GUARANTY. In the event of litigation, this Guaranty may be filed as a written consent to a trial by the court.

16. Counterparts; Effectiveness. This Guaranty may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original for all purposes; but all such counterparts together shall constitute but one and the same instrument. This Guaranty shall become effective as to each Guarantor upon the execution of a counterpart hereof by such Guarantor (whether or not a counterpart hereof shall have been executed by any other Guarantor) and receipt by the Guarantied Party of written or telephonic notification of such execution and authorization of delivery thereof.

Exh. XI-10	Borrowers’ Guaranty

17. Guarantied Party as Agent.

(a) Guarantied Party has been appointed to act as Guarantied Party hereunder by Lenders. Guarantied Party shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action, solely in accordance with this Guaranty and the Credit Agreement; provided that Guarantied Party shall exercise, or refrain from exercising, any remedies under or with respect to this Guaranty in accordance with the instructions of (i) Requisite Lenders, or (ii) after payment in full of all Obligations under the Credit Agreement and the other Loan Documents, the cancellation or expiration of all Letters of Credit and the termination of the Commitments, the holders of a majority of (A) the aggregate notional amount under all Secured Hedge Agreements (including Secured Hedge Agreements that have been terminated) or (B) if all Secured Hedge Agreements have been terminated in accordance with their terms, the aggregate amount then due and payable (exclusive of expenses and similar payments but including any early termination payments then due) under such Secured Hedge Agreements (Requisite Lenders or, if applicable, such holders being referred to herein as “Requisite Obligees”).

(b) Guarantied Party shall at all times be the same Person that is Administrative Agent under the Credit Agreement. Written notice of resignation by Administrative Agent pursuant to subsection 9.5 of the Credit Agreement shall also constitute notice of resignation as Guarantied Party under this Guaranty and appointment of a successor Administrative Agent pursuant to subsection 9.5 of the Credit Agreement shall also constitute appointment of a successor Guarantied Party under this Guaranty. Upon the acceptance of any appointment as Administrative Agent under subsection 9.5 of the Credit Agreement by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Guarantied Party under this Guaranty, and the retiring Guarantied Party under this Guaranty shall promptly (i) transfer to such successor Guarantied Party all sums held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Guarantied Party under this Guaranty, and (ii) take such other actions as may be necessary or appropriate in connection with the assignment to such successor Guarantied Party of the rights created hereunder, whereupon such retiring Guarantied Party shall be discharged from its duties and obligations under this Guaranty. After any retiring Guarantied Party’s resignation hereunder as Guarantied Party, the provisions of this Guaranty shall inure to its benefits as to any actions taken or omitted to be taken by it under this Guaranty while it was Guarantied Party hereunder.

18. Notice of Secured Hedge Agreements. Guarantied Party shall not be deemed to have any duty whatsoever with respect to any Hedge Agreement Counterparty until it shall have received written notice in form and substance satisfactory to Guarantied Party from Borrowers’ Agent, a Guarantor or such Hedge Agreement Counterparty as to the existence and terms of the applicable Secured Hedge Agreement.

Exh. XI-11	Borrowers’ Guaranty

[Remainder of page intentionally left blank.]

Exh. XI-12	Borrowers’ Guaranty

IN WITNESS WHEREOF, each Guarantor and Guarantied Party, solely for the purposes of the waiver of the right to jury trial contained in Section 15, have caused this Guaranty to be duly executed and delivered by their respective officers or authorized representatives thereunto duly authorized as of the date first written above.

BORROWERS:	SYBRON DENTAL SPECIALTIES, INC.
KERR CORPORATION
ORMCO CORPORATION
PINNACLE PRODUCTS, INC.

By:
Name:
		Title:	Authorized Representative

	Address:		c/o Sybron Dental Specialties, Inc.
100 Bayview Circle, Suite 6000
Newport Beach, CA 92660-8915
			Attention:	Vice President- General Counsel
			Telecopy:	(949) 255-8743

GUARANTIED PARTY:	CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as agent for and representative of the Lenders and the other Beneficiaries

By:
Name:
Title:

By:
Name:
Title:

	Address:		One Madison Avenue, 2nd Floor
New York, NY 10010
Attention: Agency Manager
			Telefacsimile:	(212) 538-9884

Exh. XII-1	Subsidiary Guaranty

EXHIBIT XII

[FORM OF] SUBSIDIARY GUARANTY

This SUBSIDIARY GUARANTY is entered into as of March 23, 2006 by the undersigned (each a “Guarantor”, and together with any future Subsidiaries executing this Guaranty, being collectively referred to herein as the “Guarantors”) in favor of and for the benefit of Credit Suisse, Cayman Islands Branch, as agent for and representative of (in such capacity herein called “Guarantied Party”) the financial institutions (“Lenders”) party to the Credit Agreement referred to below, and for the benefit of the other Beneficiaries (as hereinafter defined).

RECITALS.

A. Sybron Dental Specialties, Inc., a Delaware corporation (“Company”), Kerr Corporation, a Delaware corporation (“Kerr”), Ormco Corporation, a Delaware corporation (“Ormco”), and Pinnacle Products, Inc., a Wisconsin corporation (“Pinnacle”; each of Company, Kerr, Ormco and Pinnacle are individually referred to herein as a “Domestic Borrower” and collectively, on a joint and several basis, as the “Domestic Borrowers”), Hawe Neos Holding SA, a corporation organized under the laws of Switzerland (“Offshore Borrower”; Offshore Borrower and each of the Domestic Borrowers are each individually referred to herein as a “Borrower” and collectively, as the “Borrowers”), have entered into that certain Credit Agreement, dated as of March 23, 2006 with the financial institutions that are, from time to time, party thereto as lenders (each individually referred to herein as a “Lender” and collectively as “Lenders”), Bank of America, N.A., as syndication agent, The Bank of Tokyo - Mitsubishi UFJ, Ltd., Chicago Branch, Calyon New York Branch and LaSalle Bank National Association, as co-documentation agents and Guarantied Party (said Credit Agreement, as it may hereafter be amended, supplemented or otherwise modified from time to time, being the “Credit Agreement”; capitalized terms defined therein and not otherwise defined herein are being used herein as therein defined).

B. Company and other Loan Parties may from time to time enter, or may from time to time have entered, into one or more Secured Hedge Agreements (as such term is defined in the Domestic Pledge Agreement) with one or more Hedge Agreement Counterparties (as such term is defined in the Domestic Pledge Agreement), and it is desired that the Hedge Agreement Obligations of Company and any other Loan Party under the Secured Hedge Agreements, together with all obligations of Company and the Subsidiaries of Company under the Credit Agreement and the other Loan Documents, be guarantied hereunder.

C. Guarantied Party, Lenders and each Hedge Agreement Counterparty for which Guarantied Party has received the notice required by Section 19 hereof are sometimes referred to herein as “Beneficiaries”.

D. A portion of the proceeds of the Loans may be advanced to other Guarantors that are Subsidiaries of Company, and thus the Guarantied Obligations (as hereinafter defined) are being incurred for and will inure to the benefit of Guarantors (which benefits are hereby acknowledged).

Exh. XII-2	Subsidiary Guaranty

E. It is a condition precedent to the making of the initial Loans under the Credit Agreement that Borrowers’ obligations thereunder be guarantied by Guarantors.

F. Guarantors are willing irrevocably and unconditionally to guaranty such obligations of Borrowers and the other Loan Parties.

NOW, THEREFORE, based upon the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce Lenders and Guarantied Party to enter into the Credit Agreement and to make Loans and other extensions of credit thereunder and to induce Hedge Agreement Counterparties to enter into Secured Hedge Agreements, Guarantors hereby agree as follows:

1. Guaranty. (a) In order to induce Lenders to extend credit to Borrowers pursuant to the Credit Agreement and the entry by Hedge Agreement Counterparties into the Secured Hedge Agreements, Guarantors jointly and severally irrevocably and unconditionally guaranty, as primary obligors and not merely as sureties, the due and punctual payment in full of all Guarantied Obligations (as hereinafter defined) when the same shall become due, whether at stated maturity, by acceleration, demand or otherwise (including, but not limited to, amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a) or any other Insolvency Laws, as the case may be). The term “Guarantied Obligations” is used herein in its most comprehensive sense and includes any and all Obligations of Borrowers and all obligations of each Loan Party under the Secured Hedge Agreements, now or hereafter made, incurred or created, whether absolute or contingent, liquidated or unliquidated, whether due or not due, and however arising under or in connection with the Credit Agreement, the Secured Hedge Agreements, this Guaranty and the other Loan Documents, including those arising under successive borrowing transactions under the Credit Agreement which shall either continue such obligations of such Borrowers or from time to time renew them after they have been satisfied.

Each Guarantor acknowledges that a portion of the Loans may be advanced to it, that Letters of Credit may be issued for the benefit of its business and that the Guarantied Obligations are being incurred for and will inure to its benefit.

Any interest on any portion of the Guarantied Obligations that accrues after the commencement of any proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of any Borrower or any other Loan Party (or, if interest on any portion of the Guarantied Obligations ceases to accrue by operation of law by reason of the commencement of said proceeding, such interest as would have accrued on such portion of the Guarantied Obligations if said proceeding had not been commenced) shall be included in the Guarantied Obligations because it is the intention of each Guarantor and Guarantied Party that the Guarantied Obligations should be determined without regard to any rule of law or order that may relieve any Borrower or any other Loan Party of any portion of such Guarantied Obligations.

In the event that all or any portion of the Guarantied Obligations is paid by any Borrower or any other Loan Party, the obligations of each Guarantor hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any

Exh. XII-3	Subsidiary Guaranty

part of such payment(s) is rescinded or recovered directly or indirectly from Guarantied Party or any other Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments that are so rescinded or recovered shall constitute Guarantied Obligations.

Subject to the other provisions of this Section 1, upon the failure of any Borrower or any other Loan Party to pay any of the Guarantied Obligations when and as the same shall become due, each Guarantor will upon demand pay, or cause to be paid, in cash, to Guarantied Party for the ratable benefit of Beneficiaries, an amount equal to the aggregate of the unpaid Guarantied Obligations.

(b) Anything contained in this Guaranty to the contrary notwithstanding, the obligations of each Guarantor under this Guaranty and the other Loan Documents shall be limited to a maximum aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any applicable provisions of comparable state law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Guarantor (x) in respect of intercompany indebtedness to any Borrower or other affiliates of any Borrower to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder and (y) under any guaranty of Subordinated Indebtedness which guaranty contains a limitation as to maximum amount similar to that set forth in this Section 1(b), pursuant to which the liability of such Guarantor hereunder is included in the liabilities taken into account in determining such maximum amount) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement, indemnification or contribution of such Guarantor pursuant to applicable law or pursuant to the terms of any agreement.

(c) Each Guarantor under this Guaranty, and each guarantor under other guaranties, if any, relating to the Credit Agreement (the “Related Guaranties”) that contain a contribution provision similar to that set forth in this Section 1(c), together desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty and the Related Guaranties. Accordingly, in the event any payment or distribution is made on any date by a Guarantor under this Guaranty or a guarantor under a Related Guaranty, each such Guarantor or such other guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in the maximum amount permitted by law so as to maximize the aggregate amount of the Guarantied Obligations paid to Beneficiaries.

2. Guaranty Absolute; Continuing Guaranty. The obligations of each Guarantor hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guarantied Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees that: (a) this Guaranty is a guaranty of payment when due and performance and not of collectibility; (b) Guarantied Party may enforce this Guaranty upon the occurrence and during the continuation of an Event of Default under the Credit Agreement or the occurrence of an early termination date or similar

Exh. XII-4	Subsidiary Guaranty

event under any Secured Hedge Agreement notwithstanding the existence of any dispute between any Borrower or any other Loan Party and any Beneficiary with respect to the existence of such event; (c) the obligations of each Guarantor hereunder are independent of the obligations of Borrowers or any other Loan Party under the Loan Documents or the Secured Hedge Agreements and the obligations of any other guarantor and a separate action or actions may be brought and prosecuted against each Guarantor whether or not any action is brought against any Borrower, any other Loan Party or any of such other guarantors and whether or not any Borrower or any other Loan Party is joined in any such action or actions; and (d) a payment of a portion, but not all, of the Guarantied Obligations by one or more Guarantors shall in no way limit, affect, modify or abridge the liability of such or any other Guarantor for any portion of the Guarantied Obligations that has not been paid. This Guaranty is a continuing guaranty and shall be binding upon each Guarantor and its successors and assigns, and each Guarantor irrevocably waives any right (including without limitation any such right arising under California Civil Code Section 2815) to revoke this Guaranty as to future transactions giving rise to any Guarantied Obligations.

3. Actions by Beneficiaries. Any Beneficiary may from time to time, without notice or demand and without affecting the validity or enforceability of this Guaranty or giving rise to any limitation, impairment or discharge of any Guarantor’s liability hereunder, (a) renew, extend, accelerate or otherwise change the time, place, manner or terms of payment of the Guarantied Obligations, (b) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guarantied Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations, (c) request and accept other guaranties of the Guarantied Obligations and take and hold security for the payment of this Guaranty or the Guarantied Obligations, (d) release, exchange, compromise, subordinate or modify, with or without consideration, any security for payment of the Guarantied Obligations, any other guaranties of the Guarantied Obligations, or any other obligation of any Person with respect to the Guarantied Obligations, (e) enforce and apply any security now or hereafter held by or for the benefit of any Beneficiary in respect of this Guaranty or the Guarantied Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that Guarantied Party or the other Beneficiaries, or any of them, may have against any such security, as Guarantied Party in its discretion may determine consistent with the Credit Agreement, the Secured Hedge Agreements and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and (f) exercise any other rights available to Guarantied Party or the other Beneficiaries, or any of them, under the Loan Documents or the Secured Hedge Agreements.

4. No Discharge. This Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any limitation, impairment or discharge for any reason (other than payment in full of the Guarantied Obligations), including without limitation the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (a) any failure to assert or enforce or agreement not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy with respect to the Guarantied Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guarantied Obligations, (b) any waiver or

Exh. XII-5	Subsidiary Guaranty

modification of, or any consent to departure from, any of the terms or provisions of the Credit Agreement, any of the other Loan Documents, the Secured Hedge Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guarantied Obligations, (c) the Guarantied Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect, (d) the application of payments received from any source to the payment of indebtedness other than the Guarantied Obligations, even though Guarantied Party or the other Beneficiaries, or any of them, might have elected to apply such payment to any part or all of the Guarantied Obligations, (e) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guarantied Obligations, (f) any defenses, set-offs or counterclaims which any Borrower or other Loan Party may assert against Guarantied Party or any Beneficiary in respect of the Guarantied Obligations, including but not limited to failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury, and (g) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of a Guarantor as an obligor in respect of the Guarantied Obligations.

5. Waivers. Each Guarantor waives, for the benefit of Beneficiaries: (a) any right to require Guarantied Party or the other Beneficiaries, as a condition of payment or performance by such Guarantor, to (i) proceed against any Borrower, any other Loan Party, any other guarantor of the Guarantied Obligations or any other Person, (ii) proceed against or exhaust any security held from any Borrower, any other Loan Party, any other guarantor of the Guarantied Obligations or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of any Beneficiary in favor of any Borrower, any other Loan Party or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any Borrower or any other Loan Party including, without limitation, any defense based on or arising out of the lack of validity or the unenforceability of the Guarantied Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any Borrower or any other Loan Party from any cause other than payment in full of the Guarantied Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon Guarantied Party’s or any other Beneficiary’s errors or omissions in the administration of the Guarantied Obligations, except behavior that amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, that are or might be in conflict with the terms of this Guaranty and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any Lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of this Guaranty, notices of default under the Credit Agreement, notices of default or early termination under any Secured Hedge Agreement or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guarantied Obligations or any agreement related thereto, notices of any extension of credit to any Borrower or any other Loan Party and notices of any of the matters referred to in Sections 3 and 4 and any right to consent to any thereof; and (g) to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by

Exh. XII-6	Subsidiary Guaranty

law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Guaranty.

As used in this paragraph, any reference to “the principal” includes any Borrower or other Loan Party, and any reference to “the creditor” includes Guarantied Party and each other Beneficiary. In accordance with Section 2856 of the California Civil Code (a) each Guarantor waives any and all rights and defenses available to it by reason of Sections 2787 to 2855, inclusive, of the California Civil Code, including without limitation any and all rights or defenses such Guarantor or any other guarantor of the Guarantied Obligations may have because the Guarantied Obligations are secured by real property. This means, among other things: (1) the creditor may collect from such Guarantor without first foreclosing on any real or personal property collateral pledged by the principal; and (2) if the creditor forecloses on any real property collateral pledged by the principal: (A) the amount of the Guarantied Obligations may be reduced only by the price for which the collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price and (B) the creditor may collect from such Guarantor even if the creditor, by foreclosing on the real property collateral, has destroyed any right such Guarantor may have to collect from the principal. This is an unconditional and irrevocable waiver of any right and defenses such Guarantor may have because the Guarantied Obligations are secured by real property. These rights and defenses include, but are not limited to, any rights and defenses based upon Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure. Each Guarantor also waives all rights and defenses arising out of an election of remedies by the creditor, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a Guarantied Obligation, has destroyed such Guarantor’s rights of subrogation and reimbursement against the principal by the operation of Section 580d of the Code of Civil Procedure or otherwise; and even though that election of remedies by the creditor, such as nonjudicial foreclosure with respect to security for an obligation of any other guarantor of any of the Guarantied Obligations, has destroyed such Guarantor’s rights of contribution against such other guarantor. No other provision of this Guaranty shall be construed as limiting the generality of any of the covenants and waivers set forth in this paragraph. As provided below, this Guaranty shall be governed by, and shall be construed and enforced in accordance with, the internal laws of the State of New York, without regard to conflicts of laws principles. This paragraph is included solely out of an abundance of caution, and shall not be construed to mean that any of the above-referenced provisions of California law are in any way applicable to this Guaranty or to any of the Guarantied Obligations.

6. Guarantors’ Rights of Subrogation, Contribution, Etc.; Subordination of Other Obligations. Each Guarantor waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against any Borrower or any other Loan Party or any of such Borrower’s or such Loan Party’s assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against any Borrower or any other Loan Party, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against any Borrower or any other Loan Party, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guarantied Obligations shall have been paid in full and the

Exh. XII-7	Subsidiary Guaranty

Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor of any of the Guarantied Obligations. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against any Borrower, any other Loan Party or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights Guarantied Party or the other Beneficiaries may have against any Borrower or any other Loan Party, to all right, title and interest Guarantied Party or the other Beneficiaries may have in any such collateral or security, and to any right Guarantied Party or the other Beneficiaries may have against such other guarantor.

Any indebtedness of any Borrower or any other Loan Party now or hereafter held by any Guarantor is subordinated in right of payment to the Guarantied Obligations, and any such indebtedness of any Borrower or any other Loan Party to a Guarantor collected or received by such Guarantor after an Event of Default has occurred and is continuing, and any amount paid to a Guarantor on account of any subrogation, reimbursement, indemnification or contribution rights referred to in the preceding paragraph when all Guarantied Obligations have not been paid in full, shall be held in trust for Guarantied Party on behalf of Beneficiaries and shall forthwith be paid over to Guarantied Party for the benefit of Beneficiaries to be credited and applied against the Guarantied Obligations.

7. Expenses. Guarantors jointly and severally agree to pay, or cause to be paid, on demand, and to save Guarantied Party and the other Beneficiaries harmless against liability for, (i) any and all costs and expenses (including reasonable fees, costs of settlement, and disbursements of counsel and allocated costs of internal counsel) incurred or expended by Guarantied Party or any other Beneficiary in connection with the enforcement of or preservation of any rights under this Guaranty and (ii) any and all costs and expenses (including those arising from rights of indemnification) required to be paid by Guarantors under the provisions of any other Loan Document.

8. Financial Condition of Borrowers. No Beneficiary shall have any obligation, and each Guarantor waives any duty on the part of any Beneficiary, to disclose or discuss with such Guarantor its assessment, or such Guarantor’s assessment, of the financial condition of any Borrower, any other Loan Party or any matter or fact relating to the business, operations or condition of any Borrower or any other Loan Party. Each Guarantor has adequate means to obtain information from each Borrower and each other Loan Party on a continuing basis concerning the financial condition of such Borrower and such other Loan Party and its ability to perform its obligations under the Loan Documents and the Secured Hedge Agreements and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of each Borrower and each other Loan Party and of all circumstances bearing upon the risk of nonpayment of the Guarantied Obligations.

9. Representations and Warranties. Each Guarantor makes, for the benefit of Beneficiaries, each of the representations and warranties made in the Credit Agreement by

Exh. XII-8	Subsidiary Guaranty

Borrowers as to such Guarantor, its assets, financial condition, operations, organization, legal status, business and the Loan Documents to which it is a party.

10. Covenants. Each Guarantor agrees that, so long as any part of the Guarantied Obligations shall remain unpaid, any Letter of Credit shall be outstanding, any Lender shall have any Commitment or any Hedge Agreement Counterparty shall have any obligation under any Secured Hedge Agreement, such Guarantor will, unless Requisite Lenders shall otherwise consent in writing, perform or observe, and cause its Subsidiaries to perform or observe, all of the terms, covenants and agreements that the Loan Documents state that Company or any Borrower is to cause a Guarantor and such Subsidiaries to perform or observe.

11. Set Off. In addition to any other rights any Beneficiary may have under law or in equity, if any amount shall at any time be due and owing by a Guarantor to any Beneficiary under this Guaranty, such Beneficiary is authorized at any time or from time to time, without prior notice (any such prior notice being expressly waived), to set off and to appropriate and to apply any and all deposits (general or special, including but not limited to indebtedness evidence by certificates of deposit, whether matured or unmatured) and any other indebtedness of such Beneficiary owing to a Guarantor and any other property of such Guarantor held by a Beneficiary to or for the credit or the account of such Guarantor against and on account of the Guarantied Obligations and liabilities of such Guarantor to any Beneficiary under this Guaranty, so long as such Guarantor receives reasonable notice after such set off or appropriation.

12. Discharge of Guaranty Upon Sale of Guarantor. If all of the stock of a Guarantor or any of its successors in interest under this Guaranty shall be sold or otherwise disposed of (including by merger or consolidation) in a sale or other disposition not prohibited by the Credit Agreement or otherwise consented to by Requisite Lenders, such Guarantor or such successor in interest, as the case may be, may request Guarantied Party to execute and deliver documents or instruments necessary to evidence the release and discharge of this Guaranty as provided in subsection 10.16 of the Credit Agreement.

13. Amendments and Waivers. No amendment, modification, termination or waiver of any provision of this Guaranty, and no consent to any departure by any Guarantor therefrom, shall in any event be effective without the written concurrence of Guarantied Party and, in the case of any such amendment or modification, Guarantors. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

14. Judgment Currency.

Each payment to be made by any Guarantor hereunder shall be payable in the currency or currencies in which such obligations are denominated without set-off or counterclaim. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties hereto agree, to the fullest extent permitted by law, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Guarantied Party or a Beneficiary could purchase the Original Currency with such Other

Exh. XII-9	Subsidiary Guaranty

Currency in New York, New York on the Business Day immediately preceding the day on which any such judgment, or any relevant part thereof, is given.

The obligations of each Guarantor in respect of any sum due from it to the Guarantied Party or Beneficiary hereunder shall, notwithstanding any judgment in such Other Currency, be discharged only to the extent that on the Business Day following receipt by such Guarantied Party or Beneficiary of any sum adjudged to be so due in such Other Currency such Guarantied Party or Beneficiary may in accordance with normal banking procedures purchase the Original Currency with such Other Currency; if the Original Currency so purchased is less than the sum originally due to such Guarantied Party or Beneficiary in the Original Currency, such Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Guarantied Party or Beneficiary against such loss, and if the Original Currency so purchased exceeds the sum originally due to such Guarantied Party or Beneficiary in the Original Currency, such Guarantied Party or Beneficiary shall remit such excess to such Guarantor.

15. Miscellaneous. It is not necessary for Beneficiaries to inquire into the capacity or powers of any Guarantor or any Borrower or any other Loan Party or the officers, directors or any agents acting or purporting to act on behalf of any of them.

The rights, powers and remedies given to Beneficiaries by this Guaranty are cumulative and shall be in addition to and independent of all rights, powers and remedies given to Beneficiaries by virtue of any statute or rule of law or in any of the Loan Documents, Secured Hedge Agreements or any agreement between one or more Guarantors and one or more Beneficiaries or between any Borrower or any other Loan Party and one or more Beneficiaries. Any forbearance or failure to exercise, and any delay by any Beneficiary in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

In case any provision in or obligation under this Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF GUARANTORS, GUARANTIED PARTY AND THE OTHER BENEFICIARIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

This Guaranty shall inure to the benefit of Beneficiaries and their respective successors and assigns.

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY GUARANTOR ARISING OUT OF OR RELATING TO THIS GUARANTY MAY BE BROUGHT IN ANY

Exh. XII-10	Subsidiary Guaranty

STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS GUARANTY EACH GUARANTOR ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS GUARANTY. Each Guarantor agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to such Guarantor at its address set forth below its signature hereto, such service being acknowledged by such Guarantor to be sufficient for personal jurisdiction in any action against such Guarantor in any such court and to be otherwise effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of Guarantied Party or any Beneficiary to bring proceedings against such Guarantor in the courts of any other jurisdiction.

EACH GUARANTOR AND, BY ITS ACCEPTANCE OF THE BENEFITS HEREOF, GUARANTIED PARTY EACH AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS GUARANTY. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each Guarantor and, by its acceptance of the benefits hereof, Guarantied Party each (i) acknowledges that this waiver is a material inducement for such Guarantor and Guarantied Party to enter into a business relationship, that such Guarantor and Guarantied Party have already relied on this waiver in entering into this Guaranty or accepting the benefits thereof, as the case may be, and that each will continue to rely on this waiver in their related future dealings, and (ii) further warrants and represents that each has reviewed this waiver with its legal counsel and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS OF THIS GUARANTY. In the event of litigation, this Guaranty may be filed as a written consent to a trial by the court.

16. Additional Guarantors. The initial Guarantor(s) hereunder shall be such of the Subsidiaries of Company as are signatories hereto on the date hereof. Subject to the terms of Section 6.8 of the Credit Agreement, from time to time subsequent to the date hereof, Domestic Subsidiaries of Company (including any Domestic Subsidiary that ceases to be an Immaterial Domestic Subsidiary) may become parties hereto, as additional Guarantors (each an “Additional Guarantor”), by executing a counterpart of this Guaranty. A form of such a counterpart is attached as Exhibit A. Upon delivery of any such counterpart to Guarantied Party, notice of which is hereby waived by Guarantors, each such Additional Guarantor shall be a Guarantor and shall be as fully a party hereto as if such Additional Guarantor were an original signatory hereof. Each Guarantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Guarantor hereunder, nor by any election of

Exh. XII-11	Subsidiary Guaranty

the Guarantied Party not to cause any Subsidiary of Company to become an Additional Guarantor hereunder. This Guaranty shall be fully effective as to any Guarantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Guarantor hereunder.

17. Counterparts; Effectiveness. This Guaranty may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original for all purposes; but all such counterparts together shall constitute but one and the same instrument. This Guaranty shall become effective as to each Guarantor upon the execution of a counterpart hereof by such Guarantor (whether or not a counterpart hereof shall have been executed by any other Guarantor) and receipt by the Guarantied Party of written or telephonic notification of such execution and authorization of delivery thereof.

18. Guarantied Party as Agent.

(a) Guarantied Party has been appointed to act as Guarantied Party hereunder by Lenders. Guarantied Party shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action, solely in accordance with this Guaranty and the Credit Agreement; provided that Guarantied Party shall exercise, or refrain from exercising, any remedies under or with respect to this Guaranty in accordance with the instructions of (i) Requisite Lenders, or (ii) after payment in full of all Obligations under the Credit Agreement and the other Loan Documents, the cancellation or expiration of all Letters of Credit and the termination of the Commitments, the holders of a majority of (A) the aggregate notional amount under all Secured Hedge Agreements (including Secured Hedge Agreements that have been terminated) or (B) if all Secured Hedge Agreements have been terminated in accordance with their terms, the aggregate amount then due and payable (exclusive of expenses and similar payments but including any early termination payments then due) under such Secured Hedge Agreements (Requisite Lenders or, if applicable, such holders being referred to herein as “Requisite Obligees”).

(b) Guarantied Party shall at all times be the same Person that is Administrative Agent under the Credit Agreement. Written notice of resignation by Administrative Agent pursuant to subsection 9.5 of the Credit Agreement shall also constitute notice of resignation as Guarantied Party under this Guaranty and appointment of a successor Administrative Agent pursuant to subsection 9.5 of the Credit Agreement shall also constitute appointment of a successor Guarantied Party under this Guaranty. Upon the acceptance of any appointment as Administrative Agent under subsection 9.5 of the Credit Agreement by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Guarantied Party under this Guaranty, and the retiring Guarantied Party under this Guaranty shall promptly (i) transfer to such successor Guarantied Party all sums held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Guarantied Party under this Guaranty, and (ii) take such other actions as may

Exh. XII-12	Subsidiary Guaranty

be necessary or appropriate in connection with the assignment to such successor Guarantied Party of the rights created hereunder, whereupon such retiring Guarantied Party shall be discharged from its duties and obligations under this Guaranty. After any retiring Guarantied Party’s resignation hereunder as Guarantied Party, the provisions of this Guaranty shall inure to its benefits as to any actions taken or omitted to be taken by it under this Guaranty while it was Guarantied Party hereunder.

19. Notice of Secured Hedge Agreements. Guarantied Party shall not be deemed to have any duty whatsoever with respect to any Hedge Agreement Counterparty until it shall have received written notice in form and substance satisfactory to Guarantied Party from Borrowers’ Agent, a Guarantor or such Hedge Agreement Counterparty as to the existence and terms of the applicable Secured Hedge Agreement.

[Remainder of page intentionally left blank.]

Exh. XII-13	Subsidiary Guaranty

IN WITNESS WHEREOF, each Guarantor and Guarantied Party, solely for the purposes of the waiver of the right to jury trial contained in Section 15, have caused this Guaranty to be duly executed and delivered by their respective officers or authorized representative thereunto duly authorized as of the date first written above.

SUBSIDIARY
GUARANTORS:	ALLESEE ORTHODONTIC APPLIANCES,
INC.
METREX RESEARCH CORPORATION
SYBRON CANADA HOLDINGS, INC.
ATTACHMENTS INTERNATIONAL, INC.

By:
Name:
Title: Authorized Representative

	Address:	c/o Sybron Dental Specialties, Inc.
100 Bayview Circle, Suite 6000
Newport Beach, CA 92660-8915
Attention: Vice-President
General Counsel
Telecopy: (949) 255-8743

GUARANTIED PARTY:	CREDIT SUISSE, CAYMAN ISLANDS
BRANCH, as agent for and representative of
the Lenders and the other Beneficiaries

By:
Name:
Title:

By:
Name:
Title:

	Address:	One Madison Avenue, 2nd Floor
New York, NY 10010
Attention: Agency Manager
Telefacsimile: (212) 538-9884

Exh. XII-14	Subsidiary Guaranty

EXHIBIT A

[FORM OF COUNTERPART FOR ADDITIONAL GUARANTORS]

This COUNTERPART (this “Counterpart”), dated _______, 20__, is delivered pursuant to Section 16 of the Guaranty referred to below. The undersigned hereby agrees that this Counterpart may be attached to the Guaranty, dated as of March 23, 2006 (as it may be from time to time amended, modified or supplemented, the “Guaranty”; capitalized terms used herein not otherwise defined herein shall have the meanings ascribed therein), among the Guarantors named therein and Credit Suisse, Cayman Islands Branch, as Guarantied Party. The undersigned, by executing and delivering this Counterpart, hereby becomes an Additional Guarantor under the Guaranty in accordance with Section 16 thereof and agrees to be bound by all of the terms thereof.

IN WITNESS WHEREOF, the undersigned has caused this Counterpart to be duly executed and delivered by its officer or authorized representative thereunto duly authorized as of ______________, 20__.

[NAME OF ADDITIONAL GUARANTOR]

By:
[Title:	]
Address:

Exh. XII-15	Subsidiary Guaranty

EXHIBIT XIII

[FORM OF] DOMESTIC PLEDGE AGREEMENT

This DOMESTIC PLEDGE AGREEMENT (this “Agreement”) is dated as of March 23, 2006 and entered into by and among Sybron Dental Specialties, Inc., a Delaware Corporation (“Company”), Kerr Corporation, a Delaware corporation (“Kerr”), Ormco Corporation, a Delaware corporation (“Ormco”) and Pinnacle Products, Inc., a Wisconsin corporation (“Pinnacle”; each of Company, Kerr, Ormco and Pinnacle being a “Domestic Borrower” and collectively, the “Domestic Borrowers”), each of the other undersigned direct and indirect Domestic Subsidiaries of Company (each of such undersigned Subsidiaries being a “Subsidiary Pledgor” and collectively “Subsidiary Pledgors”), and each Additional Pledgor that becomes a party hereto after the date hereof in accordance with Section 16 hereof (each of Domestic Borrowers, Subsidiary Pledgors and each Additional Pledgor being a “Pledgor” and collectively “Pledgors”); Credit Suisse, Cayman Islands Branch, as agent for and representative of (in such capacity herein called “Secured Party”) the financial institutions (“Lenders”) party to the Credit Agreement referred to below (the terms defined therein and not otherwise defined herein being used herein as therein defined or as defined in the UCC (as hereinafter defined)) and any Hedge Agreement Counterparties (as hereinafter defined).

PRELIMINARY STATEMENTS

A. Each Pledgor is or may become the legal and beneficial owner of certain shares of stock, partnership interests, limited partnership interests, interests in Joint Ventures, limited liability company interests and other equity interests (“Equity Interests”) in one or more Persons.

B. Secured Party and Lenders have entered into a Credit Agreement dated as of March 23, 2006 (said Credit Agreement, as it may hereafter be amended, restated, supplemented or otherwise modified from time to time, being the “Credit Agreement”) with the Domestic Borrowers, Hawe Neos Holding SA, a corporation organized under the laws of Switzerland (“Offshore Borrower”; Offshore Borrower and each of the Domestic Borrowers are each individually referred to herein as a “Borrower” and collectively as the “Borrowers”) pursuant to which Lenders have made certain commitments, subject to the terms and conditions set forth in the Credit Agreement, to extend certain credit facilities to the Borrowers.

C. Company and other Loan Parties may from time to time enter, or may from time to time have entered, into one or more other Interest Rate Agreements (collectively, the “Lender Party Interest Rate Agreements”) or Currency Agreements (collectively, the “Lender Party Currency Agreements”; the Lender Party Currency Agreements together with the Lender Party Interest Rate Agreements are referred to herein as “Secured Hedge Agreements”) with Secured Party or one or more Persons that are Lenders or Affiliates of Lenders or Secured Party at the time such Secured Hedge Agreements are entered into (in such capacity, each such Person is individually referred to herein as a “Hedge Agreement Counterparty” and collectively as the “Hedge Agreement Counterparties”) in accordance with the terms of the Credit Agreement, and it is desired that such obligations of Company and any other Loan Party under the Secured Hedge Agreements, including without limitation the

Exh. XIII-1	Domestic Pledge Agreement

obligation of Company or such Loan Party to make payments thereunder in the event of early termination thereof (all such obligations being the “Hedge Agreement Obligations”), together with all obligations of Company and the other Loan Parties under the Credit Agreement and the other Loan Documents, be secured hereunder.

D. Secured Party, Lenders and each Hedge Agreement Counterparty for which Secured Party has received the notice required by Section 15(c) hereof are sometimes referred to herein as “Beneficiaries.”

E. Domestic Borrowers have executed and delivered that certain Borrowers’ Guaranty dated as of the date hereof (as it may hereafter be amended, restated, supplemented or otherwise modified from time to time, being the “Borrowers’ Guaranty”) in favor of Secured Party for the benefit of Lenders and any Hedge Agreement Counterparties, pursuant to which each Borrower has guarantied the prompt payment and performance when due of all Obligations of all other Borrowers under the Credit Agreement and all obligations of Loan Parties under the Secured Hedge Agreements, including without limitation the obligation of any Borrower or any other Loan Party to make payments thereunder in the event of early termination thereof.

F. Each Subsidiary Pledgor has executed and delivered that certain Subsidiary Guaranty dated as of the date hereof (as it may hereafter be amended, restated, supplemented or otherwise modified from time to time, being the “Subsidiary Guaranty”) in favor of Secured Party for the benefit of Lenders and any Hedge Agreement Counterparties, pursuant to which each Subsidiary Pledgor has guarantied the prompt payment and performance when due of all Obligations of Borrowers under the Credit Agreement and all obligations of any Borrower or any other Loan Party under the Secured Hedge Agreements, including without limitation the obligation of any Borrower or any other Loan Party to make payments thereunder in the event of early termination thereof.

G. It is a condition precedent to the initial extensions of credit by Lenders under the Credit Agreement that Pledgors shall have granted the security interests and undertaken the obligations contemplated by this Agreement.

NOW, THEREFORE, in consideration of the agreements set forth herein and in the Credit Agreement and in order to induce Lenders to make Loans and other extensions of credit under the Credit Agreement and to induce Hedge Agreement Counterparties to enter into the Secured Hedge Agreements, each Pledgor hereby agrees with Secured Party as follows:

Section 1. Pledge of Security.

Each Pledgor hereby pledges and assigns to Secured Party, and hereby grants to Secured Party a security interest in, all of such Pledgor’s right, title and interest in and to the following, in each case whether now or hereinafter existing, or in which such Pledgor now has or hereafter acquires an interest and wherever the same may be located (the “Collateral”):

(a) all Equity Interests in a Person that is or becomes a direct subsidiary of such Pledgor now or hereafter owned by such Pledgor, except Kerr U.K. Ltd., Ormco (Europe) AG, Ormex S.A. de C.V., Ormco de Mexico S.A. de C.V., SDS de Mexico S.A. de C.V., Ormco Pty. Limited, Socodent S.A.S., Maquiladora ACI-Mex S.A. de C.V., Ormco GmbH, Ormco B.V.,

Exh. XIII-2	Domestic Pledge Agreement

Kerr Australia Pty. Limited, Kerr Italia S.p.A., Kerr (Europe) AG, Kerr GmbH, Sybron Dental Specialties Japan, Inc., Sybron Canada Limited Partner Company, Sybron Canada General Partner Company and KERRSPOFA LTD. (unless any of such entities are an Offshore Borrower), whether such Equity Interests are classified as investment property or general intangibles under the Uniform Commercial Code as in effect in the State of New York (“UCC”), including without limitation all securities convertible into, and rights, warrants, options and other rights to purchase or otherwise acquire, any Equity Interest, and including those owned on the date hereof and described in Schedule I for such Pledgor, the certificates or other instruments representing any of the foregoing and any interest of such Pledgor in the entries on the books of any securities intermediary pertaining thereto (the “Pledged Equity”), and all distributions, dividends, returns of capital, cash, warrants, options, rights, instruments, rights to vote or manage the business of such Person pursuant to organizational documents governing the rights and obligations of the stockholders, partners, members or other owners thereof and other property received, receivable or otherwise distributed in respect of or in exchange therefor; provided, that if the issuer of any of such Pledged Equity is a controlled foreign corporation (used hereinafter as such term is defined in Section 957(a) or a successor provision of the Internal Revenue Code) (such Pledged Equity, are referred to herein as “Foreign Pledged Shares”), notwithstanding anything herein to the contrary, in no event shall the Secured Party be entitled to realize on, foreclose against or otherwise have recourse to Foreign Pledged Shares in order to satisfy any Domestic Obligations (defined below) in excess of the number of shares or other equity interests of such issuer possessing up to but not exceeding 65% of the voting power of all classes of capital stock or other equity interests entitled to vote of such issuer, and all dividends, cash, warrants, rights, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Foreign Pledged Shares;

(b) all books, records, ledger cards, files, correspondence, computer programs, tapes, disks and related data processing software that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon;

(c) to the extent not covered by clauses (a) and (b) above, all proceeds of any or all of the foregoing Collateral. For purposes of this Agreement, the term “proceeds” includes whatever is receivable or received when Collateral or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes, without limitation, proceeds of any indemnity or guaranty payable to Pledgors or Secured Party from time to time with respect to any of the Collateral.

Notwithstanding the foregoing, there shall be no limitations on the realization, foreclosure against or other recourse of the Secured Party against the Foreign Pledged Stock in connection with or on account of the satisfaction of any Offshore Obligations or any Hedge Agreement Obligations of Offshore Borrower or any Foreign Subsidiary. As used herein, “Domestic Obligations” means the Obligations and Hedge Agreement Obligations of the Domestic Borrowers and any other Domestic Subsidiary.

Each item of Collateral listed in this Section 1 that is defined in Article 8 or 9 of the UCC shall have the meaning set forth in the UCC, it being the intention of the Pledgors that

Exh. XIII-3	Domestic Pledge Agreement

the description of the Collateral set forth above be construed to include the broadest possible range of assets, except for assets expressly excluded as set forth above.

Section 2. Security for Obligations.

Subject to the limitations on the grant of the security interest with respect to Foreign Pledged Shares set forth above, this Agreement secures, and the Collateral is collateral security for, the prompt payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including without limitation the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code or any other Insolvency Laws, as the case may be), of, (a) with respect to Borrowers, all obligations and liabilities of every nature of Borrowers now or hereafter existing under or arising out of or in connection with the Credit Agreement, the other Loan Documents, including without limitation the Borrowers’ Guaranty, and any Secured Hedge Agreement, and (b) with respect to each Subsidiary Pledgor and Additional Pledgor, all obligations and liabilities of every nature of Subsidiary Pledgors now or hereafter existing under or arising out of or in connection with the Subsidiary Guaranty, any other Loan Document and any Secured Hedge Agreements, in each case together with all extensions or renewals thereof, whether for principal, interest (including without limitation interest that, but for the filing of a petition in bankruptcy or the applicable proceeding under such other Insolvency Laws, as the case may be, with respect to any Pledgor or Offshore Borrower, would accrue on such obligations, whether or not a claim is allowed against such Pledgor or Offshore Borrower for such interest in the related bankruptcy proceeding or under any other Insolvency Laws, as the case may be), reimbursement of amounts drawn under Letters of Credit, payments for early termination of Secured Hedge Agreements, fees, expenses, indemnities or otherwise, whether voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations or liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from Secured Party or any Beneficiary as a preference, fraudulent transfer or otherwise, and all obligations of every nature of Pledgors now or hereafter existing under this Agreement (all such obligations of Pledgors being the “Secured Obligations”).

Section 3. Delivery of Collateral.

All certificates or instruments representing or evidencing the Collateral shall be delivered to and held by or on behalf of Secured Party pursuant hereto and shall be in suitable form for transfer by delivery or, as applicable, shall be accompanied by each Pledgor’s endorsement, where necessary, or duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to Secured Party. Upon the occurrence and during the continuation of an Event of Default (as defined in Section 11), Secured Party shall have the right, without notice to Pledgors, to transfer to or to register in the name of Secured Party or any of its nominees any or all of the Collateral, subject to the revocable rights specified in Section 7(a). In addition, Secured Party shall have the right at any time to exchange certificates or instruments representing or evidencing Collateral for certificates or instruments of smaller or larger denominations.

Exh. XIII-4	Domestic Pledge Agreement

Section 4. Representations and Warranties.

Each Pledgor represents and warrants as follows:

(a) Due Authorization, etc. of Collateral. All of the Pledged Equity described on Schedule I for such Pledgor has been duly authorized and validly issued and is fully paid and non-assessable, subject to the personal liability that may be imposed on the shareholders of any Wisconsin corporation by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law.

(b) Description of Collateral. The Pledged Equity constitutes all of the issued and outstanding Equity Interests in each issuer thereof (subject to the proviso to Section 1(a)), and there are no outstanding warrants, options or other rights to purchase, or other agreements outstanding with respect to, or property that is now or hereafter convertible into, or that requires the issuance or sale of, any Pledged Equity. Schedule I sets forth all of the Pledged Equity owned by each Pledgor.

(c) Ownership of Collateral. Such Pledgor is the legal, record and beneficial owner of the Collateral and its interests in the Collateral are free and clear of any Lien except for Permitted Encumbrances.

(d) Governmental Authorizations. No authorization, approval or other action by, and no notice to or filing with, any Government Authority is required for either (i) the pledge by such Pledgor of the Collateral pursuant to this Agreement and the grant by such Pledgor of the security interest granted hereby, (ii) the execution, delivery or performance of this Agreement by such Pledgor, or (iii) the exercise by Secured Party of the voting or other rights, or the remedies in respect of the Collateral, provided for in this Agreement (except as may be required in connection with a disposition of Collateral by laws affecting the offering and sale of securities generally).

(e) Perfection. Upon (i) the filing of UCC financing statements naming such Pledgor as “debtor”, naming Secured Party as “secured party” and describing the Collateral in the filing offices listed on Schedule II and (ii) in the case of Collateral consisting of certificated securities, in addition to filing such financing statements, delivery of the certificates representing such certificated securities to Secured Party, in each case duly endorsed or accompanied by duly executed instruments of assignment or transfer in blank the security interests in the Collateral, granted to Secured Party for the ratable benefit of the Beneficiaries, will constitute perfected security interests therein prior to all other Liens, securing the payment of the Secured Obligations.

(f) Office Locations; Type and Jurisdiction of Organization. Such Pledgor’s name as it appears in official filings in its jurisdiction of organization, type of organization (i.e. corporation, limited partnership, etc.), jurisdiction of organization, principal place of business, chief executive office, office where such Pledgor keeps its records regarding the Collateral, and organization number provided by the applicable Government Authority of the jurisdiction of organization are set forth on Schedule III annexed hereto or in the applicable Counterpart.

(g) Names. No Pledgor (or predecessor by merger or otherwise of such Pledgor) has, within the five year period preceding the date hereof, or, in the case of an Additional

Exh. XII-5	Domestic Pledge Agreement

Pledgor, the date of the applicable Counterpart, had a different name from the name of such Pledgor listed on the signature pages hereof, except the names set forth on Schedule III annexed hereto or in the applicable Counterpart.

(h) Margin Regulations. The pledge of the Collateral pursuant to this Agreement does not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

(i) Other Information. All information heretofore, herein or hereafter supplied to Secured Party by or on behalf of such Pledgor with respect to the Collateral is accurate and complete in all respects.

The representations and warranties as to the information set forth in Schedules referred to herein are made, as to each Pledgor (other than Additional Pledgors), as of the date hereof and, as to each Additional Pledgor, as of the date of the applicable Counterpart, except that, in the case of a Pledge Amendment, such representations and warranties are made as of the date of such Pledge Amendment.

Section 5. Covenants.

Each Pledgor shall:

(a) not, except as expressly permitted by the Credit Agreement, (i) sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the Collateral, (ii) create or suffer to exist any Lien upon or with respect to any of the Collateral, except for Permitted Encumbrances, or (iii) permit any issuer of Pledged Equity to merge or consolidate unless all the outstanding Equity Interests of the surviving or resulting Person are, upon such merger or consolidation, pledged hereunder (subject to the proviso to Section 1(a)) and no cash, securities or other property is distributed in respect of the outstanding shares of any other constituent Person;

(b) (i) cause each issuer of Pledged Equity not to issue any Equity Interests in addition to or in substitution for the Pledged Equity issued by such issuer, except to such Pledgor, (ii) subject to the proviso to Section 1(a), pledge hereunder, immediately upon its acquisition (directly or indirectly) thereof, any and all additional Equity Interests of each issuer of Pledged Equity, and (iii) subject to the proviso to Section 1(a), pledge hereunder, immediately upon its acquisition (directly or indirectly) thereof, any and all Equity Interests of any Person that, after the date of this Agreement, becomes, as a result of any occurrence, a direct Domestic Subsidiary (or ceases to be an Immaterial Domestic Subsidiary) of such Pledgor or a direct foreign Subsidiary of such foreign Pledgor, if such Subsidiary is an Offshore Borrower; provided, however, that such Pledgor shall not be required to comply with the requirements in clause (iii) of this sentence with respect to Domestic Subsidiaries formed or acquired after the date hereof to the extent (and so long as) such Domestic Subsidiaries constitute Immaterial Domestic Subsidiaries;

(c) at its expense (i) perform and comply in all material respects with all terms and provisions of any agreement related to the Collateral required to be performed or complied with by it, (ii) maintain all such agreements in full force and effect, and (iii) enforce all such agreements in accordance with their terms;

Exh. XIII-6	Domestic Pledge Agreement

(d) give Secured Party at least 30 days’ prior written notice of any (i) change in such Pledgor’s name, identity or corporate structure and (ii) reincorporation, reorganization or other action that results in a change of the jurisdiction or organization of such Pledgor;

(e) promptly deliver to Secured Party all written notices received by it with respect to the Collateral;

(f) except as expressly permitted by the Credit Agreement, pay promptly when due all property and other taxes, assessments and governmental charges or levies imposed upon, and all claims against, the Collateral, except to the extent the validity thereof is being contested in good faith; provided that such Pledgor shall in any event pay such taxes, assessments, charges, levies or claims not later than five days prior to the date of any proposed sale under any judgment, writ or warrant of attachment entered or filed against such Pledgor or any of the Collateral as a result of the failure to make such payment; and

(g) if any Pledged Equity is not a security pursuant to Section 8-103 of the UCC, not take any action that, under such Section, converts such Pledged Equity into a security without causing the issuer thereof to issue to it certificates or instruments evidencing such Pledged Equity, which it shall promptly deliver to Secured Party as provided in this Section 5.

Section 6. Further Assurances; Pledge Amendments.

(a) Each Pledgor agrees that from time to time, at the expense of such Pledgor, such Pledgor will promptly execute and deliver, and cause to be executed and delivered, at request of Secured Party, agreements establishing that Secured Party has control over all Collateral and all further instruments and documents, and take all further action, that may be necessary or desirable, or that Secured Party reasonably may request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable Secured Party to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, each Pledgor will: (i) execute (if necessary), file and/or authorize the filing of such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as Secured Party may request, in order to perfect and preserve the security interests granted or purported to be granted hereby and (ii) at Secured Party’s request, appear in and defend any action or proceeding that may affect such Pledgor’s title to or Secured Party’s security interest in all or any part of the Collateral. Each Pledgor hereby authorizes Secured Party to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without any further consent, authorization or signature of such Pledgor.

(b) Each Pledgor further agrees that it will, upon obtaining any additional Equity Interest, promptly (and in any event within twenty (20) Business Days) deliver to Secured Party a Pledge Amendment, duly executed by such Pledgor, in substantially the form of Schedule IV annexed hereto (a “Pledge Amendment”), in respect of the additional Pledged Equity to be pledged pursuant to this Agreement. Each Pledgor hereby authorizes Secured Party to attach each Pledge Amendment to this Agreement and agrees that all Pledge Equity of such Pledgor listed on any Pledge Amendment shall for all purposes hereunder be considered Collateral of such Pledgor; provided that the failure of such Pledgor to execute a Pledge Amendment with

Exh. XIII-7	Domestic Pledge Agreement

respect to any additional Pledged Equity shall not impair the security interest of Secured Party therein or otherwise adversely affect the rights and remedies of Secured Party hereunder with respect thereto. Upon each such acquisition, the representations and warranties contained in Section 4 hereof shall be deemed to have been made by such Pledgor as to the Collateral described in such Pledge Amendment.

Section 7. Voting Rights; Dividends; Etc.

(a) So long as no Event of Default shall have occurred and be continuing:

(i) each Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement or the Credit Agreement; provided, however, that such Pledgor shall not exercise or refrain from exercising any such right if Secured Party shall have notified such Pledgor that, in Secured Party’s judgment, such action would have a material adverse effect on the value of the Collateral or any part thereof; and provided further, such Pledgor shall give Secured Party at least five Business Days’ prior written notice of the manner in which it intends to exercise, or the reasons for refraining from exercising, any such right (it being understood, however, that neither (A) the voting by such Pledgor of any Pledged Equity for or such Pledgor’s consent to the election of directors or other members of a governing body of an issuer of Pledged Equity at a regularly scheduled annual or other meeting of stockholders or holders of equity interests or with respect to incidental matters at any such meeting, nor (B) such Pledgor’s consent to or approval of any action otherwise permitted under this Agreement and the Credit Agreement shall be deemed inconsistent with the terms of this Agreement or the Credit Agreement within the meaning of this Section, and no notice of any such voting or consent need be given to Secured Party);

(ii) each Pledgor shall be entitled to receive and retain any and all dividends, other distributions and interest paid in respect of the Collateral; provided, however, that any and all

(A) dividends, other distributions and interest paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Collateral,

(B) dividends and other distributions paid or payable in cash in respect of any Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in-surplus, and

(C) cash paid, payable or otherwise distributed in respect of principal or in redemption of or in exchange for any Collateral,

shall be, and shall forthwith be delivered to Secured Party to hold as, Collateral and shall, if received by such Pledgor, be received in trust for the benefit of Secured Party, be segregated from the other property or funds of such Pledgor and be forthwith delivered to Secured Party as Collateral in the same form as so received (with all necessary endorsements); and

Exh. XIII-8	Domestic Pledge Agreement

(iii) Secured Party shall promptly execute and deliver (or cause to be executed and delivered) to such Pledgor all such proxies, dividend payment orders and other instruments as such Pledgor may from time to time reasonably request for the purpose of enabling such Pledgor to exercise the voting and other consensual rights which it is entitled to exercise pursuant to clause (i) above and to receive the dividends, distributions, principal or interest payments which it is authorized to receive and retain pursuant to clause (ii) above

(b) Upon the occurrence and during the continuation of an Event of Default:

(i) upon written notice from Secured Party to Pledgors, all rights of Pledgors to exercise the voting and other consensual rights that they would otherwise be entitled to exercise pursuant to Section 7(a)(i) shall cease, and all such rights shall thereupon become vested in Secured Party who shall thereupon have the sole right to exercise such voting and other consensual rights;

(ii) except as otherwise provided in the Credit Agreement, all rights of Pledgors to receive the dividends, other distributions and interest payments that they would otherwise be authorized to receive and retain pursuant to Section 7(a)(ii) shall cease, and all such rights shall thereupon become vested in Secured Party who shall thereupon have the sole right to receive and hold as Collateral such dividends, other distributions and interest payments; and

(iii) all dividends, principal, interest payments and other distributions that are received by Pledgors contrary to the provisions of paragraph (ii) of this Section 7(b) shall be received in trust for the benefit of Secured Party, shall be segregated from other funds of Pledgors and shall forthwith be paid over to Secured Party as Collateral in the same form as so received (with any necessary endorsements).

(c) In order to permit Secured Party to exercise the voting and other consensual rights that it may be entitled to exercise pursuant to Section 7(b)(i) and to receive all dividends and other distributions which it may be entitled to receive under Section 7(a)(ii) or Section 7(b)(ii), (i) each Pledgor shall promptly execute and deliver (or cause to be executed and delivered) to Secured Party all such proxies, dividend payment orders and other instruments as Secured Party may from time to time reasonably request and (ii) without limiting the effect of the immediately preceding clause (i), each Pledgor hereby grants to Secured Party an irrevocable proxy to vote the Pledged Equity and to exercise all other rights, powers, privileges and remedies to which a holder of the Pledged Equity would be entitled (including without limitation giving or withholding written consents of holders of Equity Interests, calling special meetings of holders of Equity Interests and voting at such meetings), which proxy shall be effective, automatically and without the necessity of any action (including without limitation any transfer of any Pledged Equity on the record books of the issuer thereof) by any other Person (including without limitation the issuer of the Pledged Equity or any officer or agent thereof), upon the occurrence and during the continuance of an Event of Default.

Exh. XIII-9	Domestic Pledge Agreement

Section 8. Secured Party Appointed Attorney-in-Fact.

Each Pledgor hereby irrevocably appoints Secured Party as such Pledgor’s attorney-in-fact, with full authority in the place and stead of Pledgor and in the name of such Pledgor, Secured Party or otherwise, from time to time in Secured Party’s discretion to take any action and to execute any instrument that Secured Party may deem necessary or advisable to accomplish the purposes of this Agreement, including without limitation:

(a) to file one or more financing or continuation statements, or amendments thereto, relative to all or any part of the Collateral without further consent, authorization or signature of such Pledgor;

(b) upon the occurrence and during the continuance of an Event of Default, to ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(c) upon the occurrence and during the continuance of an Event of Default, to receive, endorse and collect any instruments made payable to such Pledgor representing any dividend, or other distribution in respect of the Collateral or any part thereof;

(d) upon the occurrence and during the continuance of an Event of Default, to file any claims or take any action or institute any proceedings that Secured Party may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of Secured Party with respect to any of the Collateral;

(e) to pay or discharge taxes or Liens (other than Liens permitted under this Agreement or the Credit Agreement) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by Secured Party in its sole discretion, any such payments made by Secured Party to become obligations of such Pledgor to Secured Party, due and payable immediately without demand; and

(f) upon the occurrence and during the continuance of an Event of Default, generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Secured Party were the absolute owner thereof for all purposes, and to do, at Secured Party’s option and such Pledgor’s expense, at any time or from time to time, all acts and things that Secured Party deems necessary to protect, preserve or realize upon the Collateral and Secured Party’s security interest therein in order to effect the intent of this Agreement, all as fully and effectively as such Pledgor might do.

Section 9. Secured Party May Perform; No Assumption.

(a) If any Pledgor fails to perform any agreement contained herein, Secured Party may itself perform, or cause performance of, such agreement, and the expenses of Secured Party incurred in connection therewith shall be payable by such Pledgor under Section 13(b).

(b) Anything contained herein to the contrary notwithstanding, (i) each Pledgor shall remain liable under any agreements included in or related to the Collateral, to the extent set forth therein, to perform all of its duties and obligations thereunder to the same extent

Exh. XIII-10	Domestic Pledge Agreement

as if this Agreement had not been executed, (ii) the exercise by Secured Party of any of its rights hereunder shall not release any Pledgor from any of its duties or obligations under any such agreements, and (iii) Secured Party shall not have any obligation or liability under any such agreements by reason of this Agreement, nor shall Secured Party be obligated to perform any of the obligations or duties of any Pledgor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Section 10. Standard of Care.

The powers conferred on Secured Party hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, Secured Party shall have no duty as to any Collateral, it being understood that Secured Party shall have no responsibility for (a) ascertaining or taking action with respect to calls, conversions, exchanges, tenders or other matters relating to any Collateral, whether or not Secured Party has or is deemed to have knowledge of such matters, (b) taking any necessary steps (other than steps taken in accordance with the standard of care set forth above to maintain possession of the Collateral) to preserve rights against any prior parties or any other rights pertaining to any Collateral, (c) taking any necessary steps to collect or realize upon the Secured Obligations or any guarantee therefor, or any part thereof, or any of the Collateral, or (d) initiating any action to protect the Collateral against the possibility of a decline in market value. Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which Secured Party accords its own property consisting of negotiable securities.

Section 11. Remedies.

(a) If any Event of Default (as defined in the Credit Agreement) or, after payment in full of Obligations under the Credit Agreement (together with termination of all Commitments and cancellation or expiration of all Letters of Credit), the occurrence of an Early Termination Date (as defined in a Master Agreement in the form prepared by the International Swap and Derivatives Association, Inc. or a similar event under any similar swap agreement) under any Secured Hedge Agreement (either such occurrence being an “Event of Default” for purposes of this Agreement) shall have occurred and be continuing, Secured Party may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Collateral), and Secured Party may also in its sole discretion, without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange or broker’s board or at any of Secured Party’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as Secured Party may deem commercially reasonable, irrespective of the impact of any such sales on the market price of the Collateral. Secured Party or any Beneficiary may be the purchaser of any or all of the Collateral at any such sale, and Secured Party, as agent for and representative of Lenders and Hedge Agreement Counterparties (but not any Lender or Lenders or Hedge Agreement Counterparty or Hedge Agreement Counterparties in its or their respective individual capacities unless Requisite

Exh. XIII-11	Domestic Pledge Agreement

Obligees (as defined in Section 15) shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by Secured Party at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of Pledgors, and each Pledgor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to such Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. Secured Party shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Secured Party may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Pledgor hereby waives any claims against Secured Party arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if Secured Party accepts the first offer received and does not offer such Collateral to more than one offeree. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, Pledgors shall be jointly and severally liable for the deficiency and the fees of any attorneys employed by Secured Party to collect such deficiency.

(b) Each Pledgor recognizes that, by reason of certain prohibitions contained in the Securities Act of 1933, as from time to time amended (the “Securities Act”), and applicable state securities laws, Secured Party may be compelled, with respect to any sale of all or any part of the Collateral conducted without prior registration or qualification of such Collateral under the Securities Act and/or such state securities laws, to limit purchasers to those who will agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof. Each Pledgor acknowledges that any such private sales may be at prices and on terms less favorable than those obtainable through a public sale without such restrictions (including without limitation a public offering made pursuant to a registration statement under the Securities Act) and, notwithstanding such circumstances and the registration rights granted to Secured Party by such Pledgor pursuant hereto and notwithstanding the provisions of Section 9-610(b) of the UCC, which each Pledgor waives, each Pledgor agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that Secured Party shall have no obligation to engage in public sales and no obligation to delay the sale of any Collateral for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would, or should, agree to so register it.

(c) If Secured Party determines to exercise its right to sell any or all of the Collateral, upon written request, each Pledgor shall and shall cause each issuer of any Pledged Equity to be sold hereunder from time to time to furnish to Secured Party all such information as Secured Party may request in order to determine the amount of Collateral that may be sold by Secured Party in exempt transactions under the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

Exh. XIII-12	Domestic Pledge Agreement

(d) If Secured Party shall determine to exercise its right to sell all or any of the Collateral, each Pledgor agrees that, upon request of Secured Party (which request may be made by Secured Party in its sole discretion), such Pledgor will, at its own expense:

(i) execute and deliver, and cause each issuer of the Collateral contemplated to be sold and the directors and officers thereof to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts and things, as may be necessary or, in the opinion of Secured Party, advisable to register such Collateral under the provisions of the Securities Act and to cause the registration statement relating thereto to become effective and to remain effective for such period as prospectuses are required by law to be furnished, and to make all amendments and supplements thereto and to the related prospectus which, in the opinion of Secured Party, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto;

(ii) use its best efforts to qualify the Collateral under all applicable state securities or “Blue Sky” laws and to obtain all necessary governmental approvals for the sale of the Collateral, as requested by Secured Party;

(iii) cause each such issuer to make available to its security holders, as soon as practicable, an earnings statement which will satisfy the provisions of Section 11(a) of the Securities Act;

(iv) do or cause to be done all such other acts and things as may be necessary to make such sale of the Collateral or any part thereof valid and binding and in compliance with applicable law; and

(v) bear all costs and expenses, including without limitation reasonable attorneys’ fees, of carrying out its obligations under this Section 11(d).

Each Pledgor further agrees that a breach of any of the covenants contained in Section 11 will cause irreparable injury to Secured Party, that Secured Party has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in Sections 11 shall be specifically enforceable against such Pledgor, and such Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no default has occurred giving rise to the Secured Obligations becoming due and payable prior to their stated maturities. Nothing in this Section 11(d) shall in any way be construed to alter adversely to Secured Party the rights of Secured Party hereunder.

Section 12. Application of Proceeds.

Except as expressly provided elsewhere in this Agreement, all proceeds received by Secured Party in respect of any sale of, collection from, or other realization upon all or any part of the Collateral shall be applied as provided in the Credit Agreement.

Exh. XIII-13	Domestic Pledge Agreement

Section 13. Indemnity and Expenses.

(a) Pledgors jointly and severally agree to indemnify Secured Party and each Beneficiary from and against any and all claims, losses and liabilities in any way relating to, growing out of or resulting from this Agreement and the transactions contemplated hereby (including without limitation enforcement of this Agreement), except to the extent such claims, losses or liabilities result solely from Secured Party’s or such Beneficiary’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

(b) Pledgors jointly and severally agree to pay to Secured Party upon demand the amount of any and all costs and expenses, including without limitation the reasonable fees and expenses of its counsel and of any experts and agents, that Secured Party may incur in connection with (i) the administration of this Agreement, (ii) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Collateral, (iii) the exercise or enforcement of any of the rights of Secured Party hereunder, or (iv) the failure by any Pledgor to perform or observe any of the provisions hereof.

(c) The obligations of Pledgors in this Section 13 shall (i) survive the termination of this Agreement and the discharge of Pledgors’ other obligations under this Agreement, the Secured Hedge Agreements, the Credit Agreement and the other Loan Documents and (ii), as to any Pledgor that is a party to a Subsidiary Guaranty, be subject to the provisions of Section 1(b) thereof.

(d) Without limiting the generality of subsections 10.4 and 10.5 of the Credit Agreement, in the event of any public sale described herein, each Pledgor agrees to indemnify and hold harmless Secured Party, each Lender and each Hedge Agreement Counterparty and each of their respective directors, officers, employees and agents from and against any loss, fee, cost, expense, damage, liability or claim, joint or several, to which any such Persons may become subject or for which any of them may be liable, under the Securities Act or otherwise, insofar as such losses, fees, costs, expenses, damages, liabilities or claims (or any litigation commenced or threatened in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact made by a Pledgor and contained in any preliminary prospectus, registration statement, prospectus or other such document published or filed in connection with such public sale, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission by a Pledgor to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse Secured Party and such other Persons for any legal or other expenses reasonably incurred by Secured Party and such other Persons in connection with any litigation, of any nature whatsoever, commenced or threatened in respect thereof (including without limitation any and all fees, costs and expenses whatsoever reasonably incurred by Secured Party and such other Persons and counsel for Secured Party and such other Persons in investigating, preparing for, defending against or providing evidence, producing documents or taking any other action in respect of, any such commenced or threatened litigation or any claims asserted). This indemnity shall be in addition to any liability which any Pledgors may otherwise have and shall extend upon the same terms and conditions to each Person, if any, that controls Secured Party or such Persons within the meaning of the Securities Act.

Exh. XIII-14	Domestic Pledge Agreement

Section 14. Continuing Security Interest; Transfer of Loans.

This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the payment in full of all Secured Obligations, the cancellation or termination of the Commitments and the cancellation or expiration of all outstanding Letters of Credit, (b) be binding upon each Pledgor, its successors and assigns, and (c) inure, together with the rights and remedies of Secured Party hereunder, to the benefit of Secured Party and its successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), (A) but subject to the provisions of subsection 10.1 of the Credit Agreement, any Lender may assign or otherwise transfer any Loans held by it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Lenders herein or otherwise and (B) any Hedge Agreement Counterparty may assign or otherwise transfer any Secured Hedge Agreement to which it is a party to any other Person in accordance with the terms of such Secured Hedge Agreement, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to the Hedge Agreement Counterparty herein or otherwise. Upon the payment in full of all Secured Obligations, the cancellation or termination of the Commitments and the cancellation or expiration of all outstanding Letters of Credit, the security interest granted hereby shall terminate and all rights to the Collateral shall revert to Pledgors. Upon any such termination Secured Party will, at Pledgors’ expense, execute and deliver to Pledgors such documents as Pledgors shall reasonably request to evidence such termination. In addition, upon the proposed sale, transfer or other disposition of any Collateral by a Pledgor in accordance with the Credit Agreement for which such Pledgor desires to obtain a security interest release from Secured Party, a security interest release may be obtained pursuant to the provisions of subsection 10.16 of the Credit Agreement.

Section 15. Secured Party as Agent.

(a) Secured Party has been appointed to act as Secured Party hereunder by Lenders and, by their acceptance of the benefits hereof, Hedge Agreement Counterparties. Secured Party shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including without limitation the release or substitution of Collateral), solely in accordance with this Agreement and the Credit Agreement; provided that Secured Party shall exercise, or refrain from exercising, any remedies provided for in Section 11 in accordance with the instructions of (i) Requisite Lenders, (ii) after payment in full of all Obligations under the Credit Agreement and the other Loan Documents, the cancellation or expiration of all Letters of Credit and the termination of the Commitments, the holders of a majority of the aggregate notional amount under all Secured Hedge Agreements (including without limitation Secured Hedge Agreements that have been terminated) or (iii) if all Hedge Agreement Agreements have been terminated in accordance with their terms, the aggregate amount then due and payable (exclusive of expenses and similar payments but including any early termination payments then due) under such Secured Hedge Agreements (Requisite Lenders or, if applicable, such holders being referred to herein as “Requisite Obligees”). In furtherance of the foregoing provisions of this Section 15(a), each Hedge Agreement Counterparty, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Hedge Agreement Counterparty that all rights and

Exh. XIII-15	Domestic Pledge Agreement

remedies hereunder may be exercised solely by Secured Party for the benefit of Lenders and Hedge Agreement Counterparties in accordance with the terms of this Section 15(a).

(b) Secured Party shall at all times be the same Person that is Administrative Agent under the Credit Agreement. Written notice of resignation by Administrative Agent pursuant to subsection 9.5 of the Credit Agreement shall also constitute notice of resignation as Secured Party under this Agreement and appointment of a successor Administrative Agent pursuant to subsection 9.5 of the Credit Agreement shall also constitute appointment of a successor Secured Party under this Agreement. Upon the acceptance of any appointment as Administrative Agent under subsection 9.5 of the Credit Agreement by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Secured Party under this Agreement, and the retiring Secured Party under this Agreement shall promptly (i) transfer to such successor Secured Party all sums, securities and other items of Collateral held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Secured Party under this Agreement, and (ii) execute and deliver to such successor Secured Party such amendments to financing statements and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Secured Party of the rights created hereunder, whereupon such retiring Secured Party shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation hereunder as Secured Party, the provisions of this Agreement shall inure to its benefits as to any actions taken or omitted to be taken by it under this Agreement while it was Secured Party hereunder.

(c) Secured Party shall not be deemed to have any duty whatsoever with respect to any Hedge Agreement Counterparty until it shall have received written notice in form and substance satisfactory to Secured Party from a Pledgor or the Hedge Agreement Counterparty as to the existence and terms of the applicable Secured Pledge Agreement.

Section 16. Additional Pledgors.

The initial Subsidiary Pledgors hereunder shall be such of the Subsidiaries of Company as set forth on Schedule VI annexed hereto. Subject to the terms of Section 6.8 of the Credit Agreement, from time to time subsequent to the date hereof, additional Domestic Subsidiaries of Company (including any Domestic Subsidiary that ceases to be an Immaterial Domestic Subsidiary) may become parties hereto as additional Pledgors (each an “Additional Pledgor”), by executing a counterpart of this Agreement substantially in the form of Schedule V annexed hereto. Upon delivery of any such counterpart to Secured Party, notice of which is hereby waived by Pledgors, each such Additional Pledgor shall be a Pledgor and shall be as fully a party hereto as if such Additional Pledgor were an original signatory hereto. Each Pledgor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Pledgor hereunder, nor by any election of Secured Party not to cause any Subsidiary of Company to become an Additional Pledgor hereunder. This Agreement shall be fully effective as to any Pledgor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Pledgor hereunder.

Exh. XIII-16	Domestic Pledge Agreement

Section 17. Amendments, Etc.

No amendment, modification, termination or waiver of any provision of this Agreement, and no consent to any departure by any Pledgor therefrom, shall in any event be effective unless the same shall be in writing and signed by Secured Party and, in the case of any such amendment or modification, by Pledgors; provided this Agreement may be modified by the execution of a counterpart by an Additional Pledgor in accordance with Section 16 and Pledgors hereby waive any requirement of notice of or consent to any such amendment. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

Section 18. Notices.

Any notice or other communication herein required or permitted to be given shall be in writing and may be personally served or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that notices to Secured Party shall not be effective until received. For the purposes hereof, the address of each party hereto shall be as provided in subsection 10.10 of the Credit Agreement or as set forth under such party’s name on the signature pages hereof or such other address as shall be designated by such party in a written notice delivered to the other party hereto.

Section 19. Failure or Indulgence Not Waiver; Remedies Cumulative.

No failure or delay on the part of Secured Party in the exercise of any power, right or privilege hereunder shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 20. Severability.

In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 21. Headings.

Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

Exh. XIII-17	Domestic Pledge Agreement

Section 22. Governing Law; Terms; Rules of Construction.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, EXCEPT TO THE EXTENT THAT THE UCC PROVIDES THAT THE PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK. Unless otherwise defined herein or in the Credit Agreement, terms used in Articles 8 and 9 of the UCC are used herein as therein defined. The rules of construction set forth in subsection 1.3 of the Credit Agreement shall be applicable to this Agreement mutatis mutandis.

Section 23. Consent to Jurisdiction and Service of Process.

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PLEDGOR ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY OBLIGATIONS HEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PLEDGOR, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (II) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH PLEDGOR AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 18; (IV) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH PLEDGOR IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; (V) AGREES THAT SECURED PARTY RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST SUCH PLEDGOR IN THE COURTS OF ANY OTHER JURISDICTION; AND (VI) AGREES THAT THE PROVISIONS OF THIS SECTION 23 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

Section 24. Waiver of Jury Trial.

PLEDGORS AND SECURED PARTY HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT

Exh. XIII-18	Domestic Pledge Agreement

MATTER OF THIS TRANSACTION, INCLUDING WITHOUT LIMITATION CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PLEDGOR AND SECURED PARTY ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR SUCH PLEDGOR AND SECURED PARTY TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH PLEDGOR AND SECURED PARTY HAVE ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PLEDGOR AND SECURED PARTY FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 24 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

Section 25. Judgment Currency.

Each payment to be made by any Pledgor hereunder shall be payable in the currency or currencies in which such obligations are denominated without set-off or counterclaim. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties hereto agree, to the fullest extent permitted by law, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Secured Party or a Lender could purchase the Original Currency with such Other Currency in New York, New York on the Business Day immediately preceding the day on which any such judgment, or any relevant part thereof, is given.

The obligations of each Pledgor in respect of any sum due from it to the Secured Party or Lender hereunder shall, notwithstanding any judgment in such Other Currency, be discharged only to the extent that on the Business Day following receipt by such Secured Party or Lender of any sum adjudged to be so due in such Other Currency such Secured Party or Lender may in accordance with normal banking procedures purchase the Original Currency with such Other Currency; if the Original Currency so purchased is less than the sum originally due to such Secured Party or Lender in the Original Currency, such Pledgor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Secured Party or Lender against such loss, and if the Original Currency so purchased exceeds the sum originally due to such Secured Party or Lender in the Original Currency, such Secured Party or Lender shall remit such excess to such Pledgor.

Section 26. Counterparts.

This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be

Exh. XIII-19	Domestic Pledge Agreement

deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

Section 27. Lenders, Hedge Agreement Counterparties.

Lenders, Hedge Agreement Counterparties and Secured Party shall have no obligation to disclose or discuss with any Pledgor their assessment, or such Pledgor’s assessment, of the financial condition of any Borrower. Each Pledgor has adequate means to obtain information from each Borrower on a continuing basis concerning the financial condition of such Borrower and its ability to perform its obligations under the Loan Documents and Secured Hedge Agreements and such Pledgor assumes the responsibility for being and keeping informed of the financial condition of each Borrower and of all circumstances bearing upon the risk of nonpayment of the Secured Obligations. Each Pledgor hereby waives and relinquishes any duty on the part of Secured Party or any Lender any Hedge Agreement Counterparty to disclose any matter, fact or thing relating to the business, operations or condition of any Borrower now known or hereafter known by Secured Party or any Lender or Hedge Agreement Counterparty.

[Reminder of page intentionally left blank]

Exh. XIII-20	Domestic Pledge Agreement

IN WITNESS WHEREOF, Pledgors and Secured Party have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

PLEDGORS:

SYBRON DENTAL SPECIALTIES, INC.

KERR CORPORATION

ORMCO CORPORATION

PINNACLE PRODUCTS, INC.

ALLESEE ORTHODONTICS APPLIANCES, INC.

METREX RESEARCH CORPORATION

ATTACHMENTS INTERNATIONAL, INC.

SYBRON CANADA HOLDINGS, INC.

By:
Name:
	Title:	Authorized Representative

Notice Address: c/o Sybron Dental Specialties, Inc. 100 Bayview Circle, Suite 6000 Newport Beach, CA 92660-8915 Attention: Vice President-General Counsel Telefacsimile: (949) 255-8743

Exh. XIII - S-1	Domestic Pledge Agreement

SECURED PARTY:	CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as Secured Party

By:
Name:
Title:

By:
Name:
Title:

Exh. XIII - S-1	Domestic Pledge Agreement

SCHEDULE I

Attached to and forming a part of the Domestic Pledge Agreement dated as of March 23, 2006 among Sybron Dental Specialties, Inc. and the other Pledgors named therein, and Credit Suisse, Cayman Islands Branch, as Secured Party.

Issuer	Class of Equity Interest	Certificate Nos.	Amount of Equity Interests	Percentage Pledged
Kerr Corporation	Common	7	2,000	100%
Ormco Corporation	Common	7	2,500	100%
Pinnacle Products, Inc.	Common	4	100	100%
Metrex Research Corporation	Common	5	100	100%
Sybron Canada Holdings, Inc.	Common	1	100	100%
Allesee Orthodontic Appliances, Inc.	Common	1840	12	100%
Sybron Canada Limited Partner Company	Common Shares	65	3	65%

Exh. XIII-1	Domestic Pledge Agreement

SCHEDULE II

PLEDGE AGREEMENT

Filing Offices

Pledgor	Filing Office

Sybron Dental Specialties, Inc.	State of Delaware

Kerr Corporation	State of Delaware

Ormco Corporation	State of Delaware

Pinnacle Products, Inc.	State of Wisconsin

Metrex Research Corporation	State of Wisconsin

Allesee Orthodontics Appliances, Inc.	State of Wisconsin

Sybron Canada Holdings, Inc.	State of Delaware

Attachments International, Inc.	State of California

Exh. XIII-1	Domestic Pledge Agreement

SCHEDULE III

Office Locations, Type and Jurisdiction of Organization

Name of Pledgor	Type of Organization	Office Locations	Jurisdiction of Organization	Organization Number
Sybron Dental Specialties, Inc.	corporation	100 Bayview Circle North Tower, Ste 6000 Newport Beach, CA 92660 and 1717 West Collins Avenue Orange, CA 92867	Delaware	3260789

Kerr Corporation	corporation	1717 West Collins Avenue Orange, CA 92867	Delaware	2140186

Ormco Corporation	corporation	1717 West Collins Avenue Orange, CA 92867	Delaware	0810951

Pinnacle Products, Inc.	corporation	21401 Hemlock Avenue Lakeview, MN 55044 and 1717 West Collins Avenue Orange, CA 92867	Wisconsin	P032918

Metrex Research Corporation	corporation	1717 West Collins Avenue Orange, CA 92867	Wisconsin	M044484

Exh. XIII-1	Domestic Pledge Agreement

Allesee Orthodontics Appliances, Inc.	corporation	13931 Sprint Street Sturtevant, WI 53177 and 1717 West Collins Avenue Orange, CA 92867	Wisconsin	1A13844

Sybron Canada Holdings, Inc.	corporation	1717 West Collins Avenue Orange, CA 92867	Delaware	3408494

Attachments International, Inc.	corporation	600 South Amphleit Blvd. San Mateo, CA 94402 and 1717 West Collins Avenue Orange, CA 92867	California	C0776007

Names of Pledgors Used in Past Five Years

Sybron Dental Management, Inc.

Exh. XIII - S-2	Domestic Pledge Agreement

SCHEDULE IV

PLEDGE AMENDMENT

This Pledge Amendment, dated ____________, ____, is delivered pursuant to Section 6(b) of the Domestic Pledge Agreement referred to below. The undersigned hereby agrees that this Pledge Amendment may be attached to the Domestic Pledge Agreement dated March 23, 2006, among Sybron Dental Specialties, Inc. and the other Pledgors named therein, and Credit Suisse, Cayman Islands Branch, as Secured Party (the “Pledge Agreement,” capitalized terms defined therein being used herein as therein defined), and that the Pledged Equity listed on this Pledge Amendment shall be deemed to be part of the Pledged Equity and shall become part of the Collateral and shall secure all Secured Obligations.

[NAME OF PLEDGOR]

By:
Title:

Issuer	Class of Equity Interests	Certificate Nos.	Amount of Equity Interests	Percentage Ownership Interest	Percentage Pledged

Exh. XIII-1	Domestic Pledge Agreement

SCHEDULE V

[FORM OF COUNTERPART]

COUNTERPART (this “Counterpart”), dated _______, is delivered pursuant to Section 16 of the Pledge Agreement referred to below. The undersigned hereby agrees that this Counterpart may be attached to the Domestic Pledge Agreement, dated as of March [__], 2006 (as it may be from time to time amended, modified or supplemented, the “Domestic Pledge Agreement”; capitalized terms used herein not otherwise defined herein shall have the meanings ascribed therein), among Sybron Dental Specialties, Inc. and the other Pledgors named therein, and Credit Suisse, Cayman Islands Branch, as Secured Party. The undersigned, by executing and delivering this Counterpart, hereby becomes a Pledgor under the Pledge Agreement in accordance with Section 16 thereof and agrees to be bound by all of the terms thereof. Without limiting the generality of the foregoing, the items of property described in the schedule attached hereto shall be deemed to be part of the Pledged Equity and shall become part of the Collateral and shall secure all Secured Obligations.

[NAME OF ADDITIONAL PLEDGOR]

By:
Name:
Title:

Exh. XIII-1	Domestic Pledge Agreement

EXHIBIT XIV

[FORM OF NEW LENDER SUPPLEMENT]

NEW LENDER SUPPLEMENT

_____________, 200_

Pursuant to that certain Credit Agreement dated as of March 23, 2006 (as amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definition having the meanings set forth in the Credit Agreement) among Sybron Dental Specialties, Inc., a Delaware corporation (“Company”), Kerr Corporation, a Delaware corporation (“Kerr”), Ormco Corporation, a Delaware corporation (“Ormco”), and Pinnacle Products, Inc., a Wisconsin corporation (“Pinnacle”; each of Company, Kerr, Ormco and Pinnacle are individually referred to herein as a “Domestic Borrower” and collectively, on a joint and several basis, as the “Domestic Borrowers”), Hawe Neos Holding SA, a corporation organized under the laws of Switzerland (“Offshore Borrower”; Offshore Borrower and each of the Domestic Borrowers are each individually referred to herein as a “Borrower” and collectively referred to herein as the “Borrowers”), the financial institutions that are, from time to time, party thereto as lenders (each individually referred to herein as a “Lender” and collectively as “Lenders”), Bank of America, N.A., as syndication agent, The Bank of Tokyo - Mitsubishi UFJ, Ltd., Chicago Branch, Calyon New York Branch and LaSalle Bank National Association, as co-documentation agents, and Credit Suisse, Cayman Islands Branch as administrative agent for Lenders, the undersigned hereby gives notice of the following and makes the following agreements and undertakings pursuant to subsections 2.1A(iv), (v) and (vi) of the Credit Agreement:

(1) The undersigned [NAME OF NEW LENDER] (the “New Lender”) agrees to become a party to the Credit Agreement, to have the rights and perform the obligations of a Lender under the Credit Agreement and any other Loan Documents, and to be bound in all respects as a Lender by the terms of the Credit Agreement and any other Loan Documents.

(2) The New Lender hereby agrees to a [Revolving Loan Commitment][Offshore Revolving Loan Commitment][New Term Loan Commitment] of $___________ (the “New Commitment”).

(3) The New Lender (i) confirms that it has received a copy of the Credit Agreement (including all Exhibits and Schedules thereto), together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this New Lender Supplement (this “Supplement”); (ii) agrees that it has made, independently and without reliance upon Administrative Agent or any other Lender and, based on such documents and information as it shall deem appropriate at the time, shall continue to make, independently and without reliance upon Administrative Agent or any other Lender, its own credit decisions in taking or not taking action under the Credit Agreement; (iii) agrees that neither Administrative

Exh. XIV-1	New Lender Supplement

Agent nor the Syndication Agent nor any other Lender shall have any responsibility with respect to the accuracy or the completeness of any information provided to it; (iv) confirms that it is (x) an Eligible Assignee and (y) not an Affiliate of any Borrower; (v) confirms that it has experience and expertise in the making of loans such as the Loans; (vi) confirms that it has acquired the New Commitment for its own account in the ordinary course of its business and without a view to distribution of the Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of subsection 10.1 of the Credit Agreement, the disposition of the New Commitment or any interests therein shall at all times remain within its exclusive control); (vii) appoints and authorizes Administrative Agent to take such action on its behalf and to exercise such powers under the Credit Agreement as are delegated to Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (viii) represents and warrants that it has full power and authority to enter into this Supplement and to perform its obligations hereunder in accordance with the provisions hereof, that this Supplement has been duly authorized, executed and delivered by it, and that this Supplement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity; (ix) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; (x) specifies as its initial notice address for purposes of subsection 10.10 of the Credit Agreement the addresses set forth beneath its name on the signature page(s) hereof; (xi) confirms that it has delivered to Administrative Agent and Borrowers’ Agent such documents as Administrative Agent shall have deemed appropriate in connection herewith; and (xii) in the event that it is a Non-US Lender (as defined in subsection 2.7B(iii)(a) of the Credit Agreement), confirms that it has delivered to Administrative Agent and Company such forms, certificates or other evidence with respect to income tax withholding matters as it may be required to deliver to Administrative Agent and Borrowers’ Agent pursuant to subsection 2.7B(iii) of the Credit Agreement.

(4) The effective date for this Supplement shall be the date designated by Administrative Agent for the effectiveness of the [increase in the] [new tranche of] [Revolving Loan Commitments] [Offshore Revolving Loan Commitments] [New Term Loan Commitments] pursuant to subsection [2.1A(iv)] [2.1A(v)] [2.1A(vi)] of the Credit Agreement (the “Effective Date”); provided that this Supplement has been fully executed and delivered to Administrative Agent and consented to by Administrative Agent on or prior to such date.

(5) As of the Effective Date, the New Lender shall be a party to the Credit Agreement with a Commitment equal to the New Commitment and, to the extent provided in this Supplement, have the rights and obligations of a Lender thereunder.

(6) From and after the Effective Date, Administrative Agent shall make all payments under the Credit Agreement in respect of the New Commitment and related Loans provided for in this Supplement (including, without limitation, all payments of principal, interest and facility fees with respect thereto) to the New Lender.

(7) This Supplement and the rights and obligations of the parties hereunder shall be governed by, and shall be construed and enforced in accordance with, the internal laws of the State of New York (including, without limitation, Section 5-1401 of the General Obligations Law of the State of New York), without regard to conflicts of law principles.

Exh. XIV-2	New Lender Supplement

(8) This Supplement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same instrument.

NEW LENDER:

[NAME OF NEW LENDER]

By:
Name:
Title:

Notice Address:

This Supplement is hereby consented to by Administrative Agent as of the date set forth above.

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

Notice Address:	11 Madison Avenue, 10th Floor
New York, New York 10010
Attention: Agency Department
Manager
Telecopy: (212) 325-8304

Exh. XIV-3	New Lender Supplement